UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed By a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ENZON PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the Appropriate Box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

685 Route 202/206
Bridgewater, New Jersey 08807
(908) 541-8600

December 21, 2009

To our Stockholders:

You are cordially invited to attend a special meeting of the stockholders of Enzon Pharmaceuticals, Inc. (“Enzon”), which will be held at the Helmsley Park Lane Hotel, 36 Central Park South, New York, NY 10019, on Wednesday, January 27, 2010 at 11:00 a.m. local time. At the special meeting or any postponement, adjournment or delay thereof (the “Special Meeting”), you will be asked to consider and vote upon the following proposals:

1. to approve the sale of our specialty pharmaceuticals business (the “Asset Sale”) pursuant to the Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of November 9, 2009, by and between Klee Pharmaceuticals, Inc., a Delaware corporation, Defiante Farmacêutica, S.A., a company organized under the laws of Portugal, and Sigma-Tau Finanziaria S.p.A., an Italian corporation (solely with respect to certain sections of the Asset Purchase Agreement), on the one hand, and Enzon, on the other hand;

2. to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale if there are insufficient votes to approve the Asset Sale; and

3. to transact such other business as may properly come before the Special Meeting.

After careful consideration, our board of directors has determined that (i) the Asset Sale is advisable and in the best interests of Enzon and its stockholders and (ii) the form, terms and provisions of the Asset Purchase Agreement and the Asset Sale are expedient and for the best interests of Enzon. Our board of directors has approved the Asset Purchase Agreement and recommends that you vote “FOR” the proposal to approve the Asset Sale and “FOR” adjourning the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale if there are insufficient votes to approve the Asset Sale.

Our board of directors considered a number of factors in evaluating the Asset Sale and also consulted with its financial and legal advisors. The attached proxy statement contains a detailed discussion of the background of, and reasons for, the Asset Sale. A copy of the Asset Purchase Agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement carefully and in its entirety. You may also obtain more information about Enzon from documents that we have filed with the Securities and Exchange Commission.

Whether or not you plan to attend the Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with the voting instruction card you will receive from your bank, broker or other nominee.

Your vote is very important, regardless of the number of shares that you own. We cannot consummate the Asset Sale unless the proposal to approve the Asset Sale is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Approval of the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale requires the favorable vote of a majority of the shares of common stock present or represented by proxy at the Special Meeting and entitled to vote thereon. The failure of any stockholder to vote in person by ballot at the Special Meeting or submit a signed proxy card will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale but will not have an effect on the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale but will not have an effect on the adjournment proposal.

On behalf of your board of directors, thank you for your continued support.

Sincerely,

Dr. Alexander J. Denner Chairman

The proxy statement is dated December 21, 2009, and is first being mailed to stockholders on or about December 21, 2009.

685 Route 202/206
Bridgewater, New Jersey 08807
(908) 541-8600

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On Wednesday, January 27, 2010

To our Stockholders:

You are cordially invited to attend a special meeting of the stockholders of Enzon Pharmaceuticals, Inc. (“Enzon”), which will be held at the Helmsley Park Lane Hotel, 36 Central Park South, New York, NY 10019, on Wednesday, January 27, 2010 at 11:00 a.m. local time. At the special meeting or any postponement, adjournment or delay thereof (the “Special Meeting”), you will be asked to consider and vote upon the following proposals:

1. to approve the sale of our specialty pharmaceuticals business (the “Asset Sale”) pursuant to the Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of November 9, 2009, by and between Klee Pharmaceuticals, Inc., a Delaware corporation, Defiante Farmacêutica, S.A., a company organized under the laws of Portugal, and Sigma-Tau Finanziaria S.p.A., an Italian corporation (solely with respect to certain sections of the Asset Purchase Agreement), on the one hand, and Enzon, on the other hand;

2. to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale if there are insufficient votes to approve the Asset Sale; and

3. to transact such other business as may properly come before the Special Meeting.

Our board of directors has specified December 7, 2009 as the record date (the “Record Date”) for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the Special Meeting. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting.

Even if you plan to attend the Special Meeting in person, we request that you sign, date and return the enclosed proxy card in the accompanying reply envelope prior to the Special Meeting to ensure that your shares will be represented at the meeting if you are unable to attend. If you fail to return your proxy card or vote by ballot in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the meeting. If you are a stockholder of record, voting in person by ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain from the record holder a “legal proxy” issued in your name in order to vote in person at the Special Meeting.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the Asset Sale. Approval of the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale requires the favorable vote of a majority of the shares of common stock present or represented by proxy at the Special Meeting and entitled to vote thereon. The failure of any stockholder to submit a signed proxy card or to vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale but will not have an effect on the adjournment proposal.

If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale but will not have an effect on the adjournment proposal.

After careful consideration, our board of directors has determined that (i) the Asset Sale is advisable and in the best interests of Enzon and its stockholders and (ii) the form, terms and provisions of the Asset Purchase Agreement and the Asset Sale are expedient and for the best interests of Enzon.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE ASSET SALE AND “FOR” ADJOURNING THE SPECIAL MEETING TO A LATER DATE, IF NECESSARY OR APPROPRIATE, TO ALLOW FOR THE SOLICITATION OF ADDITIONAL PROXIES IN FAVOR OF THE PROPOSAL TO APPROVE THE ASSET SALE IF THERE ARE INSUFFICIENT VOTES TO APPROVE THE ASSET SALE.

Your vote is important. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the proposal to approve the Asset Sale and “FOR” adjourning the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale. Whether or not you plan to attend the Special Meeting, please sign and date the enclosed proxy card and return it in the accompanying reply envelope. If you attend the Special Meeting, you may revoke your proxy and vote in person by ballot if you wish, even if you have previously returned your proxy card. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with the voting instruction card you will receive from your bank, broker or other nominee. Your prompt cooperation is greatly appreciated.

By Order of the Board of Directors,

Paul S. Davit Corporate Secretary

Bridgewater, New Jersey
December 21, 2009

i

ii

Annex A	Asset Purchase Agreement
Annex B	Opinion of Goldman, Sachs & Co.
Annex C	Opinion of Greenhill & Co., LLC

TRADEMARKS AND COPYRIGHTS

We own or have rights to trademarks, service marks and trade names that we use in conjunction with the operation of our business including, without limitation, the following: Oncaspar®, Adagen®, Abelcet® and DepoCyt®. Each trademark, service mark or trade name of any other company appearing in this proxy statement belongs to its holder.

iii

SUMMARY TERM SHEET

This summary term sheet highlights selected information contained in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to carefully read this proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement in their entirety. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 115. In this proxy statement, references to (i) “Enzon,” “we,” “our” or “us” refer to Enzon Pharmaceuticals, Inc. and its subsidiaries, (ii) “the board” or “the board of directors” refer to the board of directors of Enzon Pharmaceuticals, Inc., (iii) “Sigma-Tau” refer to Sigma-Tau Finanziaria S.p.A. and its subsidiaries and (iv) the “Purchasing Parties” refer to Defiante Farmacêutica, S.A. and Klee Pharmaceuticals, Inc. unless, in each case, otherwise indicated or the context otherwise requires.

The Parties to the Asset Sale (Page 20)

Enzon Pharmaceuticals, Inc.

Enzon is a Delaware corporation dedicated to the development, manufacturing and commercialization of important medicines for patients with cancer and other life-threatening conditions. Enzon operates in three areas: (1) a specialty pharmaceuticals business (“Specialty Pharmaceuticals”) that markets four approved therapeutics, Oncaspar, Adagen, Abelcet and DepoCyt (collectively, the “Products”), and engages in manufacturing for its own products and on a contract basis for third parties; (2) royalty streams (the “Royalties Business”) that we receive on sales of marketed therapeutics that utilize our proprietary PEGylation platform, including from the marketed products PEGINTRON, Macugen and CIMZIA; and (3) a biotechnology research and development operation (the “Biotech Business”) that is focused on developing novel therapeutics for cancer and other life-threatening diseases based on PEGylation and Locked Nucleic Acid (“LNA”) technologies. Our common stock is listed on the NASDAQ Global Market under the symbol “ENZN”.

Sigma-Tau Finanziaria S.p.A.

Sigma-Tau is the holding company for an international pharmaceutical group with a wholly Italian-owned capital that invests in the research, development and marketing of innovative and effective treatments to improve patient well-being and quality of life. Sigma-Tau has its headquarters in Rome, Italy, and subsidiaries in France, Switzerland, Belgium, the Netherlands, Portugal, Germany, the UK, USA and India, as well as in Spain and Sudan where Sigma-Tau operates two production facilities. It has over 2,300 employees and an extensive network of licensees worldwide. Sigma-Tau was founded in Italy in 1957 and achieved a global turnover of € 613 million ($909 million) in 2008.

Defiante Farmacêutica, S.A.

Defiante Farmacêutica, S.A. (“Defiante”) is a Portuguese pharmaceutical company indirectly wholly owned by Sigma-Tau. Defiante is primarily engaged in the commercialization of pharmaceutical drugs in Europe and holds licences to commercialize pharmaceutical drugs in Europe, Africa and Asia, with its main markets in France, Italy, Spain, Austria, Portugal, Germany and Sweden. The total turnover of Defiante in 2008 was €65.2 million. Defiante also invests capital in the research, development and marketing of innovative and effective treatments to improve patient well-being and quality of life, as well as in innovative pharmaceutical companies that carry out investigations and research in pharmaceutical drugs.

Klee Pharmaceuticals, Inc.

Klee Pharmaceuticals, Inc. (“Klee”) is a Delaware company indirectly wholly owned by Sigma-Tau. Klee was formed in connection with the Asset Sale to purchase Enzon’s manufacturing facility in Indianapolis, Indiana, the tangible assets located at that facility and certain other assets relating to Specialty Pharmaceuticals.

The Asset Sale

Pursuant to the terms and conditions of the Asset Purchase Agreement, the Purchasing Parties will acquire substantially all of the assets and specified liabilities of Specialty Pharmaceuticals. Enzon will continue as a public company after the closing of the Asset Sale and will continue to own and operate the Royalties Business and the Biotech Business. The Asset Purchase Agreement is attached as Annex A to this proxy statement. We encourage you to read carefully the Asset Purchase Agreement in its entirety because it is the legal document that governs the Asset Sale.

Initial Consideration to be Received by Enzon (Page 58)

If the Asset Sale is completed, Enzon will receive at the closing of the Asset Sale $300 million in cash, subject to a working capital adjustment as provided in the Asset Purchase Agreement. The initial $300 million purchase price is based on projected working capital levels as of the closing date. The net proceeds of the Asset Sale will vary based on final transaction expenses, taxes payable on the gain on sale and the working capital calculation on the closing date. Estimated after-tax proceeds (excluding any milestone or royalty payments) will be approximately $292 million before any application of the post-closing working capital adjustment.

Milestone and Royalty Payments (Page 58)

Milestone Payments

We will be entitled to receive the following milestone payments from Defiante after the closing of the Asset Sale:

•

$5 million after Defiante receives approval from the U.S. Food and Drug Administration (the “FDA”) to commercialize Oncaspar using a new manufacturing source for the active pharmaceutical ingredient and the current PEGylation linker;

•

$7 million after Defiante receives approval from the FDA to commercialize a reformulated version of Oncaspar using a new manufacturing source for the active pharmaceutical ingredient and a new PEGylation linker; and

•

either (i) $15 million if Defiante receives approval from the European Medicines Agency (the “EMEA”) for the reformulated version of Oncaspar on an accelerated, conditional or expedited basis, or (ii) $10 million if Defiante receives approval from the EMEA for the reformulated version of Oncaspar on a non-accelerated basis.

Royalty Payments

We will be entitled to receive the following royalty payments from Defiante after the closing of the Asset Sale:

•

for the years 2010 through 2014, 5% of the amount by which net receipts in respect of the Products sold in the United States in each such year exceeds the amount of net receipts in respect of the Products sold in the United States in 2009;

•

for the years 2010 and 2011, 10% of the amount by which net receipts in respect of the Products sold outside the United States in each such year exceeds the amount of net receipts in respect of the Products sold outside the United States in 2009; and

•

for the years 2012 through 2014, 5% of the amount by which net receipts in respect of the Products sold outside the United States in each such year exceeds the amount of net receipts in respect of the Products sold outside the United States in 2009.

Although there can be no assurance that we will ultimately receive any of the milestone or royalty payments, we believe that that there is a reasonable likelihood that we will receive such payments.

Use of Net Proceeds from the Asset Sale (Page 44)

We intend to use a portion of the net proceeds from the Asset Sale in connection with the offer to repurchase all of our 4% Convertible Senior Notes due 2013 that we must make as a result of the Asset Sale. The amount of net proceeds used to repurchase the notes could range from as little as $0 to as much as approximately $250 million depending on how many notes are tendered in our repurchase offer. See “The Sale of Specialty Pharmaceuticals (Proposal No. 1)—Repurchase Offer; Adjustment to the Conversion Rate Applicable to Our 4% Convertible Senior Notes.”

On November 9, 2009, in connection with our announcement of the Asset Sale, we stated that our board of directors is evaluating options to return most of the value of the Asset Sale to stockholders. It continues to be the board’s intention to return most of such value to stockholders; however, our board has made no final decisions in this regard. Our board may decide to declare a one-time special dividend or engage in a significant stock repurchase, either through a self-tender offer or open market repurchases. Any net proceeds that we retain will be used for working capital and other general corporate purposes.

Nature of Enzon’s Business Following the Asset Sale (Page 45)

Following the Asset Sale, we will be a biopharmaceutical company dedicated to the discovery and development of important medicines for patients with cancer and other life-threatening conditions. Our drug development pipeline utilizes several cutting-edge technologies, including our PEGylation Customized Linker Technology and LNA technology.

Using our customized PEGylation technology, we designed a PEGylated version of SN38 that offers therapeutic advantages over unmodified SN38, such as increased solubility, higher exposure of the cancer cells and longer apparent half-life. SN38 is the active metabolite of the cancer drug irinotecan. Irinotecan is a chemotherapeutic pro-drug marketed as Camptosar (CPT-11) in the U.S. PEG-SN38 is currently being evaluated in a Phase 2 study for metastatic colorectal cancer patients.

We will also continue to evaluate the eight targets licensed from Santaris Pharma A/S (“Santaris”) utilizing the LNA technology. LNA is a proprietary synthetic analog of RNA which is fixed in the shape adopted by RNA in a helical conformation. When incorporated into an oligonucleotide, the presence of LNA may result in several potential therapeutic advantages. We will continue the development of the HIF-1 alpha, Survivin and six additional antagonists targeting pathways which play a key role in the growth of many cancers.

We will also continue to own the Royalties Business and receive royalty streams on sales of marketed products that utilize our proprietary PEGylation platform. Currently, we are receiving royalties on four marketed products that are successfully utilizing our proprietary PEGylation platform, namely PEGINTRON, Macugen and CIMZIA, with PEGINTRON being the largest source of royalty income.

The Special Meeting (Page 17)

Date, Time and Place. The special meeting will be held at the Helmsley Park Lane Hotel, 36 Central Park South, New York, NY 10019, on Wednesday, January 27, 2010 at 11:00 a.m. local time.

Purpose. You will be asked to consider and vote upon the following proposals:

1. to approve the sale of Specialty Pharmaceuticals pursuant to the Asset Purchase Agreement; and

2. to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale if there are insufficient votes to approve the Asset Sale.

Record Date and Quorum. You are entitled to vote at the Special Meeting if you owned shares of our common stock at the close of business on the Record Date. You will have one vote for each share of our common stock that you owned on the Record Date. As of the Record Date, there were 45,507,716 shares of our common stock issued, outstanding and entitled to vote at the Special Meeting. One-third of the shares of our common stock issued, outstanding and entitled to vote at the Special Meeting constitutes a quorum for the purpose of considering the proposals.

Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the Asset Sale. Approval of the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale requires the favorable vote of a majority of the shares of common stock present or represented by proxy at the Special Meeting and entitled to vote thereon.

Common Stock Ownership of Directors and Executive Officers. As of December 7, 2009, the directors and executive officers of Enzon had, or were deemed to have, beneficial ownership of, in the aggregate, approximately 30.17% of the shares of our common stock entitled to vote at the Special Meeting. Enzon has no reason to believe that its directors and executive officers will not vote all of the shares for which they have, or are deemed to have, beneficial ownership in favor of all of the proposals that stockholders are being asked to approve.

Voting and Proxies. Any stockholder of record entitled to vote at the Special Meeting may submit a proxy by returning the enclosed proxy card by mail or by voting by ballot by appearing in person at the Special Meeting. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with the voting instruction card you will receive from your bank, broker or other nominee. The failure of any stockholder to submit a signed proxy card or to vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale but will not have an effect on the proposal to adjourn the Special Meeting, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale but will not have an effect on the adjournment proposal. Your prompt cooperation is greatly appreciated.

Revocability of Proxy. Any stockholder of record who executes and returns a proxy card may revoke the proxy at any time before it is voted at the Special Meeting in any of the following ways:

•	if you hold your shares in your name as a stockholder of record, by written notice to our Corporate Secretary at 685 Route 202/206, Bridgewater, NJ 08807;

•	by attending the Special Meeting and voting by ballot in person (your attendance at the Special Meeting will not, by itself, revoke your proxy; you must vote by ballot at the meeting); or

•	by submitting a later-dated proxy card.

If you hold your shares in “street name” through a bank, broker or other nominee, you have the right to change or revoke your proxy at any time before it is voted at the Special Meeting by following the directions received from your bank, broker or other nominee to change or revoke those instructions.

Treatment of Stock Options and Stock-Based Awards (Page 45)

The compensation committee of our board of directors has determined that the Asset Sale does not constitute a change in control under our 2001 Incentive Stock Plan. Nevertheless, the compensation committee has exercised its discretion under our 2001 Incentive Stock Plan to accelerate the vesting of all equity-based awards, including stock options, restricted stock and restricted stock units, granted under our 2001 Incentive Stock Plan effective as of the consummation of the Asset Sale, except that the compensation committee determined not to accelerate upon consummation of the Asset Sale the vesting of equity-based awards granted under our 2001 Incentive Stock Plan to our directors and executive officers.

Interests of Enzon’s Directors and Executive Officers in the Asset Sale (Page 45)

Certain of our directors and executive officers may have interests in the Asset Sale that are different from, or in addition to, your interests as a stockholder and that may create potential conflicts of interest. Our board of directors was aware that these interests existed when it approved the Asset Purchase Agreement and the Asset Sale.

Reasons for the Asset Sale; Recommendation of Our Board of Directors (Page 27)

After careful consideration, our board of directors has determined that (i) the Asset Sale is advisable and in the best interests of Enzon and its stockholders and (ii) the form, terms and provisions of the Asset Purchase Agreement and the Asset Sale are expedient and for the best interests of Enzon. Our board of directors has approved the Asset Purchase Agreement and the transactions contemplated by the Asset Purchase Agreement, including the sale of Specialty Pharmaceuticals. For a discussion of the material factors considered by our board in reaching its conclusions, see “The Sale of Specialty Pharmaceuticals (Proposal No. 1)—Reasons for the Asset Sale; Recommendation of Our Board of Directors.” Our board recommends that you vote “FOR” the proposal to approve the Asset Sale and “FOR” adjourning the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale if there are insufficient votes to approve the Asset Sale.

Opinions of Enzon’s Financial Advisors (Page 32)

Opinion of Goldman, Sachs & Co.

Goldman, Sachs & Co. (“Goldman Sachs”) delivered its opinion to the board of directors that, as of November 9, 2009 and based upon and subject to the factors and assumptions set forth therein, the $300 million in cash (the “Cash Consideration”) and any milestone payments and royalty payments (such payments, the “Contingent Payments,” and together with the Cash Consideration, the “Consideration”) to be paid to Enzon for the sale of substantially all of the assets of Specialty Pharmaceuticals and the assumption of certain liabilities and obligations associated with Specialty Pharmaceuticals by the Purchasing Parties pursuant to the Asset Purchase Agreement, was fair from a financial point of view to Enzon. As discussed under “—Initial Consideration to be Received by Enzon” above, the Cash Consideration is subject to adjustment pursuant to the terms of the Asset Purchase Agreement, but Goldman Sachs did not express any opinion as to such adjustment.

The full text of the written opinion of Goldman Sachs, dated November 9, 2009, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the board of directors in connection with its consideration of the Asset Sale. The Goldman Sachs opinion is not a recommendation as to how any stockholder of Enzon should vote with respect to the proposal to approve the Asset Sale or any other matter. Pursuant to an engagement letter between Enzon and Goldman Sachs, Enzon has agreed to pay Goldman Sachs a transaction fee of approximately $3.5 million for its services in connection with the Asset Sale, all of which is contingent upon consummation of the Asset Sale.

Opinion of Greenhill & Co., LLC

Greenhill & Co., LLC (“Greenhill”) delivered its opinion to the board of directors that, as of November 8, 2009 and based on and subject to the qualifications, limitations and assumptions set forth in Greenhill’s opinion, the amount to be paid to Enzon pursuant to the Asset Purchase Agreement was fair, from a financial point of view, to Enzon.

The full text of the written opinion of Greenhill, dated November 8, 2009, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated into this proxy statement by reference. The summary of Greenhill’s opinion included in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Greenhill provided its advisory services and its opinion for the information and assistance of our board of directors in connection with its consideration of the transactions contemplated by the Asset Purchase Agreement. The Greenhill opinion is not a recommendation as to how any stockholder of Enzon should vote with respect to the proposal to approve the Asset Sale or any other matter.

Agreements Related to the Asset Purchase Agreement (Page 46)

In connection with the sale of Specialty Pharmaceuticals, we and Defiante have agreed to enter into a license agreement and transition services agreement. Pursuant to the license agreement, we will license to Defiante certain of our PEGylation patents used in connection with the Products. Pursuant to the transition services agreement, we and Defiante will provide certain services to each other following the closing of the Asset Sale.

Financing for the Asset Sale (Page 47)

Sigma-Tau has stated that it intends to fund the transaction with new credit facilities.

Sigma-Tau has obtained a commitment letter from a well-known European bank to provide up to $300 million in debt financing, consisting of a bridge loan and senior term loan. The commitment letter contains no conditions to the receipt of the financing contemplated thereby other than the absence of a material adverse effect (as such term is defined in the Asset Purchase Agreement) on Specialty Pharmaceuticals. See “The Asset Purchase Agreement—Material Adverse Effect.” Sigma-Tau has entered into a definitive credit agreement with the bank as contemplated by the commitment letter.

Regulatory Approvals (Page 48)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (the “FTC”), the Asset Sale may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (the “DOJ”), and the applicable waiting period has expired or been terminated. The Purchasing Parties and Enzon filed on November 19, 2009 notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ, and the applicable waiting period expires at midnight on December 21, 2009. The Purchasing Parties filed a notification with the Italian Competition Authority on November 25, 2009, and the Asset Sale was cleared by the Italian Competition Authority on December 10, 2009.

Other than applicable antitrust laws, neither we nor the Purchasing Parties are aware of any other regulatory requirements or governmental approvals or actions that may be required to consummate the sale of Specialty Pharmaceuticals, except for compliance with the applicable regulations of the Securities and Exchange Commission (the “SEC”) in connection with this proxy statement.

Maintenance of Existence; Limits on Distributions (Page 64)

We have agreed that until the latest of the license agreement or the transition services agreement is terminated, we will remain in existence and in good standing and will not take any action that could result in our dissolution or liquidation. We have also agreed that until the first anniversary of the closing date of the Asset Sale, we will maintain $45 million in cash or cash equivalents in our bank accounts; however, if six months after closing there is less than $15 million in bona fide unresolved indemnification claims made by the Purchasing Parties, we will only have to maintain $30 million in cash and cash equivalents and if nine months after closing there is less than $10 million in bone fide unresolved indemnification claims made by the Purchasing Parties, we will only have to maintain $15 million in cash and cash equivalents. We will not be required to maintain any amount of cash pursuant to the Asset Purchase Agreement following the first anniversary of the closing.

Non-Competition Agreement (Page 64)

We have agreed that until the fourth anniversary of the closing date of the Asset Sale, we cannot:

•	develop, market or sell:

•	the active pharmaceutical ingredient of any of the Products;

•	any active pharmaceutical ingredient that has the same mechanism of action as any active pharmaceutical ingredient of any of the Products;

•	any finished pharmaceutical product that (i) has the same mechanism of action as any of the Products or (ii) contains an active pharmaceutical ingredient referred to in the prior two bullet points; or

•	any finished pharmaceutical product for the same labeled therapeutic indication(s) as of the closing date as Abelcet or Adagen; or

•	own, manage, operate, invest in or acquire more than 5% of the capital stock or equity, or a significant portion of the assets of, a person or entity that engages in any of the foregoing activities.

These non-competition restrictions will not inhibit a third party from acquiring Enzon so long as Enzon’s assets are not used to compete with Specialty Pharmaceuticals in violation of such non-compete restrictions prior to the fourth anniversary of the closing.

No Solicitation of Other Offers (Page 64)

In connection with the Asset Purchase Agreement, we have agreed not to:

•	solicit, initiate or knowingly facilitate or encourage any competing proposal (see “The Asset Purchase Agreement—No Solicitation of Other Offers” for the definition of competing proposal);

•	participate in any negotiations regarding, or provide any material nonpublic information with respect to, any competing proposal;

•	engage in discussion with respect to any competing proposal;

•	approve or recommend any competing proposal; or

•	enter into any letter of intent or similar agreement providing for any competing proposal.

Notwithstanding these restrictions, we may provide confidential information with respect to Enzon and Specialty Pharmaceuticals to any person or entity who has made an unsolicited, written competing proposal so long as:

•	such competing proposal provides for the acquisition of all or substantially all of Specialty Pharmaceuticals or more than 50% of our common stock; and

•

our board of directors concludes in good faith, after consultation with its financial advisors and outside legal counsel, that such competing proposal constitutes (in the event that our board proposes to approve, recommend or otherwise declare advisable such competing proposal) or is reasonably likely to lead to a superior proposal (see “The Asset Purchase Agreement—No Solicitation of Other Offers” for the definition of superior proposal).

Conditions to the Closing (Page 66)

Conditions to Each Party’s Obligation. Each party’s obligation to effectuate the Asset Sale is subject to the satisfaction or waiver at or prior to the time of the closing of each of the following conditions:

•

no statue, rule or regulation of any governmental entity shall prohibit the closing and no legal proceeding pending by any governmental entity shall seek to, and no order shall be in effect which has the effect of, restraining, materially altering or delaying or prohibiting the transactions contemplated by the Asset Purchase Agreement;

•	all waiting periods under the HSR Act and similar laws shall have expired or been terminated; and

•	holders of a majority of the outstanding shares of our common stock shall have approved the Asset Sale.

Conditions to Obligation of the Purchasing Parties. The obligation of the Purchasing Parties to effectuate the Asset Sale is subject to the satisfaction or waiver at or prior to the time of the closing of each of the following additional conditions:

•

our representations and warranties shall be true and correct unless failure to be true and correct would not have a material adverse effect (see “The Asset Purchase Agreement—Material Adverse Effect” for the definition of material adverse effect);

•	we shall have complied in all material respects with all of our covenants in the Asset Purchase Agreement;

•	no material adverse effect shall have occurred; and

•	the lender (or any alternate lenders or financing sources) shall have made the financing available in full to Sigma-Tau or the Purchasing Parties, as applicable.

Conditions to Obligation of Enzon. Our obligation to effectuate the Asset Sale is subject to the satisfaction or waiver at or prior to the time of the closing of each of the following additional conditions:

•	the Purchasing Parties’ representations and warranties shall be true and correct in all material respects;

•	the Purchasing Parties shall have complied in all material respects with all of their covenants in the Asset Purchase Agreement; and

•	we shall have received the $300 million cash payment, subject to a working capital adjustment as provided in the Asset Purchase Agreement.

Termination of the Asset Purchase Agreement (Page 67)

The Asset Purchase Agreement may be terminated at any time prior to the closing, whether before or after stockholder approval has been obtained:

•	by mutual written consent of Enzon and the Purchasing Parties;

•	by either Enzon or the Purchasing Parties if:

•

the closing shall not have occurred on or before June 30, 2010 (the “Termination Date”), which date will be extended for the duration of any review period in connection with the HSR Act, so long as the failure of the closing to occur by such date was not caused by the terminating party’s material breach of the Asset Purchase Agreement;

•

a governmental entity shall have issued an order permanently restraining, enjoining or prohibiting the transactions contemplated by the Asset Purchase Agreement, so long as the issuance of such order was not primarily due to the terminating party failing to perform any of its obligations under the Asset Purchase Agreement; or

•	the required approval of Enzon’s stockholders shall not have been obtained;

•	by Enzon, if:

•

Sigma-Tau or the Purchasing Parties have breached or failed to perform in any material respect any of their representations, warranties, covenants or agreements in the Asset Purchase Agreement, which breach or failure to perform (i) would result in the failure of the condition(s) related to the accuracy of the Purchasing Parties’ representations and warranties and the performance by the Purchasing Parties of their covenants and (ii) cannot be cured by the Termination Date;

•	it enters into an agreement in respect of a superior proposal; or

•	if the financing has not been made available within 30 days after all of the other conditions to closing have been satisfied; or

•	by the Purchasing Parties, if:

•

Enzon has breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements in the Asset Purchase Agreement, which breach or failure to perform (i) would result in the failure of the condition(s) related to the accuracy of Enzon’s representations and warranties and the performance by Enzon of its covenants and (ii) cannot be cured by the Termination Date; or

•

(i) the board shall have made a change in recommendation, (ii) Enzon or the board shall have approved or entered into an agreement in respect of a superior proposal, (iii) a third party shall have commenced a tender or exchange offer for our common stock prior to our receiving the requisite stockholder vote and the board shall not have recommended against such tender or exchange offer within 10 business days, (iv) Enzon shall have failed to recommend that our stockholders approve the Asset Purchase Agreement or (v) Enzon or the board publicly announces its intent to take any of the foregoing actions.

Termination Fees (Page 68)

We must pay a termination fee of $15 million in cash to Defiante under the following circumstances:

•	if:

•	a competing proposal made after the date of the Asset Purchase Agreement is publicly disclosed and not publicly withdrawn at the time of the Special Meeting;

•

we have terminated the Asset Purchase Agreement because the Termination Date has occurred or we or the Purchasing Parties have terminated the Asset Purchase Agreement because the required stockholder approval has not been obtained; and

•

within one year after the Asset Purchase Agreement is terminated, we enter into an agreement (that is thereafter consummated) with the person making the competing proposal pursuant to which such person would acquire us by merger or business combination, acquire 25% or more of Specialty Pharmaceuticals or acquire 25% or more of our outstanding common stock;

•	if the Asset Purchase Agreement is terminated by the Purchasing Parties because (i) the board shall have changed, qualified, withheld or withdrawn its recommendation that our stockholders adopt the Asset Purchase Agreement, (ii) Enzon or the board shall have approved or entered into an agreement in respect of a superior proposal, (iii) a third party shall have commenced a tender or exchange offer for our common stock prior to our receiving the requisite stockholder vote and the board shall not have recommended against such tender or exchange offer within 10 business days, (iv) Enzon shall have failed to recommend that our stockholders approve the Asset Purchase Agreement or (v) Enzon or the board publicly announces its intent to take any such actions; or

•	if we terminate the Asset Purchase Agreement to enter into an agreement in respect of a superior proposal.

Defiante must pay us a termination fee of $15 million in cash if we terminate the Asset Purchase Agreement because the financing needed by Sigma-Tau or the Purchasing Parties, as applicable, has not been made available within 30 days after all of the other conditions to closing (other than those solely in our favor) have been satisfied.

Indemnification (Page 68)

We, on one hand, and the Purchasing Parties, on the other hand, have agreed to indemnify each other under certain circumstances after the closing of the Asset Sale as more fully described in this proxy statement and the Asset Purchase Agreement.

Accounting Treatment of the Asset Sale (Page 48)

The sale of Specialty Pharmaceuticals is expected to be accounted for in two parts: a sale of assets and a sale of our in-process research and development related to ongoing development work on the Oncaspar and Adagen sourcing programs. The purchase price will be allocated between the net assets and the in-process research and development. At the closing of the Asset Sale, any excess of purchase price received by us, less transaction expenses, over the book value of the assets sold will be recognized as a gain for financial accounting purposes. In subsequent reporting periods, Specialty Pharmaceuticals for current and prior years, including the gain on the sale of the assets, will be presented as a discontinued operation for financial reporting purposes. The portion of the purchase price allocated to in-process research and development will be recognized in earnings from continuing operations as earned in future periods along with related milestone payments, if any. Also to be recognized in continuing operations in future periods will be reimbursement for research and development expenses and a mark-up thereon incurred in support of the Oncaspar and Adagen sourcing programs. Contingent consideration in the form of royalty payments in respect of sales of the Products in the years 2010 through 2014 above defined baseline amounts will be recognized when the contingency is resolved as part of discontinued operations.

Certain Federal Income Tax Consequences of the Asset Sale (Page 49)

The following is a brief summary of the Federal income tax consequences resulting from the Asset Sale. This summary does not address all of the consequences that may arise for Federal income tax purposes and does not address any state, local or foreign tax considerations.

The Asset Sale will be a taxable transaction for Federal income tax purposes. We do not, however, anticipate that we will incur significant tax liabilities as a result of the transaction due to the tax basis we have in the disposed of assets and the availability of net operating loss carryforwards. We anticipate that we will incur a nominal amount of alternative minimum taxes in connection with the Asset Sale.

Potential future receipt of milestone and/or royalty payments will also be taxable events, but the tax consequences of these payments cannot be estimated at this time.

Appraisal Rights in Respect of the Asset Sale (Page 48)

Delaware law does not provide for stockholder appraisal rights in connection with the sale of a company’s assets.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE ASSET SALE

The following questions and answers are intended to address briefly some commonly asked questions regarding the sale of Specialty Pharmaceuticals, the Asset Purchase Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a stockholder of Enzon. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. See “Where You Can Find More Information” beginning on page 115.

Q:	What do I need to do now?
A:

We urge you to carefully read this proxy statement, including its annexes, and to consider how the Asset Sale will affect you. Even if you plan to attend the Special Meeting, if you hold your shares in your own name as the stockholder of record, please vote your shares by signing, dating and returning the enclosed proxy card. You can also attend the Special Meeting and vote by ballot in person. If you hold your shares in “street name,” follow the procedures provided by your bank, broker or other nominee.

Q:	When and where is the Special Meeting?
A:	The Special Meeting will be held at the Helmsley Park Lane Hotel, 36 Central Park South, New York, NY 10019, on Wednesday, January 27, 2010 at 11:00 a.m. local time.
Q:	Who is entitled to vote at the Special Meeting?
A:

Only stockholders of Enzon as of the close of business on the Record Date are entitled to receive notice of the Special Meeting and to vote the shares of our common stock that they held at that time at the Special Meeting. If you hold your shares through a bank, broker or other nominee, you must obtain from the record holder a “legal proxy” issued in your name in order to vote in person at the Special Meeting.

Q:	What am I being asked to vote on at the Special Meeting?
A:	You will be asked to consider and vote upon the following proposals:
	1.	to approve the sale of Specialty Pharmaceuticals to the Purchasing Parties pursuant to the Asset Purchase Agreement;
2.

to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale if there are insufficient votes to approve the Asset Sale.

Q:	How does the board of directors recommend that I vote?
A:

After careful consideration of a variety of factors described in this proxy statement, the board of directors recommends that you vote “FOR” the proposal to approve the Asset Sale and “FOR” adjourning the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale if there are insufficient votes to approve the Asset Sale. You should read “The Sale of Specialty Pharmaceuticals (Proposal No. 1)—Reasons for the Asset Sale; Recommendation of Our Board of Directors” for a discussion of the factors that the board considered in deciding to recommend approval of the sale of Specialty Pharmaceuticals pursuant to the Asset Purchase Agreement.

Q:	Who will buy Specialty Pharmaceuticals and for what price?
A:

If the Asset Sale is approved by our stockholders, the Purchasing Parties, both of which are indirect wholly-owned subsidiaries of Sigma-Tau, will buy Specialty Pharmaceuticals for a purchase price of $300 million in cash, subject to a working capital adjustment pursuant to the terms of the Asset Purchase Agreement, and assume certain liabilities and obligations associated with Specialty Pharmaceuticals. We will also be entitled to receive certain milestone and royalty payments from Defiante in the future. Because this is a sale of assets, the gain on the sale of assets is subject to Federal and state income taxes. However, we do not anticipate that we will incur a significant tax liability due to the tax basis we have in the respective assets and the availability of net operating loss carry forwards. We anticipate that we will incur an immaterial alternative minimum tax liability and state tax liability associated with the Asset Sale. See “The Asset Purchase Agreement—Purchase Price.”
Q:	What assets are being sold by Enzon and what liabilities will be assumed by the Purchasing Parties?
A:

The assets Enzon proposes to sell consist of substantially all of the assets of Specialty Pharmaceuticals, including, among others, the Products, our manufacturing facility in Indianapolis, Indiana, certain intellectual property exclusively related to the Products and all inventory and accounts receivable of Specialty Pharmaceuticals. In addition, the Purchasing Parties will assume certain liabilities of Specialty Pharmaceuticals, including, among others, certain return claims related to the Products and the amount of accrued employee compensation, benefits and other liabilities for those employees of Enzon who are transferred to the Purchasing Parties as part of the Asset Sale.

Q:	What will the net proceeds from the Asset Sale be used for? Will any of the proceeds from the Asset Sale be distributed to me as a stockholder?
A:

We intend to use a portion of the net proceeds from the Asset Sale in connection with the offer to repurchase all of our 4% Convertible Senior Notes due 2013 that we must make as a result of the Asset Sale. The amount of net proceeds used to repurchase the notes could range from as little as $0 to as much as approximately $250 million depending on how many notes are tendered in our repurchase offer. See “The Sale of Specialty Pharmaceuticals (Proposal No. 1)—Repurchase Offer; Adjustment to the Conversion Rate Applicable to Our 4% Convertible Senior Notes.”

 On November 9, 2009, in connection with our announcement of the Asset Sale, we stated that our board of directors is evaluating options to return most of the value of the Asset Sale to stockholders. It continues to be the board’s intention to return most of such value to stockholders; however, our board has made no final decisions in this regard. Our board may decide to declare a one-time special dividend or engage in a significant stock repurchase, either through a self-tender offer or open market repurchases. Any net proceeds that we retain will be used for working capital and other general corporate purposes.

Q:	What will happen if the Asset Sale is not approved by Enzon’s stockholders or is not completed for any other reason?
A:

If the sale of Specialty Pharmaceuticals to the Purchasing Parties is not approved by Enzon’s stockholders, or if the Asset Sale is not completed for any other reason, (i) we may be required to pay a termination fee of $15 million to the Purchasing Parties under certain circumstances, (ii) we may have difficulty recouping the costs incurred in connection with negotiating the Asset Sale, (iii) our relationships with our customers, suppliers and employees may be damaged and our business may be harmed, and (iv) the market price for our common stock may decline.

 If the sale of Specialty Pharmaceuticals to the Purchasing Parties is not completed, we may explore other potential transactions, including a sale of Specialty Pharmaceuticals to another party on such terms as the board of directors may approve. The terms of an alternative transaction may be less favorable to us than the terms of the Asset Sale and there can be no assurance that we will be able to reach agreement with or complete an alternative transaction with another party.

Q:	When is the Asset Sale expected to be completed?
A:

If the sale of Specialty Pharmaceuticals to the Purchasing Parties is approved by our stockholders, we expect to complete the Asset Sale as soon as reasonably practicable after all of the closing conditions in the Asset Purchase Agreement have been satisfied or waived. We currently anticipate that the Asset Sale will be completed in the first quarter of 2010, subject to the satisfaction or waiver of all closing conditions. The exact timing of the completion of the Asset Sale, however, cannot be predicted, although pursuant to the Asset Purchase Agreement it cannot occur before January 1, 2010. See “The Asset Purchase Agreement—Closing” and “The Asset Purchase Agreement—Conditions to the Closing.”

Q:	How will Enzon’s stock options and other equity awards be treated in the Asset Sale?
A:

The compensation committee of our board of directors has determined that the Asset Sale does not constitute a change in control under our 2001 Incentive Stock Plan. Nevertheless, the compensation committee has exercised its discretion under our 2001 Incentive Stock Plan to accelerate the vesting of all equity-based awards, including stock options, restricted stock and restricted stock units, granted under our 2001 Incentive Stock Plan effective as of the consummation of the Asset Sale, except that the compensation committee determined not to accelerate upon consummation of the Asset Sale the vesting of equity-based awards granted under our 2001 Incentive Stock Plan to our directors and executive officers.

Q:	Will Enzon continue to be publicly traded following the Asset Sale? Will it change its name? Will its ticker symbol change?
A:

We will continue to be a publicly traded company whether or not the Asset Sale closes and we will continue to be subject to the rules and regulations of the SEC and the NASDAQ Global Market. Whether or not the Asset Sale is consummated, our name will remain “Enzon Pharmaceuticals, Inc.” and our NASDAQ Global Market ticker symbol will remain “ENZN”.

Q:	What will be the nature of Enzon’s business following completion of the Asset Sale?
A:

Following the Asset Sale, we will be a biopharmaceutical company dedicated to the discovery and development of important medicines for patients with cancer and other life-threatening conditions. Our drug development program utilizes several cutting-edge technologies, including our PEGylation Customized Linker Technology and LNA technology. We will also continue to own the Royalties Business and receive royalty streams on sales of marketed products that utilize our proprietary PEGylation platform.

Q:	Am I entitled to appraisal rights in connection with the Asset Sale?
A:	No. Delaware law does not provide for stockholder appraisal rights in connection with the sale of a company’s assets.
Q:	What vote is required for Enzon’s stockholders to approve the Asset Sale?
A:

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the sale of Specialty Pharmaceuticals to the Purchasing Parties pursuant to the Asset Purchase Agreement. As of the close of business on the Record Date, there were 45,507,716 shares of our common stock issued, outstanding and entitled to vote at the Special Meeting.

Q:

What vote is required for Enzon’s stockholders to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale?

A:

Approval of the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale requires the favorable vote of a majority of the shares of common stock present or represented by proxy at the Special Meeting and entitled to vote thereon.

Q:	What is a quorum?
A:

A quorum of the holders of the outstanding shares of our common stock must be present for the Special Meeting to be held. A quorum is present if the holders of one-third of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Q:	How do I vote?
A:	You may vote:
• by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

• by attending the Special Meeting and voting by ballot in person (your attendance at the Special Meeting will not, by itself, revoke your proxy; you must vote by ballot at the meeting); or
• if you hold your shares in “street name,” by following the procedures on the voting instruction card provided by your bank, broker or other nominee.

If you return your signed and dated proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to approve the Asset Sale and “FOR” adjourning the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale if there are insufficient votes to approve the Asset Sale. The failure of any stockholder to submit a signed proxy card or to vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale but will not have an effect on the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale if there are insufficient votes to approve the Asset Sale. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale but will not have an effect on the adjournment proposal.

Q:	How can I change or revoke my vote?
A:	You have the right to change or revoke your proxy at any time before the vote is taken at the Special Meeting in any of the following ways:
• if you hold your shares in your name as a stockholder of record, by written notice to our Corporate Secretary at 685 Route 202/206, Bridgewater, NJ 08807;
• by attending the Special Meeting and voting by ballot in person (your attendance at the Special Meeting will not, by itself, revoke your proxy; you must vote by ballot at the meeting); or
• by submitting a later-dated proxy card.

If you hold your shares through a bank, broker or other nominee, you have the right to change or revoke your proxy at any time before it is voted at the Special Meeting by following the directions received from your bank, broker or other nominee to change or revoke those instructions.

Q:	If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?
A:

Your bank, broker or other nominee will only be permitted to vote your shares if you instruct your bank, broker or other nominee how to vote. You should follow the procedures on the voting instruction card provided by your bank, broker or other nominee regarding the voting of your shares. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale but will not have an effect on the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale if there are insufficient votes to approve the Asset Sale.

Q:	What do I do if I receive more than one proxy or set of voting instructions?
A:

If you also hold shares directly as a record holder, in “street name” or otherwise through a nominee, you may receive more than one proxy and/or set of voting instructions relating to the Special Meeting.

These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.
Q:	Who will bear the cost of this solicitation?
A:

We will bear the entire cost of our solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our stockholders. The initial solicitation of proxies by mail may be supplemented by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other regular employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.

Q:	Will a proxy solicitor be used?
A:

Yes. We have engaged D.F. King & Co. (“D.F. King”) to assist in the solicitation of proxies for the Special Meeting and we estimate that we will pay D.F. King a fee of approximately $12,500 for such assistance. We have also agreed to reimburse D.F. King for reasonable out-of-pocket expenses incurred in connection with the proxy solicitation and to indemnify D.F. King against certain losses, costs and expenses.

Q:	Who can help answer any other questions that I have?
A:

If you have additional questions about the Asset Sale, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of this proxy statement or the enclosed proxy card, please contact D.F. King, our proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Call Toll Free: (800) 967-4604
Banks and Brokerage Firms Call Collect: (212) 269-5550
enzoninfo@dfking.com

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and, except as required by applicable securities laws, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Asset Purchase Agreement;

•	the effect of the announcement of the Asset Sale on our business relationships (including with employees, customers and suppliers), operating results and business generally;

•	the failure of our stockholders to approve the Asset Sale;

•

the timing (including possible delays) and receipt of regulatory approvals from various governmental authorities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental authorities may deny approvals of the Asset Sale;

•	the failure of Sigma-Tau and/or the Purchasing Parties to obtain the necessary debt financing in connection with the Asset Sale;

•	the failure of the Asset Sale to close for any reason;

•	the outcome of pending or future litigation and governmental proceedings;

•	the amount of the costs, fees, expenses and charges related to the Asset Sale;

•	adverse developments in general business, economic and political conditions or any outbreak or escalation of hostilities on a national, regional or international basis;

•	our failure to comply with regulations and any changes in regulations;

•	the loss of any of our senior management; and

•	increased competitive pressures that may reduce revenues or increase costs.

THE SPECIAL MEETING

Date, Time, and Place

The Special Meeting will be held at the Helmsley Park Lane Hotel, 36 Central Park South, New York, NY 10019, on Wednesday, January 27, 2010 at 11:00 a.m. local time.

Purpose

The purpose of the Special Meeting is for our stockholders to consider and vote upon the following proposals:

1. to approve the sale of Specialty Pharmaceuticals to the Purchasing Parties pursuant to the Asset Purchase Agreement; and

2. to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale if there are insufficient votes to approve the Asset Sale.

A copy of the Asset Purchase Agreement is attached to this proxy statement as Annex A.

Record Date; Stockholders Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of our common stock at the close of business on the Record Date. On the Record Date, there were 45,507,716 shares of our common stock outstanding and entitled to vote at the Special Meeting. Each share of our common stock entitles its holder to one vote on all matters properly coming before the Special Meeting.

Quorum

A quorum of the holders of the outstanding shares of our common stock must be present for the Special Meeting to be held. A quorum is present if the holders of one-third of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions from such beneficial owner are given. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned or postponed to allow for the solicitation of additional proxies.

Vote Required for Approval

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the Asset Sale. Approval of the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale requires the favorable vote of a majority of the shares of common stock present or represented by proxy at the Special Meeting and entitled to vote thereon.

The failure of any stockholder to submit a signed proxy card or to vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale but will not have an effect on the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale if there are insufficient votes to approve the Asset Sale. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale but will not have an effect on the adjournment proposal.

Effects of Abstentions and Broker Non-Votes

For each of the proposals to be considered and voted upon at the Special Meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Shares voted as abstentions will be counted for purposes of determining the presence of a quorum at the Special Meeting but will be treated as unvoted, although present and entitled to vote, for purposes of determining whether a proposal is approved. As a result, votes of “ABSTAIN” will have the same effect as a vote “AGAINST” a proposal.

Under the rules of the New York Stock Exchange, brokers who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the proposal to approve the Asset Sale and the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale if there are insufficient votes to approve the Asset Sale. As a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, which are referred to generally as “broker non-votes.” These “broker non-votes” will be counted for purposes of determining a quorum and will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale but will not have an effect on the adjournment proposal.

If You Plan to Attend the Special Meeting

Attendance at the Special Meeting will be limited to stockholders as of the Record Date. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts or by a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership as of the Record Date. Cameras, recording devices and other electronic devices will not be permitted at the Special Meeting. You may contact our Investor Relations Department by calling (908) 541-8777 or through an e-mail request to investor@enzon.com for directions to the Special Meeting.

Proxies and Revocation

If you submit a proxy by returning a signed proxy card by mail, your shares will be voted at the Special Meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the proposal to approve the Asset Sale and “FOR” adjourning the Special Meeting, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale if there are insufficient votes to approve the Asset Sale and in accordance with the discretion of the persons named on the enclosed proxy card on any other matters properly brought before the Special Meeting for a vote.

If your shares of common stock are held in street name, you will receive instructions from your bank, broker or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker to vote your shares, it has the same effect as a vote “AGAINST” a proposal.

Proxies received at any time before the Special Meeting and not revoked or superseded before being voted will be voted at the meeting. You have the right to change or revoke your proxy at any time before the vote is taken at the Special Meeting in any of the following ways:

•	if you hold your shares in your name as a stockholder of record, by written notice to our Corporate Secretary at 685 Route 202/206, Bridgewater, NJ 08807;

•	by attending the Special Meeting and voting by ballot in person (your attendance at the Special Meeting will not, by itself, revoke your proxy; you must vote by ballot at the meeting); or

•	by submitting a later-dated proxy card.

If you hold your shares in “street name” through a bank, broker or other nominee, you have the right to change or revoke your proxy at any time before it is voted at the Special Meeting by following the directions received from your bank, broker or other nominee to change or revoke those instructions.

Adjournments

Although it is not currently expected, the Special Meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the Special Meeting of the time, date and place of the adjourned meeting.

Whether or not a quorum exists, holders of a majority of the common stock present in person or represented by proxy at the Special Meeting and entitled to vote may adjourn the meeting at any time. Any signed proxies received by us in which no voting instructions are provided on the matter will be voted “FOR” adjourning the Special Meeting, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale if there are insufficient votes to approve the Asset Sale. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

Common Stock Ownership of Directors and Executive Officers

As of December 7, 2009, the directors and executive officers of Enzon had, or were deemed to have, beneficial ownership of, in the aggregate, approximately 30.17% of the shares of our common stock entitled to vote at the Special Meeting. Enzon has no reason to believe that its directors and executive officers will not vote all of the shares for which they have, or are deemed to have, beneficial ownership “FOR” the proposal to approve the Asset Sale and “FOR” adjourning the Special Meeting, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale if there are insufficient votes to approve the Asset Sale.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Enzon on behalf of its board of directors. In addition, we have retained D.F. King to assist in the solicitation. We will pay D.F. King a fee of approximately $12,500 for such assistance. The initial solicitation of proxies by mail may be supplemented by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other regular employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of- pocket expenses. In addition, we will indemnify D.F. King against certain losses, costs and expenses.

Other Matters

We do not know of any other business that will be presented at the Special Meeting. If any other proposal properly comes up for a vote at the Special Meeting in which your proxy has provided discretionary authority, the persons named on the enclosed proxy card will vote your shares in their discretion accordance with their best judgment.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on January 27, 2010

The proxy statement is available at http://investor.enzon.com/proxy.cfm.

Questions and Additional Information

If you have additional questions about the Asset Sale, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of this proxy statement or the enclosed proxy card, please call D.F. King, our proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Call Toll Free: (800) 967-4604
Banks and Brokerage Firms Call Collect: (212) 269-5550
enzoninfo@dfking.com

THE SALE OF SPECIALTY PHARMACEUTICALS (PROPOSAL NO. 1)

The Parties to the Asset Sale

Enzon Pharmaceuticals, Inc.
685 Route 202/206
Bridgewater, NJ 08807
Telephone: (908) 541-8600

Enzon is a Delaware corporation dedicated to the development, manufacturing, and commercialization of important medicines for patients with cancer and other life-threatening conditions. Enzon operates in three areas: (1) a specialty pharmaceuticals business that markets four approved therapeutics, Oncaspar, Adagen, Abelcet and DepoCyt, and engages in manufacturing for its own products and on a contract basis for third parties; (2) royalty streams that we receive on sales of marketed therapeutics that utilize our proprietary PEGylation platform, including from the marketed products PEGINTRON, Macugen and CIMZIA; and (3) a biotechnology research and development operation that is focused on developing novel therapeutics for cancer and other life-threatening diseases based on PEGylation and LNA technologies. Our common stock is listed on the NASDAQ Global Market under the symbol “ENZN”.

Sigma-Tau Finanziaria S.p.A.
Via Sud Africa, 20
00144 Rome
Italy
Telephone: 06-542771

Sigma-Tau is the holding company for an international pharmaceutical group with a wholly Italian-owned capital that invests in the research, development and marketing of innovative and effective treatments to improve patient well-being and quality of life. Sigma-Tau has its headquarters in Rome, Italy, and subsidiaries in France, Switzerland, Belgium, the Netherlands, Portugal, Germany, the UK, USA and India, as well as in Spain and Sudan where Sigma-Tau operates two production facilities. It has over 2,300 employees and an extensive network of licensees worldwide. Sigma-Tau was founded in Italy in 1957 and achieved a global turnover of € 613 million ($909 million) in 2008.

Defiante Farmacêutica, S.A.
Rua da Alfândega, n° 78, 3°
9000-059 Funchal
Portugal
Telephone: 291-214-090

Defiante is a Portuguese pharmaceutical company indirectly wholly owned by Sigma-Tau. Defiante is primarily engaged in the commercialization of pharmaceutical drugs in Europe and holds licences to commercialize pharmaceutical drugs in Europe, Africa and Asia, with its main markets in France, Italy, Spain, Austria, Portugal, Germany and Sweden. The total turnover of Defiante in 2008 was €65.2 million. Defiante also invests capital in the research, development and marketing of innovative and effective treatments to improve patient well-being and quality of life, as well as in innovative pharmaceutical companies that carry out investigations and research in pharmaceutical drugs.

Klee Pharmaceuticals, Inc.
9841 Washingtonian Blvd., Suite 500
Gaithersburg, MD 20878
Telephone: (301) 948-1041

Klee is a Delaware company indirectly wholly owned by Sigma-Tau. Klee was formed in connection with the Asset Sale to purchase Enzon’s manufacturing facility in Indianapolis, Indiana, the tangible assets located at that facility and certain other assets relating to Specialty Pharmaceuticals.

Background of the Asset Sale

Our board of directors evaluates Enzon’s strategic direction and business plans on an ongoing basis, and has considered a variety of strategic alternatives.

On May 7, 2008, we announced that the board of directors had preliminarily approved a plan to spin-off the Biotech Business as a separate publicly traded company (the “Spin-off”).

During May 2008, as Enzon management began preparations for the Spin-off, the board of directors, in consultation with Enzon management and representatives of Goldman Sachs, determined that, because of potentially attractive valuations in the specialty pharmaceuticals sector, it would also be advisable to explore the possibility of the sale of all or a portion of Specialty Pharmaceuticals, including the possible sale of one or more of our marketed products, while at the same time pursuing the Spin-off.

During July and August 2008, representatives of Goldman Sachs, on our behalf, contacted more than 40 third parties about their possible interest in acquiring all or a portion of Specialty Pharmaceuticals and provided many of those parties with certain information about the business. Ultimately, 12 of those third parties provided an indication of interest with respect to an acquisition of all or part of Specialty Pharmaceuticals. Each of the indications of interest was preliminary and non-binding in nature and was subject to significant contingencies, including satisfactory completion of a due diligence review of non-public information about Specialty Pharmaceuticals.

In July 2008, the board of directors met, with representatives of Goldman Sachs and our outside counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), present, to discuss the indications of interest with respect to Specialty Pharmaceuticals received to date. The board concluded that additional non-public information should be provided to the interested parties.

Throughout the summer of 2008, we continued to proceed with the Spin-off, and on July 30, 2008, we caused Evivrus, Inc., a wholly-owned subsidiary of Enzon formed in connection with the Spin-off, to file with the SEC a Registration Statement on Form 10 relating to the Spin-off.

Due to the fact that Goldman Sachs owned a portion of the equity of one of the interested parties, which was not Sigma-Tau, in early August 2008 we engaged Greenhill to serve as our financial advisor together with Goldman Sachs.

On August 8, 2008, the board of directors met, with representatives of Goldman Sachs, Greenhill and Skadden present. Representatives of Goldman Sachs reviewed the sale process and the indications of interest that had been received, certain of which involved the acquisition of only portions of Specialty Pharmaceuticals or were for only one of our marketed products. The board determined that it was primarily interested in the sale of all of Specialty Pharmaceuticals in a single transaction with one buyer (rather than multiple transactions with multiple buyers), as it was the view of the board that a single transaction had the greatest potential to maximize the value of the unique and integrated assets that compose Specialty Pharmaceuticals. Consequently, the board instructed Goldman Sachs to invite seven parties who had submitted indications of interest for all of Specialty Pharmaceuticals to submit revised acquisition proposals and approved the public announcement of the consideration of strategic alternatives for Specialty Pharmaceuticals.

On August 11, 2008, we announced that we were exploring strategic alternatives for Specialty Pharmaceuticals. Also on August 11, we commenced a consent solicitation to amend certain terms of the indenture governing our 4% Convertible Senior Notes due 2013 (the “Consent Solicitation”), to, among other things, clarify Enzon’s obligations in the event of the occurrence of a “fundamental change” under the indenture and to clarify that the sale of Specialty Pharmaceuticals to a third party would constitute a “fundamental change.”

On August 18, 2008, the board of directors met, with representatives of Goldman Sachs present. Representatives of Goldman Sachs provided an update on the sale process, including preliminary discussions with additional parties who contacted Goldman Sachs to express an interest in Specialty Pharmaceuticals following the August 11, 2008 public announcement.

On August 20, 2008, representatives of Goldman Sachs and Greenhill sent the seven parties invited to proceed in the process a letter outlining the procedures for submitting a final bid for the Specialty Pharmaceuticals.

On August 22, 2008, we successfully concluded the Consent Solicitation and, on August 25, 2008, we executed a supplemental indenture with the trustee.

During September 2008, we provided the parties invited into the next phase of the sale process with access to non-public information concerning Enzon generally and Specialty Pharmaceuticals specifically, including management presentations led by Enzon management. On September 5, 2008, we provided the interested parties with a draft asset purchase agreement. During September 2008, certain of the interested parties informed representatives of Goldman Sachs that they had elected to withdraw their indications of interest and would not be proceeding further in the sale process. Throughout September 2008, Enzon management assisted the remaining interested parties with their diligence and engaged in numerous conversations to assist these parties in valuing Specialty Pharmaceuticals.

On September 10, 2008, the board of directors met, with representatives of Goldman Sachs, Greenhill and Skadden present. Enzon management, together with representatives of Goldman Sachs and Greenhill, provided an update on the sale process and the various parties still participating in the sale process. The board directed Enzon management and its legal and financial advisors to continue to proceed with the sale process while at the same time continuing to pursue the Spin-off.

On September 22, 2008, Sigma-Tau submitted a preliminary and non-binding proposal to acquire Specialty Pharmaceuticals subject to, among other things, the receipt of financing sufficient to consummate the acquisition.

On September 24, 2008, an international specialty pharmaceuticals company (“Party A”) submitted a preliminary and non-binding proposal to acquire Specialty Pharmaceuticals for an amount substantially below Sigma-Tau’s proposal and substantially below Party A’s previous indication of interest. Party A’s proposal was subject to, among other things, the receipt of financing sufficient to consummate the acquisition. Party A also provided comments to Enzon’s draft asset purchase agreement.

On September 25, 2008, the board of directors met, with representatives of Goldman Sachs, Greenhill and Skadden present, to discuss, among other matters, the proposals received from Sigma-Tau and Party A. Representatives of Goldman Sachs and Greenhill updated the board on the status of discussions with Sigma-Tau and Party A and presented a preliminary overview of their financial analysis of the proposals received from Sigma-Tau and Party A. The board determined to terminate discussions with Party A due to the low value of its proposal. The board instructed Goldman Sachs and Greenhill to clarify certain aspects of Sigma-Tau’s proposal, including the status of its effort to secure committed financing, and provided direction to Enzon management and Skadden regarding material terms of the asset purchase agreement.

In late September and early October 2008, Skadden and Sigma-Tau’s outside counsel, Orrick, Herrington & Sutcliffe LLP (“Orrick”), negotiated certain provisions of the draft asset purchase agreement.

On October 13, 2008, the board of directors met, with representatives of Goldman Sachs and Greenhill present, to discuss, among other things, the status of the sale process and ongoing discussions with Sigma-Tau. Macroeconomic conditions had materially worsened since mid-September and representatives of Goldman Sachs and Greenhill discussed the likelihood of Sigma-Tau’s obtaining financing commitments necessary to consummate the transaction.

On November 3, 2008, the board of directors met, with representatives of Goldman Sachs, Greenhill and Skadden present, to discuss the status of the sale process. Representatives of Goldman Sachs and Greenhill discussed with the board the status of the financial markets as well as their discussions with Sigma-Tau and advised the board that Sigma-Tau had been unable to obtain financing commitments to acquire Specialty Pharmaceuticals on terms that it found acceptable. It was the view of the board that volatile external markets had negatively impacted our ability to complete a sale of Specialty Pharmaceuticals at that time. On November 5, 2008, we announced that the volatility of the external markets had impacted our ability to sell Specialty Pharmaceuticals at that time, and that we remained open to new opportunities should they arise.

Throughout the process, the board of directors continued to believe that, at the right valuation, a sale of Specialty Pharmaceuticals could make strategic and economic sense for Enzon and allow the company to reposition itself as a biopharmaceutical company. A portion of this desire to reposition Enzon stemmed from the board’s belief that Enzon suffered from a chronic valuation discount. The board believed that investors had difficulty appropriately valuing Specialty Pharmaceuticals and the Biotech Business when combined because they had very different cash flow characteristics, risk profiles and valuation metrics, and appealed to different investor bases. The board was unwilling, however, to continue a public sale process whose prospects for success were uncertain given the continued deterioration in economic conditions and the credit markets. In addition, the board believed that uncertainty over the future of Specialty Pharmaceuticals was beginning to negatively impact the business’ prospects, employees, customers and suppliers.

On December 1, 2008, following a meeting of the board of directors, we announced that we were discontinuing our plan to pursue the Spin-off due to external market conditions.

During the spring of 2009, as macroeconomic conditions began to stabilize, the board of directors began to consider restarting the process to sell Specialty Pharmaceuticals. This consideration was in part a reaction to indications of renewed interest in Specialty Pharmaceuticals from certain parties contacted in 2008. As before, the board’s focus was on achieving a sale of Specialty Pharmaceuticals at a valuation that appropriately reflected the business’ unique assets. The board ultimately authorized Goldman Sachs and Greenhill to seek indications of interest from third parties with respect to an acquisition of all of Specialty Pharmaceuticals.

Beginning in March 2009 and continuing throughout the spring and summer of 2009, representatives of Goldman Sachs and Greenhill, on our behalf, contacted (or were contacted by) more than 20 third parties, including Sigma-Tau, Party A and an internationally recognized private equity sponsor (“Party B”), about their possible interest in acquiring all of Specialty Pharmaceuticals and provided such parties with certain information about the business. Enzon management regularly kept the board of directors apprised of the status of the sale process.

During May 2009, we provided two parties who had expressed interest in Specialty Pharmaceuticals for the first time with access to non-public information concerning Enzon generally and Specialty Pharmaceuticals specifically. One of these parties participated in a management presentation led by Enzon management. Both of these parties subsequently withdrew from the sale process.

In June 2009, Sigma-Tau expressed renewed interest in acquiring Specialty Pharmaceuticals. At Sigma-Tau’s request, we provided a possible financing source for Sigma-Tau with access to non-public information concerning Enzon generally and Specialty Pharmaceuticals specifically for the purposes of allowing such financing source to evaluate Specialty Pharmaceuticals.

In June 2009, at Party A’s request, it participated in a conference call with Enzon management to receive an update on the status of Specialty Pharmaceuticals since the fall of 2008.

During the summer of 2009, Enzon management and representatives of Goldman Sachs and Greenhill had intermittent discussions with Sigma-Tau, Party A and Party B concerning a possible sale of Specialty Pharmaceuticals. At various points throughout the summer, Party A stated that it would soon be providing Enzon with a proposal to acquire all of Specialty Pharmaceuticals. During this period, Sigma-Tau engaged in certain due diligence with respect to Specialty Pharmaceuticals and Enzon management responded to diligence questions from Sigma-Tau.

In August 2009, Enzon management met with Party B, which at the time was a potential financing source for Sigma-Tau. Representatives of Sigma-Tau also attended this meeting.

On September 30, 2009, Sigma-Tau submitted a proposal to acquire Specialty Pharmaceuticals for $300 million in cash.

During the week of October 5, 2009, Jeffrey H. Buchalter, Enzon’s President and Chief Executive Officer, and representatives of Goldman Sachs and Greenhill met in Rome, Italy with

Gregg Lapointe, the Chief Executive Officer of Sigma-Tau’s U.S. subsidiary, and several members of Sigma-Tau’s Italian-based senior management team. During these meetings, our representatives requested Sigma-Tau to enhance the value of its proposal, and Sigma-Tau agreed to increase the total consideration to be paid by means of the milestone and royalty payments. Also at these meetings, Sigma-Tau confirmed that it was in a position to obtain a definitive bank commitment letter and conclude its due diligence and execute a definitive agreement on an expedited basis.

On October 12, 2009, the board of directors met, with representatives of Goldman Sachs, Greenhill and Skadden present, to discuss Sigma-Tau’s proposal. The board considered a variety of factors related to the sale of Specialty Pharmaceuticals, including the valuation offered by Sigma-Tau, the likelihood of achieving the milestone and royalty payments contemplated by its proposal and our prospects both with and without a sale of Specialty Pharmaceuticals. During this discussion, the board reiterated its desire to reposition the company as a biopharmaceutical company. The board authorized Enzon management and its advisors to proceed with negotiations with Sigma-Tau, with the final terms of the transaction to be subject to approval by the board.

During the week of October 12, 2009, Sigma-Tau and its advisors continued their due diligence review of Specialty Pharmaceuticals in a more comprehensive manner, and Orrick provided a revised draft of the partially negotiated asset purchase agreement that had last been furnished to Sigma-Tau and Orrick in late September 2008.

During the week of October 19, 2009, representatives of Enzon, Skadden, Sigma-Tau and Orrick engaged in negotiations, with representatives of Goldman Sachs and Greenhill present, regarding the asset purchase agreement, including, among other things, (i) the financing Sigma-Tau needed to consummate the acquisition, (ii) the conditions to Sigma-Tau’s obligations to consummate the transaction, (iii) the termination fee owed by us to Sigma-Tau if we accepted a superior proposal and the termination fee owed by Sigma-Tau to us in the event that Sigma-Tau were to terminate the asset purchase agreement because it could not obtain financing, and (iv) Sigma-Tau’s request (which was subsequently withdrawn) that we submit the transaction to a stockholder vote even if the board of directors withdrew its recommendation that stockholders vote in favor of the transaction. Also during the week of October 19, Sigma-Tau provided us with drafts of the financing commitment letter from its lender and we, together with our legal advisors, reviewed and commented upon these drafts.

On October 21, 2009, the board of directors met, with representatives of Goldman Sachs, Greenhill and Skadden present, to discuss the status of Sigma-Tau’s proposal and certain provisions of the draft asset purchase agreement.

During the week of October 26, 2009, representatives of Enzon, Skadden, Sigma-Tau and Orrick met, with representatives of Goldman Sachs and Greenhill present, to negotiate the terms of the draft asset purchase agreement. Negotiations continued through November 8, 2009.

Late in the evening of October 29, 2009, representatives of Goldman and Greenhill received a letter from Party B containing an indication of interest to acquire all of our common stock for $10.25 to $10.75 per share. Although Party B’s letter did not contain a specific offer for Specialty Pharmaceuticals, Party B indicated that it valued Specialty Pharmaceuticals at $310 to $320 million. Party B’s proposal was preliminary and non-binding in nature and was subject to significant contingencies, including satisfactory completion of a due diligence review.

On October 30, 2009, the board of directors met, with representatives of Goldman Sachs, Greenhill and Skadden present, to discuss the status of the sale process. At this meeting, the board was provided with an update on negotiations with Sigma-Tau as well as the status of discussions between Goldman Sachs and Greenhill and Party B. At the meeting, the board was provided with a copy of Party B’s letter as well as with written materials prepared by Goldman Sachs, Greenhill and Skadden. Representatives of Skadden discussed with the board its fiduciary duties in connection with any transaction, whether involving Specialty Pharmaceuticals or the entire company. Representatives of Goldman Sachs and Greenhill presented a preliminary overview of their financial analysis of the proposed transaction with Sigma-Tau. The board then discussed the proposed transaction with Sigma-Tau as well as the letter from Party B and the transactions contemplated thereby. The amount of due diligence performed by Party B was discussed, including Party B’s belief that it had meaningful additional due diligence on Specialty Pharmaceuticals left to perform as well as the fact that Party B had performed only limited due diligence on the Royalties Business and the Biotech Business. The board concluded that negotiations with Sigma-Tau should continue but that representatives of Goldman Sachs and Greenhill should immediately advise Party B that, although we were actively involved in advanced discussions with another party about a sale of Specialty Pharmaceuticals, the board would provide Party B with an opportunity to conduct more extensive diligence if Party B was prepared to move forward on an expedited basis. The board instructed Goldman Sachs and Greenhill to advise Party B that the process related to the sale of Specialty Pharmaceuticals had been ongoing for some time but that we would work with Party B to enable it to be in a position to submit a proposal for Specialty Pharmaceuticals with firm financing. The board also instructed Goldman Sachs and Greenhill to advise Party B that the board was considering Party B’s preliminary price indication with respect to an acquisition of the entire company. Finally, the board instructed Goldman Sachs and Greenhill to immediately proceed with financial advisory work related to the Royalties Business and the Biotech Business to enable the board to make an informed decision as to Party B’s indication of interest.

Also on October 30, 2009, representatives of Party A contacted representatives of Greenhill and stated that on November 2 Party A would be submitting a proposal to acquire Specialty Pharmaceuticals. Representatives of Greenhill updated Enzon management about the discussion with Party A.

On October 31, 2009, representatives of Goldman Sachs and Greenhill contacted Party B and advised it of the board’s position with respect to Party B’s letter. As part of this discussion, representatives of Goldman Sachs and Greenhill emphasized the importance to the board of certainty of closing and the board’s expectation that, if Party B was interested in a transaction, it would need to work quickly to finalize its proposal. Representatives of Goldman Sachs and Greenhill also stated that Enzon was willing to provide whatever assistance was necessary to allow Party B to make a firm proposal, but that the sale process for Specialty Pharmaceuticals had been ongoing for some time and Enzon could potentially announce a transaction in one or two weeks. During this discussion, Party B reaffirmed its interest in an acquisition of all of Enzon and its ability to perform diligence and secure necessary financing on an expedited basis, a process that Party B estimated would take approximately three to four weeks.

On November 3, 2009, Party B provided Goldman Sachs and Greenhill with a diligence request list related to the Biotech Business and a set of discussion topics for a follow-up meeting with Enzon management related to Specialty Pharmaceuticals. Party B indicated that once it received the requested information related to the Biotech Business, it could provide us with a firmer indication of Party B’s valuation of all of Enzon, which might allow Party B to increase the valuation range indicated in its October 29 letter. Party B also requested that it meet with Enzon management as soon as possible in order to continue its due diligence. Finally, Party B advised Goldman Sachs and Greenhill that it wanted assurance that if it began its due diligence and valuation work, Enzon would not enter into a transaction with another party before Party B had completed such work. Following these discussions, representatives of Goldman Sachs and Greenhill informed Enzon management of Party B’s requests.

On November 4, 2009, representatives of Goldman Sachs and Greenhill informed Party B that Enzon management would be available for a meeting on the morning of November 5, 2009. Party B declined the opportunity to participate in such a meeting and again stated that it was not willing to proceed with its due diligence and valuation work unless Enzon was willing to agree, for a period of four weeks, not to enter into a transaction with another party in order to permit Party B to complete its diligence and valuation work. At the direction of Enzon, representatives of Goldman Sachs and Greenhill informed Party B that Enzon was not prepared to make such an agreement. Representatives of Goldman Sachs and Greenhill continued to encourage Party B to proceed with its due diligence and valuation work as expeditiously as possible, and informed Party B that the board of directors had not made a final determination to pursue a transaction with another party. Party B advised representatives of Goldman Sachs and Greenhill that without a commitment from Enzon not to enter into a transaction with another party while Party B completed its due diligence and valuation work, Party B would not be willing to actively pursue a transaction with Enzon.

Also on November 4, 2009, Sigma-Tau informed us that it was in receipt of all necessary approvals from its lender and that the financing commitment letter would be executed once Sigma-Tau had final approval of the transaction from its board.

On November 5, 2009, Greenhill received a letter from Party A stating that Party A was proposing to acquire Specialty Pharmaceuticals for $300 million in cash plus a $25 million promissory note. Party A’s proposal was preliminary and non-binding in nature and was subject to significant contingencies, including satisfactory completion of due diligence, receipt of approval from Party A’s shareholders and receipt of financing. In its letter, Party A stated that it anticipated a three-week due diligence process and requested that we either agree to negotiate exclusively with Party A during this period or agree to reimburse up to $800,000 in expenses incurred by Party A during its due diligence review if we were to enter into a definitive agreement with another party during this period or if, at the end of this period, Party A were to confirm its proposal but we declined to accept it. Although Party A included signed commitment letters from some (but not all) of its financing sources with its letter, each of these commitment letters was subject to satisfactory completion of due diligence and certain additional internal approvals.

On November 6, 2009, the board of directors (with two directors absent) met, with representatives of Goldman Sachs, Greenhill and Skadden present, to discuss the proposals from Sigma-Tau, Party A and Party B. Prior to the meeting, the board was provided with a copy of the letter from Party A and written materials prepared by Goldman Sachs, Greenhill and Skadden. Representatives of Skadden began the meeting by again reviewing the board’s fiduciary duties. Next, representatives of Goldman Sachs and Greenhill presented an overview of their respective preliminary financial analyses of the proposals with respect to Specialty Pharmaceuticals received from Sigma-Tau, Party A and Party B. Representatives of Goldman Sachs and Greenhill also provided the board with a financial analysis concerning the Royalties Business and the Biotech Business. Based on these analyses and the board of directors’ familiarity with our business and prospects and taking into account the uncertainties presented by Party B’s proposal, the board concluded that Party B’s indication of interest for the entire company did not provide adequate value when compared to the value and certainty of closing of Sigma- Tau’s proposal. The board then discussed the proposed transaction with respect to Specialty Pharmaceuticals with Sigma-Tau as well as the transactions contemplated by the letters received from Party A and Party B. Among other things, the board discussed the advanced nature of negotiations with Sigma-Tau and the significant contingencies, including the due diligence processes, contained in the proposals from Party A and Party B. Enzon management and representatives of Goldman Sachs, Greenhill and Skadden advised the board that they did not believe that Sigma-Tau would accept a delay of several weeks in the sale process while Party A and Party B conducted due diligence, and that if we were to request such a delay there was a substantial risk that Sigma-Tau would terminate discussions and withdraw its proposal. The board also discussed Sigma-Tau’s financing commitment letter and was informed by representatives of Goldman Sachs and Greenhill that Sigma-Tau had communicated that it was in receipt of all necessary approvals with respect to such commitment letter and that execution of the commitment letter was subject only to final approval of the transaction by Sigma-Tau’s board. The board discussed the financing required by both Party A and Party B, including the fact that Party A had experienced difficulties in securing necessary financing in the past (including in connection with its proposal to acquire Specialty Pharmaceuticals in 2008) and Party B had engaged in early-stage discussions with one potential financing source. The board discussed with representatives of Skadden the potential antitrust risk associated with Party A’s proposal, as Party A owns a product that competes with one of Enzon’s marketed products. Finally, the board discussed the advanced stage of contract negotiations with Sigma-Tau (which negotiations were substantially complete) and the time expected to be required to commence and complete negotiations with Party A and Party B. At this meeting, Mr. Buchalter provided Enzon management’s view of the proposed transaction, noting that management believed the transaction provided Enzon with the opportunity to monetize Specialty Pharmaceuticals at an attractive valuation in a deal with limited conditionality and would transform Enzon into a biopharmaceutical company. At the conclusion of this discussion, it was the view of the board that negotiations with Sigma-Tau should continue, as Sigma-Tau’s proposal provided us with the greatest certainty of closing and was at an attractive valuation. Representatives of Skadden then reviewed with the board the key terms and conditions of the draft asset purchase agreement.

On November 7 and 8, 2009, representatives of Enzon, Skadden, Sigma-Tau and Orrick negotiated the final terms of the asset purchase agreement, and completed negotiations of the various other transaction documents, including the disclosure schedules, transition services agreement and license agreement.

On November 8, 2009, a special meeting of the board of directors was held for the purpose of considering approval of the transaction with Sigma-Tau. Representatives of Goldman Sachs, Greenhill and Skadden were present and discussed the transaction. Prior to the meeting, the board was provided with the latest draft of the asset purchase agreement and updated materials from Greenhill. During the meeting, representatives of Skadden again discussed the Board’s fiduciary duties in connection with the proposed transaction with Sigma-Tau and reviewed key aspects of the process that we had engaged in to evaluate the advisability of selling Specialty Pharmaceuticals. Representatives of Goldman Sachs and Greenhill presented for the board’s consideration their respective financial analyses of the proposed transaction. Following these presentations, Goldman Sachs presented its oral fairness opinion to the board, that, as of that date and based upon and subject to the factors and assumptions set forth therein, the Consideration to be paid to Enzon for the sale of substantially all of the assets of the Specialty Pharmaceuticals and the assumption of certain liabilities and obligations associated with Specialty Pharmaceuticals by the Purchasing Parties pursuant to the Asset Purchase Agreement, was fair from a financial point of view to Enzon, which opinion was subsequently confirmed in writing. Following the presentation of the Goldman Sachs opinion, Greenhill presented its oral fairness opinion to the board that, as of that date and based on and subject to the qualifications, limitations and assumptions set forth in Greenhill’s opinion, the amount to be paid to Enzon pursuant to the Asset Purchase Agreement was fair, from a financial point of view, to Enzon, which opinion was subsequently confirmed in writing. A description of each of these opinions appears under “—Opinion of Enzon’s Financial Advisors.” Following this presentation, the board discussed, among other things, the merits of the proposed transaction with Sigma-Tau as compared to Specialty Pharmaceutical’s prospects if it remained a part of Enzon and the risks and uncertainties associated therewith. At this meeting, Mr. Buchalter reiterated Enzon management’s view that the proposed transaction provided Enzon with the opportunity to monetize Specialty Pharmaceuticals at an attractive valuation in a deal with limited conditionality and would transform Enzon into a biopharmaceutical company. Following the discussion, the board unanimously (with one director absent) determined that proceeding with the proposed transaction with Sigma-Tau was in the best interests of Enzon and its stockholders and that the form, terms and provisions of the asset purchase agreement and the transactions contemplated thereby were expedient and in the best interests of Enzon. Thereafter, the board also adopted the Asset Purchase Agreement, approved the transactions contemplated by the Asset Purchase Agreement and resolved to recommend that Enzon’s stockholders approve the Asset Purchase Agreement.

Later in the evening of November 8, 2009, the Asset Purchase Agreement, the disclosure schedules and the other transaction documents were finalized. Following final approval by the Sigma-Tau board, a signed copy of the commitment letter was provided to Enzon, the Asset Purchase Agreement was executed and the transaction was announced by press release on the morning of November 9, 2009 prior to the opening of trading of Enzon’s common stock.

Reasons for the Asset Sale; Recommendation of Our Board of Directors

The board of directors, acting with the advice and assistance of its legal advisors, evaluated the Asset Purchase Agreement and, acting with the advice and assistance of its legal and financial advisors, evaluated the consideration negotiated with Sigma-Tau and its representatives. After careful consideration, the board determined that (i) the Asset Sale is advisable and in the best interests of Enzon and its stockholders and (ii) the form, terms and provisions of the Asset Purchase Agreement and the Asset Sale are expedient and for the best interests of Enzon. At a special meeting of the board held on November 8, 2009, the board resolved to adopt and approve the Asset Purchase

Agreement and the transactions contemplated thereby, and to recommend to our stockholders that they vote for the approval of the Asset Purchase Agreement.

In the course of reaching its recommendation, the board of directors consulted with Enzon management and its financial and legal advisors and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the Asset Sale. The board believed that, taken as a whole, the following factors supported its decision to approve the Asset Sale:

•

Strategic Review Process. The board of directors considered the vigorous process (which began approximately 18 months earlier) through which Enzon had explored strategic alternatives for Specialty Pharmaceuticals. In this regard, the board noted the efforts undertaken by Enzon in connection with the Spin-off and the decision to consider strategic alternatives for Specialty Pharmaceuticals, which involved issuing a press release in August 2008 announcing that we were exploring strategic alternatives for Specialty Pharmaceuticals and, during 2008, Goldman Sachs and Greenhill subsequently contacting (or being contacted by) more than 40 parties, entering into confidentiality agreements with 20 parties and receiving 12 indications of interest to acquire all or part of Specialty Pharmaceuticals. In 2009, when we re-started the process of considering strategic alternatives for Specialty Pharmaceuticals, Goldman Sachs and Greenhill contacted (or were contacted by) more than 20 parties, entered into confidentiality agreements with 10 parties and received indications of interest from five parties.

•

Uncertainties With Respect to Other Proposals. The board of directors considered the uncertainties in connection with pursuing a transaction with either Party A or Party B as opposed to Sigma-Tau. In particular, the board considered the advanced stage of negotiations with Sigma-Tau in relation to the significant due diligence that both Party A and Party B would need to perform, which diligence was estimated to take three to four weeks. With respect to Party A, the board considered the potential for substantive antitrust concerns (and the possible resulting delay of closing a transaction) in connection with an acquisition of Specialty Pharmaceuticals by Party A, as well as prior difficulties Party A had experienced in securing adequate financing to proceed with a transaction. The board also considered the significant pre-conditions (as discussed under “—Background of the Asset Sale”) that both Party A and Party B had placed on their willingness to proceed with their due diligence review. In the judgment of the board, continuing the sale process by entering into negotiations with any other parties, including Party A or Party B, was likely to place in jeopardy the proposal received from Sigma-Tau.

•

Consideration. The board of directors considered a variety of valuation methodologies for Specialty Pharmaceuticals. The board also noted the fact that the consideration was all cash, which provides certainty of value to Enzon. In addition, the board considered the milestone and royalty payments by Sigma-Tau and the likelihood of obtaining such payments, which provided Enzon with an opportunity to share in a portion of the future upside and performance of Specialty Pharmaceuticals. The board concluded, based upon all of the factors described in this proxy statement, that the transaction with Sigma-Tau was the best reasonably attainable alternative for Enzon with respect to a sale of Specialty Pharmaceuticals.

•

Risks Related to Other Alternatives for Specialty Pharmaceuticals. The board of directors considered its familiarity with Enzon’s business, financial condition, results of operations, intellectual property, marketing prowess, management and competitive position and prospects, as well as current industry, economic and stock and credit market conditions. The board also considered certain strategic alternatives to the Asset Sale, including the Spin-off, as well as the possibility of not engaging in a transaction at all. In that regard, the board considered our long- and short-term strategic plan and initiatives, including our efforts to enhance the overall performance of Specialty Pharmaceuticals through comprehensive lifecycle management for the Products and the continued development of our contract manufacturing business as a means of further leveraging our manufacturing expertise and improving our overall profit margins. The board also considered the benefits and potential risks, including execution risks, of pursuing other strategic alternatives available to Enzon.

•

Ability to Consider Alternative Transactions and to Terminate the Asset Purchase Agreement. The board of directors noted that, although the Asset Purchase Agreement contains customary provisions prohibiting us from soliciting an alternate transaction for Specialty Pharmaceuticals from a third party or entering into negotiations or discussions regarding a “competing proposal,” if the board determines in good faith (after consultation with its financial and legal advisors) that such competing proposal would involve a transaction more favorable for Enzon or its stockholders from a financial point of view, the board is permitted to terminate the Asset Purchase Agreement and accept the superior acquisition proposal (subject to the payment of the termination fee discussed below).

•

Ability to Change Recommendation to Stockholders. The board of directors noted that the Asset Purchase Agreement maintains the board’s ability to change, qualify, withhold or withdraw its recommendation to Enzon’s stockholders if, upon the advice of its financial and legal advisors, it determines that a failure to do so would be reasonably likely to be inconsistent with the board’s fiduciary duties to Enzon’s stockholders. The board also noted that the exercise of this right would give the Purchasing Parties the right to terminate the Asset Purchase Agreement and require us to pay a termination fee to Defiante.

•

Termination Fee. The board of directors considered the $15 million termination fee to be paid to Defiante if the Asset Purchase Agreement is terminated under certain circumstances specified in the Asset Purchase Agreement. The board was informed by its legal advisors of the customary nature of a termination fee in transactions similar to the sale of Specialty Pharmaceuticals. The board noted that no expenses were separately payable by Enzon in connection with the payment of the termination fee. The board also noted that in the context of the entire company, the termination fee, as a percentage of our equity value, was well within the range reflected in similar transactions. Accordingly, the board believed that a termination fee of this size for the Asset Sale would not, in and of itself, unduly deter a third party from making a superior proposal or inhibit the board from evaluating, negotiating, and, if appropriate, terminating the Asset Purchase Agreement and approving a superior proposal.

•

Remedies Available to Enzon. The board of directors noted that if, within 30 calendar days following the satisfaction or waiver of the closing conditions jointly applicable to Enzon and the Purchasing Parties and the closing conditions applicable to the Purchasing Parties, the Purchasing Parties have not received sufficient financing to consummate the transaction, Enzon would be permitted to terminate the Asset Purchase Agreement and receive the reverse termination fee discussed below. The board also noted that we could terminate the Asset Purchase Agreement if Sigma-Tau or either of the Purchasing Parties were to breach or fail to perform any of the representations, warranties, covenants or other agreements contained in the Asset Purchase Agreement, including the obligation of Sigma-Tau to use commercially reasonable efforts to maintain in effect the financing commitment letter and negotiate and execute definitive loan documentation and the obligation of the Purchasing Parties to use commercially reasonable efforts to obtain alternative financing on customary and commercially reasonable terms, if necessary. In connection with a termination by us as a result of a failure of Sigma-Tau to obtain the financing, the board noted that we would have various rights, including the right to collect the reverse termination fee from Defiante (discussed below).

•

Reverse Termination Fee. The board of directors considered the $15 million reverse termination fee to be paid by Defiante if, under certain circumstances, we terminated the Asset Purchase Agreement because Sigma-Tau or the Purchasing Parties, as applicable, were unable to obtain financing to consummate the transaction. The board noted that this fee was likely to provide Sigma-Tau and the Purchasing Parties with a significant incentive to obtain financing and consummate the transaction.

•

Terms of the Asset Purchase Agreement. The board of directors considered the terms and conditions of the Asset Purchase Agreement, including the limited number and nature of the conditions to the Purchasing Parties’ obligation to consummate the transaction and the likelihood that those conditions would be satisfied.

•

Likelihood of Consummation. The board of directors considered the likelihood that the sale of Specialty Pharmaceuticals will be completed, including its belief that there would not be significant antitrust or other regulatory impediments to the transaction. The board noted that the receipt of third party consents, other than the required antitrust approvals, was not a condition to the completion of the transaction. The board also considered the fact that Sigma-Tau and the Purchasing Parties did not need to obtain stockholder approval for the transaction.

•

Financing by Sigma-Tau. The board of directors noted that Sigma-Tau had received a financing commitment letter, the only condition to which was the absence of a material adverse effect (as defined in the Asset Purchase Agreement) on Specialty Pharmaceuticals. The board was advised by its financial and legal advisors that the commitment letter contained only one condition to funding and accordingly was very favorable to us. The board noted that Sigma-Tau’s lender was a well-known European bank with a significant, long-term relationship with Sigma-Tau. The board also noted that, although the transaction was subject to the receipt of financing by Sigma-Tau or the Purchasing Parties, as applicable, Sigma-Tau had agreed to provide a guarantee, on customary terms and conditions, of the Purchasing Parties’ obligations in connection with any replacement financing necessary to consummate the acquisition. Finally, the board noted that if the commitment letter was to be terminated, the Purchasing Parties were contractually obligated to use commercially reasonable efforts to obtain alternative financing on customary and commercially reasonable terms.

•

Stockholder Vote. The board of directors considered the fact that the consummation of the transaction would require the affirmative vote of the holders of a majority of the outstanding shares of Enzon’s common stock, thus giving Enzon’s stockholders a meaningful opportunity to approve or disapprove the transaction.

•

Stockholder Support for Transaction. The board of directors noted that two of our major stockholders, both of which are highly sophisticated investors, had representatives on the board and such representatives were supportive of the transaction. The board believed that this support was likely to be shared by other stockholders.

•

Identity of Sigma-Tau. The board of directors considered the fact that Sigma-Tau is an Italian pharmaceutical company with global turnover of € 613 million ($909 million) in 2008 that invests in the research, development and marketing of innovative and effective treatments to improve patient well- being and quality of life. The board noted that Sigma-Tau had done an extensive due diligence review of Specialty Pharmaceuticals and accordingly was very familiar with the business.

•

Ability to Return Cash to Stockholders. The board of directors considered the fact that a sale of Specialty Pharmaceuticals would likely result in Enzon having excess cash after completion of the transaction, thereby allowing Enzon to return a significant portion of the proceeds to our stockholders, subject to Enzon’s obligation to offer to repurchase its 4% Convertible Senior Notes due 2013 upon completion of the Asset Sale.

•

Transformation of Enzon. The board of directors noted that consummation of the Asset Sale would transform Enzon primarily into a biopharmaceutical company. The board considered that by selling Specialty Pharmaceuticals, Enzon management would be able to focus solely on Enzon’s novel product candidates and drug development program and pipeline. The board also noted that investors had difficulty appropriately valuing Specialty Pharmaceuticals and the Biotech Business when combined because they had very different cash flow characteristics, risk profiles and valuation metrics, and appealed to different investor bases. The board believed that this difficulty had accounted for at least some of the valuation discount that had been attributed to Enzon in the past.

•

Opinion of Enzon’s Financial Advisors. The board of directors considered the financial analyses presented by Goldman Sachs and Goldman Sachs’ oral fairness opinion that was presented to the board that, as of the date given and based upon and subject to the factors and assumptions set forth therein, the Consideration to be paid to Enzon for the sale of substantially all of the assets of the Specialty Pharmaceuticals and the assumption of certain liabilities and obligations associated with Specialty Pharmaceuticals by the Purchasing Parties pursuant to the Asset Purchase Agreement, was fair from a financial point of view to Enzon, which opinion was subsequently confirmed in writing. The board also considered the financial analyses of Greenhill and Greenhill’s oral fairness opinion that, as of the date given and based on and subject to the qualifications, limitations and assumptions set forth in therein, the amount to be paid to Enzon pursuant to the Asset Purchase Agreement was fair, from a financial point of view, to Enzon, which opinion was subsequently confirmed in writing. See “—Opinion of Enzon’s Financial Advisors.” The full text of Goldman Sachs’ and Greenhill’s opinion, which set forth the assumptions made, matters considered and limitations of the review undertaken by each of Goldman Sachs and Greenhill, is attached as Annex B and Annex C, respectively, to this proxy statement and is incorporated herein by reference. You are urged to, and should, read the opinions of Goldman Sachs and Greenhill carefully.

The board of directors also considered a variety of risks and other potentially negative factors relating to the transaction, including the following:

•

Future Growth and Risk Profile. The board of directors considered the fact that if the transaction is consummated, except with respect to the milestone and royalty payments by Defiante, Enzon and its stockholders will no longer participate in the future growth of Specialty Pharmaceuticals, including any growth as a result of efforts already undertaken by Enzon related to lifecycle management for the Products and the continued development of Enzon’s contract manufacturing business. The board believed that a sale of Specialty Pharmaceuticals provided certain value for Enzon and that the milestone and royalty payments allowed Enzon to participate in some of the growth of Specialty Pharmaceuticals in the coming years. The board recognized that the sale of Specialty Pharmaceuticals would largely eliminate certain more predictable cash flows that we had traditionally received from Specialty Pharmaceuticals and, as a result, the risk/reward profile of Enzon following the transaction would be changed accordingly.

•

Risk of Non-Completion. The board of directors considered the risk that the transaction might not be completed and the effect of the resulting public announcement of termination of the Asset Purchase Agreement on:

•

The market price of Enzon’s common stock. In that regard, the market price could be affected by many factors, including (i) the reason or reasons why the Asset Purchase Agreement was terminated and whether such termination resulted from factors adversely affecting Enzon or Specialty Pharmaceuticals and (ii) the possibility that, as a result of the termination of the Asset Purchase Agreement, the marketplace would consider Specialty Pharmaceuticals to be an unattractive acquisition candidate; and

•	Enzon’s ability to attract and retain key personnel.

•

Transaction Subject to Receipt of Financing. The board of directors considered the condition to the Asset Purchase Agreement that Sigma-Tau or the Purchasing Parties, as applicable, receive sufficient financing to consummate the transaction. The board noted the limited conditions contained in the financing commitment letter. The board believed that the reverse termination fee potentially payable by Defiante if Sigma-Tau or the Purchasing Parties, as applicable, were unable to obtain sufficient financing, as well as the possibility that we could terminate the agreement and sue for damages if we believed that the Purchasing Parties had not used commercially reasonable efforts to obtain replacement financing, provided significant assurances that Sigma-Tau and the Purchasing Parties, as applicable, would comply with their obligation to secure necessary financing.

•

Possible Payment of Termination Fee. The board of directors considered the termination fee that would be payable by us to Defiante if the Asset Purchase Agreement was to be terminated in certain circumstances. The board believed that the termination fee was customary and reasonable and would not unduly preclude a third party from making a superior proposal.

•

Possible Disruption of the Business. The board considered the possible disruption to our and Specialty Pharmaceuticals’ business that might result from the announcement of the transaction and the resulting distraction of the attention of Enzon management and employees. The board also considered the fact that the Asset Purchase Agreement contains certain limitations regarding the operation of Specialty Pharmaceuticals during the period between the signing of the Asset Purchase Agreement and the completion of the transaction. See “The Asset Purchase Agreement—Conduct of the Business Prior to Closing.” The board believed that such limitations were customary for transactions similar to the Asset Sale and appropriately tailored to the specific requirements of the operation of Specialty Pharmaceuticals.

•

Non-Competition Restrictions. The board of directors considered the non-competition obligation that would be imposed on Enzon as a result of the transaction. See “The Asset Purchase Agreement—Non-Compete and No Solicitation.” Based on the status of our development pipeline and the fact that the obligations were only minimally restrictive of our activities with respect to oncology, the board did not believe that these obligations would materially interfere with the growth and development of the Biotech Business.

•

Indemnification Obligations. The board of directors was aware that the Asset Purchase Agreement placed certain indemnification obligations on Enzon relating to Specialty Pharmaceuticals. The board considered the customary nature of such indemnification obligations in an asset sale and the risk of liability to the Purchasing Parties following the closing.

•

Transaction Consideration Taxable. The board of directors considered that the cash consideration to be received by us would be taxable. In that regard, the board noted that we had the opportunity to shield all of the gains from the Asset Sale through our existing net operating losses.

•

Acceleration of Equity Awards. The board of directors was aware that consummation of the Asset Sale could result in the acceleration of vesting of equity awards, such as stock options, restricted stock and restricted stock units, under Enzon’s 2001 Incentive Stock Plan and the retention value of such awards would be eliminated as a result of any such acceleration of vesting.

In addition, the board of directors was aware of and considered the interests that certain of our directors and executive officers may have with respect to the Asset Sale that differ from, or are in addition to, their interests as stockholders of the Enzon, as described in “—Interests of the Enzon’s Directors and Executive Officers in the Asset Sale.”

The foregoing discussion summarizes the material factors considered by the board of directors in its consideration of the Asset Sale. In view of the wide variety of factors considered by the board, and the complexity of these matters, the board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board may have assigned different weights to various factors. The board approved the Asset Purchase Agreement and the transactions contemplated thereby and recommended the adoption of the Asset Purchase Agreement based upon the totality of the information presented to and considered by it.

Our board of directors recommends that you vote “FOR” the proposal to approve the Asset Sale and “FOR” adjourning or postponing the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale if there are insufficient votes to approve the Asset Sale at the time of the Special Meeting.

Opinions of Enzon’s Financial Advisors

Opinion of Goldman Sachs

Goldman Sachs delivered its opinion to the board of directors that, as of November 9, 2009 and based upon and subject to the factors and assumptions set forth therein, the Consideration to be paid to Enzon for the sale of substantially all of the assets of Specialty Pharmaceuticals and the assumption of certain liabilities and obligations associated with Specialty Pharmaceuticals pursuant to the Asset Purchase Agreement, all as more fully described in the Asset Purchase Agreement, was fair from a financial point of view to Enzon. The Cash Consideration is subject to adjustment pursuant to the terms of the Asset Purchase Agreement, but Goldman Sachs did not express any opinion as to such adjustments.

The full text of the written opinion of Goldman Sachs, dated November 9, 2009, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the board of directors in connection with its consideration of the Asset Sale. The Goldman Sachs opinion is not a recommendation as to how any stockholder of Enzon should vote with respect to the proposal to approve the Asset Sale or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Asset Purchase Agreement;

•	annual reports to stockholders and Annual Reports on Form 10 K of Enzon for the five fiscal years ended December 31, 2008;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Enzon;

•	certain unaudited financials of Specialty Pharmaceuticals for the last four fiscal years ended December 31, 2008

•	certain quarterly interim unaudited financials of Specialty Pharmaceuticals;

•	certain other communications from Enzon to its stockholders;

•	certain publicly available research analyst reports for Enzon;

•	certain internal financial analyses and forecasts for Enzon prepared by its management; and

•

certain internal financial analyses and forecasts for Specialty Pharmaceuticals and certain probabilities assigned to the likelihood that certain of the milestone payments will be made, in each case, as prepared by Enzon management, which were approved for Goldman Sachs’ use by Enzon (the “Forecasts”).

Goldman Sachs also held discussions with members of the senior management of Enzon regarding their assessment of the strategic rationale for, and the potential benefits of, the Asset Sale and the past and current business operations, financial condition and future prospects of Enzon and Specialty Pharmaceuticals. In addition, Goldman Sachs reviewed the reported price and trading activity for Enzon’s common stock compared certain financial and stock market information for Enzon with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the specialty pharmaceuticals industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as Goldman Sachs considered appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, and Goldman Sachs did not assume any liability for any such information. In that regard, Goldman Sachs assumed with Enzon’s consent that the Forecasts prepared by Enzon management were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Enzon management. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Specialty Pharmaceuticals or Enzon or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Enzon or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Asset Sale will be obtained without any adverse effect on Enzon or on the expected benefits of the Asset Sale in any way meaningful to its analysis. Furthermore, Goldman Sachs assumed that the Asset Sale will be consummated on the terms set forth in the Asset Purchase Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis. In addition, Goldman Sachs did not express any opinion as to the impact of the transaction on the solvency or viability of Enzon or the Purchasing Parties or on the ability of Enzon or the Purchasing Parties to pay their respective obligations when they come due.

Goldman Sachs’ opinion did not address any legal, regulatory, tax or accounting matters nor did it address the underlying business decision of Enzon to engage in the Asset Sale, or the relative merits of the Asset Sale as compared to any strategic alternatives that may be available to Enzon. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of November 9, 2009, of the Consideration to be paid to Enzon for the sale of Specialty Pharmaceuticals pursuant to the Asset Purchase Agreement. Goldman Sachs did not express any view on, and its opinion does not address, any other term or aspect of the Asset Purchase Agreement or the transaction or any term or aspect of any other agreement or instrument contemplated by the Asset Purchase Agreement or entered into or amended in connection with the Asset Sale, including, without limitation, any allocation of the Consideration or ongoing obligations of Enzon, the fairness of the transaction to the holders of any class of securities, creditors, or other constituencies of Enzon; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Enzon, or class of such persons, in connection with the Asset Sale, whether relative to the Consideration to be paid to Enzon for the sale of Specialty Pharmaceuticals pursuant to the Asset Purchase Agreement or otherwise.

Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion, and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Enzon’s common stock will trade at any time. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. These tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 6, 2009 and is not necessarily indicative of current market conditions.

Enzon management provided Goldman Sachs its estimates as to the dates on which it expects the various milestones (as further described in the Asset Purchase Agreement) to be achieved and assigned certain probabilities to the likelihood that certain of the milestone payments will be made and Goldman Sachs has relied upon such estimates and probabilities for the purposes of performing its financial analysis. Assuming the Contingent Payments will be paid on the dates implied by the estimates and the Forecasts and applying the assigned probabilities, Goldman Sachs calculated the illustrative implied present value of the Consideration by calculating the present value of the various Contingent Payments, assuming discount rates ranging from 10.5%–12.5% (based on a weighted average cost of capital analysis) and adding to such amount the Cash Consideration, which resulted in an illustrative range of implied present value of the Consideration from $317 million to $320 million. In its financial analysis described below, Goldman Sachs refers to the illustrative implied present value of the Consideration, which is $319 million, derived based on the midpoint of the above range using a discount rate of 11.5%.

Implied Transaction Multiple Analysis

Goldman Sachs calculated selected implied transaction multiples for Specialty Pharmaceuticals based on (i) (a) the Cash Consideration and (b) the illustrative implied present value of the Consideration to be paid to Enzon for the sale of Specialty Pharmaceuticals pursuant to the Asset Purchase Agreement and (ii) the Forecasts. Goldman Sachs calculated the following transaction multiples implied by each of (i) the Cash Consideration and (ii) the illustrative implied present value of the Consideration:

•	enterprise value as a multiple of estimated 2009, 2010 and 2011 revenues of Specialty Pharmaceuticals; and

•	enterprise value as a multiple of estimated 2009, 2010 and 2011 earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) of Specialty Pharmaceuticals.

The results of the calculations described above are summarized as follows:

	Year	Cash Consideration	Illustrative Implied Present Value of Consideration
Enterprise Value/Revenues	2009E	2.2x	2.3x
	2010E	2.0x	2.2x
	2011E	1.9x	2.0x
Enterprise Value/EBITDA	2009E	11.8x	12.5x
	2010E	10.1x	10.7x
	2011E	4.7x	5.0x

Selected Companies Analysis

Goldman Sachs reviewed certain financial information and calculated public market multiples for the following publicly traded corporations in the specialty pharmaceutical industry based on publicly available financial information:

•	Cephalon Inc.

•	Endo Pharmaceuticals Holdings, Inc.

•	Forest Laboratories Inc.

•	King Pharmaceuticals Inc.

•	Medicis Pharmaceutical Corp.

•	Valeant Pharmaceuticals International

•	Warner Chilcott PLC

Goldman Sachs calculated enterprise value as a multiple of estimated 2009 revenues and enterprise value as a multiple of estimated 2009 EBITDA for each of the comparable companies based on publicly available financial information and compared these ratios to comparable implied transaction multiples for Specialty Pharmaceuticals. Although none of the selected companies is directly comparable to Enzon or Specialty Pharmaceuticals, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Specialty Pharmaceuticals.

The results of the calculations described above are summarized as follows:

	Enterprise Value/ 2009E Revenues	Enterprise Value/ 2009E EBITDA
High	6.4x	11.9x
Low	1.4x	4.1x
Median	2.0x	6.1x
Specialty Pharmaceuticals (Cash Consideration)(1)	2.2x	11.8x
Specialty Pharmaceuticals (Illustrative Implied Present Value of Consideration)(2)	2.3x	12.5x

(1)	Reflects the implied enterprise value of Specialty Pharmaceuticals based on the Cash Consideration.

(2)	Reflects the implied enterprise value of Specialty Pharmaceuticals based on the illustrative implied present value of the Consideration.

Selected Transactions Analysis

Goldman Sachs reviewed and analyzed certain publicly available information relating to announced merger or acquisition transactions involving companies in the specialty pharmaceutical industry since March 2007. While none of the target companies that participated in the selected transactions are directly comparable to Enzon or Specialty Pharmaceuticals, they are companies with operations that, for the purposes of analysis, may be considered similar to certain of the operations of Specialty Pharmaceuticals.

The transactions (listed by acquiror/target and month and year announced) are:

Acquiror / Target

•	Abbott Laboratories / Solvay Pharmaceuticals, Inc. (September 2009)

•	LEO Pharma A/S / Warner Chilcott PLC–Certain Assets (September 2009)

•	Dainippon Sumitomo Pharma Co., Ltd. / Sepracor Inc. (September 2009)

•	Warner Chilcott PLC / Procter & Gamble Co. (August 2009)

•	Glaxo-SmithKline Plc. / Stiefel Laboratories, Inc. (April 2009)

•	H. Lundbeck A/S / Ovation Pharmaceuticals, Inc. (February 2009)

•	Endo Pharmaceuticals Holdings, Inc. / Indevus Pharmaceuticals, Inc. (January 2009)

•	Valeant Pharmaceuticals International / Dow Pharmaceutical Sciences, Inc. (December 2008)

•	Valeant Pharmaceuticals International / CORIA Laboratories, Ltd. (September 2008)

•	Shionogi & Co. / Sciele Pharma, Inc. (September 2008)

•	King Pharmaceuticals Inc. / Alpharma Inc. (August 2008)

•	Fresenius Medical Care AG & Co./Fresenius Kabi Pharmaceuticals Holding, Inc. / APP Pharmaceuticals, Inc. (July 2008)

•	Stiefel Laboratories, Inc. / Barrier Therapeutics, Inc. (June 2008)

•	Novartis AG / Alcon, Inc. (April 2008)

•	Jubilant Organosys Ltd. / DRAXIS Health Inc. (April 2008)

•	Galderma Pharma SA / CollaGenex Pharmaceuticals, Inc. (February 2008)

•	Reckitt Benckiser Plc./Reckitt Benckiser Pharmaceuticals, Inc. / Adams Respiratory Therapeutics, Inc. (December 2007)

•	Eisai Inc. / MGI Pharma Inc. (December 2007)

•	TPG Capital / Axcan Pharma Inc. (November 2007)

•	Glaxo-SmithKline Plc. / Reliant Pharmaceuticals Inc. (November 2007)

•	Celgene Corp. / Pharmion Corp. (November 2007)

•	Nycomed US Inc. / Bradley Pharmaceuticals, Inc. (October 2007)

•	Meda AB / MedPointe Inc. (July 2007)

•	Laboratorios Almirall, S.A. / Hermal (July 2007)

•	Schering-Plough Corp. / Organon BioSciences N.V. (March 2007)

For each of the selected transactions, Goldman Sachs calculated and compared enterprise value as a multiple of latest twelve months revenues and as a multiple of latest twelve months EBITDA based on public filings, press releases and information published by Bloomberg. For purposes of this analysis, the enterprise value was calculated by adding the announced transaction price for the equity of the target company to the book value of the target company’s net debt based on publicly information available prior to the announcement of the applicable transaction. Goldman Sachs then compared the ranges of enterprise value as a multiple of the latest twelve months revenues and enterprise values as a multiple of the latest twelve months EBITDA for these transactions with the ratios of enterprise value to estimated 2009 revenues and enterprise value to estimated 2009 EBITDA for Specialty Pharmaceuticals based on the Forecasts.

The following table presents the results of this analysis:

Selected Transaction Multiples
	Range	Mean
2009 Transactions

EV/LTM Revenues	1.4x–5.2x	2.9x
EV/LTM EBITDA	4.0x–14.0x	8.3x

2008 Transactions

EV/LTM Revenues	1.7x–7.5x	4.5x
EV/LTM EBITDA	11.8x–23.8x	20.2x

2007 Transactions

EV/LTM Revenues	2.5x–10.2x	5.0x
EV/LTM EBITDA	7.5x–30.1x	18.4x

	Cash Consideration	Illustrative Implied Present Value of Consideration
EV/2009E Revenues	2.2x	2.3x
EV/2009E EBITDA	11.8x	12.5x

Illustrative Discounted Cash Flow Analysis

Goldman Sachs performed an illustrative discounted cash flow analysis on Specialty Pharmaceuticals using the Forecasts projected through 2015. Goldman Sachs calculated indications of net present value of unlevered free cash flows for Specialty Pharmaceuticals for the years 2010 through 2015 using discount rates ranging from 10.5% to 12.5%, derived based on a weighted average cost of capital analysis. Goldman Sachs then calculated illustrative terminal values in the year 2015 based on perpetuity growth rates for free cash flow ranging from -2.5% to -0.5% and discount rates ranging from 10.5% to 12.5%, which implied terminal value multiples of EBITDA with a range of 4.0x to 5.6x. Goldman Sachs then added the present values of the free cash flows for the years 2010 through 2015 to the present value of the illustrative terminal value to arrive at the illustrative implied present values of the enterprise value of Specialty Pharmaceuticals ranging from $276.8 million to $345.3 million.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Enzon, Specialty Pharmaceuticals or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the board of directors as to the fairness from a financial point of view, as of November 9, 2009, of the Consideration to be paid to Enzon for Specialty Pharmaceuticals pursuant to the Asset Purchase Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors and events beyond the control of the parties and their respective advisors, none of Enzon, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The amount of the Consideration was determined through arms’-length negotiations between Enzon and Sigma-Tau and was approved by the board of directors. Goldman Sachs did not recommend any specific amount of consideration to Enzon or to its board or that any specific amount of consideration constituted the only appropriate consideration for the Asset Sale.

As described above, Goldman Sachs’ opinion to the board of directors was one of many factors taken into consideration by the board of directors in making its determination to approve the Asset Purchase Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with its opinion and is qualified in its entirety by reference to the full text of the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, Enzon, Sigma-Tau and any of their respective affiliates or any currency or commodity that may be involved in the transaction for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to Enzon in connection with, and participated in certain of the negotiations leading to, the Asset Sale. Goldman Sachs also has provided certain investment banking and other financial services to Enzon from time to time, including having acted as financial advisor in connection with Enzon’s sale of 25% of PEGINTRON royalties in August 2007, manager for Enzon’s solicitation of consents from holders of its 4% Convertible Senior Notes due 2013 in August 2008, and the manager for Enzon’s tender offer for its 4% Convertible Senior Notes due 2013 (aggregate principal amount of consideration of $2,950,000) in January 2009. Goldman Sachs also may provide investment banking and other financial services to Enzon and Sigma-Tau and their respective affiliates in the future. In connection with the above-described services, Goldman Sachs has received, and may receive in the future, compensation.

The board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Asset Sale. Pursuant to an engagement letter, dated September 17, 2008, Enzon engaged Goldman Sachs to act as its financial advisor in connection with the contemplated Asset Sale. Pursuant to the terms of that engagement letter, Enzon agreed to pay Goldman Sachs a transaction fee of approximately $3.5 million, all of which is contingent upon the consummation of the Asset Sale. In addition, Enzon agreed to reimburse Goldman Sachs for its expenses and to indemnify Goldman Sachs against certain liabilities arising out of its engagement.

Opinion of Greenhill

Enzon retained Greenhill to act as financial advisor to Enzon in connection with the potential sale of Specialty Pharmaceuticals and if requested, to render an opinion to the board of directors as to the fairness, from a financial point of view, of the consideration to be received by Enzon in connection with such a sale. On November 8, 2009, Greenhill reviewed with the board written materials containing its analyses and delivered its oral opinion to the board, which was subsequently confirmed by Greenhill’s written opinion letter dated the same date, that, as of such date and based on and subject to the qualifications, limitations and assumptions set forth in Greenhill’s opinion, the amount to be paid to Enzon pursuant to the Asset Purchase Agreement was fair, from a financial point of view, to Enzon.

The full text of Greenhill’s opinion, dated November 8, 2009, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex C to this proxy statement. We encourage you to read the entire opinion carefully and in its entirety to learn about the assumptions made, general procedures followed, matters considered and limits on the scope of the review undertaken by Greenhill in rendering its opinion. Greenhill’s opinion was directed to the board of directors and related only to the fairness, as of the date of the opinion and from a financial point of view, to Enzon of the amount to be paid to Enzon in the Asset Sale and does not address any other aspect of the Asset Sale. Greenhill’s opinion did not constitute a recommendation to the board as to whether they should approve the Asset Sale or the Asset Purchase Agreement, nor does it constitute a recommendation as to whether Enzon’s stockholders should approve the Asset Sale at the Special Meeting. The following summary of Greenhill’s opinion is qualified in its entirety by reference to the full text of the opinion.

For purposes of its opinion, at Enzon’s direction, Greenhill assumed that the amount to be paid to Enzon pursuant to the Asset Purchase Agreement would be $318,647,379 (the “Purchase Price”), comprising (i) $300,000,000 in cash, assuming that no working capital adjustment would be required to be made pursuant to the Asset Purchase Agreement and (ii) an aggregate of $18,647,379 in cash, which represented the midpoint of the present value of nominal values which reflected Enzon’s management’s probability-weighted judgments regarding Enzon’s right to receive future milestone and royalty payments as provided for in the Asset Purchase Agreement. In addition, for purposes of its opinion, Greenhill valued Specialty Pharmaceuticals on a debt-free, cash-free basis.

In arriving at its opinion, Greenhill, among other things:

1.	reviewed the latest draft Asset Purchase Agreement dated November 7, 2009 and certain related documents;

2.	reviewed certain publicly available financial statements of Enzon;

3.	reviewed certain other publicly available business and financial information relating to Enzon that Greenhill deemed relevant;

4.	reviewed certain information, including financial forecasts and other financial and operating data concerning Specialty Pharmaceuticals, prepared by the management of Enzon;

5.	discussed the past and present operations and financial condition and the prospects of Specialty Pharmaceuticals with senior executives of Enzon;

6.	compared the Purchase Price to the valuation derived from a sum-of-the-parts analysis of Specialty Pharmaceuticals based on current revenue multiples;

7.	compared the Purchase Price with the trading valuation of certain publicly traded peer companies that Greenhill deemed relevant;

8.

compared the Purchase Price with the consideration received in certain publicly available precedent transactions that Greenhill deemed relevant, including both sales of selected products or groups of products and sales of entire companies;

9.

compared the Purchase Price to the valuation derived by discounting projected future cash flows of Specialty Pharmaceuticals and a terminal value of Specialty Pharmaceuticals at discount rates Greenhill deemed relevant;

10.	participated in discussions and negotiations among representatives of Enzon and its legal advisors; and

11.	performed such other analyses and considered such other factors as Greenhill deemed appropriate.

In arriving at its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available or supplied or otherwise made available to Greenhill by representatives of Enzon for the purposes of its opinion and further relied upon the assurances of the representatives of Enzon that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Specialty Pharmaceuticals that were furnished to Greenhill by Enzon management, Greenhill assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Enzon as to the future financial performance of Specialty Pharmaceuticals. Greenhill expressed no opinion with respect to such projections or the assumptions upon which they were based. Greenhill made no independent valuation or appraisal of the assets or liabilities of Specialty Pharmaceuticals, nor was Greenhill furnished with any such valuations or appraisals. In addition, Greenhill did not evaluate the solvency or fair value of Enzon, Specialty Pharmaceuticals or Sigma-Tau under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Greenhill expressed no opinion as to whether all or any portion of the milestone and royalty payments provided for in the Asset Purchase Agreement will actually become payable to Enzon and Greenhill assumed that all such milestone and royalty payments that may become payable under the Asset Purchase Agreement will be paid to Enzon at the earliest respective dates contemplated by the Asset Purchase Agreement, with no deduction or offset. Greenhill assumed that the Asset Sale would be consummated in accordance with the terms set forth in the final, executed Asset Purchase Agreement, which Greenhill further assumed would be identical in all material respects to the latest draft Agreement dated November 7, 2009 presented to the board of directors on November 8, 2009.

Greenhill was not requested to opine as to, and its opinion did not in any manner address, the underlying business decision to proceed with or effect the Asset Sale. Greenhill’s opinion was necessarily based on financial, economic, market and other conditions and the information made available to Greenhill as of the date thereof. It should be understood that subsequent developments may affect Greenhill’s opinion, and that Greenhill does not have any obligation to update, revise or reaffirm its opinion.

Greenhill’s opinion and presentation to the board of directors was one of many factors taken into consideration by the board of directors in making its determination to approve the Asset Sale. The consideration to be received by Enzon was determined through arms’-length negotiations between Enzon and Sigma-Tau and was approved by the board. Greenhill provided advice to Enzon during the course of such negotiations; however, the decision to enter into the Agreement was solely that of the board of directors. Greenhill’s opinion was approved by its fairness committee. Greenhill expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of Enzon, or any class of such persons, relative to the Purchase Price or with respect to the fairness of any such compensation.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Greenhill in rendering its opinion described above. The summary does not purport to be a complete description of all analyses performed or factors considered by Greenhill in connection with its opinion, nor does the order in which the analyses are described represent relative importance or weight given to those analyses by Greenhill. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analyses below, no company, business division or transaction used as a comparison was either identical or directly comparable to Specialty Pharmaceuticals or the Asset Sale. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

The summary below must be considered as a whole. Selecting portions of the analyses and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Greenhill’s analyses and opinion. Greenhill did not draw, in isolation, conclusions from or with regard to ay one factor or method of analysis for purposes of its opinion, but rather Greenhill arrived at its ultimate opinion based on the results of all analyses undertaken and assessed as a whole.

The estimates of the future performance of Specialty Pharmaceuticals provided by Enzon management or analyst consensus estimates in or underlying Greenhill’s analyses are not necessarily indicative of future results of values, which may be significantly more or less favorable than those estimates. In performing its analyses, Greenhill considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Enzon. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which companies may actually be sold.

Sum-of-the-Parts Analysis

Greenhill performed a sum-of-the-parts analysis of Specialty Pharmaceuticals based on a range of 2009 estimated revenue multiples for its individual products (comprising Oncaspar, Adagen, Abelcet and DepoCyt) and for Enzon’s contract manufacturing business. The following multiple ranges were used for each of the products and the contract manufacturing business:

Oncaspar: 3.00x–3.50x
Adagen: 2.00x–2.50x
Abelcet: 1.50x–2.00x
DepoCyt: 2.00x–2.50x
Contract Manufacturing: 1.0x–1.5x

Greenhill’s analysis was based on Oncaspar estimated 2009 revenue of $61.1 million, Adagen estimated 2009 revenue of $29.2 million, Abelcet estimated 2009 revenue of $23.4 million, DepoCyt estimated 2009 revenue of $9.7 million, and contract manufacturing estimated 2009 revenue of $13.9 million. Greenhill applied the range of multiples described above and determined an implied enterprise value range of $310 million to $379 million for Specialty Pharmaceuticals.

Comparable Company Analysis

Greenhill performed a selected comparable company analysis of Specialty Pharmaceuticals, an analysis which was based on factors including current market values, capital structure and operating statistics of other publicly-traded companies engaged in the specialty pharmaceuticals industry, in order to derive a range of trading multiples which then could be applied to derive an implied enterprise value range for Specialty Pharmaceuticals.

In this analysis, Greenhill reviewed, to the extent publicly available, selected financial and stock market data for the following publicly-traded companies:

•	Warner Chilcott PLC

•	Salix Pharmaceuticals Ltd.

•	Valeant Pharmaceuticals International

•	Elan Corporation, plc

•	Biovail Corp

•	Cephalon, Inc.

•	Endo Pharmaceuticals Holdings Inc.

•	King Pharmaceuticals, Inc.

•	Watson Pharmaceuticals, Inc.; and

•	Forest Laboratories, Inc.

Greenhill reviewed, among other information, the multiples for the comparable companies of enterprise value to estimated 2009 and 2010 revenue and enterprise value to estimated 2009 and 2010 EBITDA and enterprise value to estimated 2009 and 2010 EBITDA, as adjusted for technology transfer and sourcing costs (“adjusted EBITDA”). These multiples were based on information provided by the Institutional Broker’s Estimate Service (“IBES”), publicly available information and closing per share prices on November 5, 2009. Greenhill’s analysis of these companies resulted in the following multiple ranges used for purposes of analyzing Specialty Pharmaceuticals:

•	enterprise value to estimated 2009 revenue: 2.40x–2.60x

•	enterprise value to estimated 2010 revenue: 2.20x–2.40x

•	enterprise value to estimated 2009 EBITDA: 5.0x–6.0x

•	enterprise value to estimated 2010 EBITDA: 5.5x–6.5x

•	enterprise value to estimated 2009 adjusted EBITDA: 5.0x–6.0x; and

•	enterprise value to estimated 2010 adjusted EBITDA: 5.5x–6.5x

Greenhill’s analysis was based on Specialty Pharmaceuticals’ estimated 2009 revenue of $137.3 million and estimated 2010 revenue of $148.2 million, estimated 2009 EBITDA of $25.8 million and estimated 2010 EBITDA of $29.8 million and estimated 2009 adjusted EBITDA of $54.0 million and estimated 2010 adjusted EBITDA of $61.8 million. All estimates were based on projections prepared by Enzon management. Adjusted EBITDA was based on EBITDA plus the add-back of $28.2 million in technology transfer and sourcing costs in 2009 and $32.0 million in 2010.

Greenhill applied the range of multiples described above and determined an implied enterprise value range for Specialty Pharmaceuticals of $326.0 million to $357.0 million based on estimated 2009 and 2010 revenue, an implied enterprise value range for Specialty Pharmaceuticals of $129.0 million to $194.0 million based on estimated 2009 and 2010 EBITDA, and an implied enterprise value range for Specialty Pharmaceuticals of $220.0 million to $351.8 million based on estimated 2009 and 2010 adjusted EBITDA. Because the technology transfer and sourcing costs were added back to calculate adjusted EBITDA, the remaining technology transfer and sourcing costs of $49.9 million were then also deducted from the enterprise value derived by the adjusted EBITDA multiple as the costs would represent a future requisite payment of Specialty Pharmaceuticals.

No company utilized in the comparable company analysis is identical to Specialty Pharmaceuticals. In evaluating the comparable companies, Greenhill made judgments and assumptions concerning industry performance, general business, economic market and financial conditions and other matters. Greenhill also made judgments as to the relative comparability of such companies to Specialty Pharmaceuticals and judgments as to the relative comparability of the various valuation parameters with respect to the companies.

Selected Precedent Transactions Analysis

Greenhill performed an analysis of 30 selected business combinations involving target companies engaged in the specialty pharmaceuticals industry since 2007 with a minimum transaction value of $100.0 million.

The following table identifies the transactions reviewed by Greenhill in this analysis:

Date Announced	Target / Acquiror
9/28/2009	Solvay–Pharmaceuticals Division / Abbott Laboratories
9/23/2009	Warner Chilcott PLC–U.S. Psoriasis rights / LEO Pharma A/S
9/03/2009	Sepracor Inc. / Dainippon Sumitomo Pharma Co.
9/02/2009	Peplin, Inc. / LEO Pharma A/S
8/24/2009	Proctor and Gamble–Pharmaceuticals Division / Warner Chilcott PLC
8/24/2009	Sihuan Pharmaceutical Co / China Pharma Ltd (Consortium JV)
7/14/2009	Noven Pharmaceuticals / Hisamitsu Pharmaceutical
4/30/2009	Stiefel Laboratories / GlaxoSmithKline PLC
3/03/2009	ViroChem Pharma / Vertex Pharmaceuticals
2/09/2009	OVATION Pharmaceuticals / Lundbeck A/S
1/05/2009	Indevus Pharmaceuticals / Endo Pharmaceuticals
12/10/2008	Dow Pharmaceutical Sciences Inc./ Valeant Pharma International
9/1/2008	Sciele Pharma Inc. / Shionogi & Co. Ltd
8/22/2008	Alpharma, Inc / King Pharmaceuticals
8/4/2008	Valeant Pharma–European Operations / Meda AB
5/30/2008	Leiner Health Products / NBTY, Inc.
4/11/2008	Barrier Therapeutics / Stiefel Laboratories
3/31/2008	Bentley Pharmaceuticals / Teva Pharmaceuticals
3/28/2008	Del Pharmaceuticals / Church & Dwight Co., Inc.
2/25/2008	CollaGenex Pharmaceuticals / Galderma Laboratories
10/29/2007	Bradley Pharmaceuticals / Nycomed US, Inc.
10/17/2007	Aspreva Pharmaceuticals / Galenia Holding
9/19/2007	Espirit Pharma / Allergan, Inc.
7/20/2007	Medpointe / Meda AB
7/9/2007	JDS Pharmaceuticals / Noven Pharmaceuticals
6/4/2007	Illypsa / Amgen, Inc.
4/24/2007	Alliant Pharmaceuticals / Sciele Pharma Inc.
4/24/2007	HollisterStier Laboratories / Jubilant Organosys
2/22/2007	INO Therapeutics / Ikaria Holdings
1/4/2007	Syntonix Pharmaceuticals / Biogen Idec

Using publicly available information, including company filings, Greenhill reviewed the consideration paid in the selected transactions and analyzed the enterprise value implied by such consideration as a multiple of both revenue and EBITDA for the twelve month period prior to the target company’s most recently completed fiscal quarter end preceding the announcement of the applicable transaction. Greenhill’s analysis of the selected precedent transaction analysis resulted in the following multiple ranges, these multiples were then applied to Specialty Pharmaceuticals’ last twelve months (“LTM”) statistics for purposes of analyzing Specialty Pharmaceuticals:

•	enterprise value to LTM revenue: 2.00x–3.00x;

•	enterprise value to LTM EBITDA: 6.5x–8.5x; and

•	enterprise value to LTM adjusted EBITDA: 6.5x–8.5x

Greenhill’s analysis was based on Specialty Pharmaceuticals’ LTM revenue of $138.3 million, LTM EBITDA of $22.3 million, and LTM adjusted EBITDA of $43.4 million.

Greenhill applied the range of multiples described above and determined an implied enterprise value range of $276.6 million to $414.9 million based on LTM revenue, an implied enterprise value range of $144.7 million to $189.2 million based on LTM EBITDA, and an implied enterprise value range of $232.3 million to $319.1 million based on LTM adjusted EBITDA.

Discounted Cash Flow Analysis

Greenhill performed a discounted cash flow analysis of Specialty Pharmaceuticals based on financial projections provided by Enzon management for the years 2010–2015. Greenhill determined the present value of the unlevered free cash flows projected to be generated during the period from 2010 through 2015 plus a terminal value by discounting these cash flows and terminal value at discount rates, based on a weighted average cost of capital, from 10.5% to 11.5%. The terminal value was determined by using perpetuity growth rates ranging from (2.5%) to (1.5%) (which implied a range of revenue multiples on an enterprise level of 1.68x to 1.98x and a range of EBITDA multiples of 4.55x to 5.37x). The analysis assumed mid-year discounting and that the Asset Sale would be consummated on December 31, 2009. Based on this analysis, Greenhill calculated implied present value of enterprise values ranging from $307 million to $345 million.

Engagement of Greenhill

Enzon hired Greenhill based on its qualifications and expertise in providing financial advice to companies and on its reputation as a nationally recognized investment banking firm. Pursuant to a letter agreement dated September 11, 2008 between Enzon and Greenhill, Enzon has agreed to pay Greenhill a fee of $1,250,000 for rendering its opinion. If the Asset Sale is consummated, Greenhill will become entitled to receive a transaction fee of $2,000,000, against which the opinion fee will be credited. In addition, Enzon has agreed to reimburse Greenhill for all of its out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services, up to a specified amount, and to indemnify Greenhill against certain liabilities that may arise out its engagement. During the two years preceding the date of Greenhill’s opinion, Greenhill was not engaged by, did not perform any services for or receive any compensation from Enzon (other than pursuant to the letter agreement referred to above) or Sigma-Tau (or their affiliates) and at the date of its opinion, Greenhill had no mutual understanding with Enzon or Sigma-Tau (or any of their affiliates) under which any compensation is intended to be received by Greenhill other than as described above.

Net Proceeds from the Asset Sale

The net proceeds will vary based on final transaction expenses, taxes payable on the gain on sale, and the net working capital calculation on the closing date. The $300 million purchase price is based on projected working capital levels as of the closing date. Because this is a sale of assets, the amount by which the purchase price exceeds the net tax basis of the sold assets is subject to federal and state income taxes. We estimate that the federal and state income taxes associated with the sale of Specialty Pharmaceuticals will not be material (which estimate does not include any taxes payable on the milestone or royalty payments).

Use of Net Proceeds from the Asset Sale

We intend to use a portion of the net proceeds from the Asset Sale in connection with the offer to repurchase all of our 4% Convertible Senior Notes due 2013 that we must make as a result of the Asset Sale. The amount of net proceeds used to repurchase the notes could range from as little as $0 to as much as approximately $250 million depending on how many notes are tendered in our repurchase offer. See “The Sale of Specialty Pharmaceuticals (Proposal No. 1)—Repurchase Offer; Adjustment to the Conversion Rate Applicable to Our 4% Convertible Senior Notes.”

On November 9, 2009, in connection with our announcement of the Asset Sale, we stated that our board of directors is evaluating options to return most of the value of the Asset Sale to stockholders. It continues to be the board’s intention to return most of such value to stockholders; however, our board has made no final decisions in this regard. Our board may decide to declare a one-time special dividend or engage in a significant stock repurchase, either through a self-tender offer or open market repurchases. Any net proceeds that we retain will be used for working capital and other general corporate purposes.

Treatment of Stock Options and Stock-Based Awards

The compensation committee of our board of directors has determined that the Asset Sale does not constitute a change in control under our 2001 Incentive Stock Plan. Nevertheless, the compensation committee has exercised its discretion under our 2001 Incentive Stock Plan to accelerate the vesting of all equity-based awards, including stock options, restricted stock and restricted stock units, granted under our 2001 Incentive Stock Plan effective as of the consummation of the Asset Sale, except that the compensation committee determined not to accelerate upon consummation of the Asset Sale the vesting of equity-based awards granted under our 2001 Incentive Stock Plan and held by our directors and executive officers. Accordingly, unvested equity-based awards convertible into an aggregate of 395,361 shares of Enzon common stock will vest upon consummation of the Asset Sale.

Interests of Enzon’s Directors and Executive Officers in the Asset Sale

Certain of Enzon’s directors and executive officers may have interests in the Asset Sale that are different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware that these interests existed when it approved the Asset Purchase Agreement and the Asset Sale. All such interests are described below to the extent material, and except as described below, such persons have, to the knowledge of Enzon, no material interest in the Asset Sale apart from those of stockholders generally.

Although the Compensation Committee of our board of directors determined not to accelerate upon consummation of the Asset Sale the vesting of equity-based awards granted under our 2001 Incentive Stock Plan and held by our executive officers, Jeffrey H. Buchalter, Paul S. Davit, Ralph del Campo, Dr. Ivan D. Horak and Craig A. Tooman, discussions with these executives regarding the possible acceleration of such awards is ongoing. These discussions could result in an agreement to accelerate some or all of the equity-based awards granted under our 2001 Incentive Stock Plan and held by these individuals upon termination of employment under certain circumstances. The aggregate number of shares subject to unvested options held by each of such executive officers that could potentially become subject to accelerated vesting and their average weighted exercise price is as follows: Jeffrey H. Buchalter, 281,163 shares at a weighted average exercise price of $8.15 per share; Paul S. Davit, 57,300 shares at a weighted average exercise price of $8.08 per share; Ralph del Campo, 117,625 shares at a weighted average exercise price of $8.26 per share; Dr. Ivan D. Horak, 142,150 shares at a weighted average exercise price of $8.17 per share; and Craig A. Tooman, 131,550 shares at a weighted average exercise price of $8.20 per share. The aggregate number of shares of restricted stock and restricted stock units held by each of such executive officers that could potentially become subject to accelerated vesting is as follows: Mr. Buchalter, 253,338 shares and units; Mr. Davit, 35,664 shares and units; Mr. del Campo, 57,734 shares and units; Dr. Horak, 87,674 shares and units; and Mr. Tooman, 67,394 shares and units.

In addition, if, under certain circumstances, Mr. Buchalter terminates his employment or is terminated by Enzon, all equity-based awards held by him accelerate as of the date of termination.

Nature of Enzon’s Business Following the Asset Sale

Following the Asset Sale, we will be a biopharmaceutical company dedicated to the discovery and development of important medicines for patients with cancer and other life-threatening conditions. Our drug development pipeline utilizes several cutting-edge technologies, including our PEGylation Customized Linker Technology and LNA technology.

Using our customized PEGylation technology, we designed a PEGylated version of SN38 that offers therapeutic advantages over unmodified SN38, such as increased solubility, higher exposure of the cancer cells and longer apparent half-life. SN38 is the active metabolite of the cancer drug irinotecan. Irinotecan is a chemotherapeutic pro-drug marketed as Camptosar (CPT-11) in the U.S. PEG-SN38 is currently being evaluated in a Phase 2 study for metastatic colorectal cancer patients.

We will also continue to evaluate the eight targets licensed from Santaris utilizing the LNA technology. LNA is a proprietary synthetic analog of RNA which is fixed in the shape adopted by

RNA in a helical conformation. When incorporated into an oligonucleotide, the presence of LNA may result in several potential therapeutic advantages. We will continue the development of the HIF-1 alpha, Survivin and six additional antagonists targeting pathways which play a key role in the growth of many cancers.

We will also continue to own the Royalties Business and receive royalty streams on sales of marketed products that utilize our proprietary PEGylation platform. Currently, we are receiving royalties on four marketed products that are successfully utilizing our proprietary PEGylation platform, namely PEGINTRON, Macugen and CIMZIA, with PEG-INTRON being the largest source of royalty income.

Agreements Related to the Asset Purchase Agreement

In connection with the sale of Specialty Pharmaceuticals, we and the Purchasing Parties have agreed to enter into a license agreement and transition services agreement.

License Agreement

Pursuant to a license agreement we will enter with Defiante at the closing of the Asset Sale (the “License Agreement”), we will grant to Defiante and its affiliates a non-exclusive, perpetual, worldwide, royalty-free, paid-up, non-sublicensable (except as expressly permitted by the License Agreement) license under certain of Enzon’s issued patents and patent applications (the “Licensed Patents”) in order to enable Defiante to exploit the Products. Defiante may grant sublicenses of its license under the Licensed Patents solely to (i) its affiliates and (ii) manufacturers or distributors of the Products for such entity’s manufacture or distribution of the Products on behalf of Defiante. Unless earlier terminated in accordance with the terms of the License Agreement, the licenses and obligations of Enzon and Defiante with respect to each Licensed Patent will survive until the expiration of such Licensed Patent. Except for the limited rights of Defiante set forth in the License Agreement, all right, title, and interest in the Licensed Patents are and will remain the exclusive property of Enzon.

Transition Services Agreement

Pursuant to a transaction services agreement that we will enter with Defiante at the closing of the Asset Sale (the “Transition Services Agreement”), we have agreed to facilitate the transfer of certain technologies associated with Oncaspar and Adagen to Defiante. Defiante will reimburse us for any costs we incur in connection with such technology transfer, plus (i) 25% of such costs until the first anniversary of the closing of the Asset Sale, (ii) 15% of such costs from the first anniversary of the closing of the Asset Sale to the second anniversary of the closing of the Asset Sale and (iii) 10% of such costs from the second anniversary of the closing of the Asset Sale until the third anniversary of the closing of the Asset Sale. For any period thereafter, Defiante will pay us such amount as mutually agreed by Defiante and Enzon. We will provide such technology transfer services to Defiante for such time as is reasonably necessary for Defiante to obtain U.S. and European Union regulatory approval to commercialize the reformulated version of Oncaspar and a reformulated version of Adagen. For a period of up to 12 months following the closing, we will also provide Defiante with certain general, administrative, financial, legal, human resource, clinical development, regulatory support, manufacturing, pharmacovigilance, medical affairs, customer services and information technology services as reasonably required and requested by Defiante.

For a period of up to 12 months following the closing, Defiante will provide us with the following services: (i) labeling services for our clinical products, (ii) release testing and quality control testing for our clinical products, and (iii) general, administrative, financial, legal, human resource and information technology services to the extent such functions are transferred from Enzon to Defiante.

Financing of the Asset Sale

Consummation of the Asset Sale is conditioned upon Sigma-Tau or the Purchasing Parties, as applicable, receiving necessary financing.

In connection with the purchase of Specialty Pharmaceuticals, Sigma-Tau has entered into a commitment letter (the “Commitment Letter”) with a well-known European bank with a significant, long-term relationship with Sigma-Tau (the “Lender”). Pursuant to the Commitment Letter, the Lender has agreed to arrange and provide up to $300 million in financing through a bridge loan and senior term loan. The availability of the financing contemplated by the Commitment Letter is subject only to there being no material adverse effect (as such term is defined in the Asset Purchase Agreement) on Specialty Pharmaceuticals. See “The Asset Purchase Agreement—Material Adverse Effect.” Sigma-Tau has entered into a definitive credit agreement with the bank as contemplated by the Commitment Letter.

In accordance with the Asset Purchase Agreement, Sigma-Tau has agreed to use its commercially reasonable efforts to, among other things, satisfy on a timely basis all conditions applicable to it under the Commitment Letter and obtain and consummate the financing contemplated by the Commitment Letter at or prior to the closing of the transactions contemplated by the Asset Purchase Agreement. Sigma-Tau must keep Enzon informed on a reasonably current basis and in reasonable detail of the status of its financing and promptly provide Enzon with notice when definitive documents related to such financing have been executed. Sigma-Tau has the right, from time to time, to enter into any amendment, replacement, supplement or other modification of, or waive its rights under, or terminate, the Commitment Letter, and to substitute other debt or equity financing for all or any portion of the financing contemplated by the Commitment Letter, but only if such actions do not, and would not reasonably be expected to, prevent or delay the closing or add any additional or greater conditionality to the funding of the financing contemplated by the Commitment Letter.

If any portion of the financing contemplated by the Commitment Letter becomes unavailable, the Purchasing Parties must immediately notify Enzon and promptly use their commercially reasonable efforts to arrange alternative financing, on terms and conditions that are customary and commercially reasonable, in an amount sufficient to consummate the transaction contemplated by the Asset Purchase Agreement. In connection with any replacement financing required to be obtained by the Purchasing Parties, Sigma-Tau has agreed to guarantee the obligations of the Purchasing Parties, on customary terms and conditions, if necessary.

Stockholder Approval of the Asset Sale

We are organized under the corporate laws of the State of Delaware. Under Section 271 of the Delaware General Corporation Law, any sale by us of “all or substantially all” our assets requires affirmative vote of the holders of a majority of the outstanding shares of our common stock. We are selling a significant portion of our assets but retaining material on-going businesses and assets after the Asset Sale. Because the Delaware statute does not define the phrase “all or substantially all,” the meaning of the phrase is not entirely clear in this context. In light of this potential uncertainty and after taking into account the specific facts and circumstances of the Asset Sale, we have determined that the better approach is to seek stockholder approval of the Asset Sale. The Asset Purchase Agreement provides that if our stockholders fail to approve the Asset Sale, either Enzon or the Purchasing Parties may terminate the Asset Purchase Agreement. The Asset Purchase Agreement also provides that obtaining such approval is a condition to each of Enzon and the Purchasing Parties being obligated to consummate the transactions contemplated by the Asset Purchase Agreement.

No Changes to the Rights of Stockholders

There will be no change in the rights of our stockholders as a result of the Asset Sale.

Appraisal Rights in Respect of the Asset Sale

Under Delaware law, our stockholders are not entitled to appraisal rights in connection with the Asset Sale.

Regulatory Approvals

Under the HSR Act and the rules promulgated thereunder by the FTC, the Asset Sale cannot be completed until Enzon and the Purchasing Parties each file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. On November 19, 2009, the Purchasing Parties and Enzon filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ. The applicable waiting period under the HSR Act expires at midnight on December 21, 2009. At any time before or after consummation of the Asset Sale, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Asset Sale or seeking divestiture of substantial assets of the Purchasing Parties. At any time before or after the consummation of the Asset Sale, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Asset Sale or seeking divestiture of substantial assets of the Purchasing Parties. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

The Purchasing Parties filed a notification with the Italian Competition Authority on November 25, 2009, and the Asset Sale was cleared by the Italian Competition Authority on December 10, 2009.

In addition, the Asset Sale may be subject to various foreign antitrust laws. To the extent required, Enzon and the Purchasing Parties expect to file notifications in certain foreign jurisdictions.

Although there can be no assurance that the Asset Sale will not be challenged by a governmental authority or private party on antitrust grounds, we, based on a review of information provided by the Purchasing Parties relating to the businesses in which they and its affiliates are engaged, believe that the Asset Sale can be effected in compliance with federal, state and foreign antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

Other than applicable antitrust laws, neither we nor the Purchasing Parties are aware of any other regulatory requirements or governmental approvals or actions that may be required to consummate the Asset Sale, except for compliance with the applicable regulations of the SEC in connection with this proxy statement.

Accounting Treatment of the Asset Sale

The sale of Specialty Pharmaceuticals is expected to be accounted for in two parts: a sale of assets and a sale of our in-process research and development related to ongoing development work on the Oncaspar and Adagen sourcing programs. The purchase price will be allocated between the net assets and the in-process research and development. At the closing of the Asset Sale, any excess of purchase price received by us, less transaction expenses, over the book value of the assets sold will be recognized as a gain for financial accounting purposes. In subsequent reporting periods, Specialty Pharmaceuticals for current and prior years, including the gain on the sale of the assets, will be presented as a discontinued operation for financial reporting purposes. The portion of the purchase price allocated to in-process research and development will be recognized in earnings from continuing operations as earned in future periods along with related milestone payments, if any. Also to be recognized in continuing operations in future periods will be reimbursement for research and development expenses and a mark-up thereon incurred in support of the Oncaspar and Adagen sourcing programs. Contingent consideration in the form of royalty payments in respect of sales of the Products in the years 2010 through 2014 above defined baseline amounts will be recognized when the contingency is resolved as part of discontinued operations.

Certain Federal Income Tax Consequences of the Asset Sale

The following is a brief summary of the Federal income tax consequences resulting from the Asset Sale. This summary does not address all of the consequences that may arise for Federal income tax purposes and does not address any state, local or foreign tax considerations.

The Asset Sale will be a taxable transaction for Federal income tax purposes. We do not, however, anticipate that we will incur significant tax liabilities as a result of the transaction due to the tax basis we have in the disposed of assets and the availability of net operating loss carryforwards. We anticipate that we will incur a nominal amount of alternative minimum taxes in connection with the Asset Sale.

Potential future receipt of milestone and/or royalty payments will also be taxable events, but the tax consequences of these payments cannot be estimated at this time.

Repurchase Offer; Adjustment to the Conversion Rate Applicable to Our 4% Convertible Senior Notes

As of September 30, 2009, we had approximately $250 million of our 4% Convertible Senior Notes outstanding. These notes mature on June 1, 2013 unless earlier redeemed, repurchased or converted.

Upon occurrence of a “fundamental change,” as defined in the indenture governing the notes, holders of the notes may require us to repurchase all or a portion of the notes for cash or, under certain circumstances, make a make-whole adjustment in connection any conversions of the notes requested in connection with such fundamental change. If completed, the Asset Sale would constitute a “fundamental change” under the indenture. Pursuant to the terms and conditions of the indenture, we will make an offer to repurchase all of the notes at a price equal to 100% of the principal amount plus accrued and unpaid interest promptly following the consummation of the Asset Sale. In addition, for a period of 45 days following the closing (or, if earlier, until two business days prior to the expiration of the repurchase offer) we must increase the conversion rate to account for a make-whole adjustment (based on the five trading day average price of our common stock prior to the closing) applicable to any notes converted during such period. If all the outstanding notes were to be surrendered for conversion in connection with the make-whole adjustment and assuming the Asset Sale were to close on December 31, 2009, we would potentially need to issue up to approximately 6.5 million additional shares of common stock as a result of the make-whole adjustment in addition to those shares otherwise issuable upon conversion of the notes. At an illustrative share price of $10.00 and assuming the Asset Sale were to close on December 31, 2009, the make-whole adjustment would require us to issue an additional 2.9 million shares of common stock (assuming all of the outstanding notes were surrendered for conversion in addition to those shares otherwise issuable upon conversion of the notes).

RISK FACTORS RELATING TO THE PROPOSAL TO APPROVE THE SALE OF
SPECIALTY PHARMACEUTICALS

You should carefully consider the risk factors described below and those risk factors generally associated with our business contained in our Annual Report on Form 10-K for the year ended December 31, 2008 and our subsequent SEC filings, along with other information provided to you in this proxy statement, in deciding how to vote on the proposal to approve the sale of Specialty Pharmaceuticals to the Purchasing Parties pursuant to the terms of the Asset Purchase Agreement. See “Where You Can Find More Information” beginning on page 115. The special risk considerations described below are not the only ones facing Enzon. Additional considerations not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following special risk considerations actually occur, our business, financial condition or results of operations could be materially adversely affected, the market price of our common stock may decline, and you may lose all or part of your investment.

The Asset Sale may not be completed or may be delayed if the conditions to closing are not satisfied or waived.

The sale of Specialty Pharmaceuticals to the Purchasing Parties may not be completed or may be delayed because the conditions to closing, including approval of the transaction by our stockholders and the absence of a material adverse effect before the closing, may not be satisfied or waived. If the Asset Sale is not completed, we may have difficulty recouping the costs incurred in connection with negotiating the Asset Sale, our relationships with our customers, suppliers and employees may be damaged and our business may be harmed.

If we fail to complete the Asset Sale, our business may be harmed.

As a result of our announcement of the Asset Sale, third parties may be unwilling to enter into material agreements with respect to Specialty Pharmaceuticals. New or existing customers and business partners may prefer to enter into agreements with our competitors who have not expressed an intention to sell their business because customers and business partners may perceive that such new relationships are likely to be more stable. Employees working in Specialty Pharmaceuticals may become concerned about the future of the business and lose focus or seek other employment. If we fail to complete the Asset Sale, the failure to maintain existing business relationships or enter into new ones could adversely affect our business, results of operations and financial condition. If we fail to complete the Asset Sale, we will also retain and continue to operate Specialty Pharmaceuticals. The resultant potential for loss or disaffection of employees or customers of Specialty Pharmaceuticals could have a material, negative impact on the value of Specialty Pharmaceuticals.

In addition, if the Asset Sale is not consummated, our directors, executive officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction and we will have incurred significant third party transaction costs, in each case, without any commensurate benefit, which may have a material and adverse effect on our stock price and results of operations.

Failure to complete the Asset Sale may cause the market price for our common stock to decline.

If our stockholders fail to approve the sale of Specialty Pharmaceuticals to the Purchasing Parties, or if the Asset Sale is not completed for any other reason, the market price of our common stock may decline due to various potential consequences, including:

•	we may not be able to sell Specialty Pharmaceuticals to another party on terms as favorable to us as the terms of the Asset Purchase Agreement;

•	the failure to complete the Asset Sale may create substantial doubt as to our ability to effectively implement our current business strategies; and

•	our costs related to the Asset Sale, such as legal and accounting fees, must be paid even if the Asset Sale is not completed.

If the Asset Sale is not completed, we may explore other potential transactions, but the alternatives may be less favorable to us and there can be no assurance that we will be able to complete an alternative transaction.

If the sale of Specialty Pharmaceuticals to the Purchasing Parties is not completed, we may explore other potential transactions, including a sale of Specialty Pharmaceuticals to another party on such terms as the board of directors may approve. The terms of an alternative transaction may be less favorable to us than the terms of the Asset Sale and there can be no assurance that we will be able to reach agreement with or complete an alternative transaction with another party.

The amount of net proceeds that we will receive from the Asset Sale is subject to uncertainties.

Pursuant to the Asset Purchase Agreement, the amount that we receive from the Purchasing Parties is subject to the possibility of reduction by virtue of a purchase price adjustment described below under “The Asset Purchase Agreement—Purchase Price Adjustment.” The amount of net proceeds is subject to further reduction after the closing if the Purchasing Parties successfully assert claims for indemnification pursuant to the indemnification provisions of the Asset Purchase Agreement. See “The Asset Purchase Agreement—Indemnification.” Furthermore, we may have unforeseen liabilities and expenses that must be satisfied from the after-tax net proceeds of the Asset Sale, leaving less to fund our remaining operations.

In addition, the milestone and royalty payments contemplated by the Asset Purchase Agreement are subject to uncertainties, many of which are beyond our control. It is possible that these payments may be materially less than we expect or may not be owed to us at all.

You are not guaranteed any of the proceeds from the Asset Sale.

On November 9, 2009, in connection with our announcement of the Asset Sale, we stated that our board of directors is evaluating options to return most of the value of the Asset Sale to stockholders. It continues to be the board’s intention to return most of such value to stockholders; however, our board has made no final decisions in this regard. Our board may decide to declare a one-time special dividend or engage in a significant stock repurchase, either through a self-tender offer or open market repurchases. Any net proceeds that we retain will be used for working capital and other general corporate purposes.

Our board of directors has not determined the exact use of the net proceeds from the Asset Sale and we cannot guarantee that we will distribute any of the net proceeds from the Asset Sale to our stockholders in the event the Asset Sale is approved and consummated. You should not vote in favor of the Asset Sale based upon the assumption that you will receive any portion of the net proceeds from the Asset Sale.

Management could spend or invest the net proceeds from the Asset Sale in ways with which our stockholders may not agree.

Our management could spend or invest the proceeds from the sale of Specialty Pharmaceuticals to the Purchasing Parties in ways with which our stockholders may not agree. The investment of these proceeds may not yield a favorable return.

By completing the Asset Sale, we will no longer be engaged in the specialty pharmaceuticals business.

Specialty Pharmaceuticals accounted for a significant portion of our revenue for the fiscal year ended December 31, 2008 and for the nine months ended September 30, 2009. By selling substantially all of our assets relating to Specialty Pharmaceuticals to the Purchasing Parties, we will be exiting the specialty pharmaceuticals business. If the Asset Sale is consummated, the Royalties Business and the Biotech Business will be our only operating businesses and, accordingly, our profitability will be entirely dependent upon these lines of businesses. Our Biotech Business has generated no appreciable revenue and has caused us to incur significant operating expenses and resulted in the incurrence of substantial losses. We expect to continue to incur operating expenses and anticipate our expenses and losses will increase in the foreseeable future as we continue our efforts to develop our research pipeline. Even in the event that all milestone and royalty payments are received by us pursuant to the Asset Purchase Agreement, these funds and the funds generated by our Royalties Business may not collectively be sufficient to fund our anticipated losses and expenses. Accordingly, we may need to seek additional funding. We would likely seek such funding through public or private financing or some combination thereof. Additional funding may not be available to us on acceptable terms, or at all.

If the Asset Sale is completed, our remaining business and assets will be less diversified.

After selling Specialty Pharmaceuticals, we will focus our efforts on developing and operating the Biotech Business. We may encounter unanticipated difficulties or challenges as we transition into a biotechnology company. If we are unable to address and overcome these difficulties or challenges, we may not be successful with our new business focus.

We will be unable to compete with Specialty Pharmaceuticals for a period of four years after the date of the closing of the Asset Sale.

The Asset Purchase Agreement provides that for a period of four years after the date of the closing of the Asset Sale, Enzon will be prohibited from developing, marketing or selling (i) the active pharmaceutical ingredient of any of the Products; (ii) any active pharmaceutical ingredient that has the same mechanism of action as any active pharmaceutical ingredient of any of the Products; (iii) any finished pharmaceutical product that (1) has the same mechanism of action as any of the Products or (2) contains an active pharmaceutical ingredient referred to in clauses (i) and (ii); or any finished pharmaceutical product for the same labeled therapeutic indication(s) as of the closing date as Abelcet or Adagen. In addition, Enzon cannot own, own, manage, operate, invest in or acquire more than 5% of the capital stock or equity, or a significant portion of the assets of, a person that engages in any of the foregoing activities. These restrictions may prevent us from pursuing business opportunities that would be attractive to us or our stockholders.

In addition, until four years after the date of the closing of the Asset Sale, no third party that acquires Enzon may use Enzon’s assets to compete with Specialty Pharmaceuticals in violation of these non-competition restrictions. It is possible that this obligation could dissuade potential third parties from seeking to acquire us during this time.

The Asset Purchase Agreement will expose us to contingent liabilities that could have a material adverse effect on our financial condition.

We have agreed to indemnify the Purchasing Parties for breaches of any representation, warranty, or covenant made by us in the Asset Purchase Agreement, for losses arising out of or in connection with excluded assets or excluded liabilities, and for certain other matters. Significant indemnification claims by the Purchasing Parties could have a material adverse effect on our financial condition. We will not be obligated to indemnify the Purchasing Parties for any breach of the representations, warranties or covenants made by us under the Asset Purchase Agreement until the aggregate amount of claims for indemnification exceed $2 million. In the event that claims for indemnification for breach of most of the representations and warranties made by us under the Asset Purchase Agreement exceed this threshold, we will be obligated to indemnify the Purchasing Parties for any damages or loss resulting from such breach in excess of $1 million up to approximately $45 million. Claims for indemnification for breaches of covenants made by us under the Asset Purchase Agreement and for breaches of representations and warranties classified as fundamental representations and for representations and warranties related to employee benefits, environmental and tax matters will not be subject to the deductible or aggregate liability cap described above. Claims for indemnification for losses by the Purchasing Parties arising out of or in connection with excluded assets or excluded liabilities and certain other matters are not subject to either the deductible or aggregate liability cap described above.

Certain of Enzon’s directors and executive officers may have interests in the Asset Sale that may be different from, or in addition to, the interests of our stockholders.

Certain of Enzon’s directors and executive officers may have interests in the Asset Sale that are different from, or in addition to, the interests of Enzon stockholders. These interests are the potential acceleration of vesting of restricted stock, restricted stock units and stock options held by Enzon’s executive officers under circumstances to be agreed upon by Enzon and such executive officers. As a result of these interests, Enzon’s directors and executive officers could be more likely to recommend a vote in favor of the Asset Sale than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of our other stockholders. See “The Sale of Specialty Pharmaceuticals (Proposal No. 1)—Interests of Enzon’s Executive Officers and Directors in the Asset Sale.”

The Asset Purchase Agreement limits our ability to pursue alternatives to the Asset Sale.

The Asset Purchase Agreement contains provisions that make it more difficult for us to sell our business to any party other than the Purchasing Parties. These provisions include the prohibition on our ability to solicit competing proposals, the requirement that we pay a termination fee of $15 million if the Asset Purchase Agreement is terminated in specified circumstances, and the Purchasing Parties’ right to be advised of competing proposals and to submit revised proposals for consideration. See “The Asset Purchase Agreement—Termination of the Asset Purchase Agreement,” “The Asset Purchase Agreement—Termination Fee,” “The Asset Purchase Agreement—No Solicitation of Other Offers” and “The Asset Purchase Agreement—Recommendation Withdrawal/Termination in Connection with a Superior Proposal.” These provisions could discourage a third party that might have an interest in acquiring all of or a significant part of Enzon or Specialty Pharmaceuticals from considering or proposing an alternative transaction, even if that party were prepared to pay consideration with a higher value than the consideration to be paid by the Purchasing Parties.

The Purchasing Parties’ right, as set forth in the Asset Purchase Agreement, to be advised of and to submit a new offer not less favorable to Enzon than any unsolicited third-party acquisition offer continues until the termination of the Asset Purchase Agreement, which could make it more difficult for Enzon to complete an alternative business combination transaction with another party.

The Asset Sale constitutes a “fundamental change” under the indenture governing our 4% Convertible Senior Notes due 2013.

Our 4% Convertible Senior Notes mature on June 1, 2013, unless earlier redeemed, repurchased or converted. Occurrence of a “fundamental change,” as defined in the indenture governing the notes, triggers both the requirement that Enzon repurchase the notes and make a make-whole adjustment for any conversions in connection with the fundamental change. The Asset Sale constitutes a “fundamental change” under the indenture. Upon occurrence of a fundamental change, holders of the notes may require Enzon to redeem the notes at a price equal to 100% of the principal amount plus accrued and unpaid interest and Enzon is also required to increase the conversion rate for the notes by a number of additional shares determined in accordance with the indenture for a specified period of time. We may be required to use a portion of the net proceeds of the Asset Sale in connection with the mandatory repurchase offer that we are required to make after consummation of the Asset Sale and any conversion of the notes during the period in which we must offer the make-whole amount would result in additional dilution of our stockholders beyond the dilution already contemplated by the notes. If all of the outstanding notes were to be surrendered for conversion in connection with the make-whole adjustment and assuming the Asset Sale were to close on December 31, 2009, we would potentially need to issue up to approximately 6.5 million additional shares of common stock as a result of the make-whole adjustment in addition to those shares otherwise issuable upon conversion of the notes.

THE ASSET PURCHASE AGREEMENT

The summary of the material terms of the Asset Purchase Agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is attached as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the Asset Purchase Agreement that is important to you. We encourage you to carefully read the Asset Purchase Agreement in its entirety.

The Asset Purchase Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Enzon, Sigma-Tau or the Purchasing Parties. Such information can be found elsewhere in this proxy statement and in the other public filings Enzon makes with the SEC, which are available without charge at www.sec.gov.

The representations, warranties and covenants contained in the Asset Purchase Agreement were made only for purposes of the Asset Purchase Agreement as of specific dates and may be subject to more recent developments. Such representations, warranties and covenants were made solely for the benefit of the parties to the Asset Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating risk between parties to the Asset Purchase Agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. For the foregoing reasons, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Enzon, Sigma-Tau or the Purchasing Parties or any of their respective subsidiaries or affiliates.

General

Under the terms of the Asset Purchase Agreement, the Purchasing Parties will buy Specialty Pharmaceuticals at closing for a purchase price of $300 million in cash, subject to a working capital adjustment, and will assume certain ordinary course liabilities and obligations associated with Specialty Pharmaceuticals, subject to certain exceptions. Defiante has also agreed to make certain additional milestone and royalty payments under the circumstances described below.

Specialty Pharmaceuticals

Specialty Pharmaceuticals markets four approved therapeutics, Oncaspar, Adagen, Abelcet and DepoCyt and engages in manufacturing for its own products and on a contract basis for third parties.

Assets to be Sold

The Asset Purchase Agreement provides that we will sell to the Purchasing Parties all of the assets, properties, contractual rights, goodwill, going concern value, rights and claims of Specialty Pharmaceuticals (the “Assets”), including:

•

Owned Real Property. Certain specified parcels of real property (“Owned Real Property”) and all of the rights arising out of the ownership thereof or appurtenant thereto, together with all buildings, structures, facilities, fixtures and other improvements thereto;

•	Personal Property Leases. All leases and subleases in respect of certain specified tangible personal property located at the manufacturing facility located at the Owned Real Property (the “Facility”);

•

Machinery and Equipment. All machinery, equipment, tools, furniture, furnishings, vehicles, office equipment, supplies, goods and other tangible items of personal property owned or leased by Enzon and that are (i) located at the Facility, (ii) used by Enzon’s field salesforce or (iii) principally used by Specialty Pharmaceuticals, including all warranties and guarantees in connection therewith;

•	Books and Records. The books and records of the Seller to the extent principally relating to the operations of Specialty Pharmaceuticals;

•	Software. Certain software used by Specialty Pharmaceuticals;

•	Contracts. All rights and interest of Enzon under contracts of Specialty Pharmaceuticals;

•

Permits. All licenses, permits, certificates of authority, authorizations, approvals, registrations, qualifications, waivers and similar instruments granted or issued by any governmental entity, to the extent related to the Specialty Pharmaceuticals;

•	Inventory. All raw materials, work in process and finished pharmaceutical products of Specialty Pharmaceuticals;

•	Accounts Receivable. All notes and accounts receivable of Specialty Pharmaceuticals;

•

Prepaid Expenses and Other Current Assets. Deposits, prepaid expenses and other current assets (other than any prepaid insurance) of Specialty Pharmaceuticals, except those assets that are Excluded Assets (as defined below);

•

Insurance Proceeds. All third party property and casualty insurance proceeds and all claims, causes of actions and other rights to third party property and casualty insurance proceeds, in each case to the extent received or receivable in respect of Specialty Pharmaceuticals and, in the case of product liability insurance proceeds, to the extent that one of the Purchasing Parties suffered the liability for such claim or cause of action;

•

Warranties. All express and implied warranties and indemnities from suppliers of goods or services relating to the Products, and any claims or benefits thereunder relating to the Products sold and delivered following the closing date;

•

Enforcement of Covenants. All rights we may have to enforce non-competition, non-solicitation and similar covenants against employees and former employees of the Specialty Pharmaceuticals following the closing date;

•	Other Assets. All other tangible assets at the Facility or related to Specialty Pharmaceuticals, except those assets that are Excluded Assets;

•

Intellectual Property. Certain specified (i) patents and pending patent applications, patent disclosures, related divisionals, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof; (ii) trademarks, trade dress, service marks, logos, trade names, Internet domain names and registrations and applications to register the same and the goodwill associated therewith; (iii) copyrights, copyrightable subject matter and registrations and applications to register the same; and (iv) all product data;

•	Commercial Know-How. All right, title and interest of Enzon in all commercial trade secrets and other confidential and proprietary information used in connection with Specialty Pharmaceuticals;

•	Product-Specific Assets. All of our rights existing on the closing date and relating to the Products;

•

Causes of Action. All of our rights, claims and causes of action against third parties relating to the Assets or Specialty Pharmaceuticals, other than (i) causes of action arising under the Asset Purchase Agreement or the transactions contemplated thereby, or (ii) causes of action relating to the Excluded Assets or Excluded Liabilities (as defined below);

•	Telephone Numbers. The telephone numbers used in connection with the Products, but not our general telephone numbers or any employee general telephone numbers; and

•

General Intangibles. All going concern value, goodwill and other intangible rights and assets (other than with respect to intellectual property of Enzon that is not transferring to the Purchasing Parties) relating to Specialty Pharmaceuticals.

Pursuant to the Asset Purchase Agreement, Klee will acquire the Assets primarily related to Specialty Pharmaceuticals’ manufacturing assets (including the Facility) and Defiante will acquire the remaining Assets.

Excluded Assets

Notwithstanding the foregoing, the following of our assets will not be sold to the Purchasing Parties (the “Excluded Assets”):

•

Cash and Cash Equivalents; Bank Accounts. All cash and cash equivalents, including marketable or other securities, and accrued interest, dividends or other earnings thereon, and all bank accounts, deposit and lockbox arrangements and other locations where financial instruments or financial records are maintained by or on behalf of Specialty Pharmaceuticals;

•	Tax Refunds. Any refunds, credits or other assets or rights (including interest thereon or claims therefor) with respect to taxes;

•

Insurance Policies. Any insurance policies at any time in effect and any reimbursement for, or other benefit associated with, prepaid insurance, including insurance policies covering events occurring in whole or in part prior to the closing date;

•

Prepaid Assets. Any reimbursement for, or other benefit associated with, prepaid assets (including any prepaid insurance) reflected on the financial statements that do not relate to Specialty Pharmaceuticals;

•	Employee Benefit Assets. With certain exceptions, our employee benefits plans, programs, policies and arrangements and all assets relating thereto;

•	Rights Under Agreements. Our rights under the Asset Purchase Agreement and related documentation or the Asset Sale;

•

Names and Logos. The name and mark “Enzon” and “Enzon Pharmaceuticals” and any names (including Internet domain names) or marks containing or comprising the name and mark “Enzon” or “Enzon Pharmaceuticals” or related thereto and the Enzon logo and any logos containing or comprising such logo or related thereto and the goodwill associated therewith;

•	Capital Stock. All of the capital stock or equity interests of Enzon;

•	Process Development Equipment. All of the process development equipment located at our Piscataway, New Jersey facility;

•	Other Real Property. Any and all interests of Enzon in or to any real property other than the Owned Real Property; and

•	Other Assets. Certain of our other enumerated assets, properties or rights.

Liabilities to be Assumed

The Asset Purchase Agreement provides that the Purchasing Parties will assume and agree to pay, perform and discharge the following liabilities (the “Assumed Liabilities”):

•	Liabilities. All notes and accounts payable and other accrued expenses and current liabilities of Specialty Pharmaceuticals incurred in the ordinary course of business consistent with past practice;

•

Return Claims. All liabilities for the return of or payment with respect to any pharmaceutical product manufactured or processed at the Facility or by Specialty Pharmaceuticals, up to the amount reserved against on the balance sheet of Specialty Pharmaceuticals as at September 30, 2009 (the “Balance Sheet”), and with respect to pharmaceutical products manufactured or processed at the Facility or by Specialty Pharmaceuticals and sold after the closing, all liabilities for such returns or payments;

•

Product Claims. All liabilities in respect of a claim by any person based on use, handling or ingestion of, exposure to or contact with any of the Products or any chemical or substance at any time used or handled at or distributed from the Facility on or after the closing date;

•

Contracts. All liabilities arising or to be performed after the closing under the contracts, permits and transferred intellectual property assumed by the Purchasing Parties, excluding any liability (i) relating to defaults thereunder occurring on or prior to the closing date, (ii) arising out of our breach of any representation or warranty contained in the Asset Purchase Agreement or in any such assumed contract or (iii) that we were obligated to perform or discharge on or prior to the closing date;

•

Environmental Claims. To the extent such liabilities are not Excluded Liabilities, any liabilities relating to environmental claims arising out of the ownership, occupation or operation of Specialty Pharmaceuticals, the Facility or the Assets, or conditions created at the Facility, on or after the closing date or associated with the release of any hazardous materials on or after the closing date at, on, under or from the Owned Real Property;

•	Taxes. All liabilities for taxes arising out of the ownership of the Assets after the closing date; and

•	Accrued Employee Compensation, Benefits and Other Liabilities. The amount of accrued employee compensation, benefits and other liabilities.

Pursuant to the Asset Purchase Agreement, Klee will assume the Assumed Liabilities primarily related to Specialty Pharmaceuticals’ manufacturing operations and Defiante will assuming the remaining Assumed Liabilities.

Excluded Liabilities

Other than the Assumed Liabilities, all of our liabilities will be retained by us (“Excluded Liabilities”), including:

•	Excluded Assets. Liabilities arising out of the Excluded Assets;

•

Contracts. All liabilities with respect to contracts not assumed by the Purchasing Parties, and all liabilities arising out of breaches by or defaults of us or our affiliates under any assumed contract;

•

Service Liability. Any liability of Specialty Pharmaceuticals or Enzon arising out of or resulting from any services performed by Enzon, its employees, independent contractors or affiliates, except as may be provided in the Transition Services Agreement;

•	Borrowed Money. All liabilities for indebtedness for borrowed money;

•	Intercompany Liabilities. All intercompany payables and other liabilities or obligations of Specialty Pharmaceuticals or Enzon due or owing to any affiliate of Enzon;

•	Certain Taxes. All liabilities for taxes arising from the operation of Specialty Pharmaceuticals or the Assets on or prior to the closing date;

•

Employees. Subject to certain exceptions, all liabilities relating to or arising out of (i) the employment relationship between Enzon and all current or former employees of Enzon who are not employees of Specialty Pharmaceuticals as of the Closing; (ii) workers’ compensation claims against Enzon that relate to the period on or prior to the closing date, and (iii) any Enzon employee benefit plan;

•

Environmental Claims. All Liabilities relating to environmental claims to the extent arising out of the ownership, occupation or operation of Specialty Pharmaceuticals, the Facility or the Assets, or conditions existing at, on, under or within the Facility, in each case prior to the closing date, including liabilities associated with the release of any hazardous materials at, on or from the Facility and releases at locations other than the Facility to the extent relating to the off-site disposal of hazardous materials by Enzon prior to the closing date;

•

Return Claims. All liabilities for the return of or payment with respect to products manufactured, processed or sold by Specialty Pharmaceuticals prior to the closing date to the extent exceeding any reserve set forth on the Balance Sheet;

•

Product Claims. All liabilities in respect of a claim by any person based on use, handling or ingestion of, exposure to or contact with any chemical or substance at any time used, handled or distributed by Specialty Pharmaceuticals and all other liabilities in respect of all products manufactured, processed or sold and/or services performed by Enzon, in each case to the extent arising out of the ownership, occupation or operation of Specialty Pharmaceuticals, the Facility or the Assets prior to the closing date;

•

Transaction Expenses. Any broker’s, finder’s or similar fee incurred by Enzon and, except as otherwise provided in the Asset Purchase Agreement, any cost, fee or expense incurred by Enzon in connection with the negotiation and preparation of the Asset Purchase Agreement and the performance by us of the terms and conditions contained therein and the consummation of the transactions contemplated by the Asset Purchase Agreement;

•

Legal Proceedings. All liabilities in respect of any legal proceeding (i) pending against Enzon, Specialty Pharmaceuticals or the Assets on the closing date; (ii) instituted after the closing date but arising out of actions of Enzon or the operation of Specialty Pharmaceuticals on or prior to the closing date or (iii) relating to any Excluded Asset;

•	Bulk Sales Laws. Any liability arising out of or resulting from our noncompliance with any bulk sales or fraudulent transfer laws; and

•

Other Liabilities. All liabilities we expressly retained under any provision of the Asset Purchase Agreement or any other agreement, instrument or certificate delivered by us in connection with the transactions contemplated thereby.

Purchase Price

In addition to assuming the liabilities discussed above, at the closing, the Purchasing Parties will pay us $300 million in cash, subject to a working capital adjustment described below, as consideration for the Assets.

In addition, Defiante will make the following milestone payments to us:

•

within 10 business days after receiving approval from the FDA to commercialize Oncaspar using a new manufacturing source for the active pharmaceutical ingredient and the current PEGylation linker, Defiante will pay us an additional $5 million in cash;

•

within 10 business days after receiving approval from the FDA to commercialize a reformulated version of Oncaspar using a new manufacturing source for the active pharmaceutical ingredient and a new PEGylation linker, Defiante will pay us an additional $7 million in cash; and

•

within 10 business days after receiving approval from the EMEA to commercialize the reformulated version of Oncaspar, Defiante will pay us either (i) $15 million in cash if such approval is received on an accelerated, conditional or expedited basis, or (ii) $10 million in cash if such approval is received on a non-accelerated basis.

In addition, Defiante will make the following royalty payments to us on a quarterly basis:

•

for the years 2010 through 2014, 5% of the amount by which Net Receipts (as defined below) in respect of the Products sold in the United States in each such year exceeds the amount of Net Receipts in respect of the Products sold in the United States in 2009;

•

for the years 2010 and 2011, 10% of the amount by which Net Receipts in respect of the Products sold outside the United States in each such year exceeds the amount of Net Receipts in respect of the Products sold outside the United States in 2009; and

•

for the years 2012 through 2014, 5% of the amount by which Net Receipts in respect of the Products sold outside the United States in each such year exceeds the amount of Net Receipts in respect of the Products sold outside the United States in 2009.

For purposes of the Asset Purchase Agreement, “Net Receipts” is defined to mean, with respect to sales of the Products in a particular territory by the Purchasing Parties and their affiliates and agents or Enzon and its affiliates and agents, as applicable, the gross amounts actually invoiced for such Product in such territory, less the sum of the following items relating to such sales, to the extent that such deductions are recognized under and in accordance with U.S. generally accepted accounting principals:

•	reasonable trade, quantity and cash discounts and rebates;

•

adjustments for price adjustments, billing errors, rejected goods, returns, product recalls and damaged goods (excluding goods damaged while under the control of the Purchasing Parties or their affiliates or Enzon or its affiliates, as applicable, or their respective licensees, sub-licensees, or distributors);

•

credits, charge-backs, rebates, reimbursements, and similar payments provided to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, other institutions or health care organizations or other customers;

•	rebates or other price reductions provided to any governmental entity with respect to any state or federal Medicare, Medicaid or similar programs;

•	discounts pursuant to indigent patient programs and patient discount programs, including coupon discounts and co-pay assistance programs;

•	any invoiced charge for freight, insurance, handling, or other transportation costs directly related to delivery of the Products;

•	credits or discounts related to sales promotions that are offered to customers in general, such as trade show discounts and stocking allowances; and

•	tariffs, duties, excise, sales, value-added or other taxes (other than taxes based on income that are non-refundable).

Net Receipts also include, with respect to sales of a Product in a particular territory by a third-party, unaffiliated licensee, sub-licensee or distributor of the Purchasing Parties or Enzon, as applicable, the amount received by the Purchasing Parties or Enzon or their respective affiliates, as applicable, from such licensee, sub-licensee or distributor.

Purchase Price Adjustment

Not later than two business days prior to closing, we will agree on a preliminary working capital schedule with the Purchasing Parties. At closing, the cash purchase price of $300 million will be increased by the amount that the preliminary working capital set forth on that schedule exceeds $17.938 million (the “Target Amount”) or decreased by the amount that the Target Amount exceeds the preliminary working capital.

Within 45 days after closing, we will prepare a closing working capital schedule. The Purchasing Parties will have 60 days to review the closing working capital schedule. If the Purchasing Parties object to any of items set forth on the schedule, the parties will have 15 days to negotiate in good faith to resolve their disputes. If the parties cannot resolve all of their disagreements, such disagreements will be resolved by a mutually agreeable nationally recognized firm of independent public accountants. If the closing working capital, as finally determined, is greater than the preliminary working capital, the Purchasing Parties will pay us the amount of such excess. If the closing working capital, as finally determined, is less than the preliminary working capital, we will pay the Purchasing Parties the amount of such difference.

Closing

The closing of the Asset Sale will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 at 10:00 a.m., New York City time, two business days after our stockholders approve the Asset Sale, provided all of the other closing conditions have been satisfied or waived, or at such other place or time as we and the Purchasing Parties may mutually agree. Regardless of when our stockholders approve the Asset Sale, the closing cannot occur before January 1, 2010.

Representations and Warranties

In the Asset Purchase Agreement, we made representations and warranties relating to, among other things:

•	Corporate organization, existence and power and authority to own, lease and operate the Assets and operate Specialty Pharmaceuticals; qualification to do business and good standing;

•

Corporate power and authority to enter into the Asset Purchase Agreement and other agreements to be executed by us pursuant to the Asset Purchase Agreement and to consummate the transactions contemplated by the Asset Purchase Agreement;

•	The enforceability of the Asset Purchase Agreement and other agreements to be executed by us pursuant to the Asset Purchase Agreement;

•	Absence of conflicts;

•	Governmental approvals and consents;

•	Our financial statements;

•	Absence of certain changes since September 30, 2009;

•	Personal and real property;

•	Contracts;

•	Litigation;

•	Title to the Assets free of liens;

•	Sufficiency of the Assets;

•	Employee benefit plans;

•	Environmental matters;

•	Intellectual property;

•	Labor matters;

•	Tax matters;

•	Compliance with laws;

•	Permits;

•	Regulatory matters;

•	Requisite stockholder approval;

•	Brokers and finders;

•	Suppliers; express warranties; workmanship or service problems;

•	Related party transactions;

•	Insurance;

•	Accounts receivable;

•	Inventory;

•	No conflict with a certain provision of indenture governing our 4% Convertible Senior Notes due 2013; and

•	Solvency.

In the Asset Purchase Agreement, the Purchasing Parties made representations and warranties relating to:

•	Corporate organization, existence and power and authority to own, lease and operate its properties and carry on its business;

•

Corporate power and authority to enter into the Asset Purchase Agreement and other agreements to be executed by them pursuant to the Asset Purchase Agreement and to consummate the transactions contemplated by the Asset Purchase Agreement;

•	The enforceability of the Asset Purchase Agreement and other agreements to be executed by them pursuant to the Asset Purchase Agreement;

•	Absence of conflicts;

•	Governmental approvals and consents;

•	Financial capacity;

•	Brokers or finders;

•	Litigation;

•	Solvency;

•	Existing indebtedness;

•	No vote of the holder of any stock or voting debt of the Purchasing Parties required;

•	No knowledge of breaches; and

•	Defiante’s financial statements and capital.

Material Adverse Effect

Many of our representations and warranties are qualified by a Material Adverse Effect standard. For purposes of the Asset Purchase Agreement, “Material Adverse Effect” is defined to mean any change, circumstance, event, or condition that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of Specialty Pharmaceuticals, taken as a whole, or that prevents or materially impairs, or would reasonably be expected to prevent or materially impair, our ability to perform our obligations under the Asset Purchase Agreement or to timely consummate the transactions contemplated by the Asset Purchase Agreement. The definition of “Material Adverse Effect” does not include any changes, circumstances, events or conditions resulting from:

•

general economic conditions in any of the markets in which Specialty Pharmaceuticals operates (provided that we are not disproportionately affected as compared to other participants in the same industry as us);

•

any change in economic conditions or the financial, banking, currency or capital markets in general (provided that we are not disproportionately affected as compared to other participants in the same industry as us);

•

any calamity or other conditions generally affecting the medical or pharmaceutical industry (provided that we are not disproportionately affected as compared to other participants in the same industry as us);

•	acts of God or other calamities, national or international political or social conditions;

•

changes in laws affecting the medical or pharmaceutical industry in general (provided that we are not disproportionately affected as compared to other participants of similar size and in the same industry as us);

•	changes in U.S. generally accepted accounting principles;

•	any action or event to which the Purchasing Parties have consented in writing;

•	any action contemplated by the Asset Purchase Agreement; or

•	any failure to meet any projections, forecasts or estimates of earnings or revenues.

Survival of Representations, Warranties and Covenants

The representations, warranties and covenants in the Asset Purchase Agreement will survive the closing:

•

indefinitely with respect to representations and warranties pertaining to organization and power, authorization to enter into the Asset Purchase Agreement, enforceability of the Asset Purchase Agreement and other transaction documents and brokers and finders;

•	until 24 months after the closing date with respect to environmental matters;

•	until the expiration of all applicable statutes of limitation with respect to employee benefit plans and tax matters;

•	until 12 months after closing, in the case of all other representations and warranties and any covenant or agreement to be performed in whole or in part on or prior to the closing date; and

•	with respect to all other covenants or agreements contained in the Asset Purchase Agreement and that contemplate actions following the closing, until any such covenant or agreement is performed.

Conduct of Business Prior to Closing

Under the Asset Purchase Agreement, we have agreed that, until the time of the closing and except as (i) contemplated by the Asset Purchase Agreement, (ii) may reasonably be required in connection with the separation of Specialty Pharmaceuticals from our other activities, (iii) previously disclosed or (iv) consented to in writing by the Purchasing Parties (which consent shall not be unreasonably withheld, conditioned or delayed), we will continue to:

•	operate Specialty Pharmaceuticals in all material respects in the ordinary course of business consistent with past practices; and

•

use commercially reasonable efforts to maintain and preserve intact Specialty Pharmaceuticals and its relationships with suppliers, customers, employees and others having business relationships with Specialty Pharmaceuticals.

We have also agreed that, until the time of the closing, except as contemplated by the Asset Purchase Agreement or consented to in writing by the Purchasing Parties (which consent shall not be unreasonably withheld, conditioned or delayed), we will not:

•	modify or dispose of any material Asset, other than in the ordinary course of business consistent with past practices or fail to maintain any tangible material Asset;

•	amend, terminate or fail to pay or perform any material contract;

•	enter into any contract involving annual payments in excess of $200,000, other than customer sales and purchases of inventory in the ordinary course of business consistent with past practices;

•	increase employee compensation;

•	encumber any Asset, other than by permitted liens and encumbrances;

•	enter into any union contract or collective bargaining agreement;

•	use Specialty Pharmaceuticals or the Assets as a guarantee or surety of the liability of any other person;

•	cancel any indebtedness or waive any material right, other than in the ordinary course of business consistent with past practice;

•	change methods of collecting accounts receivable or paying amounts payable;

•	lease or dispose of any material interest in or take any action that would be materially detrimental to the Owned Real Property; or

•	change Enzon’s accounting methods, except as required by law or U.S. generally accepted accounting principles.

Investigation of Business

We have agreed to permit the Purchasing Parties and their representatives access during normal business hours to the Facility and our books and records. However, we are not required to supply privileged or confidential information.

Post-Closing Access to Records and Personnel

After closing, the Parties shall retain all books and records relating to Specialty Pharmaceuticals and the Assets for at least seven years (or such longer period of time set forth in their respective records retention policies on the closing date or as may be required by law) and shall allow each other reasonable access to such books and records and personnel having knowledge of such books and records for legitimate business reasons.

Financing

In accordance with the Asset Purchase Agreement, Sigma-Tau has agreed to use commercially reasonable efforts to (i) maintain in effect the Commitment Letter, (ii) negotiate definitive agreements with respect to the financing contemplated by the Commitment Letter on terms no less favorable than those set forth in the Commitment Letter, (iii) satisfy on a timely basis all conditions in the definitive financing agreements, (iv) consummate the financing and (v) comply with its obligations in the Commitment Letter.

Sigma-Tau must give us prompt notice of any termination of the Commitment Letter. If any portion of the financing contemplated by the commitment letter becomes unavailable, the Purchasing Parties must use commercially reasonable efforts to obtain alternative financing from alternative sources on terms and conditions that are customary and commercially reasonable in an amount sufficient to consummate the Asset Sale in a timely manner.

We have agreed to provide all cooperation reasonably requested by the Purchasing Parties in connection with the financing, including providing financial information to the extent reasonably requested to assist in the preparation of the Purchasing Parties’ financing documents, so long as it does not unreasonably interfere with Specialty Pharmaceuticals or our other businesses.

The Purchasing Parties have also agreed to indemnify us, our affiliates and our representatives from and against all losses, damages, claims, costs or expenses suffered or incurred in connection with the financing and any information utilized in connection therewith, subject to certain customary exceptions.

Efforts and Actions to Cause the Closing to Occur

We and the Purchasing Parties have agreed to use commercially reasonable efforts to complete the Asset Sale, including obtaining all requisite consents and approvals from governmental entities and third parties. We are not obligated to pay any fees or penalties in connection with obtaining any third party consents.

If the consent of any third party is required to transfer an Asset to the Purchasing Parties and we are unable to get such consent prior to closing, such asset will not be transferred, but will be held in trust for the benefit of the Purchasing Parties. We will use our commercially reasonable efforts to provide the Purchasing Parties with the benefits of the non-assignable Assets and to enforce any rights arising from such non-assignable Assets. If consent to transfer any non-assignable Asset is received after closing, we will, as soon as reasonably practicable, transfer such Asset to the Purchasing Parties.

If any permits cannot be transferred prior to closing, we will make such filings as necessary to convey the benefits of such permit the Purchasing Parties on and after the closing date, or as soon as reasonably practicable after the closing date.

Transfer of Regulatory Approvals and Permits

Promptly after closing, the parties will cooperate to transfer regulatory approvals and permits used in connection with the operation of Specialty Pharmaceuticals to the Purchasing Parties, at the Purchasing Parties’ expense.

Efforts Related to Milestone Payments

After closing, Defiante and its affiliates will use continuous and diligent efforts to pursue in a reasonably timely manner the development and approval of Oncaspar using a new manufacturing source for the active pharmaceutical ingredient and the current PEGylation linker and Oncaspar using a new manufacturing source for the active pharmaceutical ingredient and a new PEGylation linker, and implement and conduct all research, development and clinical manufacturing activities for, and regulatory activities with respect to, such products that are components of or directly related to or required for the achievement of the milestone payments.

Prior to the closing, we have agreed not to make certain filings with the FDA with respect to any product under development without providing Defiante a reasonable opportunity to review such filing and obtaining Defiante’s consent to the contents of such filings, which consent may not be unreasonably withheld.

Maintenance of Existence; Limits on Distributions

We have agreed that until the latest of the License Agreement or the Transition Services Agreement is terminated, we will remain in existence and in good standing and will not take any action that could result in our dissolution or liquidation. We have also agreed that until the first anniversary of the closing date of the Asset Sale, we will maintain $45 million in cash or cash equivalents in our bank accounts; however, if six months after closing there is less than $15 million in bona fide unresolved indemnification claims made by the Purchasing Parties, we will only have to maintain $30 million in cash and cash equivalents and if nine months after closing there is less than $10 million in bone fide unresolved indemnification claims made by the Purchasing Parties, we will only have to maintain $15 million in cash and cash equivalents. We will not be required to maintain any amount of cash pursuant to the Asset Purchase Agreement following the first anniversary of the closing.

Non-Compete and No Solicitation

We have agreed that until the fourth anniversary of the closing date of the Asset Sale, we will not:

•	develop, market or sell:

•	the active pharmaceutical ingredient of any of the Products;

•	any active pharmaceutical ingredient that has the same mechanism of action as any active pharmaceutical ingredient of any of the Products;

•	any finished pharmaceutical product that (i) has the same mechanism of action as any of the Products or (ii) contains an active pharmaceutical ingredient referred to in the prior two bullet points; or

•	any finished pharmaceutical product for the same labeled therapeutic indication(s) as of the closing date as Abelcet or Adagen; or

•	own, manage, operate, invest in or acquire more than 5% of the capital stock or equity, or a significant portion of the assets of, a person or entity that engages in any of the foregoing activities.

These non-competition restrictions will not inhibit a third party from acquiring Enzon so long as Enzon’s assets are not used to compete with Specialty Pharmaceuticals in violation of such non-compete restrictions prior to the fourth anniversary of the closing.

We and the Purchasing Parties have agreed, for a period of two years following the closing, not to solicit for employment, hire or attempt to hire any director, officer or employee of the other party unless such individual was terminated by the other party prior to the date of the Asset Purchase Agreement.

No Solicitation of Other Offers

In connection with the Asset Purchase Agreement, we have agreed not to:

•	solicit, initiate or knowingly facilitate or encourage any competing proposal;

•	participate in any negotiations regarding, or provide any material nonpublic information with respect to, any competing proposal;

•	engage in discussion with respect to any competing proposal;

•	approve or recommend any competing proposal; or

•	enter into any letter of intent or similar agreement providing for any competing proposal.

Notwithstanding these restrictions, we may provide confidential information with respect to Enzon and Specialty Pharmaceuticals to any person who has made an unsolicited, written competing proposal so long as:

•	such competing proposal provides for the acquisition of all or substantially all of Specialty Pharmaceuticals or more than 50% of our common stock; and

•

our board of directors concludes in good faith, after consultation with its financial advisors and outside legal counsel, that such competing proposal constitutes (in the event that our board proposes to approve, recommend or otherwise declare advisable such competing proposal) or is reasonably likely to lead to a superior proposal.

We are also permitted to participate in discussions or negotiations with any person making any competing proposal that is consistent with the terms described above.

In the cases described above, we are not permitted to disclose any non-public information to a person without entering into a confidentiality agreement that contains provisions that are no less favorable in the aggregate to us than those contained in our confidentiality agreement with an affiliate of Sigma-Tau. In addition, we must promptly provide to the Purchasing Parties any non-public information concerning us provided to such other person that was not previously provided to the Purchasing Parties.

We have agreed to promptly (and, in any event, within 24 hours) notify the Purchasing Parties if any proposals or offers with respect to an acquisition proposal are received by, any such information is requested from, or any discussions or negotiation are sought to be initiated or continued with, us or any of our representatives indicating the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements), and to keep the Purchasing Parties informed, on a reasonably current basis, of the status and terms of any such proposals or offers (including any amendments).

A “competing proposal” means any written bona fide proposal for (i) a merger or business combination with Enzon, (ii) the acquisition of 25% or more of the Assets by any person (other than the Purchasing Parties or their affiliates) or (iii) the acquisition of 25% or more of our common stock.

A “superior proposal” means any written bona fide proposal for (i) a merger or business combination with Enzon, (ii) the acquisition of all or substantially all of Specialty Pharmaceuticals of the Assets by any person (other than the Purchasing Parties or their affiliates) or (iii) the acquisition of more than 50% of our common stock, made by any Person on terms that the board of directors determines in good faith, after consultation with its financial and legal advisors are more favorable from a financial point of view to us and our stockholders than the Asset Sale.

In addition to the rights described above, we may terminate the Asset Purchase Agreement and enter into a definitive agreement with respect to a superior proposal under certain circumstances. See “—Recommendation Withdrawal/Termination in Connection with a Superior Proposal.”

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

Our board of directors has resolved to recommend that our stockholders adopt the Asset Purchase Agreement. However, if our board of directors determines in good faith, after consultation with outside legal and financial advisors, that a competing proposal constitutes a superior proposal and the failure to take such action would be inconsistent with the board’s fiduciary duties to our stockholders under applicable law, it may:

•	change, qualify, withhold or withdraw, in a manner adverse to the Purchasing Parties, its recommendation that our stockholders adopt the Asset Purchase Agreement; and

•	enter into a binding written agreement with respect to the superior proposal and terminate the Asset Purchase Agreement (and pay the $15 million termination fee to Defiante).

However, prior to changing its recommendation that our stockholders adopt the Asset Purchase Agreement, we must (i) give the Purchasing Parties at least four business days written notice of the proposed change of recommendation, the reasons for the change and the terms of the superior proposal and (ii) take into account any revised proposal made by the Purchasing Parties.

Transferred Employees

Prior to the closing date, Klee may offer employment to any of our employees who work at the Facility or are engaged in sales and/or marketing, and may also offer employment to other employees as mutually agreed to by us (in each case including (i) those employees receiving salary continuation benefits under Enzon’s short-term disability or salary continuation program and active employees on military leave or other approved absences, and (ii) employees absent from work pursuant to vacation, sick leave or other leave, including leave granted or required to be granted under the terms of the Family and Medical Leave Act, so long as such employees are reasonably expected by Enzon to return to active service).

For at least one year following the closing date, Klee and its affiliates will provide employees transferred to Klee with compensation opportunities (including incentive opportunities but excluding equity incentives) and employee benefits that are competitive in terms of base salary, taking into account the policies of Klee’s U.S. affiliates. To the extent that any such transferred employee participates in any employee benefit plan, program or arrangement maintained by Klee or any of its affiliates following the closing date, Klee will (i) credit each such transferred employee’s service with Enzon or any predecessor employers thereto, to the extent credited under the analogous Enzon employee benefit plan, as service with Klee, (ii) cause any and all pre-existing condition limitations, eligibility waiting periods, active employment requirements and requirements to show evidence of good health, to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the analogous Enzon employee benefit plan in which such transferred employee participated immediately prior to the closing date, to be waived with respect to such transferred employee and such individual’s spouse and eligible dependents and (iii) give credit for or otherwise take into account the out-of-pocket expenses and annual expense limitation amounts paid by each such transferred employee under the analogous Enzon employee benefit plan for the year in which the closing occurs. With respect to Enzon’s flexible spending accounts program, Klee will assume the liability for the account balances of each participant in such program and shall continue to provide reimbursements in accordance with the terms of such plan through the end of 2010.

During the one year period following the closing, each such transferred employee will be entitled to severance pay generally no less favorable than at Enzon as of the date of the Asset Purchase Agreement.

Conditions to the Closing

Conditions to Each Party’s Obligation. Each party’s obligation to effectuate the Asset Sale is subject to the satisfaction or waiver at or prior to the time of the closing of each of the following conditions:

•

Statutes; Court Orders. No statue, rule or regulation of any governmental entity shall prohibit the closing and no legal proceeding pending by any governmental entity shall seek to, and no order shall be in effect which has the effect of, restraining, materially altering or delaying or prohibiting the transactions contemplated by the Asset Purchase Agreement;

•	Waiting Period. All waiting periods under the HSR Act and similar laws shall have expired or been terminated; and

•	Stockholder Approval. Holders of a majority of the outstanding shares of our common stock shall have approved the Asset Sale.

Conditions to Obligation of the Purchasing Parties. The obligation of the Purchasing Parties to effectuate the Asset Sale is subject to the satisfaction or waiver at or prior to the time of the closing of each of the following additional conditions:

•	Accuracy of Enzon’s Representations and Warranties. Our representations and warranties shall be true and correct unless the failure to be true and correct would not have a Material Adverse Effect;

•	Performance of Covenants. We shall have complied in all material respects with all of our covenants in the Asset Purchase Agreement;

•	No Material Adverse Effect. No Material Adverse Effect shall have occurred; and

•	Financing. The Lender (or any alternate lenders or financing sources) shall have made the financing contemplated by the Commitment Letter (or any alternative financing) shall be available in full.

Conditions to Obligation of Enzon. Our obligation to effectuate the Asset Sale is subject to the satisfaction or waiver at or prior to the time of the closing of each of the following additional conditions:

•	Accuracy of the Purchasing Parties’ Representations and Warranties. The Purchasing Parties’ representations and warranties shall be true and correct in all material respects;

•	Performance of Covenants. The Purchasing Parties shall have complied in all material respects with all of their covenants in the Asset Purchase Agreement; and

•	Payment of the Purchase Price. We shall have received the $300 million cash payment, subject to a working capital adjustment as provided in the Asset Purchase Agreement.

Termination of the Asset Purchase Agreement

The Asset Purchase Agreement may be terminated at any time prior to the closing, whether before or after stockholder approval has been obtained:

•	by mutual written consent of Enzon and the Purchasing Parties;

•	by either Enzon or the Purchasing Parties if:

•

the closing shall not have occurred on or before the Termination Date, which date will be extended for the duration of any review period in connection with the HSR Act, so long as the failure of the closing to occur by such date was not caused by the terminating party’s material breach of the Asset Purchase Agreement;

•

a governmental entity shall have issued an order permanently restraining, enjoining or prohibiting the transactions contemplated by the Asset Purchase Agreement, so long as the issuance of such order was not primarily due to the terminating party failing to perform any of its obligations under the Asset Purchase Agreement; or

•	the required stockholder approval shall not have been obtained;

•	by Enzon, if:

•

Sigma-Tau or the Purchasing Parties have breached or failed to perform in any material respect any of their representations, warranties, covenants or agreements in the Asset Purchase Agreement, which breach or failure to perform (i) would result in the failure of the condition(s) related to the accuracy of the Purchasing Parties’ representations and warranties and the performance by the Purchasing Parties of their covenants and (ii) cannot be cured by the Termination Date;

•	it enters into an agreement in respect of a superior proposal; or

•	the financing contemplated by the Commitment Letter (or any alternative financing) has not been made available within 30 days after all of the other conditions to closing have been satisfied; or

•	by the Purchasing Parties, if:

•

Enzon has breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements in the Asset Purchase Agreement, which breach or failure to perform (i) would result in the failure of the condition(s) related to the accuracy of Enzon’s representations and warranties and the performance by Enzon of its covenants and (ii) cannot be cured by the Termination Date; or

•

(i) the board shall have made a change in recommendation, (ii) Enzon or the board shall have approved or entered into an agreement in respect of a superior proposal, (iii) a third party shall have commenced a tender or exchange offer for our common stock prior to our receiving the requisite stockholder vote and the board shall not have recommended against such tender or exchange offer within 10 business days, (iv) Enzon shall have failed to recommend that our stockholders approve the Asset Purchase Agreement or (v) Enzon or the board publicly announces its intent to take any of the foregoing actions.

Termination Fees

We must pay a termination fee of $15 million in cash to Defiante under the following circumstances:

•	if:

•	a competing proposal made after the date of the Asset Purchase Agreement is publicly disclosed and not publicly withdrawn at the time of Special Meeting;

•

we have terminated the Asset Purchase Agreement because the Termination Date has occurred or we or the Purchasing Parties have terminated the Asset Purchase Agreement because the required stockholder approval has not been obtained; and

•

within one year after the Asset Purchase Agreement is terminated, we have entered into an agreement with the person making the competing proposal pursuant to which such person would acquire us by merger or business combination, acquire 25% or more of Specialty Pharmaceuticals, or acquire 25% or more of our outstanding common stock;

•

if the Asset Purchase Agreement is terminated by the Purchasing Parties because (i) the board shall have changed, qualified, withheld or withdrawn its recommendation that our stockholders adopt the Asset Purchase Agreement, (ii) Enzon or the board shall have approved or entered into an agreement in respect of a superior proposal, (iii) a third party shall have commenced a tender or exchange offer for our common stock prior to our receiving the requisite stockholder vote and the board of directors shall not have recommended against such tender or exchange offer within 10 business days, (iv) Enzon shall have failed to recommend that our stockholders approve the Asset Purchase Agreement and the Asset Sale or (v) Enzon or the board publicly announces its intent to take any such actions; or

•	if we terminate the Asset Purchase Agreement to enter into an agreement in respect of a superior proposal.

Defiante must pay us a termination fee of $15 million in cash if we terminate the Asset Purchase Agreement because the financing contemplated by the Commitment Letter (or any replacement financing needed by Sigma-Tau or the Purchasing Parties, as applicable) has not been made available within 30 days after all of the other conditions to closing (other than those solely in our favor) have been satisfied.

Indemnification

After the closing, we will indemnify the Purchasing Parties and their affiliates and representatives against all losses arising from (i) the breach of our representations and warranties contained in the Asset Purchase Agreement, (ii) the breach of our covenants and agreements contained in the Asset Purchase Agreement, (iii) the Excluded Assets, (iv) the Excluded Liabilities, (v) certain other matters and (vi) all taxes relating to Specialty Pharmaceuticals or the Assets for all taxable periods (or portions thereof) ending on and including the closing date.

Our obligation to indemnify the Purchasing Parties is subject to the following limitations:

•

we are only required to indemnify the Purchasing Parties for losses caused by breaches of our representations and warranties contained in the Asset Purchase Agreement if the cumulative amount of all losses equals or exceeds $2 million (the “Deductible”). If the amount of all such losses does exceed the Deductible, we are required to indemnify the Purchasing Parties for all losses in excess of $1 million;

•

we are not required to indemnify the Purchasing Parties for any special, indirect, incidental, consequential or punitive damages, diminution in value, lost profits or lost business opportunities, except in respect of third party claims;

•

our aggregate liability to the Purchasing Parties for losses caused by breaches of our representations and warranties contained in the Asset Purchase Agreement is capped at 15% of the cash purchase price to be paid at the closing, or approximately $45 million (the “Cap”); and

•

we are not required to indemnify the Purchasing Parties for losses resulting from liabilities that were reflected on the closing working capital schedule that will be delivered to the Purchasing Parties at the closing or disclosed to the Purchasing Parties in the schedules or certificates delivered to Purchasing Parties on or prior to the date of the Asset Purchase Agreement.

After the closing, the Purchasing Parties and their affiliates and representatives will indemnify us for against all losses arising from (i) the breach of the Purchasing Parties’ representations and warranties contained in the Asset Purchase Agreement, (ii) the breach of the Purchasing Parties’ covenants and agreements contained in the Asset Purchase Agreement, (iii) the ownership, operation or use of Specialty Pharmaceuticals or the Assets as of and after the closing, (iv) the Assumed Liabilities and (v) all taxes relating to Specialty Pharmaceuticals or the Assets for all taxable periods (or portions thereof) beginning after the closing date.

The Purchasing Parties’ obligation to us for breaches of their representations and warranties contained in the Asset Purchase Agreement is subject to the following limitations:

•

the Purchasing Parties are only required to indemnify us for losses if the cumulative amount of all losses equals or exceeds the Deductible. If the amount of all losses does exceed the Deductible, the Purchasing Parties are required to indemnify us for all losses in excess of $1 million;

•

the Purchasing Parties are not required to indemnify us for any special, indirect, incidental, consequential or punitive damages, diminution in value, lost profits or lost business opportunities, except in respect of third party claims; and

•	the Purchasing Parties’ liability to us for losses is subject to the Cap.

The Deductible and the Cap do not apply to losses caused by breaches by Enzon or either of the Purchasing Parties of representations and warranties relating to organization and power, authorization to enter into the Asset Purchase Agreement, enforceability of the Asset Purchase Agreement and other transaction documents and brokers and finders or to our representations and warranties relating to employee benefit plans, environmental matters and taxes.

Guarantee by Sigma-Tau

Sigma-Tau has agreed to guarantee the obligations of Defiante to make the milestone, royalty and termination payments required by the Asset Purchase Agreement if Defiante defaults under such obligations. In connection with any replacement financing required to be obtained by the Purchasing Parties, Sigma-Tau has agreed to guarantee the obligations of the Purchasing Parties, on customary terms and conditions, if necessary.

Specific Performance

Except in connection with the payment of any termination fee or reverse termination fee (which fee shall be the sole and exclusive remedy of the party (and its affiliates) receiving such fee for any losses suffered as a result of the failure of the Asset Sale to be consummated), the parties are entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the Asset Purchase Agreement and to specifically enforce the terms and provisions of the Asset Purchase Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under the Asset Purchase Agreement, in addition to any other remedy that may be available at law or in equity.

Amendments and Modification

The Asset Purchase Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by Enzon and the Purchasing Parties. No waiver by any party of any of the provisions of the Asset Purchase Agreement shall be effective unless explicitly set forth in writing and executed by the other parties. The waiver by any party of a breach of any provision of the Asset Purchase Agreement will not operate or be construed as a waiver of any subsequent breach.

Fees and Expenses

The Asset Purchase Agreement provides that we are responsible for all transfer taxes payable in connection with the Asset Sale. Except as otherwise provided in the Asset Purchase Agreement, the Seller, on the one hand, and the Purchasing Parties, on the other hand, shall each pay their respective expenses (including legal, investment banking, finder’s, broker’s and accounting fees) incurred in connection with the Asset Purchase Agreement, except that the Purchasing Parties shall pay all filing fees incurred in connection with any filing with antitrust authorities pursuant to the HSR Act and the corresponding laws of other jurisdictions.

Extension and Waiver

At any time prior to the time of the closing, Enzon and the Purchasing Parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties contained in the Asset Purchase Agreement or in any document delivered pursuant to the Asset Purchase Agreement or (iii) waive compliance by the other parties with any of the agreements or conditions contained in the Asset Purchase Agreement.

Governing Law

The Asset Purchase Agreement is governed by the laws of the State of Delaware.

PROJECTED FINANCIAL INFORMATION

In connection with Sigma-Tau’s due diligence review of Specialty Pharmaceuticals, Enzon provided Sigma-Tau with projections of Specialty Pharmaceuticals’ operating performance for fiscal years 2009 through 2013 (the “Projections”). The Projections were also provided to Goldman Sachs and Greenhill for use in connection with their respective financial analyses. In addition, Enzon provided Goldman Sachs and Greenhill with certain internal financial analyses and forecasts for Specialty Pharmaceuticals, which were derived from the Projections, and certain probabilities assigned to the likelihood that the forecasts will be achieved and the milestone payments will be made, in each case prepared by Enzon management, for use by Goldman Sachs and Greenhill in connection with their respective financial analyses.

We do not, as a matter of course, publicly disclose projections as to future financial performance for any of our businesses, including Specialty Pharmaceuticals. The Projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available to Sigma-Tau in connection with its due diligence review of Specialty Pharmaceuticals and to Goldman Sachs and Greenhill. The projections were prepared in accordance with U.S. generally accepted accounting principles, as applied by Enzon at the time the Projections were made, but were not prepared with a view to compliance with published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, Enzon’s independent auditors have not examined, compiled or otherwise applied procedures to the Projections and accordingly assume no responsibility for them. The Projections included in this proxy statement have been prepared by, and are the responsibility of, Enzon management. The Projections were prepared solely for internal use in support of strategic planning and are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments.

In compiling the projections, Enzon management took into account historical performance, combined with estimates regarding revenues, operating income, EBITDA and capital spending. Although the Projections are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by Enzon management that Enzon management believed were reasonable at the time the Projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for Specialty Pharmaceuticals’ existing and new products and services, and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of Enzon management, may cause the Projections or the underlying assumptions not to be reflective of actual future results. In addition, the Projections do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to the Asset Sale or any changes to Specialty Pharmaceuticals’ operations or strategy that may be implemented after the Asset Sale is completed. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. The inclusion of this information should not be regarded as an indication that Sigma-Tau, the Purchasing Parties, Goldman Sachs, Greenhill or any other recipient of this information considered, or now considers, to be predictive of actual future results.

Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the Projections set forth below. No one has made or makes any representation to any stockholder or anyone else regarding the information included in the Projections. For the foregoing reasons, as well as the bases and assumptions on which the Projections were compiled, the inclusion of specific portions of the Projections in this proxy statement should not be regarded as an indication that such Projections will be an accurate prediction of future events, and they should not be relied on as such. Enzon does not intend to update or otherwise revise the Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any of the assumptions underlying the projections are shown to be in error.

The Projections for the fiscal years 2009 through 2013 are as follows:

	Fiscal Year Ending December 31,
	2009E	2010E	2011E	2012E	2013E
Product sales	$123.4	$135.1	$154.9	$169.1	$181.7
Total revenues	$137.3	$148.2	$172.4	$188.7	$202.6
EBITDA(1)	$25.4	$29.8	$74.4	$87.9	$95.1

(1)	EBITDA amounts are adversely impacted in the first three years due to the ongoing investment in the Oncaspar and Adagen sourcing programs. The programs are estimated to be complete in 2012.

The Projections were originally derived from our strategic planning process and the ongoing operational management of Enzon’s products and contract manufacturing segments. The key assumptions underlying the Projections include:

•	successful completion of the Oncaspar and Adagen sourcing programs;

•	product revenues which were derived from projected patient utilization models for each Product;

•	geographic expansion opportunities for the new Oncaspar and Adagen products;

•	cost of goods improvement from consolidation of manufacturing facilities and updated manufacturing processes for Oncaspar and Adagen;

•	ongoing operational expenses for selling, marketing and medical affairs; and

•	estimated general and administrative expenses required for the stand-alone entity.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Set forth below is our selected financial data as of the dates and for the periods indicated. The selected consolidated financial and operating data as of September 30, 2009 and 2008 and the consolidated operations data for the nine months ended September 30, 2009 and 2008 were derived from our unaudited consolidated financial statements included in our Forms 10-Q for the quarters ended September 30, 2009 and 2008. The consolidated financial and operating data as of and for the fiscal periods ended December 31, 2008, 2007, 2006 and 2005 and June 30, 2005 and 2004 were derived from the audited consolidated financial statements included in our filings on Form 10-K for each of the respective periods. The data should be read in conjunction with our financial statements and notes thereto, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our filings on Form 10-K. Data are in thousands, except per-share data:

	Nine Months Ended September 30,		Year Ended December 31,			Six Months Ended December 31,	Year Ended June 30,
	2009	2008	2008	2007	2006	2005(1)(2)	2005	2004
Consolidated Statement of Operations Data:
Total revenues	$140,433	$148,527	$196,938	$185,601	$185,653	$73,699	$166,250	$169,571
Research and development	53,783	42,489	58,089	54,624	42,907	13,812	36,544	34,036
Acquired in-process research and development	—	—	—	—	11,000	10,000	—	12,000
Write-down of goodwill and intangibles(3)	—	—	—	—	—	284,101	—	—
Gain on sale of royalty interest(4)	—	—	—	(88,666)	—	—	—	—
Operating income (loss)	986	3,007	3,053	90,494	10,500	(292,915)	10,575	7,042
Net income (loss)	$1,247	$(2,249)	$(2,715)	$83,053	$21,309	$(291,337)	$(89,606)	$4,208
Net income (loss) per common share:
Basic	$0.03	$(0.05)	$(0.06)	$1.89	$0.49	$(6.69)	$(2.06)	$0.10
Diluted	$0.03	$(0.05)	$(0.06)	$1.29	$0.46	$(6.69)	$(2.06)	$0.10

No dividends have been declared.

	September 30,		December 31,				June 30,
	2009	2008	2008	2007	2006	2005	2005	2004
Consolidated Balance Sheet Data:
Total assets(3)	$337,675	$353,350	$349,253	$420,357	$403,830	$341,345	$650,861	$722,410
Long-term debt(5)	250,050	275,000	267,550	275,000	397,642	394,000	399,000	400,000
Total stockholders’ equity (deficit)(3)	53,403	38,198	41,661	36,573	(56,441)	(83,970)	203,502	289,091

(1)	Enzon adopted the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”, effective July 1, 2005.

(2)

Enzon modified its royalty revenue estimation process in December 2005. As a result, there was a one-time one-quarter delay in recognition of certain significant royalty revenues from the six months ended December 31, 2005 into the year ended December 31, 2006.

(3)	Enzon recognized impairments of Abelcet-related intangibles ($133.1 million) and goodwill ($151.0 million) in the six months ended December 31, 2005.

(4)	Enzon sold a 25-percent interest in its PEGINTRON royalty in August 2007.

(5)

As of December 31, 2008, $2.9 million outstanding principal amount of 4% notes payable was classified as a current liability as a result of a tender offer commenced in December 2008. As of December 31, 2007, $72.4 million outstanding principal amount of 4.5% notes payable was due July 1, 2008 and was classified as a current liability. The 4.5% notes were repaid in full according to their terms in 2008.

UNAUDITED FINANCIAL STATEMENTS OF THE SPECIALTY
PHARMACEUTICALS BUSINESS OF ENZON PHARMACEUTICALS, INC.

Enzon has prepared the following unaudited financial statements to show the balance sheets, statements of operations and statements of cash flows of Specialty Pharmaceuticals on a stand-alone basis. The unaudited financial statements represent the results of operations and financial position of Specialty Pharmaceuticals, reflecting the assets to be acquired and liabilities to be assumed by the Purchasing Parties pursuant to the Asset Purchase Agreement.

The following unaudited financial statements of Specialty Pharmaceuticals are presented:

Interim Data

•	Unaudited balance sheet—as of September 30, 2009;

•	Unaudited statements of operations—nine months ended September 30, 2009 and 2008;

•	Unaudited statements of cash flows—nine months ended September 30, 2009 and 2008; and

•	Notes to unaudited interim financial statements.

Full-year Data

•	Unaudited balance sheets—as of December 31, 2008 and 2007;

•	Unaudited statements of operations—years ended December 31, 2008 and 2007;

•	Unaudited statements of cash flows—years ended December 31, 2008 and 2007; and

•	Notes to unaudited financial statements.

The unaudited financial statements of Specialty Pharmaceuticals should be read in conjunction with the related notes thereto included in this proxy statement.

The unaudited financial statements of Specialty Pharmaceuticals, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with the audited historical consolidated financial statements and the notes thereto included in Enzon’s Annual Report on Form 10-K for the year ended December 31, 2008 and Form 10-Q for the nine months ended September 30, 2009, as filed with the SEC, which are incorporated herein by reference.

The unaudited financial statements of Specialty Pharmaceuticals do not purport to represent, and are not necessarily indicative, of what the actual financial results would have been had Enzon operated Specialty Pharmaceuticals as a separate entity.

ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
SPECIALTY PHARMACEUTICALS BUSINESS
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

September 30, 2009
ASSETS
Current assets:
Accounts receivable, net	$14,918
Inventories	17,061
Other current assets	3,119

Total current assets	35,098

Property and equipment, net	12,173
Amortizable intangible assets, net	52,514
Other assets	90

Total assets	$99,875

LIABILITIES AND NET INVESTMENT
Current liabilities:
Accounts payable	$4,408
Accrued expenses	10,114

Total current liabilities	14,522

Commitments and contingencies
Enzon Pharmaceuticals, Inc. net investment in Specialty Pharmaceuticals	84,758

Accumulated other comprehensive income	595

Total liabilities and net investment in Specialty Pharmaceuticals	$99,875

The accompanying notes are an integral part of these
unaudited condensed consolidated financial statements.

ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
SPECIALTY PHARMACEUTICALS BUSINESS
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Nine Months Ended September 30,
	2009	2008
Revenues:
Products	$90,181	$87,384
Contract manufacturing	11,037	18,634

Total revenues	101,218	106,018

Costs and expenses:
Cost of product sales and contract manufacturing	37,357	48,018
Research and development	19,450	11,678
Selling and marketing	18,843	22,096
General and administrative	17,340	18,341
Amortization of acquired intangible assets	500	500
Restructuring charges	916	2,392

Total costs and expenses	94,406	103,025

Operating income before income tax	6,812	2,993

Income tax (benefit) provision	(243)	239

Net income	$7,055	$2,754

The accompanying notes are an integral part of these
unaudited condensed consolidated financial statements.

ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
SPECIALTY PHARMACEUTICALS BUSINESS
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities:
Net income	$7,055	$2,754
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	10,086	11,734
Disposal of manufacturing assets	30	911
Share-based compensation	1,089	1,441
Changes in operating assets and liabilities	(10,745)	3,997

Net cash provided by operating activities	7,515	20,837

Cash flows from investing activities:
Purchase of property and equipment	(1,259)	(1,095)

Net cash used in investing activities	(1,259)	(1,095)

Cash flows from financing activities:
Proceeds from employee stock purchase plan	201	381
Intercompany account activity	(7,040)	(20,020)

Net cash used in financing activities	(6,839)	(19,639)

Effect of exchange rate changes on cash	583	(103)

Net (decrease) increase in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$—	$—

The accompanying notes are an integral part of these
unaudited condensed consolidated financial statements.

ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
SPECIALTY PHARMACEUTICALS BUSINESS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1) Basis of Presentation

Enzon Pharmaceuticals, Inc. and its subsidiaries (Enzon) is a biopharmaceutical company dedicated to developing, manufacturing and commercializing important medicines for patients with cancer and other life-threatening conditions. Enzon operates in three business segments. The Products and Contract Manufacturing segments effectively comprise the specialty pharmaceuticals business. The Products segment manufactures and sells Enzon’s four U.S. Food and Drug Administration approved products, Oncaspar for the treatment of patients with acute lymphoblastic leukemia; Adagen for the treatment of severe combined immunodeficiency disease; Abelcet, an antifungal agent, and DepoCyt for treatment of lymphomatous meningitis. The products are manufactured at the Enzon facility in Indianapolis, Indiana. The products are marketed through a specialized U.S. sales force that calls upon specialists in oncology, hematology, infectious disease and other critical care disciplines. In addition, as part of its Products segment, Enzon conducts a research and development program directed toward improved sourcing of Oncaspar and Adagen. Enzon manufactures and processes products for third parties in its Contract Manufacturing segment utilizing a portion of its manufacturing capacity. The Royalties segment is comprised of royalties that Enzon receives on sales of marketed products that utilize Enzon’s proprietary technology. Enzon receives royalties on four marketed products that are successfully utilizing Enzon’s proprietary PEGylation platform, namely PEGINTRON, Pegasys (agreement ended October 2009), Macugen and CIMZIA, with PEGINTRON being the largest source of royalty income. Enzon’s Research and Development operation is comprised of internal pharmaceutical development programs focused on the development of novel compounds for the treatment of cancer and adjacent therapeutic areas where there are unmet medical needs. Enzon’s drug development program utilizes several cutting-edge technologies, including PEGylation Customized Linker Technology and Locked Nucleic Acid (LNA) technology.

On November 9, 2009, Enzon announced that it has entered into a definitive agreement (the Asset Purchase Agreement) to sell its specialty pharmaceuticals business (the Business) to Klee Pharmaceuticals, Inc. and Defiante Farmacêutica, S.A (the Purchasing Parties) for $300 million plus an additional amount of up to $27 million based on certain success milestones (the Transaction). Enzon also will receive royalties of 5 to 10 percent on incremental net sales above a 2009 baseline amount from Enzon’s four marketed specialty pharmaceutical products through 2014. In addition, pursuant to a transition services agreement, Enzon will perform product-support research and development for one of the Purchasing Parties for some period of time subsequent to the close of the Transaction. In return for this work, Enzon will be reimbursed for costs incurred plus a mark-up defined in the transition services agreement.

Assets and liabilities being acquired by the Purchasing Parties include:

•

real estate, personal property and equipment of the Business used in the manufacture of products and performance of the contract manufacturing operations (Enzon’s Products and Contract Manufacturing segments);

•	working capital, including accounts receivable, inventories, accounts payable and other prepaids and accruals;

•	patents, trademarks, copyrights and other intangible properties related to the products and product-specific assets;

•	in-process research and development related to the sourcing of Oncaspar and Adagen; and

•	other assets and liabilities as specified in the Asset Purchase Agreement.

ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
SPECIALTY PHARMACEUTICALS BUSINESS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

Assets and liabilities excluded from the Transaction include:

•	cash and cash equivalents;

•	tax refunds and tax attributes related to assets, liabilities and past operations;

•	royalties business with the exception of one contract related to Oncaspar;

•	PEG-SN38 and Enzon’s LNA compounds and PEG technology platform;

•	4% Convertible Senior Notes due 2013;

•	stock compensation arrangements;

•	product claims, product return claims, environmental and tax liabilities arising prior to the closing date;

•	lease related to South Plainfield, New Jersey facility; and

•	other assets and liabilities as specified in the Asset Purchase Agreement.

Enzon has prepared these unaudited condensed financial statements to present the assets and liabilities of the Business included in the Transaction as of September 30, 2009 as well as the operating results and cash flows of the Business for the nine months ended September 30, 2009 and 2008. In the preparation of these unaudited condensed financial statements, corporate general and administrative expenses have been allocated to the Business. General and administrative expenses include corporate management and governance, accounting, legal, human resources and other overhead expense. As these expenses have not been charged to the Business historically, a methodology had to be elected by which to attribute a portion of general and administrative expenses to the Business for purposes of these unaudited condensed financial statements. First, those costs that were specifically attributable to either Enzon or the Business were identified and charged accordingly, such as bad debts and certain legal costs. The remaining general and administrative costs have been allocated based upon the ratio of employees of the Business to total Enzon employees. Various allocation methodologies were considered and, based upon the nature of the underlying expenses, number of employees was considered to be the most reasonable approach. Management believes that the methodology employed reasonably reflects the Business as though it had been operating on a stand-alone basis. It is possible, however, that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

These unaudited condensed financial statements of the Business have been prepared from the books and records of Enzon in accordance with United States generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions about contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Such estimates include the valuation of accounts receivable, inventories, intangible assets and other long-lived assets, legal and contractual contingencies and assumptions used in the calculation of share-based compensation and income taxes. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis considering historical experience, the current economic environment and other factors that management believes to be reasonable under the circumstances. Management adjusts such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. In the opinion of management, all adjustments (consisting only of normal and recurring adjustments) considered necessary for a fair presentation have been included in these unaudited financial statements.

ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
SPECIALTY PHARMACEUTICALS BUSINESS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

The interim unaudited condensed consolidated financial statements do not include all of the information and footnotes required for complete annual financial statements. Interim results are not necessarily indicative of the results that may be expected for the year. The interim unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in Enzon’s Form 10-K for the year ended December 31, 2008 and Form 10-Q for the nine months ended September 30, 2009.

The Business has evaluated subsequent events through the time of filing of these unaudited financial statements with the SEC.

(2) Accounts Receivable

As of September 30, 2009, the allowances for doubtful accounts amounted to $83,000.

As of September 30, 2009, the Business recorded an accrual for prior-period chargebacks claimed by certain wholesalers which are currently under dispute by the Business. The disputed chargebacks amounting to approximately $2.0 million were withheld by the wholesalers when remitting payment against current invoices which had the effect of increasing outstanding accounts receivable balances. Of the disputed amounts, an accrual was established totaling approximately $1.0 million, lowering accounts receivable and third-quarter 2009 product revenues by that amount. The Business is in the process of reviewing these disputed chargeback claims. Depending upon the outcome of the review, it is reasonably possible that we may incur an additional charge although it is not possible at this time to estimate the amount, if any, in addition to amounts already accrued. There was no effect on the allowance for doubtful accounts.

(3) Inventories

Inventories consisted of the following (in thousands):

September 30, 2009
Raw materials	$9,763
Work in process	2,843
Finished goods	4,455

$17,061

The September 30, 2009 inventory includes reserves of approximately $1.4 million and $1.3 million against all of our contract manufacturing raw materials and finished goods inventories, respectively, related to the injectable vitamin, MVI. The reserves became necessary as a result of cancellations of several shipments of the product by the customer during the third quarter of 2009.

(4) Property and Equipment

Accumulated depreciation as of September 30, 2009 was $17.5 million. Depreciation expense for the nine months ended September 30, 2009 was $1.9 million.

ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
SPECIALTY PHARMACEUTICALS BUSINESS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

(5) Intangible Assets

Intangible assets consist of the following (in thousands):

	September 30, 2009
	Cost	Accumulated Amortization	Net
Oncaspar rights
Marketing	$54,008	$25,241	$28,767
Technology	17,500	6,463	11,037
DepoCyt rights
Marketing	12,186	8,226	3,960
Abelcet
Patents	15,000	6,250	8,750

	$98,694	$46,180	$52,514

For the nine months ended September 30, 2009 and 2008, amortization charges were $8.1 million and $9.8 million with $7.6 million and $9.3 million, respectively, classified as cost of product sales and contract manufacturing.

Useful lives of intangibles are based on a number of factors including the expected use of the asset or related assets by the Business and the potential for renewal or extension, where applicable. The costs of renewal or extension, if material, would be capitalized and amortized. Weighted average remaining useful lives of intangible assets as of September 30, 2009: Oncaspar marketing rights: 5.27 years; Oncaspar technology rights: 4.75 years; DepoCyt marketing rights: 3.25 years; Abelcet patents: 5.25 years; aggregate: 5.0 years.

(6) Restructuring

During the third quarter 2009, management initiated a workforce reduction program at its Indianapolis production facility which resulted in the separation in October 2009 of 15 employees at an estimated cost of $0.6 million. This amount was probable and estimable and was accrued as of September 30, 2009 and will be fully paid out by the end of the third quarter of 2010. The total cost of this restructuring program has been charged to the Contract Manufacturing segment.

During the first quarter of 2009, the Business undertook a reduction in workforce involving the termination of two sales and marketing employees. The costs of severance and related benefits for employees affected by the workforce reduction amounted to approximately $0.3 million during the first quarter of 2009 and were recorded in the Products segment.

During 2008, manufacturing operations were consolidated in the Indianapolis, Indiana location and the South Plainfield, New Jersey location of the Business was decommissioned. Restructuring costs associated with the manufacturing consolidation program were fully accrued as of December 31, 2008. There was a liability in accrued expenses as of December 31, 2008 for unpaid employee separation and related benefits related to this program of $1.2 million which was fully paid out as of September 30, 2009. There were no adjustments made.

ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
SPECIALTY PHARMACEUTICALS BUSINESS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

The Business incurred the following costs in connection with its restructuring programs during the nine months ended September 30, 2009 and 2008 (in thousands):

	Nine Months Ended September 30,
	2009	2008
Employee termination costs—2009 programs	$916	$—
Employee termination costs—manufacturing consolidation	—	1,524
Write-down of manufacturing assets	—	810
Other	—	58

	$916	$2,392

(7) Share-Based Compensation and Retirement Plans

Employees participate in the incentive stock and retirement plans of Enzon, including: stock options, restricted share and restricted stock units (nonvested shares), stock purchase, 401(k) and deferred compensation plans. The periodic costs associated with these plans have been included in the corresponding statements of operations of the Business and generally are reflected in the same expense categories as the underlying employee wage and salary costs. At the closing of the Transaction, these costs will no longer be incurred by the Business and any related assets or liabilities associated with the plans will remain with Enzon.

During the nine months ended September 30, 2009 and 2008, the Business recognized share-based compensation expense of $1.1 million and $1.4 million, respectively, relating to stock option and nonvested share awards. These expenses do not include amounts that were included in corporate general and administrative expense which was allocated to the Business for purposes of these financial statements.

(8) Income Taxes

During the nine months ended September 30, 2009, the Business recorded net tax benefit of $0.2 million resulting from a reduction of $0.4 million to Canadian taxes payable due to a transfer price adjustment partially offset by Canadian tax liabilities. During the nine months ended September 30, 2008, the Business recorded a net tax expense of $0.2 million representing Canadian tax liabilities. The Business did not recognize a U.S. Federal income tax provision for any of these periods as the estimated annual effective tax rate is zero. As of September 30, 2009, the Business provides a valuation allowance against its net deferred tax assets as they will be utilized by Enzon.

(9) Enzon Pharmaceuticals, Inc. Net Investment in Specialty Pharmaceuticals Business

Excess cash provided by the Business has been transferred to Enzon, or when needed, operating cash requirements of the Business have been provided by Enzon. The balance in the net investment account as of September 30, 2009 of $84.8 million represents the net asset position of the Business.

(10) Segment Information

The Business operates in the following business and reportable segments:

Products—The Products segment performs the manufacturing, marketing and selling of pharmaceutical products for patients with cancer and other life-threatening diseases. The Business has developed or acquired four therapeutic products approved by the U.S. Food and Drug Administration focused primarily in oncology and other life-threatening diseases. The four

ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
SPECIALTY PHARMACEUTICALS BUSINESS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

proprietary marketed brands are Oncaspar, DepoCyt, Abelcet and Adagen. The Business currently markets its products through its specialized U.S. sales force that calls upon specialists in oncology, hematology, infectious disease and other critical care disciplines. Also included in the Products segment are royalty revenues related to Oncaspar sold internationally by another company.

Contract Manufacturing—The Business utilizes a portion of its excess manufacturing capacity to provide manufacturing services for third parties. It manufactures Abelcet for export and MYOCET, both for Cephalon France SAS as well as other products. The contract with Hospira for the manufacture of MVI is scheduled to terminate effective April 30, 2010. However, during the third quarter of 2009, the Business ceased further processing of MVI subject to a dispute between the companies. The agreements with Cephalon for manufacture of MYOCET and Abelcet were due to expire in January 2010 and November 2011, respectively. In August 2009, however, the agreements were amended for a term through July 2014.

The following tables present segment revenues and profitability information for the nine months ended September 30, 2009 and 2008 (in thousands):

Segment		Products	Contract Manufacturing	Corporate(1)	Consolidated
Revenues	2009	$90,181	$11,037	$—	$101,218
	2008	$87,384	$18,634	$—	$106,018
Profit (Loss)(2)	2009	$24,054	$(120)	$(17,122)	$6,812
	2008	$15,106	$5,983	$(18,096)	$2,993

(1)

Corporate expenses are general and administrative expenses that are, for the most part, not directly attributable to an operating segment. Other than a nominal amount of general and administrative expenses that have historically been directly assigned to the Contract Manufacturing segment, general and administrative expenses were allocated to the Business based on the number of employees of the Business relative to the total number of Enzon employees.

(2)	Segment profitability less corporate allocated general and administrative expenses equals income before income tax.

ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
SPECIALTY PHARMACEUTICALS BUSINESS
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2008	2007
ASSETS
Current assets:
Accounts receivable, net	$11,384	$14,454
Inventories	16,268	22,297
Other current assets	1,131	943

Total current assets	28,783	37,694

Property and equipment, net	12,890	14,926
Amortizable intangible assets, net	60,654	68,141

Total assets	$102,327	$120,761

LIABILITIES AND NET INVESTMENT
Current liabilities:
Accounts payable	$2,692	$4,830
Accrued expenses	16,106	10,644

Total current liabilities	18,798	15,474

Commitments and contingencies
Enzon Pharmaceuticals, Inc. net investment in Specialty Pharmaceuticals Business	83,517	105,023

Accumulated other comprehensive income	12	264

Total liabilities and net investment in Specialty Pharmaceuticals Business	$102,327	$120,761

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
SPECIALTY PHARMACEUTICALS BUSINESS
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Year Ended December 31,
	2008	2007
Revenues:
Products	$116,398	$102,830
Contract manufacturing	23,571	17,610

Total revenues	139,969	120,440

Costs and expenses:
Cost of product sales and contract manufacturing	61,702	54,978
Research and development	14,605	9,102
Selling and marketing	30,945	31,946
General and administrative	23,699	23,590
Amortization of acquired intangible assets	667	707
Restructuring charges	2,117	7,741

Total costs and expenses	133,735	128,064

Operating income (loss) before income tax	6,234	(7,624)

Income tax provision	49	408

Net income (loss)	$6,185	$(8,032)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
SPECIALTY PHARMACEUTICALS BUSINESS
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2008	2007
Cash flows from operating activities:
Net income (loss)	$6,185	$(8,032)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	15,070	13,292
Write-down and disposal of manufacturing assets	1,007	5,191
Share-based compensation	1,842	1,481
Changes in operating assets and liabilities:
Decrease in accounts receivable	3,070	627
Decrease (increase) in inventories	6,029	(4,679)
Increase in other current assets	(188)	(179)
Decrease in accounts payable	(2,138)	(3,323)
Increase in accrued expenses	515	3,760

Net cash provided by operating activities	31,392	8,138

Cash flows from investing activities:
Purchase of property and equipment	(1,554)	(1,777)
Purchase of product rights	—	(17,500)

Net cash used in investing activities	(1,554)	(19,277)

Cash flows from financing activities:
Proceeds from employee stock purchase plan	330	352
Intercompany account activity	(29,916)	10,565

Net cash (used in) provided by financing activities	(29,586)	10,917

Effect of exchange rate changes on cash	(252)	222

Net (decrease) increase in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of year	—	—

Cash and cash equivalents at end of year	$—	$—

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
SPECIALTY PHARMACEUTICALS BUSINESS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1) Basis of Presentation

Enzon Pharmaceuticals, Inc. and its subsidiaries (Enzon) is a biopharmaceutical company dedicated to developing, manufacturing and commercializing important medicines for patients with cancer and other life-threatening conditions. Enzon operates in three business segments. The Products and Contract Manufacturing segments effectively comprise the specialty pharmaceuticals business. The Products segment manufactures and sells Enzon’s four U.S. Food and Drug Administration approved products, Oncaspar for the treatment of patients with acute lymphoblastic leukemia; Adagen for the treatment of severe combined immunodeficiency disease; Abelcet, an antifungal agent, and DepoCyt for treatment of lymphomatous meningitis. The products are manufactured at the Enzon facility in Indianapolis, Indiana. The products are marketed through a specialized U.S. sales force that calls upon specialists in oncology, hematology, infectious disease and other critical care disciplines. In addition, as part of its Products segment, Enzon conducts a research and development program directed toward improved sourcing of Oncaspar and Adagen. Enzon manufactures and processes products for third parties in its Contract Manufacturing segment utilizing a portion of its manufacturing capacity. The Royalties segment is comprised of royalties that Enzon receives on sales of marketed products that utilize Enzon’s proprietary technology. Enzon receives royalties on four marketed products that are successfully utilizing Enzon’s proprietary PEGylation platform, namely PEGINTRON, Pegasys (agreement ended October 2009), Macugen and CIMZIA, with PEGINTRON being the largest source of royalty income. Enzon’s Research and Development operation is comprised of internal pharmaceutical development programs focused on the development of novel compounds for the treatment of cancer and adjacent therapeutic areas where there are unmet medical needs. Enzon’s drug development program utilizes several cutting-edge technologies, including PEGylation Customized Linker Technology and Locked Nucleic Acid (LNA) technology.

On November 9, 2009, Enzon announced that it has entered into a definitive agreement (the Asset Purchas Agreement) to sell its specialty pharmaceuticals business (the Business) to Klee Pharmaceuticals, Inc. and Defiante Farmacêutica, S.A (the Purchasing Parties) for $300 million plus an additional amount of up to $27 million based on certain success milestones (the Transaction). Enzon also will receive royalties of 5 to 10 percent on incremental net sales above a 2009 baseline amount from Enzon’s four marketed specialty pharmaceutical products through 2014. In addition, pursuant to a transition services agreement, Enzon will perform product-support research and development for one of the Purchasing Parties for some period of time subsequent to the close of the Transaction. In return for this work, Enzon will be reimbursed for costs incurred plus a mark-up defined in the transition services agreement.

Assets and liabilities being acquired by the Purchasing Parties include:

•

real estate, personal property and equipment of the Business used in the manufacture of products and performance of the contract manufacturing operations (Enzon’s Products and Contract Manufacturing segments);

•	working capital, including accounts receivable, inventories, accounts payable and other prepaids and accruals.

•	patents, trademarks, copyrights and other intangible properties related to the products and product-specific assets;

•	in-process research and development related to the sourcing of Oncaspar and Adagen; and

•	other assets and liabilities as specified in the Asset Purchase Agreement.

Assets and liabilities excluded from the Transaction include:

•	cash and cash equivalents;

ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
SPECIALTY PHARMACEUTICALS BUSINESS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

•	tax refunds and tax attributes related to assets, liabilities and past operations;

•	royalties business with the exception of one contract related to Oncaspar;

•	PEG-SN38 and Enzon’s LNA compounds and PEG technology platform;

•	4% Convertible Senior Notes due 2013;

•	stock compensation arrangement;

•	product claims, product return claims, environmental and tax liabilities arising prior to the closing date;

•	lease related to South Plainfield, New Jersey facility; and

•	other assets and liabilities as specified in the Asset Purchase Agreement.

Enzon has prepared these unaudited financial statements to present the assets and liabilities of the Business included in the Transaction as of December 31, 2008 and 2007 as well as the operating results and cash flows of the Business for the fiscal years ended December 31, 2008 and 2007. In the preparation of these unaudited financial statements, corporate general and administrative expenses have been allocated to the Business. General and administrative expenses include corporate management and governance, accounting, legal, human resources and other overhead expense. As these expenses have not been charged to the Business historically, a methodology had to be elected by which to attribute a portion of general and administrative expenses to the Business for purposes of these unaudited financial statements. First, those costs that were specifically attributable to either Enzon or the Business were identified and charged accordingly, such as bad debts and certain legal costs. The remaining general and administrative costs have been allocated based upon the ratio of employees of the Business to total Enzon employees. Various allocation methodologies were considered and, based upon the nature of the underlying expenses, number of employees was considered to be the most reasonable approach. Management believes that the methodology employed reasonably reflects the Business as though it had been operating on a stand-alone basis. It is possible, however, that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

These unaudited financial statements of the Business have been prepared from the books and records of Enzon in accordance with United States generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions about contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Such estimates include the valuation of accounts receivable, inventories, intangible assets and other long-lived assets, legal and contractual contingencies and assumptions used in the calculation of share-based compensation and income taxes. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis considering historical experience, the current economic environment and other factors that management believes to be reasonable under the circumstances. Management adjusts such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. In the opinion of management, all adjustments (consisting only of normal and recurring adjustments) considered necessary for a fair presentation have been included in these unaudited financial statements.

ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
SPECIALTY PHARMACEUTICALS BUSINESS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

(2) Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Business and related wholly owned subsidiaries of Enzon. All intercompany balances and transactions have been eliminated in consolidation. Assets and liabilities of the Canadian operations are translated into U.S. dollar equivalents at rates in effect at the balance sheet date.

Revenue Recognition

The Business ships product to customers primarily FOB shipping point and utilizes the following criteria to determine appropriate revenue recognition: persuasive evidence of an arrangement exists, delivery has occurred, selling price is fixed and determinable and collection is reasonably assured. Revenues from product sales and contract manufacturing are recognized when title passes to the customer, generally at the time of shipment. For product sales, a provision is made at the time of shipment for estimated future credits, chargebacks, sales discounts, rebates, returns (estimates of these adjustments are based on historical trends) and distribution service fees. See below for further information regarding these sales provisions.

Revenues from contract manufacturing are recognized when title passes to the customer, generally at the time of shipment. At the request of the customer, certain contract manufacturing arrangements involve the transfer of title of the finished product to the customer prior to shipment. The product in question is manufactured to the unique specifications of the customer and cannot be used to fill other orders. If all necessary conditions are met, including: the product is complete and ready for shipment, the risks of ownership have passed to the customer and the customer pays for storage of the product by the Business at its own facility, the Business will recognize revenue.

Accounts Receivable

The Business records its allowance for doubtful accounts by applying historical collection percentages to its aged accounts receivable balances and by analyzing the collectability of known risks. The Business ages its accounts receivable based on its terms of sales. As of December 31, 2008 and 2007, allowances for doubtful accounts amounted to $85,000 and $280,000, respectively. Historically, bad debts have been minimal.

Accruals for Medicaid Rebates, Returns, Chargebacks and Distribution Service Fees

At the time the Business records the sale, an accrual for Medicaid rebates, returns, and chargebacks as well as distribution fees is recorded. These sales provision accruals, except for rebates which are recorded as a liability, are presented as a reduction of accounts receivable. With respect to accruals for estimated Medicaid rebates, the Business evaluates its historical rebate payments by product as a percentage of historical sales. This information is used to estimate the proportion of revenue that will result in a rebate. At the time of subsequent rebate payments, the Business records a reduction to accrued expenses and, at the end of each quarter, adjusts accrued expenses for any differences between estimated and actual payments. With respect to product returns, the Business’s policy is to accept as a return expired unopened product in its original package within six months after expiration. In addition, the Business will accept returns for recalled or discontinued product. On receipt of the returned product the Business will issue a credit to the original purchaser of the product at actual invoice price with a corresponding reduction to the product return accrual. At the end of each quarter the Business adjusts the product return accrual for any differences between the estimated and actual returns. In accordance with the specifications mandated by the FDA, as

ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
SPECIALTY PHARMACEUTICALS BUSINESS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

returned products have for a period of time been out of the Business’s control, they are destroyed upon return and cannot therefore be resold. Product returns are accrued based on the Business’s estimate of the quantity expected to be returned at the invoice price. The Business’s estimate is based on historical experience, projected future prescriptions of the products using historical prescription data and the amount and expiry of inventory estimated to be in the distribution channel, based on information obtained from major customers of the Business. Chargeback accruals are based on an estimate of claims not yet submitted by customers, using historical trends and market share data as well as the Business’s estimate of inventory in the distribution channel based on information obtained from its major customers. In all cases, judgment is required in estimating these reserves and actual claims for rebates, returns and chargebacks could be materially different from the estimates. The Business has entered into distribution service agreements with three of its largest customers. The Business pays these customers a fixed percentage of revenues in exchange for certain distribution-related services. This expense is accrued at the time of sale to the customer and results in a reduction of the net revenues recorded by the Business.

These sales provision accruals, except for rebates which are recorded as a liability, are presented as a reduction of the accounts receivable balance and totaled $4.9 million, including $2.5 million in reserves for chargebacks, as of December 31, 2008. At December 31, 2007, these sales provisions totaled $4.6 million, including $2.6 million in reserves for chargebacks.

Inventories

Inventories are carried at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method and includes the cost of raw materials, labor and overhead.

Property and Equipment

Property and equipment are stated at cost. Depreciation of fixed assets is provided by the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in operations for the period. Amortization of leasehold improvements is calculated using the straight-line method over the remaining term of the lease or the life of the asset, whichever is shorter. The cost of repairs and maintenance is charged to operations as incurred; significant renewals and improvements are capitalized.

Long-Lived Assets

Long-lived assets, including amortizable intangible assets, are tested for impairment when impairment indicators are present. Impairment indicators are events or circumstances that may be indicative of possible impairment such as a significant adverse change in legal factors or in business climate, a current period operating loss combined with a history of operating losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset or asset group. Testing for the recoverability of an asset group is performed initially by comparing the carrying amount of the asset group to the future undiscounted net cash flows to be generated by the assets. If the undiscounted net cash flow stream exceeds the carrying amount, no further analysis is required. However, if this test shows a negative relationship, the fair value of the asset group must be determined and the Business would record an impairment charge for any excess of the carrying amount over the fair value. These evaluations involve amounts that are based on management’s best estimates and judgment. Actual results may differ from these estimates. Intangible assets are amortized on a straight-line basis over their estimated useful lives.

ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
SPECIALTY PHARMACEUTICALS BUSINESS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

Research and Development

All research and development costs are expensed as incurred. These include the following types of costs incurred in performing research and development activities: salaries, share-based compensation and benefits, administrative support costs, clinical trials and related clinical manufacturing costs, contract services, and other outside costs. Non-refundable advance payments to acquire goods or pay for services that will be consumed or performed in future periods are capitalized and amortized over the period of expected benefit. Costs to acquire in-process research and development projects and technologies that have no alternative future use at the date of acquisition are expensed as incurred.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates or laws on deferred tax assets and liabilities is recognized in operations in the period that includes the enactment date of the rate change. A valuation allowance is established to reduce the deferred tax assets to the amounts that are more likely than not to be realized.

Tax benefits of uncertain tax positions are recognized only if it is more likely than not that the Business will be able to sustain a position taken on an income tax return. Upon adoption of the current accounting policies on January 1, 2007, the Business had no tax positions relating to open income tax returns that were considered to be uncertain. Accordingly, the Business had no liability for such uncertain positions nor did it establish such a liability in subsequent periods. Interest and penalties, if any, related to unrecognized tax benefits, would be recognized as income tax expense.

Foreign Currency Transactions

Gains and losses from foreign currency transactions, such as those resulting from the translation and settlement of receivables and payables denominated in a foreign currency, are included in the consolidated statements of operations. The Business does not use derivative financial instruments to manage the risks associated with foreign currency fluctuations.

Concentrations of Risk

A significant portion of the product sales by the Business are to wholesalers in the pharmaceutical industry. The Business monitors the creditworthiness of customers to whom it grants credit terms and has not experienced significant credit losses. The Business does not normally require collateral or any other security to support credit sales. However, the Business maintains limited credit insurance to mitigate potential losses.

The top three wholesalers of the Business accounted for 41 percent and 38 percent of gross product sales for the years ended December 31, 2008 and 2007, respectively and 56 percent and 46 percent, respectively, of the gross accounts receivable balances at December 31, 2008 and 2007.

Share-Based Compensation and Retirement Plans

Employees participate in the incentive stock and retirement plans of Enzon, including: stock options, restricted share and restricted stock units (nonvested shares), stock purchase, 401(k) and

ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
SPECIALTY PHARMACEUTICALS BUSINESS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

deferred compensation plans. The periodic costs associated with these plans have been included in the corresponding statements of operations of the Business and generally are reflected in the same expense categories as the underlying employee wage and salary costs. At the closing of the Transaction, these costs will no longer be incurred by the Business and any related assets or liabilities associated with the plans will remain with Enzon.

The costs resulting from all share-based payment transactions are recognized in the financial statements at fair value using the Black-Scholes option-pricing model for options and the market price of nonvested shares at the grant date. Compensation costs for option and share awards to employees associated with the manufacturing process are largely included in product standard costs and production variances and consequently flow through to cost of products sold and contract manufacturing as inventory is sold.

Expected volatility is based on historical volatility of Enzon’s common stock; the expected term until exercise represents the weighted average period of time that options granted are expected to be outstanding giving consideration to vesting schedules and Enzon’s historical exercise patterns; and the risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

For the years ended December 31, 2008 and 2007, aggregate expense for the share-based compensation plans directly charged to the Business amounted to: $1.8 million and $1.4 million, respectively. This does not include amounts that were included in corporate general and administrative expense which was allocated to the Business for purposes of these financial statements.

(3) Inventories

As of December 31, 2008 and 2007 inventories consisted of the following (in thousands):

	December 31, 2008	December 31, 2007
Raw materials	$9,714	$9,809
Work in process	3,913	5,419
Finished goods	2,641	7,069

	$16,268	$22,297

(4) Property and Equipment

Property and equipment consist of the following (in thousands):

	December 31, 2008	December 31, 2007	Estimated Useful lives
Land	$1,500	$1,500
Building	4,800	4,800	26 years
Building improvements	8,216	10,211	10 years
Equipment	13,323	15,858	3-5 years
Furniture and fixtures and other	703	816	6 years

	28,542	33,185
Less: Accumulated depreciation	15,652	18,259

	$12,890	$14,926

Depreciation charged to operations relating to property and equipment totaled $2.6 million and $2.9 million for the years ended December 31, 2008 and 2007, respectively.

ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
SPECIALTY PHARMACEUTICALS BUSINESS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

(5) Intangible Assets

Intangible assets consist of the following (in thousands):

	December 31, 2008			December 31, 2007
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Oncaspar
Marketing rights	$54,008	$21,015	$32,993	$49,008	$13,738	$35,270
Technology rights	17,500	4,713	12,787	17,500	2,389	15,111
DepoCyt
Marketing rights	12,186	7,312	4,874	12,186	6,093	6,093
Abelcet
Patents	15,000	5,000	10,000	15,000	3,333	11,667

	$98,694	$38,040	$60,654	$93,694	$25,553	$68,141

During 2008, the Business recognized a $5.0 million intangible asset related to its license of rights from Sanofi-Aventis to market and distribute Oncaspar in the U.S. The license agreement, effective in January 2006, called for this incremental payment upon achievement of a specified level of Oncaspar sales. The threshold sales level was achieved in the third quarter of 2008 and the incremental amount due to Sanofi-Aventis was paid in January 2009. At the time the liability was recognized, the Business immediately recorded $1.9 million of amortization as a charge to cost of products sold to reflect the benefit derived from the payment over the entire term of the agreement. The remaining $3.1 million is to be amortized over the remaining six-year term of the agreement.

For the years ended December 31, 2008 and 2007, amortization charges were $12.5 million and $10.4 million, respectively, with $11.8 million and $9.7 million, respectively, being classified as cost of product sales and contract manufacturing.

Useful lives of intangibles are based on a number of factors including the expected use of the asset or related assets and the potential for renewal or extension, where applicable. The costs of renewal or extension, if material, would be capitalized and amortized. Weighted average remaining useful lives of intangible assets as of December 31, 2008: Oncaspar marketing rights: 6.0 years; Oncaspar technology rights: 5.5 years; DepoCyt marketing rights: 4.0 years; Abelcet patents: 6.0 years; aggregate: 5.6 years.

For existing intangible assets, estimated future annual amortization expense for the years 2009 through 2012 is $10.8 million per year; $9.6 million in 2013 and $6.1 million in 2014. Approximately $0.7 million each year will be reported as amortization with the remainder charged to cost of products sold. The Business does not have intangibles with indefinite useful lives.

(6) Supplemental Cash Flow Information

During the second quarter of 2008, the Business accrued a liability of $5.0 million for an incremental payment made to Sanofi-Aventis in the first quarter of 2009 for achievement of a specified level of Oncaspar sales.

(7) Restructuring

During 2008, manufacturing operations were consolidated in the Indianapolis, Indiana location and the South Plainfield, New Jersey location was decommissioned. Restructuring costs associated with the manufacturing consolidation program were fully accrued as of December 31, 2008. There was a liability in accrued expenses as of December 31, 2008 for unpaid employee separation and

ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
SPECIALTY PHARMACEUTICALS BUSINESS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

related benefits related to this program of $1.2 million. There were no adjustments made. During 2007, the Business combined its previous two specialized sales forces into one.

The Business incurred the following costs in connection with its restructuring programs during the years ended December 31, 2008 and 2007. All restructuring charges are related to the Products segment. Amounts are in thousands.

	Year Ended December 31,
	2008	2007
Employee termination costs—manufacturing	$1,299	$2,232
sales force	—	385
Write-down of manufacturing assets	810	5,124
Other	8	—

	$2,117	$7,741

The amounts for employee termination costs, including severance and related benefits, are reflected in accrued expenses. Severance payments related to the manufacturing restructuring commenced during 2008 with the successful transfer of production to the Indianapolis facility and closure of the South Plainfield facility and continued into 2009. Payments in connection with the sales force restructuring ended during 2007. Aggregate payments to terminated employees in connection with these programs have amounted to $2.7 million through the end of 2008. Also, during 2008, prior accruals for certain benefits provided to exiting employees were adjusted downward by $0.2 million based on actual utilization. The liability was $1.2 million and $2.2 million as of December 31, 2008 and 2007, respectively.

Write-down of manufacturing assets comprises the acceleration of amortization of leasehold improvements at the South Plainfield facility in 2008 resulting from a reassessment of the estimated time to complete the manufacturing consolidation. During 2007, depreciation of certain assets consisting primarily of manufacturing equipment that would not be transferred to the Indianapolis facility nor have any future use to the Business was accelerated.

In addition to the restructuring charges described above, costs incurred during 2007 related to validation batches at the Indianapolis facility for Oncaspar and Adagen, were expensed and included in cost of product sales in the amount of $1.9 million.

Use of the leased South Plainfield facility by Enzon has ended, but it continues to incur monthly rental costs related to the facility aggregating $0.2 million annually which Enzon began charging to general and administrative expense in the fourth quarter of 2008. Additional restructuring charges associated with the lease or its termination prior to the contractual expiration of the lease in October 2012 may be experienced by Enzon. Subsequent to the Transaction, costs associated with South Plainfield will be retained by Enzon.

(8) Accrued Expenses

Accrued expenses consist of the following (in thousands):

	December 31, 2008	December 31, 2007
Accrued compensation	$5,167	$6,536
Accrued Medicaid rebates	2,202	1,570
Accrued insurance	203	208
Accrued marketing rights	5,000	—
Other	3,534	2,330

	$16,106	$10,644

ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
SPECIALTY PHARMACEUTICALS BUSINESS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

(9) Income Taxes

At December 31, 2008 and 2007, the tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows (in thousands):

	December 31, 2008	December 31, 2007
Deferred tax assets:
Intangibles	$46,669	$50,619
Goodwill	35,189	40,433
Accrued compensation	353	291
Inventories	2,158	747

Total gross deferred tax assets	$84,369	$92,090
Less valuation allowance	(81,884)	(85,941)

	$2,485	$6,149

Deferred tax liabilities:
Book basis in excess of tax basis of acquired assets	$(2,485)	$(6,149)

	$(2,485)	$(6,149)

Net deferred tax assets/(liabilities)	$—	$—

As of December 31, 2008 and 2007, the Business had deferred tax assets of $84.4 million and $92.1 million, respectively. The Business has maintained a valuation allowance of $81.9 million and $85.9 million at December 31, 2008 and 2007, respectively. During the years ended December 31, 2008 and 2007, the Business recorded tax expense of $49,000 and $0.4 million, respectively, representing Canadian taxes. The Business did not recognize a U.S. Federal income tax provision for any of these periods as the estimated annual effective tax rate is zero.

The net deferred tax assets presented above represent the tax effects of timing differences that would have been generated had the Business operated as a separate stand-alone entity. As all tax attributes that exist will remain with Enzon after the Asset Sale, these deferred tax assets will not be transferred over to the Business.

(10) Commitments and Contingencies

In connection with the December 2006 license and supply agreements between the Business and Ovation for the active ingredient used in the production of Oncaspar, the Business has committed to effectuate a technology transfer of the manufacturing capabilities for that ingredient from Ovation by no later than December 31, 2009 and to supply specified quantities of the active ingredient to Ovation, at Ovation’s option, for up to three years thereafter. In the event the Business fails to deliver all such quantities ordered by Ovation in 2010, 2011 or 2012, the Business will be required to pay liquidated damages to Ovation in the amounts of $5.0 million in 2010, $10.0 million in 2011 and $15.0 million in 2012. Also, pursuant to the supply agreement, the Business is committed to certain minimum quantity purchases of active ingredient in 2008 and 2009. As of December 31, 2008, future commitments related to this supply arrangement total $4.75 million.

The Business has been involved in various claims and legal actions arising in the ordinary course of business. Per the terms of the proposed Transaction, most claims and liabilities arising prior to the closing date will be retained by Enzon (refer to Note 1). Accordingly, the ultimate disposition of such matters will not have a material effect on the consolidated financial position, results of operations or liquidity of the Business.

ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
SPECIALTY PHARMACEUTICALS BUSINESS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

(11) Comprehensive Income

Comprehensive income consists of net income (loss) of the Business and currency translation adjustments which relate to net assets held in Canada.

(12) Enzon Pharmaceuticals, Inc. Net Investment in Specialty Pharmaceuticals Business

Excess cash provided by the Business has been transferred to Enzon, or when needed, operating cash requirements of the Business have been provided by Enzon. The balance in the net investment account as of December 31, 2008 of $83.5 million represents the net asset position of the Business.

(13) Significant Agreements

Sanofi-Aventis License Agreements

The Business reacquired the rights to market and distribute Oncaspar in the U.S., Mexico, Canada and most of the Asia/Pacific region from Sanofi-Aventis in 2002. In return for the marketing and distribution rights, the Business paid Sanofi-Aventis $15.0 million and was also obligated to pay a royalty on net sales of Oncaspar in the U.S. and Canada through 2014. The $15.0 million payment is being amortized on a straight-line basis over 14 years. The license agreement may be terminated earlier by Sanofi-Aventis upon 60 days’ notice if the Business fails to make the required royalty payments or the Business decides to cease selling Oncaspar. Following the expiration of the agreement in 2014, all rights will revert back to the Business, unless the agreement is terminated earlier. Effective in January 2006, the Business further amended its license agreement with Sanofi-Aventis for Oncaspar. In exchange for an upfront cash payment of $35.0 million, the Business obtained a significant reduction in its royalty rate. Also, pursuant to the terms of the agreement, the Business became liable to Sanofi-Aventis during 2008 for a $5.0 million milestone payment due in January 2009 as a result of Oncaspar net sales in the U.S. and Canada exceeding $35.0 million for two consecutive calendar years. The $35.0 million January 2006 upfront payment and the associated $5.0 million milestone payment accrued in 2008 are both being amortized on a straight-line basis through June 2014. The Business is obligated to make royalty payments through June 30, 2014, at which time all of its royalty obligations will cease.

Medac License Agreement

In January 2002, the Business renewed an exclusive license to medac Gmbh (medac), a private company based in Germany, to sell Oncaspar and any PEG-asparaginase product developed by the Business or medac during the term of the agreement in most of Europe and parts of Asia. The supply agreement with medac provides for medac to purchase Oncaspar from the Business at certain established prices and meet certain minimum purchase requirements. Medac is responsible for obtaining additional approvals and indications in the licensed territories beyond the currently approved indication in Germany. The initial term of the agreement was for five years and automatically renewed for an additional five years through the end of 2011. Thereafter, the agreement will automatically renew for an additional two years unless either party provides written notice of its intent to terminate the agreement at least 12 months prior to the scheduled expiration date. Following the expiration or termination of the agreement, all rights granted to medac will revert back to the Business.

ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
SPECIALTY PHARMACEUTICALS BUSINESS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

Pacira Agreement

In December 2002, the Business entered into an agreement with Pacira (formerly known as SkyePharma PLC), under which the Business licensed the U.S. and Canadian rights to Pacira’s DepoCyt, an injectable chemotherapeutic approved for the treatment of patients with lymphomatous meningitis. Under the terms of the agreement, the Business paid Pacira a license fee of $12.0 million. Pacira manufactures DepoCyt and the Business purchases finished product at 35% of the net sales price by the Business, which percentage can be reduced should a defined sales target be exceeded. The Business recorded the $12.0 million license fee as an intangible asset that is being amortized over a ten-year period.

Under this agreement, the Business is required to maintain sales levels equal to $5.0 million for each calendar year (Minimum Sales) through the remaining term of the agreement. Pacira is also entitled to a milestone payment of $5.0 million if the sales of the product by the Business exceed a $17.5 million annual run rate for four consecutive quarters and an additional milestone payment of $5.0 million if sales by the Business exceed an annualized run rate of $25.0 million for four consecutive quarters. For the year ended December 31, 2008, net sales of DepoCyt were approximately $9.0 million. The Business is also responsible for a milestone payment of $5.0 million if the product receives approval for all neoplastic meningitis.

The license is for an initial term of ten years, to December 2012, and is automatically renewable for successive two-year terms thereafter. Either party may terminate the agreement early upon a material breach by the other party, which breach the other party fails to cure within 60 days after receiving notice thereof. Further, Pacira will be entitled to terminate the agreement early if the Business fails to satisfy its Minimum Sales for two consecutive years.

Cephalon Manufacturing Agreements

Cephalon France SAS (Cephalon) owns the right to market Abelcet in any markets outside of the U.S., Canada and Japan. The manufacturing agreements with Cephalon for both Abelcet and MYOCET have an initial term through July 31, 2014 and automatically renew for successive one year periods unless terminated pursuant to the terms thereof. The selling price is fixed, subject to an annual Producer Price Index adjustment.

Ovation Pharmaceuticals, Inc. Agreements

In December 2006, the Business entered into supply and license agreements with Ovation. Pursuant to the agreements, Ovation would supply to the Business specified quantities of the active ingredient used in the production of Oncaspar during calendar years 2008 and 2009. Additionally, Ovation granted to the Business, in exchange for $17.5 million, a non-exclusive, fully-paid, perpetual, irrevocable, worldwide license to the cell line from which such ingredient is derived. The intangible asset is being amortized on a straight-line basis through June 30, 2014. The Business has agreed to effectuate, at its cost, a technology transfer of the cell line and manufacturing capabilities for the ingredient from Ovation to the Business (or a third party manufacturer on behalf of the Business) no later than December 31, 2009. The Business further agreed to supply specified quantities of the ingredient to Ovation, at Ovation’s option, in calendar years 2010-2012. Refer to Note 10 Commitments and Contingencies, above.

(14) Business and Geographical Segments

The Business operates in the following business and reportable segments:

Products—The Products segment performs the manufacturing, marketing and selling of pharmaceutical products for patients with cancer and other life-threatening diseases. The Business has developed or acquired four therapeutic products approved by the U.S. Food and Drug

ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
SPECIALTY PHARMACEUTICALS BUSINESS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

Administration focused primarily in oncology and other life-threatening diseases. The four proprietary marketed brands are Oncaspar, DepoCyt, Abelcet and Adagen. The Business currently markets its products through its specialized U.S. sales force that calls upon specialists in oncology, hematology, infectious disease and other critical care disciplines.

Contract Manufacturing—The Business utilizes a portion of its excess manufacturing capacity to provide manufacturing services for third parties. It manufactures Abelcet for export and MYOCET, both for Cephalon France SAS as well as other products. The contract with Hospira for the manufacture of MVI is scheduled to terminate effective April 30, 2010. The agreements with Cephalon for manufacture of MYOCET and Abelcet were due to expire in January 2010 and November 2011, respectively but were subsequently amended for a term through July 2014.

The following tables present segment revenue, profitability and certain asset information for the years ended December 31, 2008 and 2007 (in thousands):

		Products	Contract Manufacturing	Corporate(1)	Consolidated
Revenues	2008	$116,398	$23,571	$—	$139,969
	2007	102,830	17,610	—	120,440
Segment Profit(2)	2008	22,707	6,926	(23,399)	6,234
	2007	11,603	4,062	(23,289)	(7,624)
Assets	2008	84,063	4,317	13,947	102,327
	2007	97,485	7,588	15,688	120,761
Amortization	2008	12,487	—	—	12,487
	2007	10,369	—	—	10,369

(1)

Corporate expenses are general and administrative expenses that are, for the most part, not directly attributable to an operating segment. Other than a nominal amount of general and administrative expenses that have historically been directly assigned to the Contract Manufacturing segment, general and administrative expenses were allocated to the Business based on the number of employees of the Business relative to the total number of Enzon employees. No corporate assets or liabilities have been allocated to the Business other than those specifically identified in the asset purchase agreement.

(2)	Segment profitability less corporate allocated general and administrative expenses equals income (loss) before income tax.

Revenues consisted of the following (in thousands):

	Year Ended December 31,
	2008	2007
Product revenues:
Product sales, net:
Oncaspar	$50,044	$38,711
DepoCyt	9,032	8,628
Abelcet	26,932	28,843
Adagen	27,781	24,504

Total product sales, net	113,789	100,686
Royalties	2,609	2,144

Total products	116,398	102,830
Contract manufacturing	23,571	17,610

Total revenues	$139,969	$120,440

ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
SPECIALTY PHARMACEUTICALS BUSINESS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

Outside the U.S., the Business principally sells: Oncaspar in Germany, DepoCyt in Canada, Abelcet in Canada and Adagen in Europe. Information regarding revenues attributable to the U.S. and to all foreign countries collectively is provided below. The geographic classification of product sales was based upon the location of the customer. The geographic classification of all other revenues is based upon the domicile of the entity from which the revenues were earned. The following information is in thousands:

	Year Ended December 31,
	2008	2007
Revenues:
U.S.	$108,108	$96,249
Europe	29,768	22,466
Other	2,093	1,725

Total revenues	$139,969	$120,440

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Consolidated Balance Sheet and the Unaudited Pro Forma Condensed Consolidated Statements of Operations are derived from the historical consolidated financial statements of Enzon and give effect to the sale of Specialty Pharmaceuticals to the Purchasing Parties, the receipt of the net proceeds from the Asset Sale and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. The following unaudited pro forma condensed consolidated financial statements reflect Enzon’s continued ownership of its royalties and the research and development operations.

Pro forma financial information is intended to provide investors with information about the continuing impact of a transaction by showing how a specific transaction might have affected historical financial statements, illustrating the scope of the change in the historical financial position and results of operations. The adjustments made to historical information give effect to events that are directly attributable to the Asset Sale, factually supportable, and expected to have a continuing impact.

The unaudited pro forma condensed consolidated financial statements consist of:

•	Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2009;

•	Unaudited Pro Forma Condensed Consolidated Statements of Operations for the nine months ended September 30, 2009 and September 30, 2008; and

•	Unaudited Pro Forma Condensed Consolidated Statements of Operations for the years ended December 31, 2008, December 31, 2007 and December 31, 2006.

The unaudited pro forma condensed consolidated financial statements have been prepared giving effect to the Asset Sale as if it occurred as of September 30, 2009 for the Unaudited Pro Forma Condensed Consolidated Balance Sheet and as of January 1, 2006 for the Unaudited Pro Forma Condensed Consolidated Statements of Operations.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements and notes thereto included in Enzon’s Form 10-K for the year ended December 31, 2008 and Form 10-Q for the nine months ended September 30, 2009, as filed with the SEC, which are incorporated herein by reference.

The unaudited pro forma condensed consolidated financial statements are prepared in accordance with Article 11 of Regulation S-X. The pro forma adjustments are described in the accompanying notes and are based upon information and assumptions available at the time of the filing of this proxy statement.

We did not account for Specialty Pharmaceuticals as, and it was not operated as, a separate, stand-alone entity, subsidiary or division for the periods presented. The unaudited pro forma condensed consolidated financial statements do not purport to represent, and are not necessarily indicative of, what our actual financial position and results of operations would have been had the Asset Sale occurred on the dates indicated. In addition, these unaudited pro forma condensed consolidated financial statements should not be considered to be fully indicative of our future financial performance. For example, actions that management may undertake to reduce overhead expenses in light of the Asset Sale are not reflected.

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED BALANCE SHEET
September 30, 2009
(In thousands)

	As Reported	Pro Forma Adjustments			Pro Forma
		Sale of Specialty Pharmaceuticals	Other Adjustments
ASSETS
Current assets:
Cash and cash equivalents	$48,614	$—	$300,000	(a)	$348,614
Short-term investments	61,899	—	—		61,899
Accounts receivable, net	15,199	14,918	—		281
Inventories	17,061	17,061	—		—
Other current assets	7,626	3,119	—		4,507

Total current assets	150,399	35,098	300,000		415,301

Property and equipment, net	40,623	12,173	—		28,450
Marketable securities	90,791	—	—		90,791
Amortizable intangible assets, net	52,514	52,514	—		—
Other assets	3,348	90	—		3,258

Total assets	$337,675	$99,875	$300,000		$537,800

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,007	$4,408	$—		$1,599
Accrued expenses	23,733	10,114	—		13,619

Total current liabilities	29,740	14,522	—		15,218

Notes payable	250,050	—	—		250,050
Other liabilities	4,482	—	—		4,482

Total liabilities	284,272	14,522	—		269,750

Stockholders’ equity	53,403	85,353	300,000	(b)	268,050

Total liabilities and stockholders’ equity	$337,675	$99,875	$300,000		$537,800

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2009
(In thousands, except per-share data)

	As Reported		Pro Forma Adjustments			Pro Forma
			Sale of Specialty Pharmaceuticals	Other Adjustments
Product sales, net	$88,250		$88,250	$—		$—
Royalties	41,146		1,931	—		39,215
Contract manufacturing	11,037		11,037	—		—
Contract research and development	—		—	5,202	(d)	5,202

Total revenues	140,433		101,218	5,202		44,417

Costs and expenses:
Cost of product sales and contract manufacturing	37,357		37,357	—		—
Research and development	53,783		19,450	5,202	(d)	39,535
Selling, general and administrative	46,197		36,183	17,340	(c)	27,354
Amortization of acquired intangible assets	500		500	—		—
Restructuring charge	1,610		916	—		694

Total costs and expenses	139,447		94,406	22,542		67,583

Operating income (loss)	986		6,812	(17,340)		(23,166)
Other expense	(438)		—	—		(438)

Income (loss) before income tax	548		6,812	(17,340)		(23,604)
Income tax benefit	(699)		(243)	—	(e)	(456)

Net income (loss)	$1,247		$7,055	$(17,340)		$(23,148)

Earnings (loss) per common share:
Basic	$0.03					$(0.51)
Diluted	$0.03	*				$(0.51)
Weighted average shares outstanding:
Basic	45,116					45,116
Diluted	45,523	*				45,116

*	Inclusion of convertible notes in the computation of diluted earnings per share would be antidilutive.

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2008
(In thousands, except per-share data)

	As Reported	Pro Forma Adjustments			Pro Forma
		Sale of Specialty Pharmaceuticals	Other Adjustments
Product sales, net	$85,547	$85,547	$—		$—
Royalties	44,346	1,837	—		42,509
Contract manufacturing	18,634	18,634	—		—
Contract research and development	—	—	2,577	(d)	2,577

Total revenues	148,527	106,018	2,577		45,086

Costs and expenses:
Cost of product sales and contract manufacturing	48,018	48,018	—		—
Research and development	42,489	11,678	2,577	(d)	33,388
Selling, general and administrative	52,121	40,437	18,364	(c)	30,048
Amortization of acquired intangible assets	500	500	—		—
Restructuring charge	2,392	2,392	—		—

Total costs and expenses	145,520	103,025	20,941		63,436

Operating income (loss)	3,007	2,993	(18,364)		(18,350)
Net other expense	(4,798)	—	—		(4,798)

Loss before income tax	(1,791)	2,993	(18,364)		(23,148)
Income tax	458	239	—	(e)	219

Net loss	$(2,249)	$2,754	$(18,364)		$(23,367)

Loss per common share:
Basic	$(0.05)				$(0.53)
Diluted	$(0.05)				$(0.53)
Weighted average shares outstanding:
Basic	44,328				44,328
Diluted	44,328				44,328

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS
For the Fiscal Year Ended December 31, 2008
(In thousands, except per-share data)

	As Reported	Pro Forma Adjustments			Pro Forma
		Sale of Specialty Pharmaceuticals	Other Adjustments
Product sales, net	$113,789	$113,789	$—		$—
Royalties	59,578	2,609	—		56,969
Contract manufacturing	23,571	23,571	—		—
Contract research and development	—	—	4,078	(d)	4,078

Total revenues	196,938	139,969	4,078		61,047

Costs and expenses:
Cost of product sales and contract manufacturing	61,702	61,702	—		—
Research and development	58,089	14,605	4,078	(d)	47,562
Selling, general and administrative	71,310	54,644	23,703	(c)	40,369
Amortization of acquired intangible assets	667	667	—		—
Restructuring charge	2,117	2,117	—		—

Total costs and expenses	193,885	133,735	27,781		87,931

Operating income (loss)	3,053	6,234	(23,703)		(26,884)
Net other expense	(5,464)	—	—		(5,464)

Loss before income tax	(2,411)	6,234	(23,703)		(32,348)
Income tax	304	49	—	(e)	255

Net loss	$(2,715)	$6,185	$(23,703)		$(32,603)

Loss per common share:
Basic	$(0.06)				$(0.73)
Diluted	$(0.06)				$(0.73)
Weighted average shares outstanding:
Basic	44,398				44,398
Diluted	44,398				44,398

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS
For the Fiscal Year Ended December 31, 2007
(In thousands, except per-share data)

	As Reported	Pro Forma Adjustments			Pro Forma
		Sale of Specialty Pharmaceuticals	Other Adjustments
Product sales, net	$100,686	$100,686	$—		$—
Royalties	67,305	2,144	—		65,161
Contract manufacturing	17,610	17,610	—		—
Contract research and development	—	—	3,995	(d)	3,995

Total revenues	185,601	120,440	3,995		69,156

Costs, expenses and gain:
Cost of product sales and contract manufacturing	54,978	54,978	—		—
Research and development	54,624	9,102	3,995	(d)	49,517
Selling, general and administrative	65,723	55,536	23,237	(c)	33,424
Amortization of acquired intangible assets	707	707	—		—
Restructuring charge	7,741	7,741	—		—
Gain on sale of royalty interest	(88,666)	—	—		(88,666)

Total costs, expenses and gain	95,107	128,064	27,232		(5,725)

Operating income	90,494	(7,624)	(23,237)		74,881
Net other expense	(5,508)	—	—		(5,508)

Income before income tax	84,986	(7,624)	(23,237)		69,373
Income tax	1,933	408	—	(e)	1,525

Net income	$83,053	$(8,032)	$(23,237)		$67,848

Earnings per common share:
Basic	$1.89				$1.54
Diluted	$1.29				$1.08
Weighted average shares outstanding:
Basic	43,927				43,927
Diluted	72,927				72,927

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS
For the Fiscal Year Ended December 31, 2006
(In thousands, except per-share data)

	As Reported	Pro Forma Adjustments			Pro Forma
		Sale of Specialty Pharmaceuticals	Other Adjustments
Product sales, net	$101,024	$101,024	$—		$—
Royalties	70,562	2,645	—		67,917
Contract manufacturing	14,067	14,067	—		—
Contract research and development	—	—	3,329	(d)	3,329

Total revenues	185,653	117,736	3,329		71,246

Costs and expenses:
Cost of product sales and contract manufacturing	50,121	50,121	—		—
Research and development	42,907	7,322	3,329	(d)	38,914
Selling, general and administrative	70,382	60,362	18,983	(c)	29,003
Amortization of acquired intangible assets	743	743	—		—
Acquired in-process research and development	11,000	—	—		11,000

Total costs and expenses	175,153	118,548	22,312		78,917

Operating income (loss)	10,500	(812)	(18,983)		(7,671)
Net other income	11,567	—	—		11,567

Income before income tax (benefit)	22,067	(812)	(18,983)		3,896
Income tax (benefit)	758	175	—	(e)	583

Net income	$21,309	$(987)	$(18,983)		$3,313

Earnings per common share:
Basic	$0.49				$0.08
Diluted	$0.46				$0.08	*
Weighted average shares outstanding:
Basic	43,600				43,600
Diluted	61,379				43,600	*

*	Inclusion of convertible notes in the computation of diluted earnings per share would be antidilutive.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

Pro forma information is intended to reflect the impact of the Asset Sale on Enzon’s historical financial position and results of operations through adjustments that are directly attributable to the Asset Sale, that are factually supportable and that are expected to have continuing impact. In order to accomplish this, we have eliminated the Unaudited Financial Statements of the Specialty Pharmaceuticals Business of Enzon Pharmaceuticals, Inc. as presented earlier in this proxy statement from the Enzon historical financials. This represents the assets and liabilities that will be conveyed to the Purchasing Parties as a result of the Asset Sale. It also represents the results of operations of Enzon’s products and contract manufacturing segments as well as the research and development activities conducted by Enzon in support of the Products. We further adjusted for (i) continuing research and development activities to be performed by Enzon on a contract basis and (ii) allocated general and administrative expenses.

These unaudited pro forma condensed consolidated financial statements reflect all adjustments that, in the opinion of management, are necessary to present fairly the pro forma results of operations and financial position.

In the preparation of the pro forma balance sheet as of September 30, 2009, the assumption was made that the assets were sold and liabilities were assumed by the Purchasing Parties pursuant to the Asset Purchase Agreement on September 30, 2009. The assumption made for purposes of the statements of operations was that the Asset Sale took place on January 1, 2006.

(a)

Reflects estimated proceeds to be received at the closing of sale of Specialty Pharmaceuticals. The sale price is $300.0 million. Transaction-related costs and expenses amounting to an estimated $7.5 million–$8.5 million will be offset against the proceeds in calculating the accounting gain. The unaudited condensed consolidated pro forma statements of operations do not reflect these expenses as they are nonrecurring in nature; however, these expenses will be reflected in our financial statements when the Asset Sale is consummated. Additionally, there is the potential for a working capital adjustment. Pursuant to the Asset Purchase Agreement, if the working capital balance at the time of closing exceeds the target amount of working capital as set forth in the Asset Purchase Agreement, then the purchase price will be adjusted upward in an amount equal to the excess, and if the working capital balance at the time of closing is less than the target amount, then the purchase price will be adjusted downward in an amount equal to the deficiency.

(b)

The excess of the net proceeds from the sale (the $300.0 million purchase price less transaction costs) over the net book value of the net assets being sold will be the overall measure of the gain to Enzon. The sale is expected to be accounted for in two parts: a sale of net assets of the discontinued operations and a sale of our in-process research and development related to ongoing development work on the Oncaspar and Adagen sourcing programs. The purchase price will be allocated between the net assets and the in-process research and development. At the closing of the Asset Sale, any excess of purchase price received by us, less transaction expenses, over the book value of the assets sold will be recognized as a gain for financial accounting purposes. In subsequent reporting periods, Specialty Pharmaceuticals for current and prior periods, including the gain on the sale of the assets, will be presented as a discontinued operation for financial reporting purposes. The portion of the purchase price allocated to in-process research and development will be recognized in earnings from continuing operations as earned in future periods along with related milestone payments, if any. While the final allocation of the sales price to the various components of the Asset Sale will not be completed until after the closing date, it is estimated that the amount that may be allocated to in-process research and development could approximate $40.0 million.

The pro forma disclosures do not take into account the allocation of the sales price nor the timing of earnings recognition. Furthermore, no income taxes are assumed to be payable on the Asset Sale due to the underlying tax basis of the assets being sold and the availability of net

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

operating loss carryforwards. The Asset Sale is expected to be subject to nominal amounts of Federal alternative minimum tax and state income tax.

(c)

The adjustment adds back the allocated corporate general and administrative expense that was included in the operating results of Specialty Pharmaceuticals. These expenses will continue to be recorded as an expense of the retained Enzon business in whole or in part. The actual effect on Enzon’s corporate overhead resulting from the Asset Sale cannot be objectively measured. The unaudited pro forma condensed consolidated financial statements do not reflect actions that may have been taken by management subsequent to the Asset Sale to reduce costs nor do they reflect the cost structure that will exist in the future.

(d)

As part of the Transition Services Agreement, Enzon will continue to provide research and development services to Defiante. Costs to be incurred will be reimbursed to Enzon and Enzon will receive a mark-up on those costs at percentages provided for in the Transition Services Agreement. The amount of the mark-up cannot be reasonably estimated at this time. The duration of this contract research and development effort is anticipated to be between one and three years.

(e)	No income tax provisions have been made due either to current period operating losses or the utilization of deferred tax assets to offset taxes that would otherwise accrue to operating income.

The pro forma adjustments to the statements of operations do not include the following revenues, expenses and events:

•	milestone payments related to research and development efforts that may be received in the event of achievement of certain regulatory approvals;

•	royalty payments that Enzon would be entitled to receive upon the achievement of product sales revenues through 2014 in excess of baseline sales levels as outlined in the Asset Purchase Agreement;

•

expense related to the vesting of unvested and unrecognized stock options and nonvested shares upon the closing of the Asset Sale (the estimated amount of the accelerated vesting is approximately $1.5 million);

•

expense related to the possible vesting of unvested and unrecognized stock options and nonvested shares held by Enzon’s executive officers under circumstances to be agreed upon by Enzon and such executive officers (the estimated amount of the possible accelerated vesting for such executive officers is approximately $4.6 million); and

•	potential uses of net proceeds from the Asset Sale, including repurchase of $0 to $250 million of the 4% Convertible Senior Notes due 2013.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)

The Adjournment Proposal

If the number of shares of common stock present in person or represented by proxy at the Special Meeting voting in favor of the proposal to approve the Asset Sale is insufficient to approve the Asset Sale at the time of the Special Meeting, we intend to move to adjourn the Special Meeting to a later date in order to enable the board of directors to solicit additional proxies in respect of the proposal to approve the Asset Sale.

In this proposal regarding the adjournment of the Special Meeting, we are asking you to authorize the holder of any proxy solicited by the board of directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the Special Meeting for the purpose of soliciting additional proxies in favor of the proposal to approve the Asset Sale. If our stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the Asset Sale. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Asset Sale such that the proposal to approve the Asset Sale would be defeated, we could adjourn the Special Meeting without a vote on the approval of the Asset Sale and seek to convince the holders of those shares to change their votes to votes in favor of the Asset Sale. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present at the Special Meeting.

Vote Required and Board Recommendation

Approval of the proposal to adjourn the Special Meeting requires an affirmative vote of a majority of the votes cast that are entitled to vote at the Special Meeting, assuming a quorum is present. No proxy that is specifically marked “AGAINST” the proposal to approve the Asset Sale will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the proposal to adjourn the Special Meeting.

Our board of directors believes that if the number of shares of common stock present in person or represented by proxy at the Special Meeting voting in favor of the proposal to approve the Asset Sale is not a sufficient number of shares to approve the Asset Sale, it is in the best interests of Enzon and its stockholders to enable our board to continue to seek to obtain a sufficient number of additional votes in favor of the proposal to approve the Asset Sale.

Our board of directors recommends that you vote “FOR” adjournment of the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale if there are insufficient votes to approve the Asset Sale.

MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on the NASDAQ Global Market under the symbol “ENZN”. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on the NASDAQ Global Market.

	Common Stock
	High	Low
Year Ended December 31, 2007
First Quarter	$9.16	$7.96
Second Quarter	$8.81	$7.85
Third Quarter	$8.85	$6.44
Fourth Quarter	$10.24	$8.97
Year Ended December 31, 2008
First Quarter	$9.65	$8.00
Second Quarter	$9.85	$7.00
Third Quarter	$9.48	$6.92
Fourth Quarter	$7.53	$2.95
Year Ended December 31, 2009
First Quarter	$7.45	$4.70
Second Quarter	$8.25	$5.40
Third Quarter	$8.66	$7.05
Fourth Quarter (through December 18, 2009)	$10.80	$8.03

The closing sale price of our common stock on the NASDAQ Global Market on November 6, 2009, the last trading day before the announcement of the Asset Sale, was $8.98. On December 18, 2009, the most recent practicable date before this proxy statement was printed, the closing price for our common stock on the NASDAQ Global Market was $10.49. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

We have never declared or paid dividends on our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of December 7, 2009 concerning stock ownership of all persons known by Enzon to own beneficially more than 5% of the outstanding shares of Enzon’s voting stock, each director, Enzon’s Chief Executive Officer, Enzon’s Chief Financial Officer and each of Enzon’s three other most highly compensated executive officers, and all directors and current executive officers of Enzon as a group:

Name and Address of Beneficial Owner or Identity of Group(1)	Amount and Nature of Beneficial Ownership(2)		Percentage of Voting Stock Outstanding(3)
Jeffrey H. Buchalter	3,729,028	(4)	7.65
Rolf A. Classon	177,840	(5)	*
Dr. Alexander J. Denner	—		—
Robert LeBuhn	229,039	(6)	*
Harold J. Levy	8,340,449	(7)	18.29
Victor P. Micati	153,145	(8)	*
Richard C. Mulligan	—		—
Robert C. Salisbury	137,178	(9)	*
Paul S. Davit	476,208	(10)	1.04
Ralph del Campo	760,039	(11)	1.65
Dr. Ivan D. Horak	796,605	(12)	1.73
Craig A. Tooman	797,427	(13)	1.73

Name and Address of Beneficial Owner or Identity of Group(1)	Amount and Nature of Beneficial Ownership(2)		Percentage of Voting Stock Outstanding(3)
Group comprised of Iridian Asset Management LLC, COLE Partners LLC, Iridian Private Business Value Equity Fund, L.P., Iridian Partners Fund, L.P., Renoma Partners LLC, Iridian Charter Fund, L.P., Harold J. Levy and David L. Cohen, 276 Post Road West, Westport, CT 06880-4704	8,185,737	(14)	17.99
Group comprised of The Baupost Group, L.L.C., SAK Corporation and Seth A. Klarman, 10 St. James Avenue, Suite 1700, Boston, MA 02116	6,228,130	(15)	13.69

Group comprised of Highbridge International LLC, Highbridge Convertible Opportunities Master Fund, L.P., Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca, c/o Harmonic Fund Services, The Cayman Corporate Centre, 4th Floor, 27 Hospital Road, Grand Cayman, Cayman Islands, British West Indies (for Highbridge International LLC); Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, Cayman Islands, British West Indies (for Highbridge Convertible Opportunities Master Fund, L.P.); 9 West 57th Street, 27th Floor, New York, NY 10019 (for Highbridge Capital Management, LLC and Messrs. Dubin and Swieca)

	4,492,144	(16)	8.98
Group comprised of DellaCamera Capital Master Fund, Ltd., DellaCamera Capital Fund, Ltd., DellaCamera Capital Management, LLC, Ralph DellaCamera, Jr., Andrew Kurtz and Vincent Spinnato, 461 Fifth Avenue, 10th Floor, New York, NY 10017	3,688,100	(17)	8.10
Group comprised of Carl C. Icahn and affiliated entities, 767 Fifth Avenue, 47th Floor, New York, NY 10153	3,521,075	(18)	7.74
Group comprised of Renaissance Technologies LLC and James H. Simons, 800 Third Avenue, New York, NY 10022	3,387,784	(19)	7.44
Group comprised of Barclays Global Investors, NA and Barclays Global Fund Advisors, 400 Howard Street, San Francisco, CA 94105	3,073,885	(20)	6.75
OppenheimerFunds, Inc., Two World Financial Center, 225 Liberty Street, New York, NY 10281	2,734,574	(21)	6.01
Group comprised of Bank of America Corporation, NB Holdings Corporation, BAC North America Holding Company, BANA Holding Corporation, Bank of America, NA, Columbia Management Group, LLC, Columbia Management Advisors, LLC, Banc of America Securities Holdings Corporation, Banc of America Securities LLC, and Banc of America Investment Advisors, Inc., 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255	2,773,528	(22)	5.74
Group comprised of Citigroup Global Markets Inc., Citigroup Financial Products Inc., Citigroup Global Markets Holdings Inc., and Citigroup Inc., 388 Greenwich Street, New York, NY 10013 (for Citigroup Global Markets Inc., Citigroup Financial Products Inc., and Citigroup Global Markets Holdings Inc.); 399 Park Avenue, New York, NY 10043 (for Citigroup Inc.)	2,771,422	(23)	5.74
Group comprised of Deutsche Bank AG, Deutsch Bank AG, London Branch, and Deutsche Bank Securities, Inc., Theodor-Heuss-Allee 70, 60468 Frankfurt am Main, Federal Republic of Germany	2,764,648	(24)	5.73
UBS AG (for the benefit and on behalf of UBS Investment Bank, Wealth Management USA, and Global Wealth Management and Business Banking business groups of UBS AG), Bahnhofstrasse 45, PO Box CH-8021, Zurich, Switzerland	2,605,121	(25)	5.72
All Executive Officers and Directors as a group (12 persons).	15,596,958	(26)	30.17

*	Less than one percent

(1)	The address of all current executive officers and directors listed above is in the care of Enzon.

(2)

All shares listed are common stock. Except as discussed below, none of these shares are subject to rights to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) under the Exchange Act and the beneficial owner has sole voting and dispositive power, subject to community property laws where applicable. A person’s beneficial ownership includes unvested shares of restricted common stock.

(3)

Based on 45,507,716 shares of common stock which were issued and outstanding as of December 7, 2009. Each share of common stock is entitled to one vote. The percentage of voting stock outstanding for each stockholder is calculated by dividing (i) the number of shares of common stock deemed to be beneficially held by such stockholder as of December 7, 2009 by (ii) the sum of (A) the number of shares of common stock outstanding as of December 7, 2009 plus (B) the number of shares of common stock issuable upon exercise of options held by such stockholder and which were exercisable as of December 7, 2009 or which will become exercisable within 60 days after December 7, 2009 plus (C) restricted stock units held by such stockholder which vest within 60 days after December 7, 2009 plus (D) shares issuable upon conversion of 4% Convertible Senior Notes due 2013 held by such stockholder.

(4)

Includes (i) 3,187,737 shares subject to options which were exercisable as of December 7, 2009 or which will become exercisable within 60 days after December 7, 2009 and (ii) 33,333 restricted stock units which will vest within 60 days after December 7, 2009.

(5)	Includes 139,680 shares subject to options which were exercisable as of December 7, 2009 or which will become exercisable within 60 days after December 7, 2009.

(6)	Includes 129,680 shares subject to options which were exercisable as of December 7, 2009 or which will become exercisable within 60 days after December 7, 2009.

(7)

Information concerning stock ownership was obtained from the Schedule 13D field with the SEC on July 27, 2009. Mr. Levy is Co-President, Co-Chief Executive Officer and Co-Chief Investment Officer of Iridian Asset Management LLC (“Iridian”) and reported shared voting and dispositive power with respect to 8,185,737 shares of common stock. Mr. Levy may be deemed to beneficially own the shares of common stock beneficially owned by Iridian by virtue of his indirect controlling ownership of Iridian and having the power to vote and direct the disposition of shares of common stock as Co-Chief Investment Officer of Iridian. Mr. Levy disclaims beneficial ownership of such shares beneficially owned by Iridian. Mr. Levy also reported sole voting power with respect to 50,000 shares of common stock and sole voting and dispositive power with respect to 154,712 shares of common stock, which includes 104,712 shares of common stock that he has the right to acquire upon conversion of 4% Convertible Senior Notes due 2013.

(8)	Includes 119,680 shares subject to options which were exercisable as of December 7, or which will become exercisable within 60 days after December 7, 2009.

(9)	Includes 104,680 shares subject to options which were exercisable as of December 7, 2009 or which will become exercisable within 60 days after December 7, 2009.

(10)	Includes 399,400 shares subject to options which were exercisable as of December 7, 2009 or which will become exercisable within 60 days after December 7, 2009.

(11)

Includes (i) 612,875 shares subject to options which were exercisable as of December 7, 2009 or which will become exercisable within 60 days after December 7, 2009 and (ii) 8,333 restricted stock units which shall vest within 60 days after December 7, 2009.

(12)

Includes (i) 661,450 shares subject to options which were exercisable as of December 7, 2009 or which will become exercisable within 60 days after December 7, 2009 and (ii) 8,333 restricted stock units which shall vest within 60 days of December 7, 2009.

(13)

Includes (i) 669,650 shares subject to options which were exercisable as of December 7, 2009 or which will become exercisable within 60 days after December 7, 2009 and (ii) 8,333 restricted stock units which shall vest within 60 days of December 7, 2009.

(14)

Information concerning stock ownership was obtained from the Schedule 13D filed with the SEC on July 27, 2009. Iridian reported shared voting and dispositive power with respect to 8,185,737 shares of common stock. COLE Partners LLC reported shared voting and dispositive power with respect to 377,870 shares of common stock. Iridian Private Business Value Equity Fund, L.P. reported shared voting and dispositive power with respect to 285,860 of such shares of common stock. Iridian Partners Fund, L.P. reported shared voting and dispositive power with respect to 90,010 of such shares of common stock. Renoma Partners LLC and Iridian Charter Fund, L.P. each reported shared voting and dispositive power with respect to 25,350 of such shares of common stock.

(15)

Information concerning stock ownership was obtained from the Schedule 13G filed with the SEC on November 9, 2009. The Baupost Group, L.L.C. (“Baupost”), SAK Corporation (“SAK”) and Seth A. Klarman each reported shared voting and dispositive power with respect to 6,228,130 shares of common stock. Baupost is a registered investment adviser. SAK is the Manager of Baupost. Seth A. Klarman, as the sole director of SAK and a controlling person of Baupost, may be deemed to have beneficial ownership of the shares of common stock beneficially owned by Baupost.

(16)

Information concerning stock ownership was obtained from Amendment No. 2 to the Schedule 13G filed with the SEC on February 12, 2009. Includes (i) 4% Convertible Senior Notes due 2013 convertible into 3,968,584 shares of common stock issuable to Highbridge International LLC and (ii) 4% Convertible Senior Notes due 2013 convertible into 523,560 shares of common stock issuable to Highbridge Convertible Opportunities Master Fund, L.P. Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and Highbridge Convertible Opportunities Master Fund L.P. Glenn Dubin is the Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is the Chief Investment Officer of Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of common stock owned by Highbridge International LLC and Highbridge Convertible Opportunities Master Fund, L.P.

(17)

Information concerning stock ownership was obtained from Amendment No. 15 to the Schedule 13D filed with the SEC on December 14, 2009, by DellaCamera Capital Master Fund, Ltd., DellaCamera Capital Fund, Ltd., DellaCamera Capital Management, LLC, Ralph DellaCamera, Jr., Andrew Kurtz and Vincent Spinnato. The 3,688,100 shares of common stock beneficially owned are comprised of: (a) 3,600,000 shares of common stock and (b) January 2010 $10 Call Options exercisable for 88,100 shares of common stock. The foregoing entities and individuals reported shared voting and dispositive power with respect to all 3,688,100 shares.

(18)

Information concerning stock ownership was obtained from Amendment No. 1 to the Schedule 13D filed with the SEC on January 29, 2009 by Carl C. Icahn and various entities affiliated with him. Mr. Icahn and entities affiliated with him have reported sole voting and dispositive power over all 3,521,075 shares of common stock. In addition, Mr. Icahn and entities affiliated with him have reported a long economic exposure to an aggregate of 3,093,032 shares of common stock through derivative agreements. Dr. Denner serves as managing director of various entities affiliated with Mr. Icahn but is not deemed to be the beneficial owner of the shares of common stock held by Mr. Icahn and his affiliates.

(19)

Information concerning stock ownership was obtained from Amendment No. 2 to the Schedule 13G filed with the SEC on February 13, 2009. Includes shares beneficially held by Renaissance Technologies LLC (“Renaissance”) and James H. Simons, the control person of Renaissance. Renaissance and Dr. Simons have each reported sole voting and dispositive power with respect to all 3,387,784 shares of common stock. Certain funds and accounts managed by Renaissance have the right to receive dividends and proceeds from the sale of the shares filed on the Schedule 13G. RIEF Trading LLC holds of record more than 5% of such shares.

(20)

Information concerning stock ownership was obtained from the Schedule 13G filed with the SEC on February 5, 2009. Barclays Global Investors, NA reported sole voting power with respect to 1,205,728 shares of common stock and sole dispositive power with respect to 1,394,985 shares. Barclays Global Fund Advisors reported sole voting and dispositive power with respect to 1,678,900 shares of common stock. The shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(21)

Information concerning stock ownership obtained from Amendment No. 1 to the Schedule 13G filed with the SEC on January 26, 2009. OppenheimerFunds, Inc. reported shared voting and dispositive power with respect to all 2,734,574 shares of common stock.

(22)

Information concerning stock ownership obtained from the Schedule 13G filed with the SEC on February 12, 2009. Bank of America Corporation and NB Holdings Corporation each reported shared voting power with respect to 2,773,528 shares of common stock and shared dispositive power with respect to 2,773,464 shares of common stock. BAC North America Holding Company and BANA Holding Corporation each reported shared voting and dispositive power with respect to 62,183 shares of common stock. Bank of America, NA reported sole voting power with respect to 58,164 shares of common stock, shared voting power with respect to 4,019 shares of common stock, sole dispositive power with respect to 58,120 shares of common stock and shared dispositive power with respect to 3,999 shares of common stock. Columbia Management Group, LLC reported shared voting and dispositive power with respect to 3,955 shares of common stock. Columbia Management Advisors, LLC reported sole voting and dispositive power with respect to 3,955 shares of common stock. Banc of America Securities Holdings Corporation reported shared voting and dispositive power with respect to 2,711,345 shares of common stock. Banc of America Securities LLC reported sole voting and dispositive power with respect to 2,711,345 shares of common stock. Banc of America Investment Advisors, Inc. reported shared voting power with respect to 64 shares of common stock. Enzon has been advised that all shares of common stock reported as beneficially owned are shares of common stock issuable upon conversion of 4% Convertible Senior Notes due 2013.

(23)

Information concerning stock ownership was obtained from the Schedule 13G filed with the SEC on February 11, 2009. Citigroup Global Markets Inc. reported shared voting and dispositive power with respect to 2,769,845 shares of common stock. Citigroup Financial Products Inc. and Citigroup Global Markets Holdings Inc. each reported shared voting and dispositive power with respect to 2,769,860 shares of common stock. Citigroup Inc. reported shared voting and dispositive power with respect to 2,771,422 shares of common stock. Enzon has been advised that all shares of common stock reported as beneficially owned are shares of common stock issuable upon conversion of 4% Convertible Senior Notes due 2013.

(24)

Information concerning stock ownership was obtained from the Schedule 13G filed with the SEC on February 6, 2009. Deutsche Bank AG reported sole voting and dispositive power with respect to 2,764,648 shares of common stock. Deutsche Bank AG, London Branch reported sole voting and dispositive power with respect to 1,873,995 shares of common stock. Deutsche Bank Securities, Inc. reported sole voting and dispositive power with respect to 890,653 shares of common stock. Enzon has been advised that all shares of common stock reported as beneficially owned are shares of common stock issuable upon conversion of 4% Convertible Senior Notes due 2013.

(25)

Information concerning stock ownership was obtained from the Schedule 13G filed with the SEC on February 13, 2009. UBS AG and certain of its subsidiaries reported sole voting and dispositive power with respect to all 2,605,121 shares of common stock.

(26)

Includes (i) 6,024,832 shares subject to options which were exercisable as of December 7, 2009 or which will become exercisable within 60 days after December 7, 2009, and (ii) 58,332 restricted stock units which shall vest within 60 days after December 7, 2009 and (iii) 4% Convertible Senior Notes due 2013 convertible into 104,712 shares of common stock.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in the proxy statement for the 2010 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be directed to the Corporate Secretary, Enzon Pharmaceuticals, Inc., at 685 Route 202/206, Bridgewater, New Jersey 08807, and must be received by December 14, 2009. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Corporate Secretary at the above address by January 29, 2010. Enzon’s bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted in accordance with the requirements of the bylaws not later than January 29, 2010 and not earlier than December 22, 2009.

OTHER MATTERS

At this time, we know of no other matters to be submitted to our stockholders at the Special Meeting. If any other matters properly come before the Special Meeting in which your proxy has provided discretionary authority, your shares of common stock will be voted in accordance with the discretion of the persons named on the enclosed proxy card in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the “SEC Filings” section of our Investor Relations website at http://investor.enzon.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to our Corporate Secretary at Enzon Pharmaceuticals, Inc., 685 Route 202/206, Bridgewater, NJ 08807, telephone (908) 541-8600, on our website at http://www.enzon.com, or from the SEC through the SEC’s website at http://www.sec.gov. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference certain information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. To the extent permitted, information that we file later with the SEC, prior to the closing of the Asset Sale, will automatically update and supersede the previously filed information and be incorporated by reference into this proxy statement.

We may incorporate by reference any documents that are filed with the SEC between the date of this proxy statement and prior to the date of the Special Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act).

The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to

Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting:

Enzon Filings	Periods
Annual Report on Form 10-K	Year ended December 31, 2008
Quarterly Report on Form 10-Q	Quarter ended September 30, 2009
Current Report on Form 8-K	January 21, 2009
Current Report on Form 8-K	July 24, 2009
Current Report on Form 8-K	July 24, 2009
Current Report on Form 8-K	August 4, 2009
Current Report on Form 8-K	November 9, 2009
Current Report on Form 8-K	November 12, 2009

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, as described above under “Where You Can Find More Information.”

You should only rely on information provided or incorporated in this proxy statement. No person has been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person.

THIS PROXY STATEMENT IS DATED DECEMBER 21, 2009. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

ASSET PURCHASE AGREEMENT

by and between

KLEE PHARMACEUTICALS, INC.,

DEFIANTE FARMACÊUTICA, S.A.

and

SIGMA-TAU FINANZIARIA S.P.A.,
(solely for the purpose of Section 6.4, Section 7.8(a), Section 7.8(e) and Section 12.17),
on the one hand,

and

ENZON PHARMACEUTICALS, INC.,
on the other hand

dated as of

November 9, 2009

A-i

A-ii

A-iii

EXHIBITS

EXHIBIT A	Form of Instrument of Assignment and Bill of Sale
EXHIBIT B	Form of Special Warranty Deed
EXHIBIT C	Form of Trademark Assignment
EXHIBIT D	Form of Patent Assignment
EXHIBIT E	Form of Assumption Agreement
EXHIBIT F	Form of Transition Services Agreement
EXHIBIT G	Form of License Agreement
EXHIBIT H	Commitment Letter
EXHIBIT I	Molecular Structure of SC Linker
EXHIBIT J	Molecular Structure of SS Linker

A-iv

SCHEDULES

SCHEDULE 1.1(a)	Knowledge of the Purchasing Parties
SCHEDULE 1.1(b)	Knowledge of the Seller
SCHEDULE 2.1(a)(ii)	Personal Property Leases
SCHEDULE 2.1(a)(v)	Software
SCHEDULE 2.1(b)(i)(1)(A)	Intellectual Property
SCHEDULE 2.2(g)	Names and Logos
SCHEDULE 2.2(k)	Other Assets
SCHEDULE 3.2(a)	Form of Preliminary Working Capital Schedule
SCHEDULE 3.4(a)	Form of Closing Working Capital Schedule
SCHEDULE 5.4	No Conflicts
SCHEDULE 5.5	Consents
SCHEDULE 5.8(a)	Machinery
SCHEDULE 5.8(c)	Owned Real Property
SCHEDULE 5.9(a)	Material Agreements
SCHEDULE 5.10	Litigation
SCHEDULE 5.12(a)	Enzon Benefit Plans
SCHEDULE 5.12(d)	Certain Payments
SCHEDULE 5.13(e)	Environmental Permits
SCHEDULE 5.15(f)	Nondisclosure Agreements for Employees
SCHEDULE 5.16	Tax Matters
SCHEDULE 5.19	Regulatory Matters
SCHEDULE 5.21	Brokers and Finders
SCHEDULE 5.22	Certain Business Matters
SCHEDULE 5.24	Insurance
SCHEDULE 5.25	Accounts Receivable and Accounts Payable
SCHEDULE 5.26	Inventory
SCHEDULE 7.1	Interim Operations of the Business
SCHEDULE 7.17(a)	Shared Contracts
SCHEDULE 7.17(b)	Shared Contracts to Assign
SCHEDULE 7.25	Supplemental Information
SCHEDULE 8.2(b)	Specified Benefits
SCHEDULE 11.2	Specified Indemnification Matters

A-v

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of November 9, 2009 (this “Agreement”), by and between Klee Pharmaceuticals, Inc., a Delaware corporation (“Klee”), Defiante Farmacêutica, S.A., a company organized under the laws of Portugal (“Defiante” and, together with Klee, the “Purchasing Parties”), and Sigma-Tau Finanziaria S.p.A., an Italian corporation (solely for the purpose of Section 6.4, Section 7.8(a), Section 7.8(e) and Section 12.17) (“Sigma-Tau”), on the one hand, and Enzon Pharmaceuticals, Inc., a Delaware corporation (the “Seller”), on the other hand. Klee, Defiante and the Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, the Seller is engaged in the Business (as defined herein);

WHEREAS, the Purchasing Parties desire to purchase from the Seller, and the Seller desires to sell to the Purchasing Parties, the Assets (as defined herein), and in connection therewith, the Purchasing Parties desire to assume the Assumed Liabilities (as defined herein), all on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of the Seller and the Purchasing Parties deem it advisable and in the best interests of their respective stockholders that the Parties consummate the Transactions (as defined herein), upon the terms and subject to the conditions provided for herein;

WHEREAS, the Board of Directors of the Seller has resolved to recommend to its stockholders the approval of the Transactions, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, as additional inducement for the Seller to enter into this Agreement, Sigma-Tau desires to assume certain obligations and guarantee the performance of certain of the duties and obligations of the Purchasing Parties, in each case as explicitly set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, Sigma Tau, the Purchasing Parties and the Seller hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

SECTION 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Accounts Payable” shall mean all notes and accounts payable of the Business.

“Accounts Receivable” shall mean all notes and accounts receivable of the Business.

“Accrued Employee Compensation, Benefits and Other Liabilities” shall mean the value of the accrued employee compensation, benefits and other employee-related liabilities relating to the Transferred Employees as of the Closing.

“Affiliate” or “Affiliates” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Agreement” or “this Agreement” shall have the meaning set forth in the Preamble and shall include the Exhibits and Schedules hereto.

“Allocation Schedule” shall have the meaning set forth in Section 3.5.

“Ancillary Agreements” shall mean the Assumption Agreement, the Transition Services Agreement, the License Agreement, the Trademark Assignment and the Patent Assignment.

“Applicable Efforts” shall mean, with respect to any Party, the continuous and diligent efforts and commitment of resources of a degree and kind in accordance with such Party’s reasonable business, legal, medical and scientific judgment that are consistent with the efforts and resources such Party and its Affiliates use, and have in the past used, for other pharmaceutical products owned by them or to which they have similar rights and that are of similar potential and at a similar stage in their lifecycle, taking into account the competitiveness of the marketplace, the regulatory structure involved and other relevant factors.

“Assets” shall mean all of the assets, properties, contractual rights, goodwill, going concern value, rights and claims of the Seller of the Business, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Seller (in each case other than the Excluded Assets), including the Manufacturing Assets and the Non-Manufacturing Assets.

“Assumed Contracts” shall have the meaning set forth in Section 2.1(b)(iii).

“Assumed Liabilities” shall have the meaning set forth in Section 2.3(b).

“Assumption Agreement” shall have the meaning set forth in Section 4.2(d).

“Balance Sheet” shall mean the most recent balance sheet of the Business included in the Financial Statements.

“Baseline Amount” shall mean, with respect to a particular territory, the Net Receipts in respect of the Products during 2009 in such territory, as determined in good faith by the Seller and the Purchasing Parties not later than 30 days after the Closing Date.

“BLA” means a biologics license application in respect of any of the Products.

“Books and Records” shall have the meaning set forth in Section 2.1(b)(ii).

“Business” shall mean the business of the Seller as of the date of this Agreement and as of the Closing Date that, directly or indirectly, (a) manufactures, markets and sells the Products and (b) provides contract pharmaceutical manufacturing services, excluding, in each case, the Seller’s PEGylation capabilities and assets, including Intellectual Property and Know-How related to such PEGylation capabilities (other than as specifically applied to the Products and licensed under the License Agreement).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York, Lisbon, Portugal or Rome, Italy are closed generally.

“Business Employees” shall mean those employees of the Seller who are engaged in the Business.

“Cap” shall have the meaning set forth in Section 11.2(b)(ii).

“Cash Purchase Price” shall have the meaning set forth in Section 3.1.

“Change of Recommendation” has the meaning set forth in Section 7.20(c).

“Claim Notice” shall have the meaning set forth in Section 11.4(a).

“Closing” shall have the meaning set forth in Section 4.1.

“Closing Date” shall have the meaning set forth in Section 4.1.

“Closing Working Capital” shall have the meaning set forth in Section 3.4(a).

“Closing Working Capital Schedule” shall have the meaning set forth in Section 3.4(a).

“COBRA” shall mean continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and codified at 29 U.S.C. §§ 1161-1169, and Code § 4980B, and any regulations or proposed regulations issued pursuant thereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Know-How” shall mean Know-How of a commercial nature solely to the extent used by the Seller in connection with the operation of the Business, including confidential and proprietary customer lists, financial data and marketing material, but excluding (a) all Intellectual Property and (b) all Know-How, in each case, related to process development, whether or not used in connection with the Business.

“Commitment Letter” shall have the meaning set forth in Section 6.4.

“Competing Business” shall have the meaning set forth in Section 7.5(a)(i)(4).

“Competing Proposal” shall mean any written bona fide proposal (other than a proposal or offer by the Purchasing Parties or any of their Affiliates) for (a) a merger or business combination with the Seller; (b) the acquisition by any Person (other than the Purchasing Parties or any of their Affiliates) of 25% or more of the Assets; or (c) the acquisition by any Person (other than the Purchasing Parties or any of their Affiliates) of 25% or more of the outstanding Seller Common Stock. Notwithstanding the foregoing, a “Competing Proposal” shall not include any acquisition, sale or analogous transaction for the Seller’s research and development business, or any proposal with respect thereto.

“Confidentiality Agreement” shall have the meaning set forth in Section 7.3.

“Consents” shall have the meaning set forth in Section 5.5.

“Contracts” shall mean all commitments, contracts, agreements, purchase orders, sales orders and other legally binding arrangements, written or oral, in each case with all amendments, waivers or other changes thereto, to which the Seller is a party, by which the Seller is bound or to which the Assets are subject, in each case, and subject to Section 7.17, relating exclusively to the Business or the Assets and in each case including all rights to receive payment, goods or services and to assert claims and take other actions thereunder (but in any case excluding the Enzon Benefit Plans).

“Copyrights” shall mean copyrights, copyrightable subject matter and all registrations and applications to register the same.

“Current Assets” shall have the meaning set forth in Section 3.2(a).

“Current Liabilities” shall have the meaning set forth in Section 3.2(a).

“Data Room” shall mean the electronic data room posted by the Seller at https://services.intralinks.com as in effect at 11:59 p.m., Eastern time, on November 6, 2009, comprising the correspondence, contracts, agreements, licenses, documents and other information made available to the Purchasing Parties and their Representatives.

“Deductible” shall have the meaning set forth in Section 11.2(b)(i).

“Defiante” shall have the meaning set forth in the Preamble.

“Defiante Financial Statements” has the meaning set forth in Section 6.11(a).

“Deed” shall have the meaning set forth in Section 4.2(b).

“DOJ” shall mean the Antitrust Division of the United States Department of Justice.

“EMEA” means the European Medicines Agency.

“EMEA Approval” shall mean, in respect of a pharmaceutical product, any and all marketing authorization approvals granted by the EMEA, or the expiration of any applicable mandatory waiting periods that are in lieu of such approvals, necessary to commercialize such product in the countries governed by the EMEA.

“Encumbrance” shall mean (a) any easements, licenses, covenants, rights-of-way and other similar restrictions, including any other agreements or restrictions to which the Owned Real Property is subject, which would be shown by a current title report or other similar report or listing; (b) any conditions on the Owned Real Property that may be shown by a current survey, title report or physical inspection; (c) any zoning, building and other similar restrictions to which the Owned Real Property is subject; and (d) the terms of the Personal Property Leases and Liens of the lessor(s) thereunder against the Owned Real Property for sums not yet due and payable.

“Environmental Claim” or “Environmental Claims” shall mean any claim, action, cause of action, investigation or written notice by any Person alleging actual or potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney’s fees or penalties relating to (a) the presence, or release into the environment, of any Hazardous Materials at the Facility, now or in the past, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” or “Environmental Laws” shall mean each federal, state, local and foreign law and regulation relating to pollution, protection or preservation of human health or the environment including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each law and regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Materials, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Enzon 401(k) Plan” shall mean the Enzon Pharmaceuticals Savings and Investment Plan.

“Enzon Benefit Plans” shall have the meaning set forth in Section 5.12(a).

“Enzon Mark and Logo” shall have the meaning set forth in Section 2.2(g).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Seller would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall mean have the meaning set forth in Section 2.2.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“Facility” shall mean the manufacturing and related facilities of the Seller located on the Owned Real Property.

“FDA” means the United States Food and Drug Administration and any successor thereto.

“FDA Approval” shall mean, in respect of a pharmaceutical product, any and all approvals or supplemental approvals, licenses, registrations or authorizations or the expiration of any mandatory waiting periods of the FDA necessary to commercialize such product in the United States (including any supplemental approvals pursuant to 21 C.F.R. § 314.70).

“Financial Statements” shall have the meaning set forth in Section 5.6.

“Financing” shall have the meaning set forth in Section 6.4.

“Flex Plan” shall have the meaning set forth in Section 8.2(d).

“Form 8594” shall have the meaning set forth in Section 3.5.

“FTC” shall mean the United States Federal Trade Commission.

“Fundamental Representations” shall have the meaning set forth in Section 11.1.

“GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time.

“Governmental Entity” shall mean a foreign, federal, state or local government, court, arbitral tribunal, administrative agency or commission or other foreign, federal, state or local governmental or regulatory authority or agency.

“Gross Sales” means the gross amounts actually invoiced by the Purchasing Parties and their Affiliates, or the Seller and its Affiliates, as applicable, in respect of the Products.

“Hazardous Materials” shall mean chemicals; pollutants; contaminants; wastes; toxic or hazardous substances, materials and wastes; and other substances regulated under the terms of similar import pursuant to Environmental Law, including petroleum and petroleum products; natural gas liquids; asbestos and asbestos-containing materials; polychlorinated biphenyls; lead and lead-based paints and materials; and radon.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” shall have the meaning set forth in Section 2.1(a)(i).

“IND” shall mean investigational new drug application numbers IND100687 and IND100594.

“Indemnified Party” shall have the meaning set forth in Section 11.4(a).

“Indemnifying Party” shall have the meaning set forth in Section 11.4(a).

“Independent Accounting Firm” shall have the meaning set forth in Section 3.4(c).

“Instrument of Assignment and Bill of Sale” shall have the meaning set forth in Section 4.2(a).

“Intellectual Property” shall mean all Patents, Trademarks, and Copyrights.

“Inventory” shall have the meaning set forth in Section 2.1(b)(vi).

“Klee” shall have the meaning set forth in the Preamble.

“Know-How” shall mean trade secrets and other confidential and proprietary information.

“Knowledge of the Purchasing Parties” concerning a particular subject, area or aspect of the respective businesses or affairs of the Purchasing Parties, shall mean the actual knowledge of each of those persons set forth on Schedule 1.1(a), in each case after due and reasonable inquiry under the circumstances by each such person.

“Knowledge of the Seller” concerning a particular subject, area or aspect of the Business or affairs of the Seller shall mean the actual knowledge of each of those persons set forth on Schedule 1.1(b), in each case after due and reasonable inquiry under the circumstances by each such person.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Entity, including pharmaceutical and labor laws of any location where the Business is conducted.

“Legal Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, notice, challenge, proceeding or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Lender” shall have the meaning set forth in Section 6.4.

“Liabilities” shall mean any and all debts, liabilities and obligations whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“License Agreement” shall have the meaning set forth in Section 4.2(f).

“Liens” shall mean any and all liens, encumbrances, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever. For the avoidance of doubt, Liens shall not include licenses of or other grants of rights to use Intellectual Property.

“Lonza” shall mean Lonza Ltd.

“Losses” shall have the meaning set forth in Section 11.3(a).

“Machinery” shall have the meaning set forth in Section 2.1(a)(iii).

“Manufacturing Assets” shall have‘the meaning set forth in Section 2.1(a).

“Manufacturing Assets Purchase Price” has the meaning set forth in Section 3.5.

“Material Adverse Effect” shall mean any change, circumstance, event, condition, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Business, taken as a whole, or that prevents or materially impairs, or would reasonably be expected to prevent or materially impair, the ability of the Seller to perform its obligations under this Agreement or that prevents or materially impedes, interferes with, hinders or delays, or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay, the consummation of the Transactions, other than any changes, circumstances, events or conditions resulting from: (a) general economic conditions in any of the markets in which the Business operates (provided that the Seller is not disproportionately affected as compared to other participants in the same industry as the Seller); (b) any change in economic conditions or the financial, banking, currency or capital markets in general (provided that the Seller is not disproportionately affected as compared to other participants in the same industry as the Seller); (c) any calamity or other conditions generally affecting the medical or pharmaceutical industry (provided that the Seller is not disproportionately affected as compared to other participants in the same industry as the Seller); (d) acts of God or other calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (e) changes in Laws or interpretations thereof affecting the medical or pharmaceutical industry in general (provided that the Seller is not disproportionately affected as compared to other participants of similar size and in the same industry as the Seller); (f) changes in GAAP or interpretations thereof or other accounting principles or requirements (but not any changes made by the Seller to its own accounting rules or procedures, other than as required by such changes in GAAP or interpretations thereof or other accounting principles or requirements); (g) any actions taken, failures to take action, or other changes or events relating to the Seller, in each case to which the Purchasing Parties have consented in writing; (h) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby; or (i) any failure to meet any internal or public projections, forecasts or estimates of earnings or revenues (unless such failure is due to a circumstance that would separately constitute a Material Adverse Effect).

“Material Agreements” shall have the meaning set forth in Section 5.9(a).

“NDA” means a new drug application filed in respect of a Product.

“Net Receipts” shall mean:

(a) with respect to sales of Product in a particular territory by the Purchasing Parties and their Affiliates and agents or the Seller and its Affiliates and agents, as applicable, Gross Sales for such Product in such territory, less the sum of the following items relating to such sales that are actually given to or taken by, as applicable, the Purchasing Parties and their Affiliates and agents, the Seller and its Affiliates and agents, or third parties that are not agents of the Purchasing Parties and their Affiliates or the Seller and its Affiliates, to the extent such deductions are recognized under and in accordance with GAAP:

(i) reasonable trade, quantity and cash discounts and rebates;

(ii) adjustments for price adjustments, billing errors, rejected goods, returns, product recalls and damaged goods (excluding goods damaged while under the control of the Purchasing Parties or their Affiliates or the Seller or its Affiliates, as applicable, or their respective licensees, sub- licensees, or distributors);

(iii) credits, charge-backs, rebates, reimbursements, and similar payments provided to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, other institutions or health care organizations or other customers;

(iv) rebates or other price reductions provided to any Governmental Entity with respect to any state or federal Medicare, Medicaid or similar programs;

(v) discounts pursuant to indigent patient programs and patient discount programs, including coupon discounts and co-pay assistance programs;

(vi) any invoiced charge for freight, insurance, handling, or other transportation costs directly related to delivery of the Products;

(vii) credits or discounts related to sales promotions that are offered to customers in general, such as trade show discounts and stocking allowances; and

(viii) tariffs, duties, excise, sales, value-added or other Taxes (other than Taxes based on income that are non-refundable); provided, however, that sales made by the Purchasing Parties to their Affiliates or by the Seller to its Affiliates, as applicable, shall be disregarded for purposes of calculating Net Receipts; and provided, further, that the foregoing deductions shall only be deducted once and only to the extent not otherwise deducted from Gross Sales; plus

(b) with respect to sales of a Product in a particular territory by a third-party, unaffiliated licensee, sub-licensee or distributor of the Purchasing Parties or the Seller, as applicable, the amount received by the Purchasing Parties or the Seller or their respective Affiliates, as applicable, from such licensee, sub-licensee or distributor.

“Non-Assignable Asset” shall have the meaning set forth in Section 7.11(b).

“Non-Manufacturing Assets” shall have the meaning set forth in Section 2.1(b).

“Notice Period” shall have the meaning set forth in Section 11.4(c).

“ODD” shall mean an orphan drug designation in respect of any Product.

“Order” shall mean any award, decision, injunction, judgment, decree, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Entity or by any arbitrator.

“Owned Real Property” shall have the meaning set forth in Section 2.1(a)(i).

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Patent Assignment” shall have the meaning set forth in Section 4.2(c).

“Patents” shall mean issued patents and pending patent applications, patent disclosures, and any and all related divisionals, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof.

“Permits” shall have the meaning set forth in Section 2.1(a)(vii).

“Permitted Exception” shall mean the following exceptions and encumbrances to title insurance coverage relating to the Owned Real Property: (a) all exceptions to title insurance coverage that customarily or of necessity are not or cannot be removed (such as rights or instruments that are recorded against the Owned Real Property or any part thereof); (b) general and special real property taxes and assessments for the current fiscal year which are not yet due and payable; (c) all exceptions to title insurance coverage that Klee agrees in writing to accept; (d) matters that are the obligations of tenants, subtenants or other occupants of any portion of the Owned Real Property under any lease, sublease, license or other occupancy agreement; (e) all title exceptions caused or created (whether directly or indirectly) by Klee or Representatives of Klee; and (f) all Encumbrances and other imperfections of title that individually or in the aggregate do not materially affect the use and continued operation of the assets to which they relate.

“Permitted Liens” shall mean (a) Liens for Taxes not yet due and payable, or, if due, (i) not delinquent or (ii) being contested in good faith by appropriate proceedings, during which collection or enforcement against the property is stayed, and with respect to which reasonable reserves have been established in accordance with GAAP; (b) any mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business and securing obligations which are not yet due or are being contested in good faith; (c) any title retention or security interests under conditional sales contracts, and equipment leases with third parties entered into in the ordinary course of business; (d) any Liens relating to purchase money obligations; (e) any Lien securing indebtedness that is incurred by the Purchasing Parties; and (g) any Lien arising or resulting from any action taken by the Purchasing Parties.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Property Leases” shall have the meaning set forth in Section 2.1(a)(ii).

“Pre-Closing Period” shall have the meaning set forth in Section 5.16(b).

“Preliminary Working Capital” shall have the meaning set forth in Section 3.2(a).

“Preliminary Working Capital Schedule” shall have the meaning set forth in Section 3.2(a).

“Prepaid Expenses and Other Current Assets” shall have the meaning set forth in Section 2.1(a)(ix).

“Product Data” shall mean (a) all data, information and methods associated at any time with the Products and its ingredients but not found in the Regulatory Approvals or Regulatory Documentation, (b) all data and methods associated with testing of the Products and its ingredients but not found in the Regulatory Approvals or Regulatory Documentation, (c) all formulations of the Products used in the manufacture of the Products and (d) all methods of manufacturing used in manufacturing the Products, in each case to the extent owned or controlled by the Seller and relating to the Products, in each case excluding (i) all Intellectual Property and (ii) all Know-How, in each case, related to process development and/or the Seller’s PEGylation capabilities.

“Product Events” shall have the meaning set forth in Section 2.3(b)(iii).

“Products” shall mean the pharmaceutical products currently marketed and sold under the names Oncaspar® (and any successor product thereof), Adagen® (and any successor product thereof), DepoCyt® and Abelcet®, and any reformulations of any of the foregoing.

“Proxy Statement” shall have the meaning set forth in Section 7.18(a).

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Purchaser Confidential Information” shall have the meaning set forth in Section 7.5I(i).

“Purchaser Indemnitees” shall have the meaning set forth in Section 11.2(a).

“Purchaser Losses” shall have the meaning set forth in Section 11.2(a).

“Purchaser Material Adverse Effect” shall mean any change, circumstance, event, condition, occurrence or development that, individually or in the aggregate, prevents or materially impairs, or would reasonably be expected to prevent or materially impair, the ability of the Purchasing Parties to perform their respective obligations under this Agreement or that prevents or materially impedes, interferes with, hinders or delays the consummation of the Transactions.

“Purchaser Plan” shall have the meaning set forth in Section 8.2(a).

“Purchaser Termination Fee” shall have the meaning set forth in Section 10.3.

“Purchasers’ Objection” shall have the meaning set forth in Section 3.4(b).

“Purchasers’ Savings Plan” shall have the meaning set forth in Section 8.2(c).

“Purchasing Parties” shall have meaning set forth in the Preamble.

“Qualifying Transaction” shall mean any (a) acquisition of the Seller by merger or business combination transaction; (b) acquisition by any Person (other than the Purchasing Parties or any of their respective Affiliates) of 25% or more of the Assets; or (c) acquisition by any Person (other than the Purchasing Parties or any of their respective Affiliates) of 25% or more of the outstanding Seller Common Stock. Notwithstanding the foregoing, a “Qualifying Transaction” shall not include any acquisition, sale or analogous transaction for the Seller’s research and development business, or any proposal with respect thereto.

“Registration Dossiers” shall mean any and all scientific, technical and manufacturing data and documentation owned or controlled by the Seller that is necessary or otherwise useful to obtain, maintain and renew the Regulatory Approvals and to manufacture and commercialize the Products.

“Regulatory Approval(s)” means any and all approvals, registrations and authorizations held by or for the benefit of the Seller or its Affiliates, as of the Closing Date, from the appropriate Regulatory Authority to market, distribute, use and sell the Products, including:

(a) all BLAs;

(b) all INDs;

(c) all ODDs;

(d) all NDAs; and

(e) any equivalent of the foregoing in other jurisdictions.

“Regulatory Authority” shall have the meaning set forth in Section 5.19(a).

“Regulatory Documentation” means (a) registrations and applications for, or other filings or submissions with respect to, the Regulatory Approvals, including reports, data and other written materials filed by the Seller or its agent as part of or referenced in, the Regulatory Approvals, and the Seller’s risk management plan (or any other risk management plan owned by the Seller) with respect to the Products, (b) any other filings or submissions with respect to the Products made with any Governmental Entity or Regulatory Authority, (c) compliance documentation, including complaint history, compliance history (including any field alerts, market withdrawals and recalls), pharmacovigilance, requests for additional scientific information with respect to the Products, manufacturing change controls, process/lab investigations, stability protocols and test data and product development packages, (d) all annual reports delivered by the Seller to the applicable Regulatory Authority(ies) in respect of the Products, (e) all Registration Dossiers and (f) written communications, and written summaries and minutes of other communications, with the FDA or other Governmental Entities or Regulatory Authorities to the extent relating to the Products, in each case owned or controlled by the Seller.

“Related Persons” shall have the meaning set forth in Section 10.4.

“Representatives” shall mean a Person’s Affiliates, directors, managers, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors.

“Requisite Stockholder Approval” shall have the meaning set forth in Section 5.20.

“Scientific and Regulatory Material” shall mean all technical, scientific, chemical, biological, pharmacological, toxicological, regulatory and clinical trial materials, filings, registrations and information related to the Products owned or controlled by the Seller.

“SC Oncaspar®” shall mean a PEGylated L-Asparaginase manufactured with (a) the bulk native L-Asparaginase obtained from Lonza or any alternate source determined by any of the Purchasing Parties and (b) the Succinyl-Carbamate linker having the molecular structure set forth on Exhibit I.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Common Stock” shall mean the common stock, par value $0.01 per share, of the Seller.

“Seller Confidential Information” shall have the meaning set forth in Section 7.5(c)(ii).

“Seller Indemnitees” shall have the meaning set forth in Section 11.3(a).

“Seller Losses” shall have the meaning set forth in Section 11.3(a).

“Seller Recommendation” shall have the meaning set forth in Section 7.19.

“Seller Termination Fee” shall have the meaning set forth in Section 10.2.

“Shared Contracts” shall have the meaning set forth in Section 7.17(a).

“Sigma-Tau” shall have the meaning set forth in the Preamble.

“Solvent” shall mean, with respect to any Person, that (a) the property of such Person, at a present fair saleable valuation, exceeds the sum of its liabilities (including contingent and unliquidated liabilities), (b) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person’s probable liabilities as they become absolute and matured and (c) such Person has adequate capital to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured liabilities.

“SS Oncaspar®” shall mean a PEGylated L-Asparaginase manufactured with (a) the bulk native L-Asparaginase obtained from Lonza or any alternate source determined by any of the Purchasing Parties and (b) the Succinyl-Succimate linker having the molecular structure set forth on Exhibit J.

“Stockholders’ Meeting” shall have the meaning set forth in Section 7.19.

“Straddle Period” shall mean any taxable period beginning before the Closing Date and ending after the Closing Date.

“Superior Proposal” shall mean a Competing Proposal (with “25% or more of the Assets” in the definition of Competing Proposal being replaced by “all or substantially all of the Assets” and “25% or more of the outstanding Seller Common Stock” being replaced by “more than 50% of the outstanding Seller Common Stock”) made by any Person on terms that the Board of Directors of the Seller determines in good faith, after consultation with its financial and legal advisors, and considering such factors as the Board of Directors of the Seller considers to be appropriate, are more favorable from a financial point of view to the Seller and/or its stockholders than the Transactions.

“Superior Proposal Agreement” shall have the meaning set forth in Section 7.20(c).

“Survey” shall have the meaning set forth in Section 7.27(a)(ii).

“Target Amount” shall mean $17,938,000.

“Tax” or “Taxes” shall mean all taxes, charges, fees, duties, levies, penalties or other assessments or governmental charges imposed by any federal, state, local or foreign Governmental Entity, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include (a) interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns and (b) any Liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any other Person.

“Tax Contest” shall mean any deficiency, proposed adjustment, adjustment, assessment audit, examination or other administrative or court proceeding, suit, dispute or other claim.

“Tax Refunds” shall have the meaning set forth in Section 2.2(b).

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall have the meaning set forth in Section 10.1(b).

“Title Commitment” shall have the meaning set forth in Section 5.16(k).

“Title Company” shall mean Chicago Title Insurance Company.

“Trademark Assignment” shall have the meaning set forth in Section 4.2(c).

“Trademarks” shall mean trademarks, trade dress, service marks, logos, trade names, Internet domain names and all registrations and applications to register the same and the goodwill associated therewith.

“Transactions” shall mean the transactions contemplated by this Agreement.

“Transfer Tax Returns” shall have the meaning set forth in Section 7.7(a).

“Transfer Taxes” shall mean all sales (including bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees incurred in connection with or resulting from this Agreement and the Transactions.

“Transferred Employees” shall have the meaning set forth in Section 8.1(a).

“Transferred Intellectual Property” shall have the meaning set forth in Section 2.1(b)(i)(2).

“Transition Services Agreement” shall have the meaning set forth in Section 4.2(e).

“United States” shall mean the fifty states of the United States and its territories and possessions, including Puerto Rico.

“Voluntary Exception” shall mean the following types of Liens, which may encumber all or any portion of the Owned Real Property: (a) violations against any portion of the Owned Real Property, including the improvements thereon; and (b) general and special real property taxes and assessments, including sewer rents or charges, which are due and unpaid.

“Voting Debt” shall mean indebtedness having general voting rights or that is convertible into securities having such rights.

Section 1.2 Interpretation.

(a) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(c) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(e) A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

ARTICLE II

SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

SECTION 2.1 Sale and Transfer of Assets.

(a) Sale and Transfer of Manufacturing-Related Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to Klee (or if any of such assets, properties and rights are held by one or more Affiliates of the Seller, the Seller shall cause such Affiliate(s) to sell, convey, assign, transfer and deliver to Klee), and Klee shall purchase, acquire, receive and accept from the Seller, free and clear of all Liens (other than Permitted Liens or Permitted Exceptions, as applicable), all of the Seller’s right, title and interest in and to the following Assets (the “Manufacturing Assets”):

(i) Owned Real Property. The parcels of real property set forth on Schedule 5.8(c) (“Owned Real Property”), and all of the rights arising out of the ownership thereof or appurtenant thereto, together with all buildings, structures, facilities, fixtures and other improvements thereto, including the Facility (collectively, the “Improvements”);

(ii) Personal Property Leases. All leases and subleases in respect of tangible personal property (A) located at the Facility or (B) listed on Schedule 2.1(a)(ii), and any rights appurtenant to such leases and subleases (the “Personal Property Leases”);

(iii) Machinery and Equipment. All machinery, equipment, tools, furniture, furnishings, vehicles, office equipment (including telecommunication equipment), supplies, goods and other tangible items of personal property owned or leased by the Seller and that are (A) located at the Facility, (B) used by the Seller’s field salesforce or (C) principally used in the Business (the “Machinery”), in the case of (B) and (C) wherever situated, and including all warranties and guarantees, if any, existing for the benefit of the Seller in connection with the Machinery;

(iv) Books and Records. The books and records of the Seller (including all correspondence (including e-mail)) to the extent principally relating to the manufacturing operations of the Business, including (A) books and records relating to the manufacturing-related Commercial Know-How or the business, commercial, financial, manufacturing, human resources (other than the separately maintained medical file) or other information of the manufacturing operations of the Business, regardless of form, including copies of any standard operating procedures that principally apply to the production and/or packaging of the Products, as well as all of the Seller’s analytical test methods that principally relate to the Products and validations and quality control thereof, (B) regulatory documents, records and applications related to the Products or the manufacturing operations of the Business, and (C) marketing materials related to the Products and the manufacturing operations of the Business, including tangible assets used in trade shows, but excluding Tax Returns, tax records, work papers and the corporate books and records of the Seller;

(v) Software. The software set forth on Schedule 2.1(a)(v);

(vi) Contracts. Subject to Section 7.11(b), all rights and interest of the Seller or the applicable Affiliate of the Seller under the manufacturing-related Contracts;

(vii) Permits. To the extent transferable and subject to Section 7.11(b), all licenses, permits, certificates of authority, authorizations, approvals, registrations, qualifications, waivers and similar instruments granted or issued by any Governmental Entity (“Permits”), to the extent related to the manufacturing operations of the Business;

(viii) Inventory. (A) All raw materials and work in process, (B) all finished pharmaceutical products (excluding the Products) and (C) finished Products intended for sale outside of North America, in each case of the Business, wherever situated;

(ix) Accounts Receivable. (A) All Accounts Receivable relating to the contract manufacturing aspect of the Business and (B) all Accounts Receivable relating to Products sold outside of North America;

(x) Prepaid Expenses and Other Current Assets. Deposits (including security deposits for electricity or telephone service or otherwise made with respect to the Facility), prepaid expenses and other current assets (other than any prepaid insurance) of the Business reflected on the Balance Sheet and the Closing Working Capital Statement, except those assets that are Excluded Assets (“Prepaid Expenses and Other Current Assets”);

(xi) Insurance Proceeds. All third party property and casualty insurance proceeds and all claims, causes of actions and other rights to third party property and casualty insurance proceeds, in each case to the extent received or receivable in respect of the Business and, in the case of product Liability insurance proceeds, to the extent that Klee suffered the Liability for such claim or cause of action;

(xii) Warranties. All express and implied warranties and indemnities from suppliers of goods or services relating to the Products, and any claims or benefits thereunder relating to the Products (including any Inventory) sold and delivered by Klee following the Closing Date;

(xiii) Enforcement of Covenants. All rights that the Seller may have to enforce non-competition, non-solicitation and similar covenants against employees and former employees of the manufacturing operations of the Business following the Closing Date; and

(xiv) Other Assets. All other tangible assets at the Facility, except those assets that are Excluded Assets or that have been disposed of in the ordinary course of business since the date of the Financial Statements.

(b) Sale and Transfer of Non-Manufacturing-Related Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to Defiante (or if any of such assets, properties and rights are held by one or more Affiliates of the Seller, the Seller shall cause such Affiliate(s) to sell, convey, assign, transfer and deliver to Defiante), and Defiante shall purchase, acquire, receive and accept from the Seller, free and clear of all Liens (other than Permitted Liens), all of the Seller’s right, title and interest in and to all Assets other than the Manufacturing Assets, except to extent the same are Excluded Assets (the “Non-Manufacturing Assets”), including the following.

(i) Intellectual Property.

(1) Intellectual Property. All right, title and interest of the Seller in and to (A) the Intellectual Property set forth on Schedule 2.1(b)(i)(1)(A) and (B) all Product Data;

(2) Commercial Know-How. All right, title and interest of the Seller and its Affiliates in all Commercial Know-How (all of such items in Section 2.1(b)(i)(1)(A) and this Section 2.1(b)(i)(2), the “Transferred Intellectual Property”);

(ii) Books and Records. The books and records of the Seller (including all correspondence (including e-mail)) to the extent relating principally to the non-manufacturing operations of the Business, including (A) books and records relating to the non-manufacturing-related Commercial Know-How or the business, commercial, financial, manufacturing, human resources (other than the separately maintained medical file) or other information of the non-manufacturing operations of the Business, regardless of form, including copies of any standard operating procedures that principally apply to the production and/or packaging of the Products, as well as all of the Seller’s analytical test methods that principally relate to the Products and validations and quality control thereof, (B) regulatory documents, records and applications related to the Products or the non-manufacturing operations of the Business, and (C) marketing materials related to the Products and the non-manufacturing operations of the Business, including tangible assets used in trade shows, but excluding Tax Returns, tax records, work papers and the corporate books and records of the Seller (the foregoing items, together with the items in Section 2.1(a)(iv), the “Books and Records”); provided, however, that the Seller may retain a copy of the Books and Records for legal and accounting archival purposes;

(iii) Contracts. Subject to Section 7.11(b), all rights and interest of the Seller or the applicable Affiliate of the Seller under the non-manufacturing-related Contracts (the foregoing Contracts, together with the Contracts in Section 2.1(a)(vi), the “Assumed Contracts”);

(iv) Permits. To the extent transferable and subject to Section 7.11(b), all Permits relating to non-manufacturing operations of the Business;

(v) Accounts Receivable. All Accounts Receivable not purchased and assumed by Klee;

(vi) Inventory. All finished products of the Business intended for sale within North America (such products, together with the items set forth in Section 2.1(a)(viii), the “Inventory”);

(vii) Enforcement of Covenants. All rights that the Seller may have to enforce non-competition, non-solicitation and similar covenants against employees and former employees of the non-manufacturing operations of the Business following the Closing Date;

(viii) Product-Specific Assets. All of the Seller’s rights existing on the Closing Date and relating to the Products, including: (A) all obtained and in-process Regulatory Approvals and all Regulatory Documentation; (B) any correspondence with the FDA with respect to the Regulatory Approvals; (C) reports relating to the Regulatory Approvals that have been filed by the Seller with the FDA and adverse event reports pertaining to the Products; (D) Scientific and Regulatory Material relating principally to the Products; (E) all post-approval studies and all pre-clinical and clinical data; (F) reprints of all articles published in industry publications that are related to the Products; and (G) any material improvements to the manufacturing process relating to the Products, in each case owned or controlled by the Seller;

(ix) Causes of Action. Subject to Section 2.2(k), all of the Seller’s rights, claims and causes of action against third parties (whether known or unknown, matured or un-matured, accrued or contingent), to the extent such rights, claims and causes of action relate to the Assets or the Business, other than (A) causes of action arising under this Agreement or the Transactions, or (B) causes of action relating to the Excluded Assets or Excluded Liabilities;

(x) Insurance Proceeds. All third party property and casualty insurance proceeds and all claims, causes of actions and other rights to third party property and casualty insurance proceeds, in each case to the extent received or receivable in respect of the Business and, in the case of product Liability insurance proceeds, to the extent that Defiante suffered the Liability for such claim or cause of action;

(xi) Warranties. All express and implied warranties and indemnities from suppliers of goods or services relating to the Products, and any claims or benefits thereunder relating to the Products (including any Inventory) sold and delivered by Defiante following the Closing Date;

(xii) Other Assets. All other tangible Assets principally related to the Business, except those Assets that are transferred pursuant to Section 2.1(a), are Excluded Assets or that have been disposed of in the ordinary course of business since the date of the Financial Statements;

(xiii) Telephone Numbers. The telephone numbers owned by the Seller and used in connection with the Products (such as for adverse event reporting and product ordering), but not the Seller’s general telephone numbers or any employee general telephone numbers; and

(xiv) General Intangibles. All going concern value, goodwill and other intangible rights and assets (other than with respect to Intellectual Property of the Seller that is not Transferred Intellectual Property) relating to the Business.

After the Closing Date, each Party shall take all action (or shall cause its Affiliates to take all actions) reasonably requested by the other Party to effect the provisions of this Section 2.1. The Parties agree that certain of the Assets relate to both the Business and the Seller’s retained businesses and that the Seller is transferring to the Purchasing Parties only that portion of any such shared Asset that relates to the Business. With respect to each such shared Asset, notwithstanding any usage of “principally” or “to the extent” in Section 2.1, the Parties shall, promptly after the Closing Date, reasonably cooperate to ensure that the Purchasing Parties obtained that portion of each such shared Asset that relates to the Business and the Seller retains that portion of each such shared Asset that relates to the Seller’s retained businesses.

SECTION 2.2 Excluded Assets. Notwithstanding any other provisions in this Agreement, it is expressly agreed that the Seller shall retain, and the Purchasing Parties shall not acquire, any right, title and interest in and to the following assets, properties or rights (the “Excluded Assets”):

(a) Cash and Cash Equivalents; Bank Accounts. Cash and cash equivalents, including any marketable or other securities, and accrued interest, dividends or other earnings thereon, wherever located, and all bank accounts, deposit and lockbox arrangements and other locations where financial instruments or financial records are maintained by or on behalf of the Business;

(b) Tax Refunds. Any refunds, credits or other assets or rights (including interest thereon or claims therefor) with respect to any Taxes (the “Tax Refunds”) paid by the Seller or any of its Affiliates, or for which the Seller or its Affiliates are responsible under this Agreement, relating to the Business or the Assets;

(c) Insurance Policies. Any insurance policies at any time in effect and any reimbursement for, or other benefit associated with, prepaid insurance, including insurance policies covering events occurring in whole or in part prior to the Closing Date;

(d) Prepaid Assets. Any reimbursement for, or other benefit associated with, prepaid assets (including any prepaid insurance) reflected on the Financial Statements that do not relate to the Business;

(e) Employee Benefit Assets. Except as expressly provided in Article VIII hereof, the Enzon Benefit Plans and all assets relating to the Enzon Benefit Plans;

(f) Rights Under Agreements. Except as expressly provided herein, all rights of the Seller under this Agreement and any other agreements, instruments and certificates delivered in connection with this Agreement, the Ancillary Agreements or the Transactions;

(g) Names and Logos. Except as provided in Section 7.14, the name and mark “Enzon” and “Enzon Pharmaceuticals” and any names (including Internet domain names) or marks containing or comprising the name and mark “Enzon” or “Enzon Pharmaceuticals” or related thereto, including any names or marks (including Internet domain names) similar thereto or dilutive or derivative thereof, and the logo depicted on Schedule 2.2(g) and any logos containing or comprising such logo or related thereto, including any logos similar thereto or derivative or dilutive thereof (collectively, the “Enzon Mark and Logo”), and the goodwill associated therewith;

(h) Capital Stock. All of the capital stock or equity interests of the Seller or any of its Affiliates;

(i) Process Development Equipment. All of the process development equipment located at the Seller’s Piscataway, New Jersey facility;

(j) Other Real Property. Any and all interests of the Seller or its Affiliates in or to any real property other than the Owned Real Property; and

(k) Other Assets. The other assets, properties or rights of the Seller listed on Schedule 2.2(k).

After the Closing Date, the Purchasing Parties shall take all action (or shall cause their Affiliates to take all actions) reasonably requested by the Seller to effect the provisions of this Section 2.2, including the prompt return of any Excluded Assets that are owned by the Seller and are transferred to the Purchasing Parties inadvertently at Closing.

SECTION 2.3 Assumed Liabilities.

(a) Klee Assumed Liabilities. At the Closing, on the terms and subject to the conditions set forth in this Agreement, Klee shall assume and shall pay, perform and discharge when due the following Liabilities existing on or arising after the Closing Date and relating exclusively to the Manufacturing Assets, except to the extent the same are Excluded Liabilities, and no others:

(i) Liabilities. All Accounts Payable and other accrued expenses and current liabilities of the Business incurred in the ordinary course of business consistent with past practice;

(ii) Return Claims. (A) All Liabilities for the return of any pharmaceutical product (other than the Products) manufactured or processed at the Facility, up to the amount reserved against on the Balance Sheet, and (B) with respect to pharmaceutical products manufactured or processed at the Facility and sold after the Closing, all Liabilities for such returns;

(iii) Contracts. All Liabilities arising or to be performed after the Closing under the Assumed Contracts and Permits assumed by Klee, excluding any Liability (A) relating to defaults thereunder occurring on or prior to the Closing Date, (B) arising out of any breach by the Seller of any representation or warranty contained herein or in any such Assumed Contract or (C) that the Seller was obligated to perform or discharge on or prior to the Closing Date;

(iv) Product Claims. All Liabilities in respect of a claim by any Person based on use, handling or ingestion of, exposure to or contact with any chemical or substance at any time used or handled at, or distributed from, the Facility (including all Liabilities for personal injury or property damage relating to or arising out of products manufactured or processed at, or other services rendered by the Business at or from, the Facility), on or after the Closing Date but in any case excluding any such Liabilities relating to the Products;

(v) Environmental Claims. To the extent such Liabilities relating to Environmental Claims are not Excluded Liabilities, any Liabilities relating to Environmental Claims arising out of the ownership, occupation or operation of the Business, the Facility or the Assets, or conditions created at the Facility, on or after the Closing Date or associated with the release of any Hazardous Materials on or after the Closing Date at, on, under or from the Owned Real Property;

(vi) Taxes. All Liabilities for Taxes arising out of the ownership of the Manufacturing Assets that are allocable to Klee pursuant to Section 11.5(b); and

(vii) Accrued Employee Compensation, Benefits and Other Liabilities. The amount of Accrued Employee Compensation, Benefits and Other Liabilities.

(b) Defiante Assumed Liabilities. At the Closing, on the terms and subject to the conditions set forth in this Agreement, Defiante shall assume and shall pay, perform and discharge when due the following Liabilities existing on or arising after the Closing Date, except to the extent the same are Excluded Liabilities, and no others (collectively with the Liabilities set forth in Section 2.3(a), the “Assumed Liabilities”):

(i) Liabilities. To the extent not otherwise assumed by Klee, all Accounts Payable and other accrued expenses and current liabilities of the Business incurred in the ordinary course of business consistent with past practice;

(ii) Return Claims. (A) All Liabilities for the return of or payment with respect to any Product manufactured or processed by the Business (including chargebacks and rebates), up to the amount reserved against on the Balance Sheet, and (B) with respect to the Products manufactured or processed by the Business and sold after the Closing, all Liabilities for such returns or payments;

(iii) Product Claims. All Liabilities in respect of a claim by any Person based on use, handling or ingestion of, exposure to or contact with any of the Products (including all Liabilities for personal injury or property damage relating to or arising out of the sale of the Products) on or after the Closing Date;

(iv) Contracts. All Liabilities arising or to be performed after the Closing under the Assumed Contracts, Permits and Transferred Intellectual Property assumed by Defiante, excluding any Liability (A) relating to defaults thereunder occurring on or prior to the Closing Date, (B) arising out of any breach by the Seller of any representation or warranty contained herein or in any such Assumed Contract or (C) that the Seller was obligated to perform or discharge on or prior to the Closing Date; and

(v) Taxes. All Liabilities for Taxes arising out of the ownership of the Non-Manufacturing Assets that are allocable to Defiante pursuant to Section 11.5(b).

To the extent that any Liability appearing on the Closing Working Capital Schedule is not otherwise an Assumed Liability pursuant to this Section 2.3, the Purchasing Parties shall assume and shall pay, perform and discharge when due such Assumed Liability.

SECTION 2.4 Excluded Liabilities. It is expressly agreed that the Seller shall retain, and the Purchasing Parties shall not assume or have any obligation to pay, perform or discharge, any Liability of the Seller or its Affiliates other than the Assumed Liabilities (the “Excluded Liabilities”), including the following Liabilities:

(a) Excluded Assets. Liabilities arising out of the Excluded Assets;

(b) Contracts. All Liabilities with respect to Contracts not assumed by the Purchasing Parties hereunder, and all Liabilities arising out of breaches by or defaults of the Seller or any of its Affiliates under any Assumed Contract;

(c) Service Liability. Any Liability of the Business or the Seller (or any of its Affiliates) arising out of or resulting from any services performed by the Seller, its employees, independent contractors or Affiliates (including Liabilities arising out of or resulting from the consummation of the Transactions), including claims made or to be made for injury to a Person, damage to property or other damage (whether made in product or service liability, tort or otherwise), except as may be provided in the Transition Services Agreement;

(d) Borrowed Money. All Liabilities for indebtedness (including interest and penalties thereon) for borrowed money;

(e) Intercompany Liabilities. All intercompany payables and other Liabilities or obligations of the Business or the Seller due or owing to any Affiliate of the Seller;

(f) Certain Taxes. All Liabilities for Taxes arising from the operation of the Business or the Assets that are allocated to the Seller pursuant to Section 11.5(b);

(g) Employees. Except as provided in Article VIII or as set forth on the Closing Working Capital Schedule, all Liabilities relating to or arising out of (i) the employment relationship between the Seller or its Affiliates and all current or former employees of the Seller or its Affiliates; (ii) workers’ compensation claims against the Seller or any of its Affiliates that relate to the period on or prior to the Closing Date, irrespective of whether such claims are made prior to or after the Closing, and (iii) any Enzon Benefit Plan;

(h) Environmental Claims. All Liabilities relating to Environmental Claims to the extent arising out of the ownership, occupation or operation of the Business, the Facility or the Assets, or conditions existing at, on, under or within the Facility, in each case prior to the Closing Date, including Liabilities and Environmental Claims associated with the release of any Hazardous Materials at, on, under or from the Owned Real Property (including those items set forth on Schedule 5.13(c)) and releases at locations other than the Owned Real Property to the extent relating to the off-site disposal of Hazardous Materials by the Seller prior to the Closing Date;

(i) Return Claims. All Liabilities for the return of or payment with respect to products (including the Products) manufactured, processed or sold by the Business prior to the Closing Date, including chargebacks and rebates, but only to the extent exceeding the reserve set forth on the Balance Sheet;

(j) Product Claims. All Liabilities in respect of a claim by any Person based on use, handling or ingestion of, exposure to or contact with any chemical or substance at any time used, handled or distributed by the Business (including all Liabilities for personal injury or property damage relating to or arising out of products manufactured, processed or sold, or services rendered by, the Business), and all other Liabilities in respect of any and all products (including the Products) manufactured, processed or sold and/or services performed by Seller or its Affiliates, in each case to the extent arising out of the ownership, occupation or operation of the Business, the Facility or the Assets prior to the Closing Date;

(k) Transaction Expenses. Any broker’s, finder’s or similar fee incurred by the Seller or any of its Affiliates, and, except as otherwise provided in this Agreement, any cost, fee or expense incurred by the Seller or its Affiliates in connection with the negotiation and preparation of this Agreement and the performance by Seller of the terms and conditions contained herein and the consummation by the Seller of the Transactions, including any cost, fee or expense relating to obtaining the Requisite Stockholder Approval;

(l) Legal Proceedings. All Liabilities in respect of any Legal Proceeding (i) pending against the Seller (or any Affiliate of the Seller), the Business or the Assets on the Closing Date; (ii) instituted after the Closing Date but arising out of actions of the Seller (or its Affiliates) or the operation of the Business on or prior to the Closing Date (including the items identified on Schedule 5.13(c)) or (iii) relating to any Excluded Asset;

(m) Bulk Sales Laws. Any liability arising out of or resulting from noncompliance by the Seller with any bulk sales or fraudulent transfer laws in connection with any of the Transactions; and

(n) Other Liabilities. All Liabilities that the Seller has expressly retained under any provision of this Agreement, any Ancillary Agreement or any other agreement, instrument or certificate delivered by the Seller in connection with the Transactions.

ARTICLE III

PURCHASE PRICE; ADJUSTMENTS; MILESTONES; ROYALTIES

SECTION 3.1 Purchase Price; Payment. In consideration of the sale, transfer, assignment, conveyance and delivery by the Seller of the Assets, and subject to the terms and conditions of this Agreement, the Purchasing Parties shall (a) pay to the Seller an aggregate of $300,000,000, as adjusted pursuant to Section 3.2(a) (the “Cash Purchase Price”), plus the milestone and royalty payments contemplated by Section 3.3, and (b) assume the Assumed Liabilities. For purposes of this Agreement, the “Purchase Price” shall mean the aggregate amount paid by the Purchasing Parties in consideration of the purchase and assumption by them of the Assets and Assumed Liabilities, including the Cash Purchase Price and all milestone and royalty payments made pursuant to Section 3.3 and following all adjustments made pursuant to Section 3.4 and indemnification payments made pursuant to Article XI.

SECTION 3.2 Payment at the Closing.

(a) Not later than two Business Days prior to the Closing Date, the Seller and the Purchasing Parties shall mutually agree on a schedule, based upon the Balance Sheet and substantially in the form attached hereto as Schedule 3.2(a) (the “Preliminary Working Capital Schedule”), setting forth the Parties’ good faith estimate as of the Closing Date of the current Accounts Receivable, net of allowances for doubtful accounts, Inventory, net of allowance for obsolete Products, and other current assets (including Prepaid Expenses and Other Current Assets) of the Business that are included in the Assets (“Current Assets”) minus the Accounts Payable, Accrued Employee Compensation, Benefits and Other Liabilities and other current liabilities of the Business (other than Taxes payable) that are included in the Assumed Liabilities (the “Current Liabilities”) (the results of such calculation, the “Preliminary Working Capital”). The Preliminary Working Capital Schedule shall be prepared using accounting principles, practices and methods consistent with those used in preparing the Balance Sheet with adjustments for changes occurring in the period between the date of the Balance Sheet and the Closing Date. If the amount of the Preliminary Working Capital exceeds the Target Amount, then the Cash Purchase Price shall be increased by the excess. If the amount of Preliminary Working Capital is less than the Target Amount, the Cash Purchase Price shall be decreased by the shortfall. In order to determine the Preliminary Working Capital, the Seller shall provide the Purchasing Parties and their Representatives with all data and financial statements, reasonable access to the Books and Records and any other information reasonably required by the Purchasing Parties and customarily prepared by the Seller prior to the date of this Agreement for the determination of the Preliminary Working Capital.

(b) At the Closing, (i) Klee shall pay to the Seller, by wire transfer of immediately available funds to an account designated by the Seller not later than two Business Days prior to the Closing Date, the Manufacturing Assets Purchase Price; and (ii) Defiante shall pay to the Seller, by wire transfer of immediately available funds to an account designated by the Seller not later than two Business Days prior to the Closing Date, an amount equal to the Cash Purchase Price, as adjusted pursuant to Section 3.2(a), minus the Manufacturing Assets Purchase Price.

SECTION 3.3 Milestone and Royalty Payments.

(a) In addition to the amount payable by Defiante pursuant to Section 3.2(b), Defiante shall make the following milestone payments to the Seller by wire transfer of immediately available funds to the account or accounts of the Seller designated by the Seller:

(i) $5,000,000 within ten Business Days after Defiante (or any successor thereto pursuant to the terms of this Agreement) receives FDA Approval (including for this purpose any such approval deemed granted 30 days following the submission of any “Supplement—Change Being Effected in 30 Days” applications or similar approvals) for SS Oncaspar®;

(ii) $7,000,000 within ten Business Days after Defiante (or any successor thereto pursuant to the terms of this Agreement) receives FDA Approval for SC Oncaspar®; and

(iii) either (A) $15,000,000, if Defiante (or any successor thereto pursuant to the terms of this Agreement) receives EMEA Approval for SC Oncaspar® on an accelerated, conditional or expedited basis (including any EMEA Approval granted prior to the completion of any additional clinical trial other than the clinical trial for SC Oncaspar® that is ongoing in the United States as of the date of this Agreement), or (B) $10,000,000, if Defiante (or any successor thereto pursuant to the terms of this Agreement) receives EMEA Approval for SC Oncaspar® on a non-accelerated basis, in either case within ten Business Days after the EMEA Approval is received.

(b) In addition to the amount payable by Defiante pursuant to Section 3.2(b) and the milestone payments set forth in Section 3.3(a), Defiante shall make the following royalty payments to the Seller, on a quarterly basis not later than 30 days after the end of each calendar quarter (with payments made in respect of each of the first three calendar quarters of each applicable year constituting Defiante’s good faith estimate of the royalty owed for such quarter, and with the payment made in respect of the fourth calendar quarter of such year including a “true up” for the first three calendar quarters’ payments, based on actual amounts owed by Defiante in respect of such three calendar quarters relative to amounts paid by Defiante), by wire transfer of immediately available funds to the account or accounts of the Seller designated by the Seller:

(i) With respect to sales of the Products in the United States for each of calendar years 2010, 2011, 2012, 2013 and 2014, Defiante shall pay to the Seller 5% of the amount, if any, by which Net Receipts in the United States for each such calendar year exceed the Baseline Amount applicable to the United States.

(ii) With respect to sales of the Products outside the United States: (A) for each of calendar years 2010 and 2011, Defiante shall pay to the Seller 10% of the amount, if any, by which aggregate Net Receipts for all territories outside the United States for each such calendar year exceed the Baseline Amount applicable to such territories, and (B) for each of calendar years 2012, 2013 and 2014, Defiante shall pay to the Seller 5% of the amount, if any, by which aggregate Net Receipts for all territories outside the United States for each such calendar year exceed the Baseline Amount applicable to such territories.

(iii) In connection with any payments made pursuant to this Section 3.3(b), Defiante shall simultaneously deliver to the Seller a schedule setting forth in reasonable detail the calculation of Net Receipts pursuant to each of the foregoing clauses (i) and (ii).

(iv) Defiante agrees that, during calendar years 2010, 2011, 2012, 2013 and 2014, it shall not, and shall cause its Affiliates, agents, licensees, sub-licensees and distributors not to, distribute, bundle or otherwise sell any Product in any manner that would reduce the Gross Sales of such Product in favor of other revenue not subject to the royalties set forth in the foregoing clauses (i) and (ii).

(v) In the event that, during calendar years 2010, 2011, 2012, 2013 and 2014, either of the Purchasing Parties or any of their Affiliates, directly or indirectly, licenses its rights in any Product such that the full amount of the invoiced sales of such Product are no longer counted as Gross Sales of such Product, (A) such license shall only be made upon arms-length terms and (B) the consideration received in respect of such license shall, for purposes of calculating the royalties owed to the Seller pursuant to the foregoing clauses (i) and (ii), be treated as Net Receipts as of the time of such license.

(vi) Defiante will maintain for a period of three years following the close of each of calendar years 2010, 2011, 2012, 2013 and 2014 true and complete books containing an accurate record of all data necessary for the proper computation of royalties under this Agreement. The Seller will have the right, upon written request to Defiante and through the Independent Accounting Firm, to inspect the relevant records of Defiante at any time within such three year period (but not more than once in any calendar year) for the purpose of verifying the accuracy of all payments or charges used to calculate royalties payable under this Agreement; provided that such inspection shall only occur during regular business hours, without unreasonable disruption to the business or operations of Defiante, at such place or places where such books and records are customarily kept. The Parties agree that information furnished as a result of any such inspection will be limited to a written statement by the Independent Accounting Firm to the effect that it has reviewed the books and records of Defiante and either (A) the Gross Sales and Net Receipts claimed by Defiante are in conformity with such books and records and the applicable provisions of this Agreement or (B) setting forth any required adjustments. The fees and expenses of the Independent Accounting Firm in connection with this Section 3.3(b)(vi) will be borne by the Seller, except as provided below. If any such examination shows any underpayment or overpayment, or overcharge or undercharge, a correcting payment or refund will be made within 30 days after receipt of the written statement described above. Notwithstanding the foregoing, if any such inspection indicates that, with respect to any calendar year, the amount of royalties that should have been paid in such year by Defiante exceeds the amount actually paid in such year by Defiante by greater than 5%, then Defiante shall bear all reasonable and documented costs associated with such examination (including the costs of the accountants performing the verification and the reasonable out-of-pocket costs of the Seller). The Seller agrees to, and shall use reasonable best efforts to cause the Independent Accounting Firm to, hold in confidence all information learned in the course of any audit or inspection, except to the extent necessary to reveal such information in order to enforce its rights under this Agreement or pursuant to applicable Law. Defiante will not have any obligation to maintain records pertaining to amounts charged by them or payments due from them under this Agreement beyond such three year periods. The results of each inspection, if any, will be binding on the Parties, absent fraud, bad faith or manifest error by the Independent Accounting Firm.

(c) Notwithstanding anything to the contrary in this Agreement, until the last payment contemplated by this Section 3.3 has been made to the Seller, the Purchasing Parties and their Affiliates shall not sell, assign, transfer, dispose of or convey any of the Products or the Business to a third party unless such third party has agreed, in manner reasonably satisfactory to the Seller, to be bound by the terms and conditions of this Section 3.3 and to assume all of the obligations of the Purchasing Parties contemplated by this Agreement (including pursuant to this Section 3.3 and Section 7.24); provided, however, that Defiante shall guarantee the payment by such third party of amounts payable to the Seller pursuant to this Section 3.3, if and when, and limited to the extent that, such third party defaults under its payment obligations. The Seller shall provide to Defiante (i) notice of the extent to which such third party has defaulted under such payment obligations and (ii) a demand for payment by Defiante of the amount of such obligations, less the amount in respect thereof that such third party has already paid to the Seller through and including the date of such demand. Defiante shall, within 30 days of receipt of demand for payment from the Seller, pay the unpaid amount by wire transfer of immediately available funds to an account or accounts designated by the Seller. Defiante reserves the right to assert defenses that such third party may have to any payment guaranteed hereunder.

(d) If Defiante (or any successor thereto pursuant to the terms of this Agreement) fails to pay in full on or before the date due any royalty or milestone payment that is required to be paid under this Agreement, Defiante (or any successor thereto pursuant to the terms of this Agreement) will also pay to the Seller, on demand, interest on any such amount beginning on such due date at an annual rate (calculated on the basis of a 360-day year) equal to the “base rate” of Citibank, N.A., or any successor thereto, in New York, New York in effect on such due date, to be assessed from the date payment of the amount in question first became due.

SECTION 3.4 Adjustment to Purchase Price.

(a) Within 45 days following the Closing, the Seller shall prepare and deliver to the Purchasing Parties a schedule (the “Closing Working Capital Schedule”), in the form attached hereto as Schedule 3.4(a), setting forth a calculation of the Current Assets and Current Liabilities as of the Closing (the “Closing Working Capital”), which shall be prepared on the same basis and using accounting principles, practices and methods consistent with those used to prepare the Preliminary Working Capital Schedule and the Balance Sheet. During such period, the Purchasing Parties shall provide the Seller and its Representatives with all data and financial statements reasonably requested by the Seller, and full access to the Books and Records, any other information, and to any employees to the extent necessary for the Seller to prepare the Closing Working Capital Schedule.

(b) The Purchasing Parties shall have 60 days after the delivery by the Seller to review the Closing Working Capital Schedule. The Seller shall, from and after the Closing Date, provide the Purchasing Parties and their Representatives with all data and financial statements reasonably requested by the Purchasing Parties, and full access to any information, and to any employees to the extent necessary for the Purchasing Parties to review the Closing Working Capital Schedule. In the event that the Purchasing Parties object to any of the items in the Closing Working Capital Schedule, the Purchasing Parties shall, on or before the last day of such 60 day period, inform the Seller in writing (the “Purchasers’ Objection”), setting forth a specific description of the basis of the Purchasers’ Objection and the adjustments to the Closing Working Capital that the Purchasing Parties believe should be made. Failure to notify the Seller within such 60 day period shall constitute acceptance and approval by the Purchasing Parties of the Closing Working Capital Schedule. If the Purchasing Parties deliver a Purchasers’ Objection to the Seller on or before the last day of such 60 day period, the Parties shall then have 15 days to negotiate in good faith to resolve the disputes set forth in the Purchasers’ Objection as expeditiously as possible and, if the Parties so resolve such disputes, the Closing Working Capital and the Closing Working Capital Schedule, as amended to the extent necessary to reflect the resolution of such disputes, shall be conclusive and binding upon the Parties. It is acknowledged and agreed that any items in the Closing Working Capital Schedule not set forth in the Purchasers’ Objection shall be deemed to be conclusively accepted and approved by the Purchasing Parties.

(c) If the Purchasing Parties and the Seller are unable to resolve all of their disagreements with respect to the determination of Closing Working Capital by the expiration of such 15-day period, they shall promptly refer any remaining disagreements to a mutually agreeable nationally recognized firm of independent public accountants (the “Independent Accounting Firm”), which shall determine, solely on the basis of the standard set forth in Section 3.4(a) and only with respect to the remaining disagreements and objections so submitted, whether and to what extent, if any, the Closing Working Capital requires adjustment. Each of the Purchasing Parties and the Seller shall make complete submissions to the Independent Accounting Firm within ten days following the engagement of the Independent Accounting Firm. Any materials submitted by a Party to the Independent Accounting Firm after such ten-day period shall be ignored by the Independent Accounting Firm. The Parties shall instruct the Independent Accounting Firm to deliver its written determination to the Seller and the Purchasing Parties within 30 days after the expiration of such ten-day period. The Independent Accounting Firm shall resolve the dispute and determine the Closing Working Capital, not on the basis of an independent review, but only within the disputed range and based on the standard set forth in Section 3.4(a). Such resolution shall be set forth in a written statement delivered to the Purchasing Parties and the Seller. The Independent Accounting Firm’s determination shall be conclusive and binding upon the Seller and the Purchasing Parties, absent fraud, bad faith or manifest error by the Independent Accounting Firm. The fees and disbursements of the Independent Accounting Firm shall be shared equally by the Purchasing Parties, on one hand, and the Seller, on the other hand.

(d) Within ten Business Days following determination of the Closing Working Capital (as may be adjusted by agreement of the Parties or the determination of the Independent Accounting Firm, as the case may be), the Seller or the Purchasing Parties, as the case may be, shall make an adjustment payment in an amount equal to the difference between the Preliminary Working Capital and the Closing Working Capital. The adjustment payment will be made by the Seller to the Purchasing Parties to the extent that the Closing Working Capital is less than the Preliminary Working Capital and by the Purchasing Parties to the Seller to the extent that Closing Working Capital is greater than the Preliminary Working Capital. The adjustment payment shall bear interest (calculated on the basis of a 360-day year) from the Closing Date to and including the day immediately prior to payment at the “base rate” of Citibank, N.A., or any successor thereto, in New York, New York in effect on the Closing Date. The adjustment payment shall be treated for all tax purposes as an adjustment to the Purchase Price and shall be paid by wire transfer, in immediately available funds, to a bank account or accounts designated by the Seller or the Purchasing Parties, as the case may be.

SECTION 3.5 Allocation of Purchase Price. The Seller and the Purchasing Parties agree that the portion of the Cash Purchase Price allocable to the Manufacturing Assets is $30,000,000 (the “Manufacturing Assets Purchase Price”). Notwithstanding the foregoing, if the Seller and the Purchasing Parties determine, after the date hereof, that the Manufacturing Assets Purchase Price is not accurate in all material respects, then they shall consult with each other on such price and may mutually agree to amend the amount of the Manufacturing Assets Purchase Price prior to the Closing. The Seller and the Purchasing Parties further agree that the remainder of the Cash Purchase Price and the relevant Assumed Liabilities shall be allocated among the Non-Manufacturing Assets, and the Manufacturing Assets Purchase Price shall be allocated among the Manufacturing Assets, in each case in accordance with Section 1060 of the Code. The Cash Purchase Price (which for these purposes shall include the amount of the relevant Assumed Liabilities) shall be allocated among the respective Assets in accordance with schedules that each of Klee and Defiante shall provide to the Seller within 90 days after the Closing. Thereafter, the Seller shall have 25 days either to (a) agree with and accept such schedules or (b) in good faith suggest changes to either such schedule and attempt to agree with the respective Purchasing Party as to the contents of the applicable schedule (with the resulting agreed-upon schedule in both instances called the “Allocation Schedule” with respect to the relevant Assets). The Seller, on the one hand, and each of the Purchasing Parties, on the other hand, shall provide each other promptly with any other information required to complete the respective Allocation Schedule. If the Seller and the respective Purchasing Party agree on the applicable Allocation Schedule within 135 days following the Closing, the Seller and such Purchasing Party shall file Internal Revenue Service Form 8594 and any required attachments thereto (“Form 8594”), together with all federal, state and local tax returns, in a manner consistent with and in accordance with such Allocation Schedule. In addition, the Seller and each Purchasing Party hereby undertake and agree to timely file any information that may be required to be filed pursuant to the U.S. Department of Treasury regulations promulgated under Section 1060(b) of the Code. If the Seller and the respective Purchasing Party are unable to reach such agreement within 135 days following the Closing, the allocation of the applicable portion of the Cash Purchase Price (and the amount of the relevant Assumed Liabilities) shall be determined by the Independent Accounting Firm within 30 days after it is retained for such purpose, provided that such allocation is reasonable and in accordance with Section 1060 of the Code and the U.S. Department of Treasury regulations promulgated thereunder. Within 10 days after filing Form 8594 with the Internal Revenue Service pursuant to this Section 3.5, each Party shall provide the other with a copy of such form as filed.

ARTICLE IV

THE CLOSING

SECTION 4.1 The Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 at 10:00 a.m., New York City time, two Business Days following the satisfaction or waiver of all conditions to closing set forth in Article IX (other than those conditions that can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions), or such other date, time and place as shall be agreed upon by the Seller and the Purchasing Parties, but in no event earlier than January 1, 2010 (the actual date and time being herein called the “Closing Date”). The Closing shall be deemed effective as of 5:00 p.m. on the Closing Date.

SECTION 4.2 Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchasing Parties:

(a) an Instrument of Assignment and Bill of Sale substantially in the form attached as Exhibit A, duly executed by the Seller (the “Instrument of Assignment and Bill of Sale”);

(b) a special warranty deed (“Deed”) in recordable form relating to the Owned Real Property substantially in the form attached as Exhibit B;

(c) a Trademark Assignment substantially in the form attached as Exhibit C (the “Trademark Assignment”) and a Patent Assignment substantially in the form attached as Exhibit D (the “Patent Assignment”), each duly executed by the Seller;

(d) an Assumption Agreement substantially in the form attached as Exhibit E (the “Assumption Agreement”), duly executed by the Seller;

(e) a Transition Services Agreement substantially in the form attached as Exhibit F (the “Transition Services Agreement”), duly executed by the Seller;

(f) a License Agreement substantially in the form attached as Exhibit G (the “License Agreement”), duly executed by the Seller;

(g) a certificate, dated the Closing Date and signed by a senior officer of the Seller, certifying the satisfaction of the conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(c);

(h) a certificate of good standing of the Seller from the Secretary of State of the State of Delaware;

(i) a certificate of the Secretary of the Seller certifying as accurate and complete as of the Closing certain resolutions adopted by the Board of Directors of the Seller approving the execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the Transactions;

(j) UCC termination statements, if any, and any other necessary documents that, when filed on the Closing Date, will be sufficient to release all Liens (other than Permitted Liens) on the Assets;

(k) a certificate of non-foreign status as provided in U.S. Department of Treasury Regulation Section 1.1445-2(b); and

(l) all other previously undelivered documents required to be delivered by the Seller to the Purchasing Parties at or prior to the Closing pursuant to this Agreement.

Section 4.3 Deliveries by the Purchasing Parties. At the Closing, the Purchasing Parties shall deliver or cause to be delivered to the Seller:

(a) the Cash Purchase Price, as adjusted pursuant to Section 3.2(a), by wire transfer of immediately available funds, to the account or accounts of the Seller designated by the Seller prior to Closing;

(b) the Transition Services Agreement, duly executed by the relevant Purchasing Party(ies);

(c) the Trademark Assignment and Patent Assignment, each duly executed by Defiante;

(d) the License Agreement, duly executed by Klee;

(e) the Assumption Agreement, duly executed by the Purchasing Parties;

(f) a certificate, dated the Closing Date and signed by a senior officer of the Purchasing Parties, certifying the satisfaction of the conditions set forth in Section 9.3(a) and Section 9.3(b); and

(g) all other previously undelivered documents required to be delivered by the Purchasing Parties to the Seller at or prior to Closing pursuant to this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchasing Parties as follows:

SECTION 5.1 Existence. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and the Seller has the requisite power and authority to own, lease and operate the Assets and to carry on the Business as the same is now being conducted. The Seller is duly authorized, qualified or licensed to do business as a foreign corporation and in good standing in every jurisdiction wherein, by reason of the nature of the Business or the character of the Assets, it is necessary for the Seller to be so authorized, qualified or licensed and in good standing, except where the failure to be so authorized, qualified or licensed and in good standing would not reasonably be likely to result in a Material Adverse Effect.

SECTION 5.2 Authorization. The Seller has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and, subject to receipt of the Requisite Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements by the Seller and the consummation by the Seller of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Seller are necessary to authorize the execution and delivery of this Agreement or the Ancillary Agreements or to consummate the Transactions, other than the receipt of the Requisite Stockholder Approval.

SECTION 5.3 Binding Agreement. This Agreement has been (and, when executed and delivered, the Ancillary Agreements will have been) duly executed and delivered by the Seller and, assuming due and valid authorization, execution and delivery hereof and thereof by the Purchasing Parties, this Agreement is (and, when executed and delivered, each of the Ancillary Agreements will be) a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding may be brought.

SECTION 5.4 No Conflicts. The execution and delivery by the Seller of this Agreement and the consummation by the Seller of the Transactions do not and will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws of the Seller; (b) except as set forth on Schedule 5.4, conflict with, result in a material violation or breach of, constitute, with or without the giving of notice or the lapse of time or both, a default or give rise to any right of termination, material modification, cancellation or acceleration under, or result in the loss of any material benefit or incurrence of any material obligation under, the terms of any Assumed Contract, Permit, note, bond, indenture, mortgage or other material agreement to which the Seller is a party or by which the Seller, the Business or any of the Assets is bound; (c) result in the imposition of any Lien (other than a Permitted Lien) on any of the Assets; (d) violate or conflict with any Order applicable to the Seller, the Business or any of the Assets; or (e) violate or conflict with any applicable Law.

SECTION 5.5 Governmental Approvals; Consent. No license, certificate, approval, consent, ratification, permit, authorization, waiver, order, amendment, modification or qualification of, or filing or registration with, or notification to (collectively, “Consents”) any Governmental Entity or any other Person is required to be obtained or made following the date of this Agreement by the Seller in connection with (a) the execution and delivery of this Agreement, (b) the consummation of the Transactions, including the assignment and transfer to each Purchasing Party of the respective Assets to be transferred to it pursuant to the terms of this Agreement, or (c) the continuing validity as of and following the Closing of any Assumed Contract or Permit, in either case that is material to the Business, except for (i) (x) the expiration of the waiting period under the HSR Act and (y) any applicable foreign antitrust or competition Law filings, (ii) applicable requirements of the Exchange Act, (iii) any filings and approvals of applicable Regulatory Authorities, (iv) the Consents set forth on Schedule 5.5 and (v) any such Consents that have already been obtained or made.

SECTION 5.6 Financial Statements. True and complete copies of the (a) unaudited balance sheet of the Business as at September 30, 2009 and unaudited balance sheet of the Business as at December 31, 2008, and (b) unaudited income statements and statements of cash flows of the Business for the nine months ended September 30, 2009 and unaudited income statements and statements of cash flows of the Business for the year ending December 31, 2008, together with the related footnotes thereto (collectively, the “Financial Statements”), have heretofore been delivered to the Purchasing Parties. The Financial Statements (i) have been prepared from and are in accordance with, in all material respects, the Books and Records of the Seller, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto) and (ii) fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Business as of the dates and for the periods referred to therein (subject to any audit adjustments which are not in the aggregate material and to the absence of footnotes), it being understood that (A) the Business has been consolidated into the financial statements of the Seller and has had transactions and relationships with the Seller and its Affiliates, including financing necessary to support the continued operations of the Business; (B) it is possible that the terms of these transactions and relationships are not the same as those that would have existed had the Business been owned by a separate company; (C) the Business has relied on the Seller and its Affiliates for a portion of its administrative support for which the costs have been allocated on a basis that the Seller reasonably believes appropriate under the circumstances; (D) the amounts recorded for these allocations are not necessarily representative of the amounts that would have been reflected on the Financial Statements had the Business been an entity operated independently of the Seller, although such amounts are the Seller’s reasonable estimates of such allocations; and (E) all of such administrative and financial support, together with any associated assets or personnel, are not necessarily being transferred pursuant to this Agreement.

SECTION 5.7 Absence of Certain Changes. Except as contemplated by this Agreement and except for changes carried out in connection with the separation of the Business from the Seller’s other activities, since September 30, 2009, (a) the Business has been conducted in all material respects in the ordinary course consistent with past practice and (b) there has not occurred any (i) Material Adverse Effect, (ii) material damage, destruction or loss, whether or not covered by insurance, with respect to the Assets, (iii) change in the Seller’s methods of accounting with respect to the Business, other than as required by Law or GAAP, (iv) imposition of any Lien (other than Permitted Liens) on any of the Assets, (v) sale of any material assets of the Business other than sales in the ordinary course of business, or (vi) any agreement or commitment to do any of the foregoing in clauses (iii) through (v).

SECTION 5.8 Personal and Real Property.

(a) Schedule 5.8(a) sets forth a true and complete list of all Machinery with a fair market value as of the date of this Agreement equal to or exceeding $100,000. The Seller has (i) good title to the Machinery, free and clear of all Liens (other than Permitted Liens), and all Machinery is in working condition and good repair, normal wear and tear excepted, and (ii) a valid and enforceable leasehold interest under each Personal Property Lease. The Seller will transfer to Klee at the Closing good and valid title to the Machinery and the Personal Property Leases, free and clear of all Liens (other than Permitted Liens). The Seller has delivered or otherwise made available to Klee true and complete copies of the Personal Property Leases listed on Schedule 2.1(a)(ii), together with all amendments, modifications or supplements thereto.

(b) The Seller has good fee title to the Owned Real Property included in the Assets, free and clear of all Liens (other than Permitted Liens and Permitted Exceptions). Other than in the ordinary course of business, there are no parties other than the Seller in possession of any part of the Owned Real Property and, other than in the ordinary course of business, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of the Owned Real Property or any portion thereof. The Seller has not granted, nor, to the Knowledge of the Seller, are there any rights or options to acquire the Owned Real Property or any portion thereof or any interest therein by any Person. All material Improvements are in good operating condition and repair, reasonable wear and tear excepted.

(c) Schedule 5.8(c) sets forth a complete list and the location of all Owned Real Property. To the Knowledge of the Seller, there are no material proceedings, claims, disputes or conditions affecting any Owned Real Property that may interfere with the use of such property as currently used. To the Knowledge of the Seller, none of the Owned Real Property nor any other Asset is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of the Seller, has any such condemnation, expropriation or taking been proposed.

(d) Except as would not be reasonably likely to result in a Material Adverse Effect, the Seller has not received any notice of, or other writing referring to, any requirements or recommendations by any insurance company that has issued a policy covering any part of the Owned Real Property or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any part of the Owned Real Property, which repair or work has not been completed.

(e) The Seller has obtained all materially appropriate licenses, easements and rights of way, including proofs of dedication, required to use and operate the Owned Real Property in the manner in which the Owned Real Property is currently being used and operated. The Seller has all material Permits (including any and all environmental permits) necessary to own or operate the Owned Real Property as currently owned and operated.

(f) To the Knowledge of the Seller, neither the construction, operation nor maintenance of the Owned Real Property or the Improvements (i) contravenes any applicable zoning or building law or (ii) violates any restrictive covenant or applicable Law, the effect of which would materially interfere with or prevent the continued use of the Owned Real Property for the purposes for which it is now being used.

(g) To the Knowledge of the Seller, there is no threatened stoppage or interruption of utility services serving the Owned Real Property.

(h) To the Knowledge of the Seller, there is no Encumbrance affecting the Owned Real Property or any portion thereof, other than Permitted Liens or Permitted Exceptions.

SECTION 5.9 Contracts.

(a) Schedule 5.9(a) sets forth a list, as of the date of this Agreement, of each Contract to which the Seller is a party or by which any of the Assets are bound that is (collectively, the “Material Agreements”):

(i) a Contract for the purchase of goods or services by the Business involving future annual payments by the Business in excess of $100,000;

(ii) a Contract for the sale of goods or services by the Business involving future annual revenues in excess of $100,000;

(iii) a collective bargaining Contract affecting any of the Transferred Employees;

(iv) a Contract with any customer of the Business involving guaranteed or fixed pricing, order cancellation price reductions, discounts or rights to return or reject any Product;

(v) a Contract that, by its terms, materially restricts the freedom of the Seller, or would, following the Closing, materially restrict the freedom of either Purchasing Party, to enter into or engage in any line of business or compete with any Person with respect to the Business as currently conducted by the Seller or as proposed to be conducted as of the Closing Date, or that requires the Seller to transact business relating to the Business exclusively with any Person;

(vi) a Contract relating to employment, compensation, severance or indemnification between the Seller and any of the Transferred Employees (other than the Enzon Benefit Plans), but excluding confidentiality agreements entered into in the ordinary course of business and excluding any such agreements not assigned to or assumed by either Purchasing Party or indemnification agreements relating to Excluded Liabilities;

(vii) a Contract involving a guarantee by the Business of the debts of any Person for borrowed money or the performance of a material obligation of another Person;

(viii) a Contract pursuant to which the Seller grants or obtains a license to use material Intellectual Property, other than Contracts (x) in which grants of Intellectual Property are incidental and not material to such Contracts, or (y) concerning generally commercially available software, including software available through retail stores, distribution networks, that is subject to “shrink-wrap” or “click-through” license agreements, or that is pre-installed as a standard part of hardware purchased by the Seller;

(ix) a lease or license to occupy or use real property in connection with the Business;

(x) a Personal Property Lease involving future annual payments by the Business in excess of $25,000;

(xi) a Contract to perform services or deliver goods outside of the United States, in either case relating to the Business;

(xii) a Contract with an Affiliate of the Seller relating to the Business (other than Contracts that are not Assumed Contracts);

(xiii) any joint venture, partnership or other Contract relating to the Business and involving a sharing of profits, losses, costs, or liabilities between the Seller and any other Person;

(xiv) a Contract between the Seller and any third party manufacturer of the Products (but not any ingredients (other than active pharmaceutical ingredients) or any components of the Products); and

(xv) a Contract for the sale of goods on consignment or where the Seller otherwise acts as consignee or consignor, in either case relating to the Business.

(b) The Seller has delivered to the Purchasing Parties a true and correct copy of each Material Agreement. Each Material Agreement is in full force and effect according to its terms and is a legal, valid and binding obligation of the Seller and, to the Knowledge of the Seller, the other parties thereto, in each case in accordance with such Material Agreement’s terms. The Seller is not, and, to the Knowledge of the Seller, the other parties to each Material Agreement are not, in material default or breach thereof nor would be in material default or breach thereof with notice or lapse of time, or both. The Seller has not given or received any written or, to the Knowledge of the Seller, other notice of termination, cancellation, amendment, breach or default under any Material Agreement that has not been withdrawn or cured.

SECTION 5.10 Litigation. Except as set forth on Schedule 5.10, there are no Legal Proceedings pending or, to the Knowledge of the Seller, threatened, at law or in equity, or before any Governmental Entity (but excluding any Regulatory Authority), against the Seller, the Assets or the Business. The Seller is not a party to any settlement agreements or similar written agreements with any Governmental Entity (but excluding any Regulatory Authority) and is not subject to or in default under any material Order relating to any Asset or the Business.

SECTION 5.11 Title; Liens; Sufficiency of Assets. The Seller has good title, free and clear of all Liens (other than Permitted Liens or Permitted Exceptions, as applicable), to all of the tangible Assets. Except for (a) the Excluded Assets described in Section 2.2(a), Section 2.2(c), Section 2.2(e), Section 2.2(f) and Section 2.2(g) and (b) any general and administrative, field salesforce or global business management (sales and marketing) functions not acquired or obtained by the Purchasing Parties pursuant to this Agreement or any of the Ancillary Agreements, the Assets to be conveyed or otherwise provided to the Purchasing Parties pursuant to this Agreement or the Ancillary Agreements, including the services provided in the Transition Services Agreement and the rights licensed to the Purchasing Parties under the License Agreement, constitute all of the assets necessary for the conduct of the Business as currently conducted and to permit the Purchasing Parties to conduct the Business immediately after the Closing in all material respects in the same manner as the Business has been conducted by the Seller during the period covered by the Financial Statements and as conducted immediately prior to the Closing Date, subject to the understandings set forth at the end of Section 5.6.

SECTION 5.12 Employee Benefit Plans.

(a) Schedule 5.12(a) sets forth a list, as of the date of this Agreement, of each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other plan, arrangement or policy (written or oral) relating to annual or long-term cash incentives, restricted stock, stock options, stock purchases, deferred compensation, severance, fringe benefits or other material employee benefit plan, program, policy or arrangement, that is maintained or contributed to, or required to be maintained or contributed to, by the Seller or any ERISA Affiliate of the Seller, or any individual employment, severance or consulting agreement entered into by the Seller or any ERISA Affiliate of the Seller, in any case, for the benefit of any of the Business Employees. All such plans, agreements, arrangements and policies shall be referred to herein collectively as the “Enzon Benefit Plans.” Neither the Seller nor any ERISA Affiliate of the Seller has contributed to, or been obligated to contribute to, or has any obligation to, a “Multiemployer Plan,” as such term is defined in Section 3(37) of ERISA, at any time since December 31, 2003.

(b) The Seller has made available to the Purchasing Parties true, complete and correct copies of (i) the documents or instruments pursuant to which each Enzon Benefit Plan is maintained (or, in the case of any unwritten Enzon Benefit Plans, descriptions thereof), (ii) the most recent summary plan description (or similar document) for each Enzon Benefit Plan for which such a summary plan description was provided to plan participants or beneficiaries and (iii) the most recent determination letter received from the Internal Revenue Service with respect to each Enzon Benefit Plan intended to qualify under Section 401 of the Code.

(c) The Enzon Benefit Plans have been administered in all material respects in accordance with their terms and are in compliance in all material respects with the applicable provisions of ERISA, the Code, and all other applicable Laws. The Enzon 401(k) Plan has been the subject of a determination letter from the Internal Revenue Service to the effect that it is qualified and its related trust is exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; such determination letter has not been revoked, and no event has occurred and no circumstances exist that could reasonably be expected to adversely affect the tax-qualification of the Enzon 401(k) Plan.

(d) Except for the Enzon Pharmaceuticals, Inc. Executive Deferred Compensation Plan, no Enzon Benefit Plan will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement or the consummation of the Transactions (either alone or upon the occurrence of any additional or subsequent events) or otherwise. Each Enzon Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code, including the Enzon Pharmaceuticals, Inc. Executive Deferred Compensation Plan, has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date of this Agreement. Except as set forth on Schedule 5.12(d), neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in any payment, acceleration or creation of any rights of any Transferred Employee to benefits under any Enzon Benefit Plan. Except as set forth in Schedule 5.12(d), no amount that could be received under any Enzon Benefit Plan (whether in cash, property, the vesting of property or otherwise) by any Business Employee who is a “disqualified individual” (within the meaning of Section 280G(b)(1) of the Code) as a result of or in connection with the consummation of the Transactions could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

SECTION 5.13 Environmental Matters.

(a) The Business is currently in material compliance with all applicable Environmental Laws, which compliance includes the possession by the Business of all Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof, and, to the Knowledge of the Seller, there are no circumstances that may prevent or interfere with such compliance in the future.

(b) The Business has received no material Environmental Claim, whether from a Governmental Entity, citizens group, employee or otherwise, that remains unresolved.

(c) Except as set forth on Schedule 5.13(c), to the Knowledge of the Seller, there has been no release of any Hazardous Material at the Owned Real Property or at any other property operated or previously operated by the Business.

(d) To the Knowledge of the Seller, there is no remedial action required at the Owned Real Property pursuant to applicable Environmental Law.

(e) All Permits currently held by the Seller with respect to the Business or the Assets pursuant to the Environmental Laws are identified in Schedule 5.13(e).

Section 5.14 Proprietary Rights.

(a) Schedule 2.1(b)(i)(1)(A) sets forth a complete and accurate list of all material U.S. and foreign: (A) patents and patent applications, (B) trademark registrations and applications (other than for the Enzon Mark and Logo), not including Internet domain names, and (C) copyright registrations and applications, in each case to the extent relating to the Business, whether owned by or licensed to the Seller. To the Knowledge of the Seller, the foregoing registrations are in effect and subsisting.

(b) Except with respect to Transferred Intellectual Property that is not used in the Business, (i) the Seller owns all rights, title and interest to, or has a valid right to use, and has a valid right to assign and transfer to Defiante, the Transferred Intellectual Property; (ii) the Seller has a valid right to license or sub-license, as applicable, to Defiante all rights contemplated to be licensed to Defiante pursuant to the License Agreement; (iii) to the Knowledge of the Seller, the conduct of the Business as currently conducted by the Seller does not infringe or otherwise violate any Person’s Intellectual Property or Know-How, and there is no such claim pending or, to the Knowledge of the Seller, threatened against the Seller; and (iv) to the Knowledge of the Seller, no Person is infringing, misappropriating or otherwise violating any Transferred Intellectual Property or Commercial Know-How owned by the Seller or that the Seller has a right to use, and no such claims are pending or threatened against any Person by the Seller.

(c) There are no material claims against the Seller that are pending or, to the Knowledge of the Seller, threatened, asserting the invalidity, misuse, misappropriation or unenforceability of any of (i) the Transferred Intellectual Property or (ii) the Intellectual Property licensed to the Purchasing Parties pursuant to the License Agreement.

SECTION 5.15 Labor Matters.

(a) There is no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout actually pending, or to the Knowledge of the Seller, threatened against or affecting the Business and the Seller is not a party to any collective bargaining agreements with any of its employees or any labor organization representing the employees of the Business and, to the Knowledge of the Seller, there is no labor union organizing or election activity pending or threatened with respect to the Seller.

(b) There is no material unfair labor practice charge or complaint against the Seller (with respect to the Business) pending or, to the Knowledge of the Seller, threatened before the National Labor Relations Board or any similar state or foreign agency. The Seller has not received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Business, and no such investigation is in progress.

(c) There is no presently pending material grievance arising out of any collective bargaining agreement or other grievance procedure.

(d) The Seller is and has at all times been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages,

hours of work, immigration, civil rights, and occupational safety and health, including the Worker Adjustment and Retaining Notifications Act, as amended, COBRA, the Family and Medical Leave Act of 1993, as amended, and the Equal Pay Act, and is not engaged in any unfair labor practices, as defined in the National Labor Relations Act or other applicable Laws.

(e) No material charge with respect to or relating to the Business is pending before any Governmental Entity responsible for the prevention of unlawful employment practices, for occupational health and safety or for the payment of wages or other benefits. No material complaint or action against the Seller by any current or former employee who work or worked primarily for the Business, including a complaint or action alleging breach of an employment contract, discrimination, wrongful discharge, or breach of a duty of good faith and fair dealing in the employment relationship, is pending or, to the Knowledge of the Seller, threatened before any Governmental Entity, and there are no pending or, to the Knowledge of the Seller, threatened material claims against the Seller for workers’ compensation, unemployment insurance, or disability benefits under any applicable Law.

(f) To the Knowledge of the Seller, no Business Employee is obligated under any contract, or subject to any judgment, decree or order of any Governmental Entity that would interfere with the use of his or her efforts to promote the interests of the Business. Except as set forth on Schedule 5.15(f), each Business Employee has executed a non-disclosure of confidential and/or proprietary information agreement (or other similar agreement) with respect to the confidential and/or proprietary information made available to each such Business Employee during the term of and within the scope of such Business Employee’s employment with or services for the Business. Except as set forth on Schedule 5.15(f), each Business Employee who is involved in the development of Intellectual Property or Know-How used in the Business has executed a valid and binding written agreement with the Seller sufficient to vest title in the Purchasing Parties of all such Business Employee’s right, title and interest in and to any Intellectual Property and Know-How created by such Business Employee, and, to the Knowledge of the Seller, each such agreement is enforceable against the respective employee. To the Knowledge of the Seller, no Business Employee is in violation of any term or covenant of any contract relating to employment, invention disclosure, invention assignment, nondisclosure or noncompetition or any other contract with any other party by virtue of such Business Employee being employed by the Business or using trade secrets or proprietary information of others without permission.

(g) The Seller is not liable in any material respect for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security benefits or other benefits for such employees.

SECTION 5.16 Tax Matters. Except as set forth on Schedule 5.16:

(a) all Tax Returns required to be filed by the Seller and its Affiliates with respect to Taxes relating to the Business or the Assets have been timely filed with the appropriate taxing authorities on or prior to the Closing Date;

(b) all Taxes and Tax liabilities due by or with respect to the Business or the Assets for all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date (each a “Pre-Closing Period”) have been timely paid or will be timely paid in full on or prior to the Closing Date or accrued and adequately disclosed and reflected as Current Liabilities in the Closing Working Capital;

(c) there are no written claims for Taxes that have been asserted by a Governmental Entity against the Seller or its Affiliates with respect to the Business or the Assets;

(d) the Seller has delivered to Klee any notice of reassessment received by the Seller in connection with the Business since the last property tax bill issued;

(e) (i) neither the Seller nor any of its Affiliates has been the subject of an audit or other examination of Taxes relating to the Business or the Assets by the tax authorities of any nation, state or locality; (ii) to the Knowledge of the Seller, no such audit is contemplated or pending; and (iii) neither the Seller nor any of its Affiliates has received any written notices from any taxing authority relating to any issue which could affect any Tax liability relating the Business or the Assets;

(f) neither the Seller nor any of its Affiliates, as of the Closing Date, (i) has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes relating to the Business or the Assets that has not expired, (ii) is presently contesting any Tax liability relating to the Business or the Assets before any court, tribunal or agency, (iii) has granted a power-of-attorney relating to Tax matters relating to the Business or the Assets to any person or (iv) has applied for and/or received a ruling or determination from a taxing authority regarding a past or prospective transaction relating to the Business or the Assets;

(g) all Taxes relating to the Business or the Assets that the Seller and each of its Affiliates is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party for which either Purchasing Party could be liable have been duly withheld or collected and have been timely paid over to the proper authorities to the extent due and payable, and the Seller is not liable in any material respect for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing;

(h) there are no tax sharing, allocation, indemnification or similar agreements in effect as between the Seller or any of its Affiliates or any predecessor or affiliate thereof and any other party (including Seller and any predecessors or affiliates thereof) under which either Purchasing Party could be liable for any Taxes or other claims of any party;

(i) there are no liens or security interests on the Business or the Assets that arose in connection with any failure (or alleged failure) to pay any Taxes;

(j) the Seller is not a “foreign person” within the meaning of Section 1445 of the Code; and

(k) to the Knowledge of the Seller, there are no special assessments to be levied against the Owned Real Property that are in addition to those set forth on Schedule 5.16 or disclosed in the title commitment issued by the Title Company having File No. 09-7406-21567 for the Owned Real Property (the “Title Commitment”) or any documents referenced therein.

SECTION 5.17 Compliance with Laws. The Business has complied in all material respects and is in compliance in all material respects with all Laws and Orders of all Governmental Entities (excluding any Regulatory Authority) with jurisdiction over the Assets, the Business or operation thereof, and no notice, charge, claim, action or assertion has been received by the Seller or has been filed, commenced or, to the Knowledge of the Seller, threatened against the Business alleging any violation of any of the foregoing. No material investigation or review by any Governmental Entity with respect to the Business or any of the Assets is pending or, to the Knowledge of the Seller, threatened by any Governmental Entity (excluding any Regulatory Authority). The subject matter of Section 5.12, Section 5.13, Section 5.14, Section 5.16, Section 5.18 and Section 5.19 is excluded from the provisions of this Section 5.17 and the representations and warranties of the Seller with respect to those subject matters are exclusively set forth in those referenced sections.

Section 5.18 Permits. The Permits are valid, subsisting and in full force and effect and collectively constitute all of the material Permits necessary to permit the Seller to own and use the Assets in the manner in which it currently owns and uses the Assets and to conduct the Business in the manner and in the jurisdictions in which the Seller currently conducts the Business and in the manner in which the Business is proposed to be conducted at Closing. The Seller has filed with all proper authorities all material statements and reports required by any law, regulation, licensing requirement or orders to which the Seller (in respect of the Business)

is subject. The Seller is not in default under, and no condition exists that with notice or lapse of time, or both, would constitute a default under, any Permit.

SECTION 5.19 Regulatory Matters.

(a) Except as set forth on Schedule 5.19, the Seller and the Business, including all manufacturing, warehousing, distributing and testing operations relating to the Products, are (and for the past three years have been) in compliance in all material respects with all applicable Laws of the United States and each foreign jurisdiction, including of the rules and regulations of the FDA and any Governmental Entity of any other country having jurisdiction over the Facility or the manufacture, sale, labeling, storing, testing and distribution of the Products, as applicable (each, a “Regulatory Authority”), with respect to the manufacture, sale, labeling, storing, testing and distribution of the Products, including all applicable requirements of Current Good Manufacturing Practice Regulations.

(b) Except as set forth on Schedule 5.19, since January 1, 2007, the Seller has not received any written communication regarding, and has not been and is not now subject to, any adverse inspection, compelled or voluntary recall, investigation, regulatory enforcement action (including seizure, injunction, civil penalty or criminal action), penalty for corrective or remedial action, corrective action plan or outstanding commitments or committed obligations by or of any Regulatory Authority, in each case that is material to the Business and that relates to (i) the Products, (ii) the Facility, (iii) any alleged or actual violation by the Seller or by any of the Products of any Permit, Law or other requirement of any Governmental Entity relating to the conduct of the Business, or (iv) any alleged or actual failure to have or maintain in effect all Permits required in connection with the conduct of the Business.

(c) Since January 1, 2007, the Seller has not received from any Regulatory Authority any written notice alleging any violation by the Seller of any (i) Regulatory Approval, (ii) labeling requirement or (iii) Law, in any case relating to any of the Products and in each case other than the written notices and other correspondence made available to the Purchasing Parties prior to the date of this Agreement.

(d) Except as set forth on Schedule 5.19, since January 1, 2007, none of the Products has been withdrawn, recalled, suspended or discontinued by the Seller as a result of any action by any Regulatory Authority, either within or, to Knowledge of the Seller, outside the United States (whether voluntarily or otherwise). No proceeding within or, to Knowledge of the Seller, outside the United States seeking the recall, withdrawal, suspension or seizure of any of the Products is pending against the Seller nor was any such proceeding pending at any time since January 1, 2007.

(e) Except as set forth on Schedule 5.19, all of the material Regulatory Documentation and all of the material Regulatory Approvals are complete, accurate and up to date, and each of the Products can be effectively, efficiently and legally manufactured and utilized in compliance with the applicable Regulatory Approval. Each of the Products is being manufactured and tested in compliance with the current version of its respective Regulatory Approval and all applicable Regulatory Documentation.

(f) No product manufactured and/or distributed by the Seller in connection with the Business and, to the Knowledge of the Seller, none of the Products manufactured by a third party has been (i) adulterated within the meaning of 21 U.S.C. Section 351 (or any similar Law); (ii) misbranded within the meaning of 21 U.S.C. Section 352 (or any similar Law); or (iii) produced in violation of 21 U.S.C. Section 355 (or any similar Law).

(g) To the Knowledge of the Seller, no Representative of the Seller has made any untrue statement of a material fact or a fraudulent statement to any Regulatory Authority, failed to disclose any material fact required to be disclosed to any Regulatory Authority, or committed an act, made a statement or failed to make a statement that, at the time such act, statement or omission was made, could reasonably be expected to provide a basis for any Regulatory Authority to invoke the FDA’s policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, nor, to the Knowledge of the Seller, has any director, officer or employee of the Seller been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) (or any similar Law) or authorized by 21 U.S.C. Section 335a(b) (or any similar Law).

(h) Except as set forth on Schedule 5.19, at no time since January 1, 2007 has the Seller received any written notice that any Regulatory Authority has commenced, or threatened to commence, any action to withdraw its approval, registration or licensure of any of the Products or has commenced or, to the Knowledge of the Seller, threatened to commence, any action to seize or enjoin production of any of the Products.

(i) Except as set forth on Schedule 5.19, the Seller (or a third Person on Seller’s behalf) is duly authorized to sell the Products in each of the states and countries in which the Seller (or such third Person on the Seller’s behalf) is currently selling the Products. To the extent that any of the Products that are unapproved are intended for export from the United States, the Seller is in compliance, in all material respects, with the applicable requirements of 21 U.S.C. Sections 381(e) or 382, as applicable, and of the Controlled Substances Act of 1970, as amended.

(j) The Seller has made available to the Purchasing Parties all material documents in its possession or control (i) concerning communications to or from the FDA and any similar Governmental Entity with respect to any Product since January 1, 2007; or (ii) prepared by the FDA or any similar Governmental Entity with respect to a Product since January 1, 2007, in each case that bears, in any material respect, on compliance with the requirements of the FDA or of any similar Governmental Entity regarding any Product, including any regulatory inspection observation, deficiency letter, warning letter, non-approvable letter/order, withdrawal letter/order, objection to Product promotion or similar document.

(k) Except as set forth on Schedule 5.19, since January 1, 2007, (i) the Seller has been in compliance with current good manufacturing practices as regulated or required by applicable Regulatory Authorities and (ii) the Seller has not received written notice that any of its third party manufacturers has been in non-compliance with current good manufacturing practices as regulated or required by applicable Regulatory Authorities.

(l) As of the date of this Agreement, there are no pending actions, suits, proceedings, hearings, investigations, charges, claims, demands, notices or complaints by any Regulatory Authority relating to the Facility or the Products.

(m) The subject matter of Section 5.14 is excluded from the provisions of this Section 5.19 and the representations and warranties of the Seller with respect to that subject matter are exclusively set forth in Section 5.14.

SECTION 5.20 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Seller Common Stock (the “Requisite Stockholder Approval”) is the only vote of holders of securities of the Seller that is necessary to approve the Transactions.

SECTION 5.21 Brokers or Finders. No broker, finder or investment bank is entitled to any brokerage, finder’s fee, or similar fee or commission from the Seller or its Affiliates in connection with any of the Transactions, except as set forth on Schedule 5.21.

SECTION 5.22 Certain Business Matters. Except as set forth on Schedule 5.22, in each case in respect of the Business, (a) the Seller does not have any sole-source supplier of significant goods or services (other than utilities) with respect to which practical alternative sources are not available on equivalent terms and conditions; (b) the Seller neither gives nor is bound by any express warranties relating to the Products and, to the Knowledge of the Seller, since January 1, 2005, there has been no assertion of any breaches of warranty or product liability relating to any of the Products that is still pending; and (c) to the Knowledge of the Seller, there have been no material workmanship or service problems or, since January 1, 2005, any material claims made against the Seller with respect to any Product sold or services provided by the Seller. The Seller is not now developing any pharmaceutical product that, if it were to continue to develop, or subsequently market or sell, such product after the Closing, would place the Seller in violation of Section 7.5(a).

SECTION 5.23 Related Party Transactions. No Affiliate of the Seller and no stockholder, director, officer or employee of the Seller, and no immediate family member (which shall be deemed to include spouses, cousins and adopted children) or Affiliate of any of the foregoing persons: (a) has borrowed money from or loaned money to the Seller in respect of the Business, which obligation has not been repaid by the owing party; (b) has any contractual, tort or other claim, express or implied, against the Seller in respect of the Business; (c) has or has had, since January 1, 2005, any right or interest in or to any tangible Asset or any other properties or assets used by the Seller in the Business; (d) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person that is (i) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Business or (ii) engaged in a business related to the Business; or (e) is party to any contract, transaction or other arrangement with the Seller or its Affiliates in respect of the Business, other than (x) an employment agreement or (y) a contract that involves consideration of less than $25,000.

SECTION 5.24 Insurance. Schedule 5.24 sets forth a list of all insurance policies, binders and fidelity bonds that are currently in effect insuring the Business. The Seller has made available to the Purchasing Parties true and complete copies of all policies, binders and bonds listed on Schedule 5.24. Except as set forth on Schedule 5.24, there is no claim by the Seller pending under any of such policies, binders and bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies, binders and bonds.

SECTION 5.25 Accounts Receivable. All Accounts Receivable that are reflected on the Financial Statements, and all Accounts Receivable arising after June 30, 2009, represent (and, to the extent outstanding at the Closing, will represent) valid obligations arising from bona fide sales actually made or services actually performed by the Seller in the ordinary course of business. Any reserves for Accounts Receivable in the Financial Statements are calculated in accordance with GAAP and are consistent with past practice. To the Knowledge of the Seller, there is no material contest, claim, defense or right of setoff under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. All Accounts Payable that are reflected on the Financial Statements, and all Accounts Payable arising after June 30, 2009, represent (and, to the extent outstanding at Closing, will represent) valid obligations arising from bona fide purchases actually made or services actually performed for the Seller in the ordinary course of business. Schedule 5.25 contains a true and complete list of all Accounts Receivable and Accounts Payable as of the most recent accountable date prior to the date of this Agreement, which list also sets forth the aging of each Account Receivable.

SECTION 5.26 Inventory. Schedule 5.26 sets forth all Inventory of the Business, including the number of units, cost to Seller per unit, and total cost of goods per type of Inventory, as of the most recent available date prior to the date of this Agreement. All items of Inventory are determined and valued in accordance with GAAP at the lower of cost or market using the “first in first out” method of accounting. Except in connection with any pending “Supplement—Changes Being Effected in 30 Days” applications, all of the Inventory is good and merchantable and is of a quality and quantity presently usable or salable in the ordinary course of business.

SECTION 5.27 Indenture. The consummation of the Transactions does not implicate Section 6.8 of that certain indenture, dated as of May 23, 2006, as amended, between the Seller and Wilmington Trust Company, and the Purchasing Parties shall have no obligation in connection with such indenture following the consummation of the Transactions or otherwise.

SECTION 5.28 Solvency. At the Closing, after giving effect to the consummation of the Transactions, the Seller and its Affiliates will be Solvent and will have adequate capital to carry on their respective businesses and otherwise meet all of their obligations contained herein, including in Article XI.

SECTION 5.29 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V or in any other document or instrument delivered by the Seller pursuant to this Agreement, neither the Seller nor any other Person makes any other express or implied representation or warranty on behalf of the Seller, including any representation or warranty as to the probable success or profitability of the ownership, use or operation of the Business or the Assets by the Purchasing Parties after the Closing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASING PARTIES

Each of the Purchasing Parties hereby jointly and severally represents and warrants, and, solely with respect to Section 6.4, Sigma-Tau represents and warrants, to the Seller as follows:

SECTION 6.1 Organization. Each Purchasing Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Purchaser Material Adverse Effect.

SECTION 6.2 Authorization; Validity of Agreement; Necessary Action. Each Purchasing Party has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements by each Purchasing Party and the consummation by the Purchasing Parties of the Transactions has been duly and validly authorized by all necessary corporate action of the Purchasing Parties, and no other corporate proceeding on the part of the Purchasing Parties is necessary to authorize the execution and delivery of this Agreement or the Ancillary Agreements or to consummate the Transactions. No vote of, or consent by, the holders of any class or series of stock or Voting Debt issued by either Purchasing Party is necessary to authorize the execution and delivery by either Purchasing Party of this Agreement or the consummation by either of them of the Transactions. This Agreement has been (and, when executed and delivered, the Ancillary Agreements will have been) duly executed and delivered by the Purchasing Parties and, assuming due and valid authorization, execution and delivery hereof and thereof by the Seller, this Agreement is (and, when executed and delivered, each of the Ancillary Agreements will be) a valid and binding obligation of the Purchasing Parties, enforceable against the Purchasing Parties in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

SECTION 6.3 Governmental Approvals; Consent; No Violations. Except (x) the expiration of the waiting period under the HSR Act and (y) any applicable foreign antitrust or competition Law filings, no Consent of any Governmental Entity is required to be obtained or made following the date of this Agreement by the Purchasing Parties in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for such Consents that have already been obtained or made. Neither the execution and delivery of this Agreement nor the consummation by the Purchasing Parties of the Transactions will (a) violate or conflict with any provision of the organizational documents of the Purchasing Parties or (b) conflict with, result in a violation or breach of, or constitute, with or without the giving of notice or the lapse of time or both, a default or give rise to any right of termination, cancellation or acceleration under, the terms of any note, bond, indenture, mortgage or agreement to which either Purchasing Party is a party or by which either Purchasing Party or any of its Affiliates is bound, except for any such conflict, violation, breach or default which would not reasonably be likely to result in a Purchaser Material Adverse Effect.

SECTION 6.4 Financial Capacity. An accurate and complete copy of the commitment letter, pursuant to which, and subject to the terms and conditions of which, the lending party thereto

(the “Lender”) has committed to lend the amount set forth therein to Sigma-Tau for the purpose of funding the Transactions (the “Financing”), is attached hereto as Exhibit H (the “Commitment Letter”). The Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise modified in any respect, and, to the knowledge of Sigma-Tau is a legal, valid and binding obligation of the Lender. To the knowledge of Sigma-Tau, the Commitment Letter contains all of the conditions precedent to the obligations of the Lender to make the Financing available to Sigma-Tau on the terms therein. As of the date of this Agreement, (a) there are no other agreements, side letters or arrangements relating to the Commitment Letter or the Financing that could affect the availability or amount of the Financing (other than this Agreement) and (b) no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Sigma-Tau under any term or condition of the Commitment Letter. Together with available internal funds, the aggregate proceeds from the Financing will be sufficient to consummate the Transactions, including the payment of the Cash Purchase Price and the payment of all associated costs and expenses.

SECTION 6.5 Brokers or Finders. Except in connection with the Commitment Letter, no broker, finder or investment bank is entitled to any brokerage, finder’s fee, or similar fee or commission from the Purchasing Parties or their Affiliates in connection with any of the Transactions.

SECTION 6.6 Litigation. There are no Legal Proceedings pending against either Purchasing Party or, to the Knowledge of the Purchasing Parties, threatened, at law or in equity, or before any Governmental Entity against either Purchasing Party that, if determined or resolved adversely against such Purchasing Party, would prevent the ability of such Purchasing Party to consummate the Transactions. Neither Purchasing Party is in default under any material Order.

SECTION 6.7 Solvency. Assuming the accuracy as of the Closing Date of the Seller’s representations and warranties and the performance by the Seller of its covenants set forth in this Agreement, at the Closing and after giving effect to the Transactions and the payment of all amounts required to be paid in connection therewith, including the Financing, each Purchasing Party will be Solvent and will have adequate capital to carry on its business and otherwise meet all of its obligations contained herein, including in Article XI.

SECTION 6.8 Existing Indebtedness. With respect to all obligations of either of the Purchasing Parties for borrowed money or evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, the Purchasing Parties are not in default, and no waiver of any such default is in effect, and no event or condition exists (including the consummation of the Transactions) with respect to any such obligations that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause any such obligation to become due and payable before its regularly scheduled date of payment.

SECTION 6.9 No Vote Required. No vote of the holder of any class or series of stock or Voting Debt issued by either Purchasing Party is necessary to approve the Transactions.

SECTION 6.10 No Knowledge of Breaches. As of the date of this Agreement, neither Purchasing Party nor any of its respective Affiliates is aware that any representation or warranty of the Seller set forth in Article V is untrue or incorrect.

SECTION 6.11 Matters Related to Defiante.

(a) True and complete copies of the (i) unaudited balance sheet of Defiante as at September 30, 2009 and December 31, 2008, and (ii) unaudited income statement for the nine-month period ending September 30, 2009 and for the years ending December 31, 2008 and December 31, 2007 (collectively, the “Defiante Financial Statements”), have heretofore been delivered to the Seller. The Defiante Financial Statements (A) have been prepared from and are in accordance with, in all material respects, the books and records of Defiante, and (B) fairly present in all material respects the financial position and results of operations (and changes in financial position, if any) of Defiante as of the dates and for the periods referred to therein (subject to any audit adjustments which are not in the aggregate material and to the absence of footnotes).

(b) At the Closing and following receipt of the Financing, Defiante will have adequate capital to carry on its business and otherwise meet all of its obligations pursuant to this Agreement.

SECTION 6.12 No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI or in any other document or instrument delivered by the Purchasing Parties pursuant to this Agreement, neither the Purchasing Parties nor any other Person makes any other express or implied representation or warranty on behalf of the Purchasing Parties.

ARTICLE VII

COVENANTS

SECTION 7.1 Interim Operations of the Business. Except (i) as otherwise contemplated by this Agreement, (ii) as may be reasonably required in connection with the separation of the Business from the Seller’s other activities (and in respect of which the Seller has provided to the Purchasing Parties written notice), (iii) as disclosed on Schedule 7.1 (which, to the extent known as of the date of this Agreement, includes items covered by (ii) above), or (iv) with the prior written approval of the Purchasing Parties (which shall not be unreasonably withheld, conditioned or delayed), the Seller covenants that until the Closing it will continue to operate the Business in all material respects in the ordinary course consistent with past practices of the Business, and use commercially reasonable efforts to maintain and preserve intact the Business and its relationships with suppliers, customers, employees and others having business relationships with the Business. Until the Closing, the Seller shall not, and shall cause its Affiliates not to, without the prior written approval of the Purchasing Parties (which approval shall not be unreasonably withheld, conditioned or delayed), and except as contemplated by this Agreement or as described on Schedule 7.1, take any of the following actions:

(a) sell, transfer, modify or otherwise dispose of any material Asset, other than the sale of inventory or other assets in the ordinary course of business consistent with past practices, or fail to maintain in customary repair and condition any tangible material Asset, including the Owned Real Property, it being acknowledged and agreed to by the Seller that in the event of any casualty, loss or damage to any tangible material Asset prior to Closing, the Seller shall either repair or replace such Asset with an asset of comparable quality or transfer to the Klee at the Closing the proceeds of any insurance recovery (or the right to such proceeds) with respect thereto;

(b) modify, amend (other than such amendments that are immaterial or ministerial) or terminate any Material Agreement or fail to pay, perform and discharge all material obligations under the Material Agreements;

(c) enter into any Contract relating to the Business involving the annual payment of amounts greater than $200,000 (excluding customer sales and commitments related to customer sales and purchases of inventory, in each case in the ordinary course of business consistent with past practice);

(d) grant any material increase in or commit to increase the compensation or bonus of any officer or employee who would constitute a Business Employee on the date of this Agreement (except for increases in the ordinary course of business consistent with past practice or pursuant to existing employment arrangements);

(e) encumber by mortgage, pledge, Lien or otherwise (not including licenses of or grants of rights to use Intellectual Property in the ordinary course of business consistent with past practice), or grant any security interest in or to, any Asset, except for Permitted Liens or Permitted Exceptions, as applicable;

(f) enter into any union contract or collective bargaining agreement with any Business Employee;

(g) use the Business or the Assets in respect of a guarantee, surety or endorsement of the Liability of any other Person;

(h) cancel or compromise any debt or claim of the Business or the Assets or waive or release any material right of the Seller with respect to the Business or the Assets, in each case other than in the ordinary course of business consistent with past practice;

(i) change its methods, practices or timing of (i) collecting Accounts Receivable or other amounts owed to Seller in respect of the Business or (ii) paying any amounts payable or other debts or obligations of the Seller in respect of the Business, including, in either case, any changes intended to, or having the effect of, accelerating the collection of any Accounts Receivable, delaying the payment of any Accounts Payable or changing from current to long-term or from long-term to current any liabilities of the Seller in respect of the Business;

(j) lease or dispose of any material interest in, or take any actions that would be materially detrimental to the current use, operation or value of the Owned Real Property;

(k) except as required by Law or GAAP, change in any material respect the accounting methods used by the Seller; or

(l) enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing.

Notwithstanding any of the foregoing, the Seller shall be allowed to retain and remove cash or cash equivalents from the Business at any time or from time to time at or prior to the Closing.

SECTION 7.2 Investigation of Business. The Seller shall permit the Purchasing Parties and their authorized agents or Representatives, including their independent accountants, to have access during normal business hours and upon reasonable advance notice to the Facility and Books and Records to review information and documentation relative to the properties, books, contracts, commitments and other records of the Business; provided, however, that any such investigation does not unreasonably interfere with the normal operations of the Seller, any of its Affiliates or the Business and provided, further, that prior to the Closing the Purchasing Parties shall not have access to (a) any (i) privileged information or (ii) information that the Seller is prohibited by law or by a confidentiality agreement with a third party from disclosing to the Purchasing Parties (provided that any relevant information that could be disclosed pursuant to the Confidentiality Agreement shall not be subject to this provision), (b) any information with respect to the Excluded Assets or (c) disclosures and information with respect to the process engaged in by the Seller for the sale of the Business. Notwithstanding such access, the Seller shall timely furnish to the Purchasing Parties such financial and operating data and other information regarding the Business customarily prepared by the Seller that the Purchasing Parties may from time to time reasonably request. Notwithstanding anything to the contrary in this Agreement, the Purchasing Parties shall not conduct any environmental sampling or Phase II environmental inspection of, at or on the Owned Real Property prior to the Closing. Until the Closing Date, the Seller shall deliver to the Purchasing Parties prompt written notice and shall otherwise keep the Purchasing Parties reasonably informed of any material change in any customer or supplier relationship or the price that any customer will pay or supplier will charge for products or services of the Seller.

SECTION 7.3 Confidentiality. Until the Closing, the Purchasing Parties and their Representatives will hold in confidence all confidential information (including the information contained in the Data Room and the Schedules or otherwise delivered to the Purchasing Parties or their Representatives pursuant to this Agreement) obtained from or through the Seller or its Affiliates or their respective Representatives in accordance with the provisions of the letter dated August 19, 2008 between Sigma-Tau Pharmaceuticals, Inc. and the Seller (the “Confidentiality Agreement”).

SECTION 7.4 Efforts and Actions to Cause Closing to Occur.

(a) From and after the date of this Agreement, upon the terms and subject to the terms and conditions of this Agreement, the Purchasing Parties and the Seller shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable Laws) to effect the Closing and consummate the Transactions as promptly as practicable following the date of this Agreement, which efforts include the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the Transactions and the taking of such actions as are necessary to obtain any requisite Consents by any third party or Governmental Entity. In addition, neither Party shall take any action or cause or permit any of its Affiliates to take any action after the date of this Agreement that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing.

(b) Each Party shall promptly (and in any event within 48 hours after receipt) inform the other of, and furnish to the other Party copies of, any communication, correspondence or filing received by such Party from any Governmental Entity regarding any of the Transactions. If any Party or its Affiliate receives a request for additional information or documentary material from any such Governmental Entity with respect to the Transactions, then such Party shall, or shall cause its Affiliate to, as soon as reasonably practicable, but after providing the other Party with a reasonable opportunity to review and comment, deliver an appropriate response to the applicable Governmental Entity in compliance with such request. Neither Party shall participate, or cause or permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigations or inquiries concerning this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate in such meeting.

(c) The Seller, on the one hand, and the Purchasing Parties, on the other hand, shall, and shall cause their respective Affiliates to, promptly file or cause to be filed all filings with Governmental Entities required in order to consummate the transactions contemplated hereby, including (i) filing within 15 Business Days of the date of this Agreement all required filings under the HSR Act, (iii) any applicable foreign antitrust or competition Law filings and (iii) submissions of additional information requested by the FTC, DOJ, state attorney general or any other Governmental Entity. Each of the Purchasing Parties and the Seller further agrees that it shall, and shall cause its Affiliates to, comply with any applicable post-Closing notification or other requirements of any antitrust, trade competition, investment or control reporting or similar Law or regulation of any Governmental Entity with competent jurisdiction. Each of the Purchasing Parties and the Seller agrees to cooperate with and promptly to consult with, to provide any reasonably available information with respect to, and to provide, subject to appropriate confidentiality provisions, copies of all presentations and filings to any Governmental Entity to the other party or its counsel. Each Party agrees not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the Transactions except with the prior written consent of the other Party.

(d) In addition to the agreements set forth in Section 7.4(c), the Purchasing Parties and the Seller shall ensure that the Consents from Governmental Entities, including any antitrust clearance by FTC, DOJ, or any state attorney general under the HSR Act, or by the FDA or similar Governmental Entity, are obtained as promptly as practicable, and that any reasonable conditions set forth in or established by any such Consents are wholly satisfied.

SECTION 7.5 Non-Compete; Non-Solicitation and Confidentiality. Recognizing the historically close relationship and interaction between the Business and the Seller’s retained businesses, which have involved the sharing of technical, marketing, strategic and other proprietary information (including Intellectual Property and Commercial Know-How) over many years, and desiring to preserve the value of the respective businesses to the Purchasing Parties and the Seller, the Parties agree that:

(a) From the Closing Date until the date that is the fourth anniversary of the Closing Date, the Seller agrees that it shall not, and it shall not cause or permit its Affiliates to, directly or indirectly:

(i) develop, market or sell:

(1) the active pharmaceutical ingredient of any of the Products;

(2) any active pharmaceutical ingredient that has the same mechanism of action as any active pharmaceutical ingredient of any of the Products;

(3) any finished pharmaceutical product that (A) has the same mechanism of action as any of the Products or (B) contains an active pharmaceutical ingredient referred to in the foregoing clauses (1) or (2); or

(4) any finished pharmaceutical product for the same labeled therapeutic indication(s) as of the Closing Date as Abelcet® or Adagen® (the foregoing clauses (1) through (4), collectively, a “Competing Business”); or

(ii) own, manage, operate, join or control, participate or invest in, contribute, assign, transfer or license significant assets (including cash) to, or acquire more than 5% of the capital stock or equity, or a significant portion of the assets, of a Person that engages in a Competing Business; provided, however, that if, following the Closing, the Seller or any of its Affiliates intends to enter or enters into an agreement with any Person pursuant to which such Person acquires control of all or substantially all of the Seller’s or such Affiliate’s business or assets (whether such acquisition is by means of stock or asset acquisition, merger, consolidation, similar business combination or otherwise), the restrictions contained in this Section 7.5(a) shall not prohibit such sale and shall not apply to any such Person or its Affiliates; provided, however, that the Seller shall ensure that such Person and its Affiliates do not utilize the business or assets acquired by such Person from the Seller or such Affiliate to engage in a Competing Business or in a manner that otherwise contravenes this Section 7.5 prior to the fourth anniversary of the Closing Date.

(b) Except as set forth in Article VIII, for a period of two years from the Closing Date, neither the Seller nor either Purchasing Party shall, or shall cause or permit its Affiliates to, without the prior written consent or request of the other Party, directly or indirectly solicit for employment or hire or attempt to hire any director, officer or employee of the other Party or such other Party’s Affiliates, or attempt to induce any such director, officer or employee to leave the employ of the other Party; provided, however, that the foregoing shall not prohibit the Seller or either Purchasing Party, or any of their respective Affiliates, from hiring any person whose employment has been terminated prior to the date of this Agreement by either the Seller or either Purchasing Party, or any of their respective Affiliates, as the case may be. The provisions of this Section 7.5(b) will apply whether such officers, directors or employees are employed by the applicable Party on the date of this Agreement or hereafter.

(c) The Seller and the Purchasing Parties agree to the following confidentiality provisions:

(i) For a period of ten years from the Closing Date, the Seller covenants that it shall not, and shall not cause or permit its Affiliates to, without the prior written consent of the Purchasing Parties, make use of or otherwise disclose to any Person information of a confidential or proprietary nature regarding the Assets, the Assumed Liabilities or the Business (the “Purchaser Confidential Information”), except to Representatives of the Seller or its Affiliates who need to know such information for purposes of taxes, accounting, pending litigation and other matters necessary in respect of (A) the Seller’s ownership of the Assets or (B) the Transactions, unless after consultation with counsel, disclosure is required to be made under applicable Law.

(ii) For a period of ten years from the Closing Date, the Purchasing Parties covenant that they shall not, and shall not cause or permit their Affiliates to, without the prior written consent of the Seller, make use of or otherwise disclose to any Person information of a confidential or proprietary nature regarding the Excluded Assets or the Excluded Liabilities (the “Seller Confidential Information”), except to Representatives of the Purchasing Parties or their Affiliates who need to know such information for purposes of taxes, accounting, pending litigation and other matters necessary in respect of the Transactions, unless after consultation with counsel, disclosure is required to be made under applicable Law.

(iii) Each Party acknowledges that neither the Purchaser Confidential Information nor the Seller Confidential Information includes information that (A) is or becomes generally available to the public other than as a result of a disclosure by the Seller or either Purchasing Party in violation of this Agreement or (B) becomes available to the Seller or either of the Purchasing Parties on a non-confidential basis from a source other than the Purchasing Parties or the Seller or their respective Representatives, provided that such source is not, to the Knowledge of the Seller or the Knowledge of the Purchasing Parties, as the case may be, a party to a confidentiality agreement with the Seller or the Purchasing Parties or another party.

(iv) Notwithstanding the foregoing in this Section 7.5(c) or anything else in this Agreement to the contrary, the Parties agree that any trade secret of any of them shall remain subject to an obligation of confidentiality and non-disclosure for so long as it remains a trade secret.

(d) Solely for purposes of this Section 7.5, “Affiliate” of a Party shall not include any Person holding less than 25% of the outstanding equity interests of such Party or any Affiliates of such Person.

(e) The Seller and the Purchasing Parties agree that the covenants contained in this Section 7.5 are necessary for the protection of the other Party’s reasonable interests, are reasonable in scope, content and duration and are in partial consideration for each Party’s agreement to consummate the Transactions.

(f) If it is ever held that the provisions of this Section 7.5 are too onerous in scope or duration or are not necessary for the protection of the Parties, each Party agrees that any court of competent jurisdiction may impose lesser restrictions that such court may consider to be fair, reasonable, necessary or appropriate to properly protect the Parties under the circumstances.

(g) If any court determines that any of the provisions of this Section 7.5, or any part thereof, is invalid or unenforceable, such provision or part shall be revised so that it is no longer invalid or unenforceable, as the case may be, but the remainder of this Section 7.5 will not otherwise be affected and shall at all times be given full effect, without regard to the invalid portions, whether revised or not revised.

(h) The Seller and the Purchasing Parties recognize and agree that the restrictions set forth this Section 7.5 are being entered into in connection with the sale of the Business to the Purchasing Parties and the Parties would not be entering into this Agreement absent such restrictions and the full commitment of each of the Seller and each Purchasing Party to abide by such restrictions. The Seller and the Purchasing Parties recognize and acknowledge that a breach by the Seller or either Purchasing Party of this Section 7.5 may cause irreparable harm and material loss and damage to the other Party as to which it may not have an adequate remedy at law or in damages. Accordingly, the Seller and the Purchasing Parties acknowledge and agree that the issuance of temporary, preliminary and permanent injunctive relief, specific performance or other equitable remedy shall be an appropriate remedy for any such breach in addition to any other remedies available at law or in equity.

SECTION 7.6 Subsequent Actions. In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, each Party shall take, and shall cause its proper officers and directors to take, as soon as is reasonably practicable, all such necessary, proper or advisable actions.

SECTION 7.7 Taxes.

(a) The Seller shall be liable for, and shall timely pay, any and all Transfer Taxes and similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the consummation of the Transactions, regardless of who may be liable therefore under applicable Law. The Seller shall, at its own expense, properly complete, sign, and timely file any and all required Tax Returns with respect to such taxes (the “Transfer Tax Returns”) and, if required by applicable Law, the Purchasing Parties will join in the execution of any such Transfer Tax Returns.

(b) Each of the Purchasing Parties and the Seller shall provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes with respect to the Business, Assets, Assumed Liabilities and Excluded Liabilities, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 7.7(b) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties.

(c) The Seller and its Affiliates agree, from and after the date of this Agreement and until the Closing Date, to (i) prepare all Tax Returns relating to the Business or the Assets in a manner that is consistent with the past practices of the Seller and each such Affiliate, as the case may be, with respect to the treatment of items on such Tax Returns except to the extent that any inconsistency would not or may not materially increase either Purchasing Party’s liability for Taxes for any period; (ii) refrain from incurring any material liability for Taxes relating to the Business or the Assets other than in the ordinary course of business; and (iii) refrain from entering into any settlement or closing agreement with a taxing authority that increases or may increase the Tax liability of the Seller or such Affiliate relating to the Business or the Assets for any period without the consent of the Purchasing Parties, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 7.8 Financing.

(a) Sigma-Tau shall use its commercially reasonable efforts to (i) maintain in effect the Commitment Letter; (ii) negotiate definitive agreements with respect to the Financing on the terms and conditions contained in the Commitment Letter (or on terms no less favorable to Sigma-Tau (including with respect to the conditionality thereof) than the terms and conditions in the Commitment Letter); (iii) satisfy on a timely basis all conditions applicable to it and its Affiliates, if any, in such definitive agreements that are within its or its Affiliates, if applicable, control; (iv) upon satisfaction of such conditions (and all of the other conditions contained in Section 9.1 and Section 9.2 (other than Section 9.2(d)), consummate the Financing at or prior to the Closing, accept the funds comprising the Financing and transfer such funds (whether by contribution or loan or otherwise) to the Purchasing Parties; and (v) comply with its obligations set forth in the Commitment Letter. Sigma-Tau shall keep the Seller informed on a reasonably current basis and in reasonable detail of the status of the Financing and shall promptly provide to the Seller appropriate notice when the definitive binding documents related to the Financing have been executed (which notice will include reasonable detail regarding any terms to the Financing that are inconsistent with those contained in the Commitment Letter). Sigma-Tau shall have the right from time to time to enter into any amendment, replacement, supplement or other modification of, waive any of its rights under, or terminate, the Commitment Letter (other than with respect to the conditions thereto), substitute other debt or equity financing for all or any portion of the Financing from the same and/or alternate funding sources (on terms no less favorable to Sigma-Tau with respect to the conditionality thereof), or reduce the amount of the Financing, in any case in its reasonable discretion, but only if such amendment, replacement, supplement or other modification of, waiver of any provision contained in, or termination of, the Commitment Letter, substitution of other financing or reduction of the Financing does not, and would not reasonably be expected to, prevent or delay the Closing or add any additional or greater conditionality to the funding of the Financing. Sigma-Tau shall keep the Seller informed on a prompt basis and in reasonable detail if it takes any of the actions referred to in the preceding sentence. Sigma-Tau shall give the Seller prompt notice of any termination of the Commitment Letter.

(b) If any portion of the Financing becomes unavailable on the terms and conditions contemplated by the Commitment Letter, the Purchasing Parties shall (i) immediately notify the Seller and (ii) use, as promptly as practicable, their commercially reasonable efforts to arrange and obtain alternative financing from alternative sources, on terms and conditions that are customary and commercially reasonable, in an amount sufficient to consummate the Transactions in a timely manner.

(c) The Seller shall provide, and shall cause its Affiliates, and shall use its commercially reasonable efforts to cause each of its and their respective Representatives to provide, all cooperation reasonably requested by Sigma-Tau or the Purchasing Parties in connection with the Financing or any replacement, amended, modified or alternative financing, including (i) providing accurate information, including financial information, relating to the Business to the extent reasonably requested by Sigma-Tau or the Purchasing Parties to assist in the preparation of customary information documents to be used for the completion of the Financing as contemplated by the Commitment Letter, (ii) using its reasonable best efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance, and (iii) cooperating reasonably with the relevant financing parties’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the Business or the Seller’s other businesses.

(d) Notwithstanding anything to the contrary in this Agreement, Sigma-Tau and the Purchasing Parties acknowledge and agree that the Seller and its Affiliates and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, the Commitment Letter, the Financing or any other financing that the Purchasing Parties may raise in connection with the Transactions, and that the Purchasing Parties shall jointly and severally indemnify and hold harmless the Seller and its Affiliates and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing, including pursuant to Section 7.8(c), and any information utilized in connection therewith, except, in any case, to the extent that any information provided by the Seller and its controlled Affiliates (other than any projections or other “forward looking” information) contains any untrue statement by the Seller or omits to state any material fact necessary to make any statement therein not misleading, it being understood that the Seller makes no representation or warranty (other than as explicitly set forth in this Agreement) with respect to any information it provides pursuant to this Section 7.8.

(e) In the event that the Commitment Letter is amended, replaced, supplemented or otherwise modified, including if Sigma-Tau or the Purchasing Parties substitute other debt or equity financing for all or a portion of the Financing, each of Sigma-Tau, the Purchasing Parties and the Seller shall comply with its respective covenants in this Section 7.8 with respect to the Commitment Letter as so amended, replaced, supplemented or otherwise modified and with respect to such other debt or equity financing to the same extent that Sigma-Tau, the Purchasing Parties and the Seller would have been obligated to comply with respect to the Financing, and the Financing shall be deemed to refer to the Commitment Letter as so amended, replaced, supplemented or otherwise modified and to such other financing, as applicable.

SECTION 7.9 Mail and Payments Received After Closing. Following the Closing, the Purchasing Parties shall deliver or cause to be delivered to the Seller all mail and payments received by them or the Business after the Closing that pursuant to this Agreement belong to the Seller or any of its Affiliates. Additionally, following the Closing, the Seller shall deliver or cause to be delivered to the Purchasing Parties all mail and payments received by the Seller or its Affiliates after the Closing that pursuant to this Agreement belong to the Purchasing Parties.

SECTION 7.10 Post-Closing Access to Records and Personnel.

(a) After the Closing, each Party shall retain all books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Business and the Assets in their respective possession for at least seven years or for such longer period of time set forth in their respective records retention policies on the Closing Date or as may be required by Law or any order.

(b) After the Closing, the Parties shall allow each other reasonable access to and use of the Books and Records, and to personnel having knowledge of the whereabouts or contents of the Books and Records, for legitimate business reasons, such as the preparation of Tax Returns or the prosecution or defense of Legal Proceedings or access to information relating to the Excluded Assets or Excluded Liabilities. Notwithstanding anything to contrary contained in this Agreement, the Purchasing Parties and their Affiliates shall not be entitled to any information regarding, or a copy of, any consolidated, combined, affiliated or unitary Tax Return that includes that of the Seller and its Affiliates.

SECTION 7.11 Third Party Consents.

(a) The Seller shall use commercially reasonable efforts, as soon as reasonably practicable following the date of this Agreement, and the Purchasing Parties shall assist the Seller in its efforts, to obtain all third party Consents required to assign or transfer the Assets to the Purchasing Parties pursuant to the terms and conditions of this Agreement. In connection with seeking such Consents, the Seller shall keep the Purchasing Parties informed of all material developments and shall, at either Purchasing Party’s request, include such Purchasing Party in any discussions or communications with any parties whose Consent is sought hereunder. Such Consents shall be in a form reasonably acceptable to the Purchasing Parties. For the avoidance of doubt, the Seller shall not be obligated to pay, and the Seller shall not pay, any fees or penalties to any Person in connection with obtaining any third party Consent.

(b) To the extent that (i) any Asset requires the Consent of a third Person to assign or transfer such Asset to the applicable Purchasing Party and such Consent has not been obtained on or prior to the Closing Date or (ii) any Asset is not, by its terms or under applicable Law, assignable and transferable to the applicable Purchasing Party (in either case, a “Non-Assignable Asset”), this Agreement shall not constitute an assignment or transfer or attempted assignment or transfer thereof, unless and until, in the case of assignments requiring Consent, such Consent shall have been obtained. The Seller shall hold or cause to be held each such Non-Assignable Asset, as of and from the Closing Date, in trust for the benefit of the applicable Purchasing Party and the covenants and obligations thereunder shall be performed by such Purchasing Party in the name of the Seller or the applicable Affiliate of the Seller, as the case may be, and all benefits and obligations existing thereunder shall be for the account of such Purchasing Party. The Seller, on behalf of itself and its Affiliates, as of and from the Closing Date, authorizes the applicable Purchasing Party, to the extent permitted by applicable Law and the terms of the Non-Assignable Assets, at such Purchasing Party’s expense, to perform all the obligations and receive all the benefits of the Seller or its Affiliates under the terms of the Non-Assignable Assets. The Seller shall use its commercially reasonable efforts to take or cause to be taken such actions in the name of the applicable Purchasing Party as such Purchasing Party may reasonably request to (x) provide such Purchasing Party with the benefits of the Non-Assignable Assets and to effect collection of money or other consideration that becomes due and payable under the Non-Assignable Assets, and the Seller shall promptly pay or cause to be promptly paid over to such Purchasing Party all money or other consideration received by the Seller or such Affiliate in respect of the Non-Assignable Assets and (y) enforce, at the request of such Purchasing Party, and at the expense and for the account of such Purchasing Party, any rights of the Seller or the applicable Affiliate of the Seller arising from such Non-Assignable Assets against the other party or parties thereto (including the right to elect to terminate any such Non-Assignable Asset in accordance with the terms thereof). The Seller shall not take any action (unless requested in writing by the applicable Purchasing Party or required by applicable Law) that would limit or restrict or terminate the benefits to such Purchasing Party of any Non-Assignable Asset. With respect to any Non-Assignable Asset as to which the necessary Consent for the assignment or transfer to the applicable Purchasing Party is obtained following the Closing, the Seller, as soon as reasonably practicable following receipt of such Consent, shall transfer such Non-Assignable Asset to such Purchasing Party by execution and delivery of an instrument of conveyance reasonably satisfactory to such Purchasing Party. With respect to any Permit that cannot be assigned or transferred to the applicable Purchasing Party, the Seller agrees to file such applications, notices, certifications, reports or other information as shall be necessary to convey the benefits of each such Permit to such Purchasing Party on and following the Closing Date, or as soon as reasonably practicable after the Closing Date if such conveyance cannot by Law by accomplished before or as of Closing.

SECTION 7.12 “As Is” Condition. Except as may be specifically provided in this Agreement, including the representations and warranties of the Seller contained herein and any certificate or Schedule contemplated hereby and delivered by the Seller in connection herewith, the Purchasing Parties expressly understand and agree that they shall accept the sale and transfer by the Seller of all of the Assets on an “As Is Where Is” basis on the Closing Date regardless of the condition of the Assets and whether the Purchasing Parties have inspected and examined them. EXCEPT AS MAY BE SPECIFICALLY PROVIDED IN THIS AGREEMENT, THE SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE VALUE, CONDITION OR USE OF THE ASSETS, WHETHER EXPRESSED OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR WITH RESPECT TO ANY PROJECTIONS.

SECTION 7.13 Ancillary Agreements. At the Closing, the Purchasing Parties and the Seller shall execute and deliver the following Ancillary Agreements: (a) the Patent Assignment, (b) the Trademark Assignment, (c) the Assumption Agreement, (d) the Transition Services Agreement, and (e) the License Agreement.

SECTION 7.14 Use of Enzon Name and Supplies.

(a) Nothing in this Agreement gives the Purchasing Parties any rights to the ownership or use of the Enzon Mark and Logo, other than the rights to use the Enzon Mark and Logo expressly set forth in this Section 7.14(a). Following the Closing, the Purchasing Parties shall, and shall cause their Affiliates to, as soon as practicable, but in no event later than 60 days following the Closing Date, cease to, and obtain all Consents required to enable them to cease to (i) make any use of the Enzon Mark and Logo, and (ii) hold themselves out as having any affiliation with the Seller or any of its Affiliates, other than as required by applicable Law. In furtherance thereof, as soon as practicable but in no event later than 60 days following the Closing Date, the Purchasing Parties shall, and shall cause their Affiliates to, use their respective reasonable best efforts to obtain all Consents required to enable them to remove, strike over, or otherwise obliterate the Enzon Mark and Logo from all assets and other materials owned by the Purchasing Parties and their Affiliates, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems other than as required by applicable Law. Any use by the Purchasing Parties or any of their Affiliates of the Enzon Mark and Logo as permitted in this Section 7.14(a) is subject to such Person’s use of the Enzon Mark and Logo in a form and manner, and with standards of quality, substantially similar to (but in no event less stringent than) those in effect for the Enzon Mark and Logo as of the Closing Date. The Purchasing Parties and their Affiliates shall not use the Enzon Mark and Logo in a manner that may reflect negatively on such name and marks or on the Seller or its Affiliates. The Seller shall have the right to terminate the foregoing license, effective upon 30 days written notice to the Purchasing Parties, if the Purchasing Parties or their Affiliates fail to comply with the foregoing terms and conditions or otherwise fail to comply with any reasonable direction of the Seller in relation to the use of the Enzon Mark and Logo, and do not cure such failure to the Seller’s reasonable satisfaction within 30 days after such notice is provided to the Purchasing Parties. Notwithstanding anything to the contrary in this Agreement, the Purchasing Parties and their Affiliates shall indemnify and hold harmless the Seller and any of its Affiliates for any and all Losses arising from or relating to any use by the Purchasing Parties or any of their Affiliates of the Enzon Mark and Logo in violation of this Section 7.14(a).

(b) Notwithstanding anything to the contrary in Section 7.14(a), the Purchasing Parties shall be entitled to use, sell and distribute (i) any of the Products containing the Enzon Mark and Logo that are held in the Inventory on the Closing Date, but only for an amount of time following the Closing reasonably necessary to sell all of such Products, and (ii) any promotional materials in the possession of the Business on the Closing Date for up to 180 days following the Closing Date.

SECTION 7.15 Publicity. Prior to the Closing Date, neither Party shall, nor shall they permit their respective Affiliates or Representatives to, issue any press release or otherwise make any public statements with respect to this Agreement, the Ancillary Agreements or the Transactions without first consulting with the other Party, unless such release or statements are reasonably determined to be required by applicable Law or the rules of any applicable stock exchange. Any press release or public statement issued by one Party may be simultaneously issued by the other Parties. Following the Closing, the Parties shall mutually agree on any public announcements made by either Party in connection with this Agreement, the Ancillary Agreements and the Transactions.

SECTION 7.16 Maintenance of Existence; No Distributions. From the date of this Agreement until the latest of the dates on which the Ancillary Agreements are terminated, the Seller agrees to remain in existence and in good standing under the laws of the State of Delaware and agrees not to take, or cause or permit to be taken, any action that could result in the dissolution, liquidation or winding up of the Seller. From the Closing Date until the first anniversary thereof, the Seller shall maintain $45,000,000 in cash or cash equivalents in its bank accounts; provided, however, that, if, as of the date that is six months following the Closing, all bona fide unresolved indemnification claims made by the Purchasing Parties pursuant to Article XI are for an aggregate amount of less than $15,000,000, the Seller shall only have to maintain $30,000,000 in cash and cash equivalents from and after such date; provided, further that if, as of the date that is nine months following the Closing, all bona fide unresolved indemnification claims made by the Purchasing Parties pursuant to Article XI are for an aggregate amount of less than $10,000,000, the Seller shall only have to maintain $15,000,000 in cash and cash equivalents from and after such date until the first anniversary of the Closing.

SECTION 7.17 Shared Contracts.

(a) The Purchasing Parties and the Seller shall use commercially reasonable efforts to cause certain Contracts that are primarily but not exclusively related to the Business and are set forth on Schedule 7.17(a) (the “Shared Contracts”) to be split into separate contracts between the appropriate third party and the Seller (with respect to the portion of the Shared Contracts that does not relate to the Business) or the applicable Purchasing Party (with respect to the portion of the Shared Contracts that relates to the Business). The Seller and the Purchasing Parties agree to cooperate and provide reasonable assistance prior to and for a period of six months following the Closing to effect such separation. In the event and to the extent that the Purchasing Parties and the Seller are unable to obtain any Consent or amendment required to separate the Shared Contracts, (i) the Seller and the applicable Purchasing Party shall use their commercially reasonable efforts in good faith to separate such Shared Contracts as promptly as practicable and (ii) if such separation is not obtained, the Parties shall use commercially reasonable efforts in good faith to effect any lawful arrangement designed to provide for such Purchasing Party the benefits after Closing that it would have received, and to subject such Purchasing Party directly to the Liabilities thereunder, as if such Shared Contracts had been separated and acquired by such Purchasing Party as an Asset.

(b) With respect to those Shared Contracts set forth on Schedule 7.17(b), upon the reasonable request of the Purchasing Parties, the Seller shall use commercially reasonable efforts to enforce or assign upon request such Shared Contracts on behalf of the Purchasing Parties against the other parties thereto in accordance with their terms. The Purchasing Parties shall reimburse the Seller for all reasonable and documented out of pocket costs and expenses incurred by the Seller in complying with this Section 7.17(b).

SECTION 7.18 Proxy Statement.

(a) Covenants of the Seller with Respect to the Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, the Seller shall prepare and shall cause to be filed with the SEC a proxy statement (collectively with any amendments thereof or supplements thereto and any other filings that are required to be filed by the Seller with the SEC in connection with the Transactions, the “Proxy Statement”) relating to the meeting of the Seller’s stockholders to be held to consider the approval of the Transactions and shall cause the Proxy Statement to be filed with the SEC as promptly as is reasonably practicable after the date of this Agreement. The Seller covenants and agrees that none of the information with respect to the Seller or any of its Affiliates to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b) Covenants of the Purchasing Parties with Respect to the Proxy Statement. The Purchasing Parties covenant and agree that none of the information provided by either of them with respect to the Purchasing Parties, any of their Affiliates or the Financing to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Cooperation with Respect to the Proxy Statement. The Seller and the Purchasing Parties shall cooperate and consult with each other in preparation of the Proxy Statement and the Seller shall provide the Purchasing Parties with a reasonable opportunity for review and comment on the Proxy Statement (including each amendment or supplement thereto). Without limiting the generality of the foregoing, the Purchasing Parties shall furnish to the Seller the information relating to them required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Seller, on the one hand, and the Purchasing Parties, on the other hand, shall promptly (i) notify the other of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for amendments of, or supplements to, the Proxy Statement, and (ii) provide the other with copies of all filings made with the SEC and all correspondence between the Seller and the SEC with respect to the Proxy Statement. The Seller and the Purchasing Parties shall cooperate with each other and use their respective reasonable best efforts to resolve all comments from the SEC with respect to the Proxy Statement as promptly as practicable.

(d) Mailing of Proxy Statement; Amendments. As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC, the Seller shall mail the Proxy Statement to the holders of Seller Common Stock as of the record date established for the Stockholders’ Meeting. If at any time prior to the Stockholders’ Meeting any event or circumstance relating to the Seller or the Purchasing Parties or any of their respective Affiliates, officers or directors should be discovered by the Seller or the Purchasing Parties that, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such Party shall promptly inform the other. The Seller and each Purchasing Party each agree to correct any information provided by it for use in the Proxy Statement that shall have become false or misleading. All documents that the Seller and each Purchasing Party is responsible for filing with the SEC in connection with the Transactions will comply as to form in all material respects with, and will be distributed to the Seller’s stockholders in compliance with, the applicable requirements of the Exchange Act.

Section 7.19 Stockholders’ Meetings. Subject to Section 7.20, the Seller shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting upon the approval of the Transactions (the “Stockholders’ Meeting”), and the Seller shall hold the Stockholders’ Meeting. At the Stockholders’ Meeting, the Seller shall recommend to its stockholders the approval of the Transactions (the “Seller Recommendation”); provided, however, that the Seller shall not be obligated to recommend to its stockholders the approval of the Transactions at the Stockholders’ Meeting if the Board of Directors of the Seller makes a Change of Recommendation pursuant to Section 7.20(c).

SECTION 7.20 No Solicitation of Competing Proposal.

(a) From and after the date of this Agreement until the earlier of the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 10.1, and except as otherwise provided for in this Agreement, the Seller agrees that neither it nor any of its Affiliates shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly facilitate or encourage any Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any person any material nonpublic information with respect to, any Competing Proposal, (iii) engage in discussions with any person with respect to any Competing Proposal, (iv) approve or recommend any Competing Proposal or (v) enter into any letter of intent or similar document or any agreement or commitment providing for any Competing Proposal. The Seller shall immediately cease and cause to be terminated any discussion or negotiation with any Persons that commenced prior to the date of this Agreement with respect to any Competing Proposal and shall promptly request the return or destruction of all information provided by or on behalf of the Seller or its Affiliates to such Person to the extent that the Seller is entitled to have such information returned or destroyed.

(b) Notwithstanding the limitations set forth in Section 7.20(a), if the Seller receives an unsolicited Competing Proposal that the Board of Directors of the Seller determines, in good faith, after consultation with the Seller’s outside legal and financial advisors, (i) constitutes a Superior Proposal or (ii) could reasonably be expected to lead to a Superior Proposal, the Seller may take the following actions: (x) furnish nonpublic information to the third party making such Competing Proposal, if, and only if, prior to so furnishing such information, the Seller receives from the third party an executed confidentiality agreement with terms that are, in the aggregate, no less favorable to the Seller than those contained in the Confidentiality Agreement and (y) engage in discussions or negotiations with the third party with respect to the Competing Proposal; provided, however, that as promptly as reasonably practicable following the Seller taking such actions as described in clauses (x) and (y) above, the Seller shall (A) provide written notice to the Purchasing Parties of such Competing Proposal and (B) provide to the Purchasing Parties any information provided to such third party that was not previously provided to the Purchasing Parties.

(c) Notwithstanding the limitations set forth in Section 7.20(a), if the Board of Directors of the Seller has concluded in good faith after consultation with the Seller’s outside legal and financial advisors that (i) a Competing Proposal constitutes a Superior Proposal and (ii) the failure of the Board of Directors of the Seller to change, qualify, withhold or withdraw the Seller Recommendation would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties to the Seller’s stockholders under applicable Law, then, in either case, the Board of Directors of the Seller may change, qualify, withhold or withdraw the Seller Recommendation in a manner adverse to the Purchasing Parties (a “Change of Recommendation”), provided that, prior to making its Change of Recommendation, (i) the Seller shall have given the Purchasing Parties at least four Business Days written notice of its proposed Change of Recommendation, the reasons therefor and the terms of the Superior Proposal at issue, and (ii) the Board of Directors of the Seller shall have taken into account any revised proposal made by the Purchasing Parties to the Seller following such four Business Days notice and shall have again concluded in good faith after consultation with its outside legal and financial advisors to make such Change of Recommendation. Following such affirmation of such Change of Recommendation, the Board of Directors of the Seller may cause the Seller or any of its Affiliates to enter into a binding written agreement with respect to the applicable Superior Proposal (a “Superior Proposal Agreement”) and terminate this Agreement in accordance with Section 10.1(h).

(d) Nothing contained in this Agreement shall prohibit the Seller or the Board of Directors of the Seller from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Board of Directors of the Seller has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable Law; provided, that disclosures under this Section 7.20(d) shall not be a basis, in themselves, for the Purchasing Parties to terminate this Agreement pursuant to Section 10.1(f), but such disclosures shall not otherwise affect the rights of the Purchasing Parties contained in this Agreement.

(e) The Seller shall promptly (and in no event later than 48 hours after receipt) notify the Purchasing Parties of any Competing Proposal it or any of its Representatives receives, including in such notice the name of the Person submitting the Competing Proposal and the material terms and conditions of the Competing Proposal (including, if applicable, copies of any written requests, proposals or offers, including term sheets and proposed agreements) and thereafter the Seller shall keep the Purchasing Parties informed, on a reasonably prompt and current basis (which shall be considered in light of the circumstances of such proposal or offer and the time by which the Purchasing Parties have the opportunity to respond), of the status and terms of any such Competing

Proposal (including any amendments thereto). The Seller shall not enter into any Contract with any Person that prohibits the Seller from complying with this Section 7.20(e). It is understood that if the Seller receives a Competing Proposal, upon notification to the Purchasing Parties of such Competing Proposal it shall also disclose to the Purchasing Parties whether or not it intends to publicly disclose such Competing Proposal and, if the Seller does not publicly disclose such Competing Proposal (or indicate that such Competing Proposal will be disclosed in the Proxy Statement) within five Business Days of being requested to do so by the Purchasing Parties, then the Purchasing Parties may publicly disclose such Competing Proposal.

SECTION 7.21 Transfer of Regulatory Approvals and Permits; Interim Responsibility.

(a) Subject to Section 7.11(b), promptly after the Closing Date, the Parties will cooperate in transferring the transferable Regulatory Approvals and Permits used in connection with the operation of the Business as currently conducted to the applicable Purchasing Party. Prior to the Closing Date, the Parties will agree upon procedures to ensure a smooth transition from the Seller to the Purchasing Parties of all of the activities required to be undertaken by the holder of the Regulatory Approvals and Permits, including adverse experience reporting, quarterly and annual reports to the FDA, handling and tracking of complaints, sample tracking, and communication with health care professionals and customers. The Seller shall use its commercially reasonable efforts to obtain the cooperation of the distributors and licensees of the Products. The Purchasing Parties shall be responsible for any expense associated with the transactions contemplated by this Section 7.21, and the Seller shall not have any Liability for the failure to obtain the transfer of any such Regulatory Approval or Permit.

(b) Until the Regulatory Approvals and Permits shall have been transferred to the Purchasing Parties, the Seller shall use its reasonable best efforts to maintain all such Regulatory Approvals and Permits in the ordinary course of its business consistent with past practice. After such transfer, the applicable Purchasing Party shall assume all responsibility for the Regulatory Approvals and Permits. Each Party shall cooperate with the other in making and maintaining all regulatory filings that may be necessary in connection with the execution, delivery and performance of this Agreement.

SECTION 7.22 Communication With Agencies. Until the transferable Regulatory Approvals and Permits are transferred to the Purchasing Parties, the Seller shall have responsibility for all communications with the FDA and other applicable Governmental Entities relating to the Products; provided that the Seller shall use commercially reasonable efforts to seek the input of the Purchasing Parties prior to making such communications. The Seller shall promptly (and in any event within 48 hours) provide to the Purchasing Parties copies of all communications to or from the FDA and other applicable Governmental Entities with respect to each Product and/or the manufacture thereof. After the Regulatory Approvals and Permits transfer has been completed, the applicable Purchasing Party shall have responsibility for all such communication and the Seller shall promptly (and in any event within 48 hours) provide to Purchasing Parties copies of any communication or contact it receives from the FDA and any other Governmental Entity concerning the Products.

SECTION 7.23 Promotion and Marketing. Promptly after the Closing Date, the Seller shall file with the FDA a notice that the applicable Purchasing Party is the marketer and distributor of the Products. To the extent that the FDA requests additional information or meetings regarding the Purchasing Parties’ responsibilities as marketers and distributors of the Products, the Purchasing Parties shall respond to the FDA at their own expense and through their own personnel.

SECTION 7.24 Efforts Related to Milestone Payments.

(a) Following the Closing, Defiante shall use, and shall cause its Affiliates to use, Applicable Efforts to (i) pursue, in a reasonably timely manner, the development and approval of SS Oncaspar and SC Oncaspar and (ii) implement and conduct all research, development and clinical manufacturing activities for, and regulatory activities with respect to, SS Oncaspar and SC Oncaspar

(which may include activities conducted through third parties) that are components of or directly related to or required for the achievement of the milestone payments contemplated by Section 3.3.

(b) Prior to the Closing, the Seller shall not file any “Supplement—Change Being Effected in 30 Days” applications with the FDA with respect to the Products without (i) delivering a complete and accurate copy of each such application to Defiante not less than 10 Business Days prior to any such filing and (ii) obtaining Defiante’s prior written approval of the contents of such application and its filing (such approval not to be unreasonably withheld, conditioned or delayed).

SECTION 7.25 Supplemental Information. From the date of this Agreement until the Closing, each Party shall give prompt written notice to the other Parties of any matter, event, fact or occurrence first arising after the date of this Agreement that would reasonably be expected to cause any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate in any material respect if such representation or warranty had been made at the time such item arose. Each such item shall be set forth on Schedule 7.25 (which Schedule shall be updated by the Purchasing Parties and/or the Seller, as the case may be, immediately prior to the Closing) and each such item shall be deemed an Excluded Liability or Assumed Liability, as applicable, in respect of which the Purchasing Parties or the Seller, as applicable, may assert a claim for indemnification in accordance with the terms and conditions of Article XI, notwithstanding the provisions of Section 11.2(b)(iv).

SECTION 7.26 Production of Witnesses and Individuals. From and after the Closing Date, the Seller and the Purchasing Parties shall use, and shall cause their respective Affiliates to use, commercially reasonable efforts to make available to each other, upon written request, its Representatives for fact finding, consultation and interviews and as witnesses to the extent that any such Person may reasonably be required in connection with any Legal Proceeding in which the requesting party may from time to time be involved relating to the Business. The Seller, on the one hand, and the Purchasing Parties, on the other hand, agree to reimburse each other for reasonable out-of-pocket expenses (other than officers’ or employees’ salaries) incurred by the other in connection with providing individuals and witnesses pursuant to this Section 7.26. Notwithstanding the foregoing, the provisions of this Section 7.26 shall not apply to Legal Proceedings brought between the Seller and its Affiliates, on the one hand, and the Purchasing Parties and their Affiliates, on the other hand.

SECTION 7.27 Real Property.

(a) The Seller shall:

(i) at or prior to the Closing, pay such amounts sufficient to discharge and remove of record all Voluntary Exceptions that may be satisfied by the payment of money, including those that reflect fines or penalties assessed by any applicable Governmental Entity, it being agreed by the Parties that the Seller may use a portion of the Cash Purchase Price at the Closing to cure or correct any such Voluntary Exceptions; and

(ii) at or prior to the Closing, deliver the Deed, corporate authority documents and such other documents as may be reasonably and customarily required by the Title Company to effectuate the conveyance of the Owned Real Property, and, at Klee’s request, an owner’s affidavit and a limited indemnity in favor of the Title Company (which indemnity shall be for any matters filed with the Office of the Recorder of Marion County, Indiana prior to the Closing Date, but not recorded until after the Closing Date (but prior to the recording of the Deed)) in order to cooperate with Klee’s effort to receive, at its expense, a 2006 ALTA Owner’s Title Insurance Policy issued by the Title Company in form reasonably acceptable to Klee insuring Klee’s fee simple title to the Owned Real Property as of the Closing Date in the amount of the Cash Purchase Price allocated by the Parties to the Owned Real Property pursuant to Section 3.5. Klee shall separately order, at its expense, a survey for the Owned Real Property (the “Survey”) certified to Klee.

(b) If the Title Commitment reveals any material defects in title, including Encumbrances (other than Permitted Exceptions) and Voluntary Exceptions, or if the Survey reveals any material encroachments, material setback violations (not otherwise permitted or grandfathered under applicable Law) or material boundary issues, then, if Klee has provided written notification to the Seller of each specific defect no later than ten days after the date of this Agreement, the Seller shall diligently work to cure and correct such title or survey defects specified; provided, however, that any matter for which Klee fails to timely deliver such notice of defect shall be deemed a Permitted Exception.

ARTICLE VIII

TRANSFERRED EMPLOYEES

SECTION 8.1 Hiring of Employees.

(a) Prior to the Closing Date, Klee may offer employment to (i) any Business Employee employed at the Facility, (ii) any Business Employee engaging in sales and/or marketing and (iii) the other Business Employees mutually agreed to by the Seller (in each case including (A) those Business Employees receiving salary continuation benefits under the Seller’s short-term disability or salary continuation program and active Business Employees on military leave or other approved absences, and (B) employees absent from work pursuant to vacation, sick leave or other leave, including leave granted or required to be granted under the terms of the Family and Medical Leave Act, provided that in the case of an employee described in clause (A) or (B), such employee is reasonably expected by the Seller to return to active service) on terms and conditions that are competitive in terms of base salary and primarily taking into account the policies of Klee’s United States Affiliates. All such Business Employees who accept Klee’s offer of employment shall become Klee’s employees as of the Closing Date (the “Transferred Employees”). If a Business Employee retires or terminates employment with the Seller and is subsequently hired by Klee within 180 days of the Closing Date, he or she shall be treated as a Transferred Employee.

(b) Prior to the Closing, at its sole cost and expense, the Seller shall take all actions necessary to comply with all appropriate legal requirements in connection with the Seller’s employment of its employees, including any legal requirements under the Worker Adjustment and Retraining Notification Act.

(c) The Seller acknowledges and agrees that neither Purchasing Party assumes or agrees to discharge any Liability of the Seller under COBRA with respect to any current or former employees of the Seller other than for officers or employees who would constitute Transferred Employees.

SECTION 8.2 Employee Benefit Plans.

(a) For a period of not less than one year following the Closing Date, Klee shall, and shall cause its Affiliates to, provide the Transferred Employees with compensation opportunities (including incentive opportunities but excluding any equity incentives) and employee benefits that are competitive, taking into account the policies of Klee’s U.S. Affiliates. To the extent that a Transferred Employee commences participation in any employee benefit plan, program or arrangement maintained by Klee or any of its Affiliates (each such plan, program or arrangement, a “Purchaser Plan”) following the Closing Date, Klee shall, and shall cause its Affiliates and the applicable Purchaser Plan to, (i) credit each Transferred Employee’s service with the Seller or any Affiliate or any predecessor employers thereto, to the extent credited under the analogous Enzon Benefit Plan, as service with Klee for all purposes under such Purchaser Plan; provided, however, that in no event shall the Transferred Employees be entitled to any credit to the extent that it would result in duplication of benefits with respect to the same period of service, (ii) cause any and all pre-existing condition limitations, eligibility waiting periods, active employment requirements and requirements to show evidence of good health under such Purchaser Plan, to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the analogous Enzon Benefit Plan in which such Transferred Employee participated immediately prior to the Closing Date, to be waived with respect to such Transferred Employee and such individual’s spouse and eligible dependents who become participants in such Purchaser Plan and (iii) give credit for or otherwise take into account under such Purchaser Plan the out-of-pocket expenses and annual expense limitation amounts paid by each Transferred Employee under the analogous Enzon Benefit Plan for the year in which the Closing Date occurs.

(b) Notwithstanding the generality of Section 8.2(a), during the one year period following the Closing, each Transferred Employee who is not party to an individual agreement with Klee providing for severance pay shall be entitled to severance pay no less favorable than those set forth on Schedule 8.2(b).

(c) Klee shall designate a Purchaser Plan that is a tax-qualified defined contribution plan of Klee or one of its Affiliates (such plan(s), the “Purchasers’ Savings Plan”) that either (i) currently provides for the receipt from Transferred Employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code) or (ii) shall be amended as soon as practicable following the Closing Date to provide for the receipt from the Transferred Employees of eligible rollover distributions. As soon as practicable following the Closing Date, (x) Klee shall provide the Seller with such documents and other information as the Seller shall reasonably request to assure itself that the Purchasers’ Savings Plan provides for the receipt of eligible rollover distributions and (y) the Seller shall provide Klee with such documents and other information as Klee or its Affiliates shall reasonably request to assure itself or themselves that the accounts of the Transferred Employees would be eligible rollover distributions. Each Transferred Employee who is a participant in the Enzon 401(k) Plan shall be given the opportunity to receive a distribution of his or her account balance and shall be given the opportunity to elect to “roll over” such account balance to the Purchasers’ Savings Plan, subject to and in accordance with the provisions of such plan(s) and applicable Law. The Seller shall provide Klee with copies of such personnel and other records of the Seller pertaining to the Transferred Employees and such records of any agent or representative of the Seller pertaining to the Transferred Employees and such records of any agent or representative of the Seller, in each case pertaining to the Enzon 401(k) Plan and as Klee may reasonably request in order to administer and manage the accounts and assets rolled over to the Purchasers’ Savings Plan.

(d) As of the Closing Date, the Seller shall provide an accounting to Klee of the account balances of each participant in the Seller’s GreatWest Healthcare Flexible Spending Accounts program (the “Flex Plan”). As of the Closing, Klee shall assume liability for such account balances, the aggregate amount of which shall be set forth on the Closing Working Capital Schedule and included in the calculation of Accrued Employee Compensation, Benefits and Other Liabilities. Klee shall continue to provide reimbursements to such participants in accordance with the terms of the Flex Plan through the end of 2010, based on the accounting provided by the Seller and as if Klee (or its Affiliate, where applicable) were the sponsor of the Flex Plan.

(e) Notwithstanding anything to the contrary in this Agreement, Klee shall be solely responsible for, and shall indemnify the Seller and its Affiliates or Representatives for, all obligations and Liabilities (including legal costs of collection, attorneys’ fees and other costs of defense) that the Seller and its Affiliates or Representatives may incur that arise from (i) the hiring, employment and discharge of any Transferred Employee by Klee or any of its Affiliates or related entities following the Closing; (ii) all severance entitlements and other termination costs or entitlements due to or on behalf of any Transferred Employee resulting from the termination of such individual’s employment by Klee following the Closing; and (iii) medical, dental, life, disability and any other welfare benefit plans to the extent arising out of services provided following the Closing. Without limiting the generality of the foregoing, Klee shall be responsible, in accordance with the terms and conditions of the Purchaser Plans, for (A) any medical or dental expenses incurred after the Closing Date with respect to any Transferred Employee or dependent thereof who as of the Closing Date is hospitalized or who has previously begun a course of treatment that continues following the Closing Date and (B) payment of short-term or long-term disability benefits to which Transferred Employees may become entitled under a Purchaser Plan or as otherwise required by Law, provided that the condition that gave rise to the salary continuation obligation occurred following the Closing Date. The Seller shall be solely responsible for, and shall indemnify the Purchasing Parties and their Affiliates or Representatives for, all obligations and Liabilities (including legal costs of collection, attorneys fees and other costs of defense) that the Purchasing Parties and their Affiliates or Representatives may incur, which arise from (x) the Enzon Benefit Plans, including severance obligation under any employment agreement or severance plan, (y) any actions taken by the Seller or any of its Affiliates or related entities with respect to the hiring, employment and discharge of any Business Employee who is not a Transferred Employee and (z) any actions taken by the Seller or any of its Affiliates or related entities during all periods prior to the Closing or on the Closing Date with respect to the hiring and employment and termination of employment by the Seller or its Affiliates or related entities of any Transferred Employee. The Seller acknowledges that, except as set forth in Section 8.2(c) and Section 8.2(d), no portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by the Seller or its Affiliates (and no amount attributable to any such plan, fund, program or arrangement) shall be transferred to Klee, and agrees that Klee shall not be required to continue any such plan, fund, program or arrangement. The Seller shall be responsible for any and all compensation, benefits and severance payments to any Business Employee who is not a Transferred Employee. This Article VIII is not intended to, and does not, create any rights or obligations to or for the benefit of anyone other than the Purchasing Parties and the Seller.

ARTICLE IX

CONDITIONS

SECTION 9.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each Party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity that prohibits the consummation of the Closing, and there shall be no Legal Proceeding pending by any Governmental Entity that seeks to restrain, materially alter or delay or prohibit, or any Order in effect and issued by any Governmental Entity that has the effect of restraining, materially altering or delaying or prohibiting, the consummation of the Transactions.

(b) Waiting Period. All waiting periods applicable under the HSR Act and any corresponding Laws of other jurisdictions with respect to the Transactions shall have expired or been terminated.

(c) Stockholder Approval. The Requisite Stockholder Approval shall have been obtained in accordance with applicable Law.

SECTION 9.2 Conditions to Obligations of the Purchasing Parties to Effect the Closing. The obligations of the Purchasing Parties to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions:

(a) Accuracy of Representations and Warranties of the Seller. The representations and warranties of the Seller contained in this Agreement shall be true and correct in each case on the Closing Date as though made on the Closing Date, except (i) to the extent such representations and warranties speak as of an earlier date (in which case such representations and warranties shall have been true and correct as of such earlier date), and (ii) for any failure of such representations and warranties to be true that does not have a Material Adverse Effect.

(b) Performance of Covenants. The Seller shall have complied in all material respects with all covenants contained in this Agreement to be performed by it on or prior to the Closing.

(c) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect since the date of this Agreement.

(d) Financing. The Lender (or, in the event that alternate financing has been arranged, the lenders or other financing sources that have committed to such alternate financing) shall have made the Financing (or such alternate financing) available in full to Sigma-Tau or the Purchasing Parties, if applicable.

SECTION 9.3 Conditions to Obligations of the Seller to Effect the Closing. The obligations of the Seller to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions:

(a) Accuracy of Representations and Warranties of the Purchasing Parties. The representations and warranties of the Purchasing Parties contained in this Agreement shall be true and correct in all material respects in each case on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties speak as of an earlier date (in which case such representations and warranties shall have been true and correct as of such earlier date).

(b) Performance of Covenants. Each Purchasing Party shall have complied in all material respects with all covenants contained in this Agreement to be performed by it on or prior to the Closing.

(c) Payment of Purchase Price. The Seller shall have received the Cash Purchase Price as provided herein.

ARTICLE X

TERMINATION

SECTION 10.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing Date, whether before or after any approval of the Transactions by the stockholders of the Seller, as follows:

(a) by mutual written consent of the Purchasing Parties and the Seller;

(b) by either the Purchasing Parties or the Seller by written notice to the other Parties if (i) the Closing shall not have occurred on or before June 30, 2010 (the “Termination Date”) (which date shall be extended for the duration of any applicable review period in connection with the HSR Act, for so long as no Party is in default under this Agreement, and all other conditions precedent to the Closing (other than those that are satisfied by action taken at the Closing) have been satisfied, waived or are reasonably expected to be satisfied before the expiration of such review period) and (ii) the Party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Transactions on or before such date;

(c) by either the Purchasing Parties or the Seller by written notice to the other Party if any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and such Order or other action shall have become final and non-appealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 10.1(c) shall have used its reasonable best efforts (with the cooperation of the other Party(ies)) to remove such Order or appeal diligently such other action; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

(d) by either the Purchasing Parties or the Seller by written notice to the other Party, if the Requisite Stockholder Approval shall not have been obtained, whether as a result of a Change of Recommendation or otherwise, at a duly held Stockholders’ Meeting or at any adjournment or postponement thereof;

(e) by the Seller, if Sigma-Tau or either Purchasing Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) and (ii) cannot be cured on or before the Termination Date (as the same may be extended), provided that the Seller shall have given the Purchasing Parties and Sigma-Tau written notice, delivered at least 30 days prior to such termination, stating the Seller’s intention to terminate this Agreement pursuant to this Section 10.1(e) and the basis for such termination; provided, however, that if the 30 calendar day period referred to in Section 10.1(i) shall have expired without Sigma-Tau or either of the

Purchasing Parties obtaining the Financing (or any alternate financing) and thereafter the Seller terminates this Agreement as a result of a breach of Section 7.8(a), Section 7.8(b) or Section 12.17, then (x) the 30 day notice referred to in this Section 10.1(e) need not be given and the condition set forth in Section 9.2(d) shall be irrevocably deemed to be incapable of being satisfied and (y) neither Sigma-Tau nor either of the Purchasing Parties may assert the failure of such condition to be satisfied as a defense (or similar defense, excuse or claim of non-breach) in any Legal Proceeding by the Seller asserted against Sigma-Tau or either of the Purchasing Parties related to a breach of Section 7.8(a), Section 7.8(b) or Section 12.17;

(f) by the Purchasing Parties, if the Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) and (ii) cannot be cured on or before the Termination Date (as the same may be extended), provided that the Purchasing Parties shall have given the Seller written notice, delivered at least 30 days prior to such termination, stating the Purchasing Parties’ intention to terminate this Agreement pursuant to this Section 10.1(f) and the basis for such termination;

(g) by the Purchasing Parties, if (i) the Board of Directors of the Seller shall have made a Change of Recommendation, (ii) the Seller or its Board of Directors shall have approved, recommended, or entered into a Superior Proposal Agreement, (iii) prior to the Seller obtaining the Requisite Stockholder Vote, a tender or exchange offer with respect to the Seller Common Stock is commenced by any third party and, within ten Business Days of the commencement of such tender or exchange offer, the Board of Directors of the Seller shall not have recommended to the Seller’s stockholders that they reject such tender or exchange offer; (iv) the Seller shall have failed to make the Seller Recommendation; or (v) the Seller or its Board of Directors publicly announces its intentions to take any of the foregoing actions in this Section 10.1(g);

(h) by the Seller, subject to the provisions of Section 7.20(c), if the Seller enters into a Superior Proposal Agreement; or

(i) by the Seller, if the condition precedent set forth in Section 9.2(d) is not satisfied on or before the 30th calendar day after all of the other conditions set forth in Section 9.1 and Section 9.2 shall have been satisfied or waived.

SECTION 10.2 Termination Fee. In the event that:

(a) (i) a Competing Proposal made after the execution and delivery of this Agreement is publicly disclosed (and prior to the termination of this Agreement) and is not publicly withdrawn at the time of the Stockholders’ Meeting, (ii) this Agreement is terminated by the Seller pursuant to Section 10.1(b) (but only if at such time the Purchasing Parties would not be prohibited from terminating this Agreement by application of Section 10.1(b)(ii)) or by the Purchasing Parties or the Seller pursuant to Section 10.1(d) and (iii) within one year after such termination, any definitive agreement providing for a Qualifying Transaction shall have been entered into (and thereafter consummated) with the Person or any Affiliate thereof who made the Competing Proposal that was existing at the time of the Stockholders’ Meeting;

(b) this Agreement is terminated by the Purchasing Parties pursuant to Section 10.1(g); or

(c) this Agreement is terminated by the Seller pursuant to Section 10.1(h); then the Seller shall pay to Defiante a fee of $15,000,000 in cash (the “Seller Termination Fee”), such payment to be made in the case of (x) Section 10.2(a), upon consummation of such Qualifying Transaction, or (y) Section 10.2(b) or Section 10.2(c), within two Business Days after the termination of this Agreement, it being understood that in no event shall the Seller be required to pay the Seller Termination Fee on more than one occasion. After such payment is made, the Seller shall have no further liability to the Purchasing Parties with respect to this Agreement or the Transactions. Any such payment shall be reduced by any amount required to be deducted or withheld therefrom under applicable Tax Law.

SECTION 10.3 Reverse Termination Fee. If this Agreement is terminated by the Seller pursuant to Section 10.1(i), then, within two Business Days after such termination, Defiante shall pay to the

Seller a fee of $15,000,000 in cash (the “Purchaser Termination Fee”). After such payment is made, neither Purchasing Party nor Sigma-Tau shall have any further liability to the Seller with respect to this Agreement or the Transactions. Any such payment shall be reduced by any amount required to be deducted or withheld therefrom under applicable Tax Law.

SECTION 10.4 Sole Remedy. The Purchasing Parties and the Seller agree that the agreements contained in Section 10.2 and Section 10.3 are an integral part of this Agreement and the Transactions and that, without such agreement, neither Party would have entered into this Agreement. The Purchasing Parties and the Seller further agree that neither the Purchaser Termination Fee nor the Seller Termination Fee constitutes a penalty, but in each case is liquidated damages in a reasonable amount that will compensate the non-paying Party, in the circumstances in which such amounts are payable, for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Except in cases of fraud, receipt of payment of the Purchaser Termination Fee (whether directly from the Purchasing Parties or pursuant to Section 12.17) or the Seller Termination Fee, as the case may be, shall be the sole and exclusive remedy of the Party receiving such payment and its Affiliates and their respective directors, officers, employees, agents, stockholders, general or limited partners, managers, members, representatives or assignees, in each case whether former, current or future (collectively, the “Related Persons”), for any loss or damage suffered as a result of the failure of the Transactions to be consummated. Upon payment of the Seller Termination Fee or Purchaser Termination Fee, as the case may be, the Party paying such fee shall have no further liability to any other Party or its Affiliates or Related Persons hereunder, except in cases of fraud.

SECTION 10.5 Effect of Termination. In the event of the termination of this Agreement by any Party pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination of the Transactions is made, and there shall be no liability or obligation thereafter on the part of the Purchasing Parties or the Seller, except that Section 5.21 (Brokers or Finders Fee with respect to the Seller), Section 6.5 (Brokers or Finders Fee with respect to the Purchasing Parties), Section 7.3 (Confidentiality), Section 10.2 (Termination Fee), Section 10.3 (Reverse Termination Fee), Section 10.4 (Sole Remedy), Section 10.5 (Effect of Termination), Article XI and Section 12.1 (Fees and Expenses) of this Agreement shall remain in full force and effect and survive the termination of this Agreement; provided, however, that, except as otherwise provided in Section 10.2 or Section 10.3, as the case may be, and Section 10.4, nothing in this Section 10.5 shall relieve the Purchasing Parties or the Seller of any liability for any breach of this Agreement and, upon any termination of this Agreement, the Seller or the Purchasing Parties, as the case may be, shall be fully liable for any and all damages of the other Party as a result of such breach.

ARTICLE XI

INDEMNIFICATION

SECTION 11.1 Survival of Representations, Warranties and Covenants. Subject to the limitations and other provisions of this Agreement, including the provisions of this Article XI, the representations and warranties of the Parties shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of the Seller or the Purchasing Parties, for a period of 12 months after the Closing Date, except that the representation and warranties contained in (i) Section 5.13 (Environmental Matters) shall survive for a period of 24 months after the Closing Date, (ii) Section 5.12 (Employee Benefit Plans) and Section 5.16 (Tax Matters) shall survive until the expiration of the applicable statute of limitations (taking into account any extensions thereof), and (iii) Section 5.1 (Existence), Section 5.2 (Authorization), Section 5.3 (Binding Agreement), Section 5.21 (Brokers or Finders), Section 6.1 (Organization), Section 6.2 (Authorization; Validity of Agreement; Necessary Action) and Section 6.5 (Brokers or Finders) (collectively, the “Fundamental Representations”) shall survive indefinitely; provided, however, that claims for indemnification pursuant to Section 11.2(a) or Section 11.3(a), as applicable, first asserted in writing with specificity within such period shall not be extinguished after such period. Notwithstanding anything to the contrary in this Agreement, all covenants and agreements of the Parties that by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms. All other covenants and agreements of the Parties shall not survive this Closing and shall thereupon terminate, except that claims for indemnification in respect of any breach thereof shall survive for a period of 12 months after the Closing Date; provided, however, that claims for indemnification pursuant to Section 11.2(a) or Section 11.3(a), as applicable, first asserted in writing with specificity within such period shall not be extinguished after such period.

SECTION 11.2 Indemnification by the Seller.

(a) In the event the Closing occurs, the Seller shall defend, indemnify and hold the Purchasing Parties, any Affiliate of the Purchasing Parties or their respective current or future Representatives, controlling persons, successors and permitted assigns (collectively, “Purchaser Indemnitees”) harmless from and against and in respect of any and all actual losses, liabilities, damages, claims, suits, proceedings, judgments, settlements and expenses, including reasonable attorneys’ fees, incurred by any such Purchaser Indemnitee (hereinafter “Purchaser Losses”) (other than Purchaser Losses for Taxes for which indemnification is provided pursuant to Section 11.5) arising out of or in connection with (i) any breach by the Seller of any of the representations and warranties contained in Article V, (ii) any breach by the Seller of any of its covenants or agreements in this Agreement, (iii) the Excluded Assets, (iv) the Excluded Liabilities and (v) the matters set forth on Schedule 11.2.

(b) The foregoing obligation to indemnify the Purchaser Indemnitees set forth in Section 11.2(a) shall be subject to each of the following limitations:

(i) no indemnification for Purchaser Losses asserted against the Seller under Section 11.2(a)(i) shall be required unless and until the cumulative amount of such Purchaser Losses equals or exceeds $2,000,000 (the “Deductible”), at which time the Purchaser Indemnitees shall be entitled to recover all Purchaser Losses, as finally determined, in excess of $1,000,000, and in no event shall Purchaser Losses include special, indirect, incidental, consequential, or punitive damages, diminution in value, lost profits or lost business opportunity, except in respect of third party claims;

(ii) the Seller’s aggregate liability to Purchaser Indemnitees under Section 11.2(a)(i) for Purchaser Losses shall not exceed 15% of the Cash Purchase Price in the aggregate (the “Cap”);

(iii) there shall be no indemnification for the Purchaser Losses as a result of liabilities disclosed in the Closing Working Capital Schedule; and

(iv) no claim for misrepresentation or breach of warranty or a failure to comply with any covenant shall be made by the Purchasing Parties under this Section 11.2 if such fact or event was disclosed by the Seller on a schedule or certificate delivered to the Purchasing Parties at or prior to the date of this Agreement.

Notwithstanding the foregoing, the limitations set forth in Section 11.2(b)(i) and Section 11.2(b)(ii) shall not apply to breaches of any Fundamental Representation made by the Seller or any representation or warranty contained in Section 5.12, Section 5.13 or Section 5.16. The Purchaser Indemnitees shall be entitled to indemnification for breaches of the Seller’s representations, warranties, covenants or agreements notwithstanding whether any Representative of any such Purchaser Indemnitee knew or had reason to know of such breach and regardless of any investigation by such Purchaser Indemnitee or its Representatives.

(c) If the Closing occurs, the indemnity provided in this Section 11.2 shall be the sole and exclusive remedy of the Purchasing Parties and the Purchaser Indemnitees against the Seller at law or in equity for any matter covered by Section 11.2(a), provided the Purchasing Parties shall be entitled to specific performance under Section 12.13 for any breach by the Seller following the Closing of any of its covenants or agreements in this Agreement.

SECTION 11.3 Indemnification by the Purchasing Parties.

(a) In the event the Closing occurs, the Purchasing Parties shall defend, indemnify and hold the Seller, any Affiliate of the Seller or their respective current or future Representatives, controlling persons, successors and permitted assigns (collectively, the “Seller Indemnitees”) harmless from and against and in respect of any and all actual losses, liabilities, damages, claims, suits, proceedings, judgments, settlements and expenses, including reasonable attorneys’ fees, incurred by any such Seller Indemnitee (hereinafter the “Seller Losses” and together with the Purchaser Losses, “Losses”) arising out of or in connection with (i) any breach by either Purchasing Party of any of the representations and warranties contained in Article VI as of the Closing Date (except to the extent they refer to an earlier date, then as of that earlier date), (ii) any breach by either Purchasing Party of any of its covenants or agreements in this Agreement, (iii) the ownership, operation or use of the Business or the Assets as of and after the Closing, and (iv) the Assumed Liabilities.

(b) The foregoing obligation to indemnify the Seller Indemnities set forth in Section 11.3(a) shall be subject to each of the following limitations:

(i) no indemnification for Seller Losses asserted against the Purchasing Parties under Section 11.3(a)(i) shall be required unless and until the cumulative amount of such Seller Losses equals or exceeds the Deductible, at which time the Seller Indemnitees shall be entitled to recover all Seller Losses, as finally determined, in excess of $1,000,000, and in no event shall Seller Losses include special, indirect, incidental, consequential, or punitive damages, diminution in value, lost profits or lost business opportunity, except in respect of third party claims; and

(ii) the Purchasing Parties’ aggregate liability to Seller Indemnitees under Section 11.3(a)(i) for Seller Losses shall not exceed the amount of the Cap.

Notwithstanding the foregoing, the limitations set forth in Section 11.3(b)(i) and Section 11.3(b)(ii) shall not apply to breaches of any Fundamental Representation made by the Purchasing Parties. The Seller Indemnitees shall be entitled to indemnification for breaches of the Purchasing Parties’ representations, warranties, covenants or agreements notwithstanding whether any Representative of any such Seller Indemnitee knew or had reason to know of such breach and regardless of any investigation by such Seller Indemnitee or its Representatives.

(c) If the Closing occurs, the indemnity provided in this Section 11.3 shall be the sole and exclusive remedy of the Seller and the Seller Indemnitees against the Purchasing Parties at law or in equity for any matter covered by Section 11.3(a), provided the Seller shall be entitled to specific performance under Section 12.13 for any breach by the Purchasing Parties following the Closing of any of their respective covenants or agreements in this Agreement.

SECTION 11.4 Indemnification Procedure.

(a) All claims for indemnification by a Purchaser Indemnitee or a Seller Indemnitee (an “Indemnified Party”) (except for claims for tax indemnification, which are addressed in Section 11.5(e)) shall be asserted and resolved as set forth in this Section 11.4. As soon as is reasonably practicable after an Indemnified Party or any of its respective Affiliates, Representatives, successors and permitted assigns, as the case may be, becomes aware of any claim for which it is entitled to recover Losses under this Article XI, such Indemnified Party shall notify the other party (the “Indemnifying Party”) in writing (the “Claim Notice”), which shall describe the claim in reasonable detail and shall specify, in reasonable detail, the facts underlying the nature of the claim, the basis for indemnification and the estimated amount of Losses under such claim. The failure of any Indemnified Party to promptly give any Indemnifying Party such Claim Notice shall not preclude such Indemnified Party from obtaining indemnification under this Article XI, except to the extent that such Indemnified Party’s failure has materially prejudiced the Indemnifying Party’s rights or materially increased its Liabilities hereunder.

(b) In the event that any claim or demand for which an Indemnifying Party may be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than 10 days following such Indemnified Party’s receipt of such claim or demand, provide the Indemnifying Party with a Claim Notice.

(c) The Indemnifying Party shall have 30 days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party: (i) whether or not the Indemnifying Party disputes its liability to the Indemnified Party with respect to such claim or demand; and (ii) in the case of a third party claim, whether or not it will defend the Indemnified Party against such claim or demand. If the Indemnifying Party declines to defend the claim or demand, then the reasonable costs and expenses incurred by the Indemnified Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party if the Indemnifying Party does not dispute its liability or if the Indemnifying Party does dispute its liability and the resolution of such dispute is against the Indemnifying Party. In the event that the Indemnifying Party elects to defend the Indemnified Party, it shall notify the Indemnified Party within the Notice Period that it will defend and accepts its obligation to indemnify the Indemnified Party against such claim or demand pursuant to this Agreement. The Indemnifying Party shall defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense, provided, however, that if, in the view of counsel selected by the Indemnifying Party to defend the third party claim, an ethical or financial conflict of interest exists between the Indemnifying Party and the Indemnified Party, the reasonable costs and expenses of one counsel to the Indemnified Party will be paid by the Indemnifying Party. If the Indemnifying Party assumes the defense, the Indemnified Party shall not settle a claim or demand for which it is indemnified by the Indemnifying Party without the written consent of the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed, settle, compromise or offer to settle or compromise any such claim or demand on a basis that would result in the imposition of an Order that would restrict the future activity or conduct of the Indemnified Party, but if such consent is unreasonably withheld, conditioned or delayed the Indemnified Party shall be liable to the Indemnifying Party for all additional liability or cost incurred by the Indemnifying Party as a result thereof. The Indemnified Party will diligently and fully cooperate with the Indemnifying Party, its counsel, experts and other relevant persons in the defense of any claim or demand including providing access, during normal business hours, to relevant facilities and to business records and other documents, and shall permit them to consult with the employees and counsel and other relevant persons of the Indemnified Party. The Indemnifying Party shall use its reasonable efforts to defend all such claims.

SECTION 11.5 Tax Matters.

(a) The Purchasing Parties shall have the sole right to control, defend, settle, compromise or contest any Tax Contest relating to a Tax Return of the Purchasing Parties; provided, however, that if the Seller would be required to indemnify the Purchasing Parties for any Taxes, losses, claims or expenses arising from a Tax Contest, and such Tax Contest relates to a Tax Return of the Purchasing Parties, the Purchasing Parties shall (i) keep the Seller fully and timely informed and apprised with respect to the commencement, status and nature of such Tax Contest, (ii) provide the Seller with copies of, and the reasonable opportunity to comment on, any submissions to any taxing authority relating to such Tax Contest (and, if applicable, to attend, with the Purchasing Parties, any meetings or conferences with such taxing authority), and (iii) not settle any Tax Contest that would result in the Seller being required to indemnify the Purchasing Parties for any Taxes, losses, claims or expenses without the consent of the Seller, which consent shall not be unreasonably withheld or delayed.

(b) The Seller shall be responsible and liable for the timely payment of, and shall indemnify the Purchaser Indemnitees for, any and all Taxes relating to the Business or the Assets for all Pre-Closing Periods (other than those Taxes included as Current Liabilities in the Closing Working Capital). The Purchasing Parties shall be responsible and liable for the timely payment of, and shall indemnify the Seller Indemnitees for, any and all Taxes relating to the Business or the Assets for all taxable periods (or portions thereof) beginning after the Closing Date.

(c) All Taxes and Tax liabilities relating to the Business or the Assets that relate to a Straddle Period shall be apportioned between the Pre-Closing Period and Post-Closing Period as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per diem basis, and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the Seller and its Affiliates relating to the Business or the Assets as though the taxable year of the Seller or any relevant Affiliate terminated at the close of business on the Closing Date.

(d) The Seller shall terminate or cause to be terminated, on the Closing Date, any and all of the tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, that (i) relate to the Business or the Assets and (ii) could give rise to any obligation or liability for the Purchasing Parties or their Affiliates and the successors to the foregoing (and their respective stockholders, officers, directors, employees and agents) for any Taxes imposed by any government or taxing authority, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.

(e) Notwithstanding any provision to the contrary contained in this Agreement, the Seller shall indemnify, defend and hold harmless the Purchaser Indemnities (on an after-Tax basis) against (i) all Taxes, losses, claims and expenses resulting from, arising out of, or incurred with respect to, any claims that may be asserted by any party based upon, attributable to, or resulting from the breach of any representation, warranty or covenant contained in Section 2.4(f), Section 5.16 or Section 7.7; and (ii) all Taxes relating to the Business or Assets, for which any Purchaser Indemnitee may otherwise be liable, for all Pre-Closing Periods, to the extent such Taxes are not Current Liabilities in the Closing Working Capital.

(f) All amounts paid by the Seller to the Purchasing Parties or the Purchasing Parties to the Seller pursuant to Section 11.5(b) and Section 11.5(e) shall, to the extent permitted by applicable Law, be treated as adjustments to the Purchase Price for all Tax purposes.

SECTION 11.6 No Limitations for Acts of Fraud. Notwithstanding anything in this Agreement, including Section 11.2 or Section 11.3, to the contrary, in the event either the Seller, on the one hand, or the Purchasing Parties, on the other hand, perpetrates an act of fraud on the other Party, the Party that suffers or incurs Losses by reason thereof shall be entitled to seek recovery therefor against the Party who perpetrated such act without regard to any limitation set forth in this Agreement.

SECTION 11.7 No Set-off. Neither the Seller, on the one hand, nor the Purchasing Parties, on the other hand, shall have any right to set-off any payments under this Article XI against any payments to be made by such Party pursuant to this Agreement or the Ancillary Agreements; provided, however, that the Seller or either of the Purchasing Parties, as the case may be, may, at its option (at any time and from time to time), but only after determination by a final non-appealable judgment that amounts are owed to the Seller or either of the Purchasing Parties, as the case may be, under this Article XI, reduce any amount owed by the Seller or either of the Purchasing Parties, as the case may be, under this Article XI by all or part of any amount owed to the Seller or either of the Purchasing Parties, as the case may be, pursuant to this Agreement or the Ancillary Agreements; provided, further, however, that no reduction or set-off shall be permitted with respect to the Cash Purchase Price, including any adjustments thereto pursuant to Section 3.4.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1 Fees and Expenses. Except as otherwise provided in this Agreement, the Seller, on the one hand, and the Purchasing Parties, on the other hand, shall each pay their respective expenses (including legal, investment banking, finder’s, broker’s and accounting fees) incurred in connection with the origination, negotiation and execution of this Agreement, except that the Purchasing Parties shall pay, whether or not the Transactions are consummated, all filing fees incurred in connection with any filing with antitrust authorities pursuant to the HSR Act and the corresponding Laws of other jurisdictions.

SECTION 12.2 Amendment and Modification. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Parties. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

SECTION 12.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service to the Parties at the following addresses (or at such other address for a Party as shall be specified by such Party by like notice):

if to Klee, to:

Klee Pharmaceuticals, Inc.
c/o Sigma-Tau Pharmaceuticals, Inc.
9841 Washingtonian Blvd., Suite 500
Gaithersburg, MD 20878
Attn: Gregg A. LaPointe
Phone: (301) 948-1041
Fax: (301) 948-1862

with a copy (that shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
666 Fifth Avenue
New York, NY 10103
Attn: Peter R. Sternberg
 R. King Milling, Jr.
Phone: (212) 506-5075
Fax: (212) 506-5151

if to Defiante, to:

Defiante Farmacêutica, S.A.
Rua da Alfândega, n° 78, 3°
9000-059 Funchal
Portugal
Attn: Paulo Viegas
Phone: 291-214-090
Fax: 291-214-095

with a copy (that shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
666 Fifth Avenue
New York, NY 10103
Attn: Peter R. Sternberg
 R. King Milling, Jr.
Phone: (212) 506-5075
Fax: (212) 506-5151

if to Sigma-Tau, to:

Sigma-Tau Finanziaria S.p.A.
Via Sud Africa, 20
00144 Rome
Italy
Attn: Ugo Di Francesco, Vice President and CEO
Phone: +39 06 542771
Fax: +39 06 54220453

with a copy (that shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
666 Fifth Avenue
New York, NY 10103

Attn: Peter R. Sternberg
        R. King Milling, Jr.
Phone: (212) 506-5075
Fax: (212) 506-5151

if to the Seller, to:

Enzon Pharmaceuticals, Inc.
685 Route 202/206
Bridgewater, NJ 08807
Attn: Legal Department
Phone: (908) 541-8671
Fax: (908) 541-8838

with a copy (that shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attn: Richard J. Grossman and Daniel E. Stoller
Phone: (212) 735-3000
Fax: (212) 735-2000

SECTION 12.4 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile and.pdf file), each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The parties to this Agreement need not execute the same counterpart.

SECTION 12.5 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Schedules and Exhibits, the Confidentiality Agreement and the Ancillary Agreements set forth the entire understanding of the Parties, and no modifications or amendments to this Agreement shall be binding on the Parties unless in writing and signed by the Party or Parties to be bound by such modification or amendment. Nothing herein, expressed or implied, shall create or establish any third party beneficiary hereto nor confer upon any person not a party to this Agreement any rights or remedies under or by reason of this Agreement, except for those third party beneficiaries set forth in Section 11.2(a) and Section 11.3(a).

SECTION 12.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

SECTION 12.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

SECTION 12.8 Enforcement; Venue. Each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware located in Wilmington, Delaware, or if such court does not have jurisdiction, the Court of Chancery of the State of Delaware, County of New Castle, for the purposes of any suit, action or other proceeding arising out of this Agreement, the Ancillary Agreements or any transaction contemplated hereby or thereby. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 12.3 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the Ancillary Agreements or the Transactions in (a) the United States District Court for the District of Delaware or (b) the Court of Chancery of the State of Delaware, County of New Castle, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 12.9 Extension; Waiver. At any time prior to the Closing Date, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

SECTION 12.10 Schedules and Exhibits. All Exhibits and Schedules hereto are hereby incorporated by reference and made a part of this Agreement. Any fact or item which is disclosed on any Schedule to this Agreement in such a way as to make its relevance to a representation or warranty made elsewhere in this Agreement or to information called for by another Schedule to this Agreement reasonably apparent on its face shall be deemed to be an exception to such representation or warranty, or to be disclosed on such other Schedule, as the case may be, notwithstanding the omission of a reference or cross reference thereto. Any fact or item disclosed on any Schedule hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

SECTION 12.11 Delivery. For purposes of this Agreement, references to the term “delivered by the Seller,” “delivered to the Purchasing Parties” or “furnished or made available to the Purchasing Parties” or similar expressions shall mean that the Seller has: (a) posted such materials to the Data Room and has given the Purchasing Parties and their Representatives access to the materials so posted, (b) set forth such materials in the Schedules; or (c) has otherwise made such materials available in writing to the Purchasing Parties not less than 24 hours prior to the execution and delivery of this Agreement.

SECTION 12.12 Assignment. This Agreement shall inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by either Party without the express prior written consent of the other Party, and any attempted assignment, without such consents, shall be null and void; provided, however, that, notwithstanding the foregoing, either Purchasing Party may assign its rights and obligations under this Agreement to an Affiliate or to a purchaser of all or substantially all of its assets or of greater than 50% of its equity without the prior consent of the Seller.

SECTION 12.13 Specific Performance. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity available to any Party under this Agreement, including monetary damages. Each Party shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of, to specifically enforce the terms and provisions of, or to enforce compliance with, the covenants and obligations of the other Parties contained in this Agreement.

SECTION 12.14 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

SECTION 12.15 WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE

PURCHASING PARTIES OR THE SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

SECTION 12.16 Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

SECTION 12.17 Guarantee by Sigma-Tau.

(a) Sigma-Tau represents and warrants to the Seller as follows:

(i) It is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all requisite corporate power to own, lease and operate its properties and to carry on its business as is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, be material nor would have a material impact on the ability of Sigma-Tau timely to perform its obligations contemplated hereby.

(ii) It has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations under Section 7.8(a) and this Section 12.17. The execution and delivery of this Agreement by Sigma-Tau and the performance by it of its obligations hereunder have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Sigma-Tau are necessary to authorize the execution and delivery of this Agreement or the performance by it of its obligations. This Agreement has been duly executed and delivered by Sigma-Tau and, assuming due and valid authorization, execution and delivery hereof and thereof by the Purchasing Parties and the Seller, this Agreement is a valid and binding obligation of Sigma-Tau, enforceable against it in accordance with its terms except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (B) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(b) Sigma-Tau unconditionally guarantees timely and complete performance by Defiante of all of its duties and obligations contained in Section 3.3(a), Section 3.3(b)(i), Section 3.3(b)(ii), Section 3.3(c), Section 3.3(d) and Section 10.3, and the due and punctual payment by Defiante of any amount that may become due and payable by it under such Sections, if and when, and limited to the extent that, Defiante defaults under such obligations. The Seller shall provide to Sigma-Tau (i) notice of the extent to which Defiante has defaulted under such obligations and (ii) a demand for payment by Sigma-Tau of the amount of such obligations, less the amount in respect thereof that Defiante has paid to the Seller through and including the date of such demand. Sigma-Tau shall, within 30 days of receipt of demand for payment from the Seller, pay such remaining amount by wire transfer of immediately available funds to an account or accounts designated by the Seller. Sigma-Tau reserves the right to assert defenses that Defiante may have to payment or performance of any obligations guaranteed hereunder. The foregoing guarantee is a continuing guarantee and shall remain in full force and effect for so long as any such payments may become due and payable. Sigma-Tau waives any right to require that any resort be had by the Seller or any Seller Indemnitees to the assets or properties of the Purchasing Parties. The liability of Sigma-Tau shall not be limited, diminished or affected by (i) any failure by the Seller or any Seller Indemnitees to file or enforce any claim against the Purchasing Parties or others (in administration, bankruptcy or otherwise), or (ii) any other circumstance which might otherwise constitute a legal or equitable discharge of a guarantor. Sigma-Tau hereby waives diligence, presentment, demand of performance, protest, notice and demands (other than as provided in this Section 12.17) in connection with the performance of its obligations for payment under this Section 12.17. The guarantee contemplated by this Section 12.17 shall apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement whether or not Sigma-Tau received notice of the same, and Sigma-Tau hereby waives all need for notice of the same. In addition, to the extent that either of the Purchasing Parties are required to use its commercially reasonable efforts, pursuant to Section

7.8(b), to arrange and obtain alternative financing from lenders other than the Lender and any such other lender requires a guarantee by Sigma-Tau of either of the Purchasing Parties’ obligations in connection with such alternative financing, Sigma-Tau shall provide such a guarantee on customary terms and conditions.

(c) Sigma-Tau irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware located in Wilmington, Delaware, or if such court does not have jurisdiction, the Court of Chancery of the State of Delaware, County of New Castle, for the purposes of any suit, action or other proceeding arising out of this Agreement and applicable to Sigma-Tau. Sigma-Tau further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth in Section 12.3 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Sigma-Tau irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in (i) the United States District Court for the District of Delaware or (ii) the Court of Chancery of the State of Delaware, County of New Castle, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 12.18 Actions by Klee. Notwithstanding anything to the contrary in this Agreement and prior to or at the Closing, whenever this Agreement requires Klee to take any action, that requirement shall be deemed to include an undertaking on the part Defiante to cause Klee to take that action, and Defiante shall be liable for the non-performance of any obligation by Klee.

[Execution page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

KLEE PHARMACEUTICALS, INC.

By:	/s/ GREGG A. LAPOINTE Name: Gregg A. Lapointe Title: Chief Executive Officer

DEFIANTE FARMACÊUTICA, S.A.

By:	/s/ PAULO VIEGAS Name: Paulo Viegas Title: CEO

ENZON PHARMACEUTICALS, INC.

By:	/s/ JEFFREY H. BUCHALTER Name: Jeffrey H. Buchalter Title: President and Chief Executive Officer

Acknowledge and agreed solely for the purposes
of Section 6.4, Section 7.8(a), Section 7.8(e) and
Section 12.17

SIGMA-TAU FINANZIARIA S.P.A.

By:	/s/ UGO DI FRANCESCO Name: Ugo Di Francesco Title: Vice President and Chief Executive Officer

ANNEX B

PERSONAL AND CONFIDENTIAL

November 9, 2009

Board of Directors
Enzon Pharmaceuticals, Inc.
685 Route 202/206
Bridgewater, NJ 08807

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Enzon Pharmaceuticals, Inc. (the “Company”) of the $300,000,000 in cash (the “Cash Consideration”) and any milestone and royalty payments paid to the Company pursuant to Section 3.3 of the Agreement (as defined below) (any such payments, together with the Cash Consideration, the “Consideration”) to be paid to the Company pursuant to the Asset Purchase Agreement, dated as of November 9, 2009 (the “Agreement”), by and among Klee Pharmaceuticals, Inc. (“Acquisition Sub”), Defiante Farmacêutica, S.A. (“Defiante”) and Sigma-Tau Finanziaria S.p.A. (“Sigma-Tau” and, together with Acquisition Sub and Defiante, the “Buyer Entities”) and the Company in connection with the purchase by certain of the Buyer Entities of the Assets (as defined in the Agreement) and the assumption of the Assumed Liabilities (as defined in the Agreement, and together with the Assets, the “Business”), all as more fully described in the Agreement. The Consideration is subject to adjustment pursuant to Sections 3.2(a) and 3.4 of the Agreement, as to which adjustments we express no opinion.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, the Buyer Entities and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company from time to time, including having acted as financial advisor in connection with the Company’s sale of 25% of PEG-Intron royalties in August 2007; manager for the Company’s solicitation of consents from holders of its 4% Convertible Senior Unsecured Notes due 2013 in August 2008; and manager for the Company’s 2008 tender offer for its 4% Convertible Senior Unsecured Notes due 2013

Board of Directors
Enzon Pharmaceuticals, Inc.
November 9, 2009
Page Two

(aggregate principal amount of $2,950,000) in January 2009. We also may provide investment banking and other financial services to the Company, the Buyer Entities and their respective affiliates in the future. In connection with the above-described services we have received, and may receive, compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2008; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain unaudited financials of the Business for the last four fiscal years ended December 31, 2008 and for the nine month period ended September 30, 2009; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; certain internal financial analyses and forecasts for the Company prepared by its management; and certain internal financial analyses and forecasts for the Business and certain probabilities assigned to the likelihood that certain of the milestone payments will be made, in each case, as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and the Business. In addition, we have reviewed the reported price and trading activity for the shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the specialty pharmaceuticals industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and we do not assume any liability for any such information. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Business or the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or the Buyer Entities or the ability of the Company or the Buyer Entities to pay their respective obligations when they come due. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Consideration to be paid to the Company for the Business pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the

Board of Directors
Enzon Pharmaceuticals, Inc.
November 9, 2009
Page Three

Transaction, including, without limitation, any allocation of the Consideration or ongoing obligations of the Company, the fairness of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or the Business, or class of such persons, in connection with the Transaction, whether relative to Consideration to be paid to the Company for the Business pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the shares of Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the Company for the Business pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ GOLDMAN, SACHS & CO. GOLDMAN, SACHS & CO.

ANNEX C

[Letterhead of Greenhill & Co., LLC]

CONFIDENTIAL

November 8, 2009

Board of Directors
Enzon Pharmaceuticals, Inc.
685 Route 202/206
Bridgewater, New Jersey 08807

Members of the Board:

We understand that Enzon Pharmaceuticals, Inc. a Delaware corporation (the “Seller”), proposes to enter into an Asset Purchase Agreement (the “Agreement”) with Klee Pharmaceuticals, Inc. a Delaware corporation, Defiante Farmaceutica, S.A., a company organized under the laws of Portugal (and, together with Klee Pharmaceuticals, Inc., the “Purchasing Parties”), and Sigma-Tau Finanziaria, S.p.A, an Italian corporation (solely for the limited purposes set forth in the Agreement). The Agreement provides, among other things, for the acquisition by the Purchasing Parties (the “Transaction”) of all of the assets, and the assumption of certain of the liabilities, (as more fully set forth in the Agreement), of the Seller related to the operation of the business of the Seller that (a) manufactures, markets, and sells the pharmaceutical products Oncaspar®, Adagen®, DepoCyt®, and Abelcet® and (b) provides contract pharmaceutical manufacturing services (the “Business”) in consideration for the Purchase Price under and as defined in the Agreement. For the purposes of the opinion set forth herein, at your direction, we have assumed that the Purchase Price that will be paid to the Seller will be $318,647,379 comprising (i) $300,000,000 in cash, assuming that no working capital adjustment will be required to be made pursuant to the Agreement, and (ii) an aggregate of $18,647,379 in cash which represents the midpoint of the present values of nominal values which reflect management’s probability-weighted judgments regarding the Seller’s right to receive future milestone and royalty payments as provided for in the Agreement. The terms and conditions of the Transaction are more fully set forth in the Agreement. Capitalized terms used and not defined herein have the meanings given to them in the Agreement.

You have asked for our opinion as to whether, as of the date hereof, the Purchase Price is fair, from a financial point of view, to the Seller. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Transaction.

For purposes of the opinion set forth herein, we have:

1.	reviewed the draft Agreement dated November 7, 2009 (the “Latest Draft Agreement”) and certain related documents;

2.	reviewed certain publicly available financial statements of the Seller;

3.	reviewed certain other publicly available business and financial information relating to the Seller that we deemed relevant;

4.	reviewed certain information, including financial forecasts and other financial and operating data concerning the Business, prepared by the management of the Seller;

5.	discussed the past and present operations and financial condition and the prospects of the Business with senior executives of the Seller;

6.	compared the Purchase Price to the valuation derived from a sum-of-the-parts analysis of the Business based on current revenue multiples;

7.	compared the Purchase Price with the trading valuation of certain publicly traded peer companies that we deemed relevant;

8.

compared the Purchase Price with the consideration received in certain publicly available precedent transactions that we deemed relevant, including both sales of selected products or groups of products and sales of entire companies;

9.	compared the Purchase Price to the valuation derived by discounting projected future cash flows of the Business and a terminal value of the Business at discount rates we deemed relevant;

10.	participated in discussions and negotiations among representatives of the Seller and its legal advisors; and

11.	performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available or supplied or otherwise made available to us by representatives of the Seller for the purposes of this opinion and have further relied upon the assurances of the representatives of the Seller that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Business that have been furnished to us, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Seller as to the future financial performance of the Business. We express no opinion with respect to such projections or the assumptions upon which they are based. We have not made any independent valuation or appraisal of the assets or liabilities of the Business, nor have we been furnished with any such valuations or appraisals. In addition, we have not evaluated the solvency or fair value of the Seller, the Business or the Purchasing Parties under any state or federal laws relating to bankruptcy, insolvency or similar matters. We express no opinion herein as to whether all or any portion of the milestone and royalty payments will actually become payable to the Seller. In addition, for purposes of the opinion set forth herein, we have assumed that any milestone and royalty payments that may become payable under the Agreement will be paid to the Seller at the earliest respective dates contemplated by the Agreement, with no deduction or offset. We have further assumed that the Transaction will be consummated in accordance with the terms set forth in a final, executed Agreement, which we have further assumed will be identical in all material respects to the Latest Draft Agreement. Our opinion is necessarily based on financial, economic, market and other conditions and the information made available to us as of the date hereof. It should be understood that subsequent developments may affect this opinion; and we undertake no obligation to update, revise, or reaffirm this opinion.

We have acted as financial advisor to the Seller in connection with the Transaction. We will receive a fee for rendering this opinion and an additional fee if the Transaction is consummated. In addition, the Seller has agreed to indemnify us for certain liabilities arising out of our engagement and to reimburse our expenses incurred in performing our services to the Seller. During the two years preceding the date of this opinion, we have not been engaged by, performed any services for or received any compensation from the Seller (other than any amounts paid or payable to us under the letter agreement pursuant to which we were retained as financial advisor to the Seller in connection with a possible sale of the Business) or the Purchasing Parties (or their affiliates) and at the date hereof we have no mutual understanding with the Seller or the Purchasing Parties (or any of their affiliates) under which any compensation is intended to be received by us other than as described above.

It is understood that this letter is for the information of the Board of Directors of the Seller (the “Board”) and is rendered to the Board in connection with its consideration of the Transaction and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any proxy statement to be mailed to the stockholders of the Seller in connection with the Transaction. We are not expressing an opinion as to any aspect of the Transaction, other than the fairness to the Seller, from a financial point of view, of the Purchase Price. We express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Seller, or any class of such persons, relative to the Purchase Price or with respect to the fairness of any such compensation. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Board as to whether they should approve the Transaction or the Agreement, nor does it constitute a recommendation as to whether the stockholders of the Seller should approve the Transaction at any meeting of the stockholders of the Seller convened in connection with the Transaction.

Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that, as of the date hereof, the Purchase Price is fair, from a financial point of view, to the Seller.

Very best regards,

GREENHILL & CO., LLC

By:	/s/ MICHAEL A. GIAQUINTO Michael A. Giaquinto Managing Director

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

SPECIAL MEETING PROXY CARD

SPECIAL MEETING OF STOCKHOLDERS JANUARY 27, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Jeffrey H. Buchalter and Craig A. Tooman and each of them, as proxies, with full power of substitution in each of them, are hereby authorized to represent and to vote, as designated below, on all proposals and in the discretion of the proxies on such other matters as may properly come before the special meeting of stockholders of Enzon Pharmaceuticals, Inc. (“Enzon”) to be held on January 27, 2010 or any adjournment(s), postponement(s), or other delay(s) thereof (the “Special Meeting”), all shares of common stock of Enzon to which the undersigned is entitled to vote at the Special Meeting.

The validity of this proxy is governed by Delaware law. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the Special Meeting.

(Continued, and to be marked, dated and signed as instructed on the reverse side)

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

THE BOARD OF DIRECTORS HAS PROPOSED AND RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSALS 1 AND 2. UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

Please mark your votes like this	X

Proposals

The Board of Directors recommends a vote FOR the following proposals:

(1) Proposal to approve the sale of Enzon’s specialty pharmaceuticals business pursuant to the Asset Purchase Agreement, by and between Klee Pharmaceuticals, Inc., Defiante Farmacêutica, S.A., and Sigma-Tau Finanziaria, S.p.A., on the one hand, and Enzon Pharmaceuticals, Inc., on the other hand, dated as of November 9, 2009, as it may be amended from time to time.

(2) Proposal to adjourn the Special Meeting to a later date to solicit additional proxies in favor of Proposal 1 if there are insufficient votes to approve Proposal 1 at the time of the Special Meeting.

FOR	AGAINST	ABSTAIN	FOR	AGAINST	ABSTAIN

Mark this box with an X if you plan to attend the Special Meeting.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Sign Here:	Signature (if held jointly):	Capacity (Title or Authority, i.e. Executor, Trustee):	Date:

(Please sign exactly as name appears hereon, date and return. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)